                                                      Pursuant to Rule 424(b)(3)
                                                              Reg. No. 333-50109
                     AMERICAN ELECTRIC POWER COMPANY, INC.
                               1 RIVERSIDE PLAZA

                                                                      [LOGO]
                              COLUMBUS, OHIO 43215
                             ---------------------

                                 APRIL 16, 1998
                            ------------------------

Dear Shareholder:

    We invite you to attend our annual meeting which will be held at The Ohio State University's Fawcett Center, 2400 Olentangy River Road, Columbus, Ohio at 9:30 a.m., local time, on May 27, 1998.

    At the annual meeting, we will ask you to approve:

    - an increase in the number of authorized shares of AEP common stock from 300,000,000 to 600,000,000; and

    - our using these shares to complete the transaction with Central and South West Corporation, as described in the merger agreement we have with them.

    We can complete the transaction with Central and South West only if you approve these two actions. As a result of the transaction, Central and South West Corporation stockholders will receive 0.60 of a share of AEP common stock in exchange for each of their shares of Central and South West common stock. Following the merger, the current stockholders of Central and South West Corporation will hold approximately 40.1% of the issued and outstanding AEP common stock.

    The Board of Directors of AEP has determined that the merger is fair and in your best interests. The Board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

    At the meeting, we will also ask you to elect directors and ratify the appointment of Deloitte & Touche LLP as independent auditors for 1998.

    The merger is described in the accompanying Joint Proxy
Statement/Prospectus. Additional information concerning the related transactions accompanies this letter. Please read these materials carefully.

        SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR CERTAIN MATTERS YOU SHOULD CONSIDER.

    During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP's affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

    Your participation in the annual meeting, in person or by proxy, is important. Please mark, date, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting or, if you prefer you may vote your shares by telephone or internet by following the instructions on the proxy card. If you have any questions regarding the proposed transaction, please call Morrow & Co., Inc., our proxy solicitation agent, toll free at (800) 566-9061.

    Thank you and I look forward to seeing you at the meeting.

                                          Sincerely,

                                                       [LOGO]
                                          E. Linn Draper, Jr.
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED THE MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE COMPANY COMMON STOCK TO BE ISSUED IN THE MERGER, AND THEY HAVE NOT DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT DETERMINED THE FAIRNESS OR MERITS OF THE MERGER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This Joint Proxy Statement/Prospectus is dated April 16, 1998 and is first being mailed to shareholders on or about April 20, 1998.

AMERICAN ELECTRIC POWER COMPANY, INC.
1 RIVERSIDE PLAZA
COLUMBUS, OHIO 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 16, 1998

Dear Shareholder:

    THE ANNUAL MEETING of shareholders of AMERICAN ELECTRIC POWER COMPANY, INC., a New York corporation (the "Company" or "AEP"), will be held at The Ohio State University's Fawcett Center, 2400 Olentangy River Road, Columbus, Ohio at 9:30 a.m., local time, on May 27, 1998 for the following purposes:

    1. To vote upon the issuance by AEP of shares of its Common Stock, par value $6.50 per share ("AEP Common Stock"), to the stockholders of Central and South West Corporation ("CSW") pursuant to the Agreement and Plan of Merger dated as of December 21, 1997, which appears as Annex I to the accompanying Joint Proxy Statement/Prospectus, providing for the merger of Augusta Acquisition Corporation, a wholly-owned subsidiary of the Company, with and into CSW;

    2. To approve the amendment of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of AEP Common Stock from 300,000,000 shares to 600,000,000 shares;

    3. To elect 11 directors of the Company, to hold office until the next annual meeting of the Company's shareholders and until their successors are duly elected;

    4. To approve the firm of Deloitte & Touche LLP as independent auditors for 1998; and

    5. To consider and act on such other matters as may properly come before the meeting.

    The Board of Directors has fixed the close of business on April 8, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

    The Company's audited financial statements and management's discussion and analysis of results of operations and financial condition were mailed to you the last week of March, 1998. A copy of such information will be provided by first-class mail without charge to any shareholder, including any beneficial owner, upon oral or written request. Requests should be directed to Investor Relations, at the Company's address set forth above or by phoning (800) 237-2667. You will receive the Company's summary annual report under separate cover.

    If you plan to attend the meeting and are a shareholder of record, please mark the "Annual Meeting" box on your proxy card. An admission ticket is included with the proxy card for each shareholder of record. However, if your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm must provide you with evidence of your ownership which will enable you to gain admittance to the meeting.

    YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. THIS YEAR, RECORD HOLDERS OF AEP COMMON STOCK CAN ALSO VOTE THEIR SHARES BY USING A TOLL-FREE TELEPHONE NUMBER OR THE INTERNET. INSTRUCTIONS FOR USING THESE CONVENIENT NEW SERVICES ARE SET FORTH ON THE ENCLOSED PROXY CARD.

    YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

    If you are planning to attend the meeting, please indicate this when you vote.

                                          By Action of the Board of Directors,

                                                    [SIG]
                                          G.P. Maloney
                                          SECRETARY
Columbus, Ohio
April 16, 1998

                       CENTRAL AND SOUTH WEST CORPORATION
                          1616 WOODALL RODGERS FREEWAY
                            DALLAS, TEXAS 75202-1234
                             ---------------------

                                 APRIL 16, 1998

                            ------------------------

To Our Stockholders:

    We invite you to attend our annual meeting which will be held at 10:30 a.m., local time, on Thursday, May 28, 1998 at the Dallas Museum of Art, 1717 North Harwood Street, Dallas, Texas.

    At the annual meeting, we will ask you to vote on a proposal to approve the merger of a subsidiary of American Electric Power Company, Inc. into Central and South West Corporation. As a result of the merger, you will receive 0.60 of a share of AEP common stock for each share of CSW common stock owned by you. Following the Merger, the current stockholders of CSW will hold approximately 40.1% of the issued and outstanding AEP Common Stock.

    We can complete the merger only if certain conditions are satisfied, including obtaining your approval and satisfying certain regulatory requirements.

    THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS INCLUDES A SUMMARY OF THE TERMS OF THE MERGER AND CERTAIN OTHER INFORMATION RELATING TO THE MERGER. PLEASE READ THIS MATERIAL CAREFULLY.

        SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR CERTAIN MATTERS YOU SHOULD CONSIDER.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR, AND IN YOUR BEST INTERESTS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

    At the meeting, we will also ask you to elect directors and ratify the appointment of the firm of Arthur Andersen LLP as independent public accountants for 1998.

    The formal notice of the annual meeting is attached, and a form of proxy is enclosed for your use. Whether or not you expect to attend the meeting, it is very important that your shares be represented, and it would therefore be helpful if you would return your signed and dated proxies promptly. If you have any questions regarding the proposed transaction, please call investor services at CSW at (888) 279-1100 (toll free).

    I look forward to seeing you at the meeting.

                                          Sincerely,

                                                          [SIG]

                                          E.R. BROOKS

                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED THE MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE AEP COMMON STOCK TO BE ISSUED IN THE MERGER, AND THEY HAVE NOT DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT DETERMINED THE FAIRNESS OR MERITS OF THE MERGER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This Joint Proxy Statement/Prospectus is dated April 16, 1998 and is first being mailed to shareholders on or about April 20, 1998.

                       CENTRAL AND SOUTH WEST CORPORATION
                          1616 WOODALL RODGERS FREEWAY
                            DALLAS, TEXAS 75202-1234

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Central and South West Corporation, a Delaware corporation ("CSW"), will be held at the Dallas Museum of Art, 1717 North Harwood Street, Dallas, Texas on Thursday, May 28, 1998 at 10:30 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of December 21, 1997 (the "Merger Agreement"), attached as Annex I to the accompanying Joint Proxy Statement/Prospectus, providing for the merger (the "Merger") of Augusta Acquisition Corporation, a wholly owned subsidiary of American Electric Power Company, Inc. ("AEP"), with and into CSW and the other transactions contemplated thereby;

    2. To elect three directors who will constitute Class II of the Board of Directors and two directors who will be included in Class III of the Board of Directors;

    3. To approve the appointment of Arthur Andersen LLP as independent public accountants for 1998; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Approval and adoption of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the outstanding shares of CSW's Common Stock entitled to vote thereon.

    Stockholders of CSW are not entitled to appraisal rights in connection with the Merger.

    THE ENCLOSED PROXY CARD WILL ENABLE YOU TO VOTE YOUR SHARES ON THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. ALL YOU NEED TO DO IS MARK THE PROXY CARD TO INDICATE YOUR VOTE, DATE AND SIGN THE PROXY CARD, AND THEN RETURN IT PROMPTLY IN THE SELF-ADDRESSED STAMPED ENVELOPE PROVIDED. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND THE MEETING, OR, IF YOU CHOOSE TO REVOKE THE PROXY, YOUR RIGHT TO VOTE IN PERSON.

    The Board of Directors has fixed the close of business on April 8, 1998 as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting.

                                          By Order of the Board of Directors

                                                         [SIG]

                                          KENNETH C. RANEY, JR.

                                          SECRETARY

April 16, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................           1
  JOINT PROXY STATEMENT/PROSPECTUS SUMMARY.................................................................           4
  The Companies............................................................................................           4
  The Meetings.............................................................................................           4
  Voting...................................................................................................           5
  The Record Dates for Voting at the Meetings..............................................................           5
  Security Ownership of Management.........................................................................           6
  What You Will Receive in the Merger......................................................................           6
  Recommendations of the Boards of Directors...............................................................           6
  Background of the Merger.................................................................................           6
  Opinions of Financial Advisors...........................................................................           7
  Interests of Certain Persons in the Merger...............................................................           7
  Conditions to the Merger.................................................................................           8
  Regulatory Approvals.....................................................................................           8
  Termination of the Merger Agreement......................................................................           8
  Termination Fees and Expenses............................................................................           9
  No Appraisal Rights......................................................................................          10
  U.S. Federal Income Tax Consequences.....................................................................          10
  Comparison of Shareholder Rights.........................................................................          11
  Forward-Looking Statements May Prove Inaccurate..........................................................          11
  Directors of AEP Following the Merger....................................................................          11

COMPARATIVE PER SHARE DATA.................................................................................          12

COMPARATIVE MARKET PRICE INFORMATION.......................................................................          13

SELECTED HISTORICAL FINANCIAL DATA.........................................................................          15

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA................................          17

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................................................          19

RISK FACTORS...............................................................................................          20

THE AEP MEETING............................................................................................          22
  Matters to be Considered.................................................................................          22
  Record Date; Voting Rights; Required Vote; Confidential Voting...........................................          23
  Voting of Proxies........................................................................................          24
  Revocability of Proxies..................................................................................          25
  Solicitation of Proxies..................................................................................          25

THE CSW MEETING............................................................................................          26
  Matters To Be Considered.................................................................................          26
  Record Date; Voting Rights; Required Vote................................................................          26
  Voting of Proxies........................................................................................          27
  Revocability of Proxies..................................................................................          27
  Appraisal Rights.........................................................................................          27
  Solicitation of Proxies..................................................................................          28

THE COMPANIES..............................................................................................          29
  American Electric Power Company, Inc.....................................................................          29
  Central and South West Corporation.......................................................................          29

THE MERGER.................................................................................................          31
  General..................................................................................................          31
  Background of the Merger.................................................................................          31
  Reasons for the Merger...................................................................................          42
  Recommendations of the Boards of Directors...............................................................          44

                                                                                                                PAGE
                                                                                                                -----
  Opinion of Financial Advisor to AEP......................................................................          47
  Opinion of Financial Advisor to CSW......................................................................          54
  Merger Consideration.....................................................................................          57
  Effective Time of the Merger.............................................................................          58
  Conversion of Shares; Procedures for Exchange of Certificates............................................          58
  Fractional Shares........................................................................................          59
  Material U.S. Federal Income Tax Consequences............................................................          59
  Anticipated Accounting Treatment.........................................................................          60
  Interests of Certain Persons in the Merger...............................................................          61
  Stock Exchange Listing...................................................................................          63
  Restrictions on Resales by Affiliates....................................................................          63

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................................................          64

DESCRIPTION OF CAPITAL STOCK OF AEP........................................................................          77
  Dividend Rights..........................................................................................          77
  Voting Rights............................................................................................          77
  Liquidation Rights.......................................................................................          77
  Preemptive Rights........................................................................................          77
  Transfer Agents and Registrars...........................................................................          77

COMPARISON OF RIGHTS OF HOLDERS OF CSW SHARES AND AEP SHARES...............................................          77
  General..................................................................................................          77
  Shareholder Rights Plans.................................................................................          77
  Voting Rights............................................................................................          78
  Fair Price Provisions....................................................................................          79
  Amendments to Certificate of Incorporation...............................................................          80
  Special Meetings.........................................................................................          80
  Shareholders' Action Without a Meeting...................................................................          81
  Preemptive Rights........................................................................................          81
  Dividends................................................................................................          81
  Stock Repurchases........................................................................................          82
  Issuance of Rights or Options to Purchase Shares to Directors, Officers and Employees....................          82
  Loans to Directors.......................................................................................          82
  Classification of the Boards of Directors................................................................          82
  Duties of Directors......................................................................................          83
  Limitations on Directors' Liability......................................................................          83
  Indemnification of Directors and Officers................................................................          83
  Removal of Directors.....................................................................................          85
  Newly Created Directorships and Vacancies................................................................          85
  Dissenters' Rights of Appraisal..........................................................................          85
  Business Combination Statutes............................................................................          86
  "Anti-Greenmail".........................................................................................          87
  Stock Exchange Listings..................................................................................          87

THE MERGER AGREEMENT.......................................................................................          88
  The Merger...............................................................................................          88
  Representations and Warranties...........................................................................          88
  Certain Covenants; Conduct of Business Prior to the Merger...............................................          88
  Acquisition Proposals....................................................................................          92
  Certain Post-Merger Matters..............................................................................          93
  Board of Directors and Officers of Surviving Corporation.................................................          93
  Stock Based Compensation and Employee Benefit Plans......................................................          93
  Conditions to the Consummation of the Merger.............................................................          95
  Termination..............................................................................................          96
  Expenses and Fees........................................................................................          97
  Amendment and Waiver.....................................................................................          98

                                                                                                                PAGE
                                                                                                                -----
  Indemnification..........................................................................................          99

REGULATORY APPROVALS.......................................................................................         100
  Antitrust Considerations.................................................................................         100
  1935 Act.................................................................................................         100
  Atomic Energy Act........................................................................................         101
  Federal Power Act........................................................................................         101
  Communications Act.......................................................................................         101
  Arkansas Commission......................................................................................         101
  Louisiana Commission.....................................................................................         101
  Oklahoma Commission......................................................................................         102
  Texas Commission.........................................................................................         102
  Affiliate Contracts......................................................................................         102
  Other Regulatory Matters.................................................................................         102
CERTAIN LITIGATION.........................................................................................         104
THE AEP MEETING--ADDITIONAL MATTERS........................................................................         104
  Election of Directors....................................................................................         104
  Approval of Auditors.....................................................................................         109
  Executive Compensation...................................................................................         110
  Share Ownership of Directors and Executive Officers......................................................         117
THE CSW MEETING--ADDITIONAL MATTERS........................................................................         119
  Election of Directors....................................................................................         119
  Security Ownership of Management.........................................................................         121
  Section 16(a) Beneficial Ownership Reporting Compliance..................................................         124
  Compensation Committee Interlocks and Insider Participation..............................................         124
  Approval of Appointment of Independent Public Accountants................................................         125
  Transaction of Other Business............................................................................         125
  Executive Compensation...................................................................................         126

EXPERTS....................................................................................................         136

LEGAL OPINIONS.............................................................................................         136

FUTURE SHAREHOLDER PROPOSALS...............................................................................         136

WHERE YOU CAN FIND MORE INFORMATION........................................................................         137

LIST OF DEFINED TERMS......................................................................................         139

Annex I    Agreement and Plan of Merger
Annex II   Opinion of Salomon Smith Barney
Annex III  Opinion of Morgan Stanley & Co. Incorporated

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:         WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A:         AEP and CSW believe that combining the two companies will create a company better able to produce and deliver low-cost power. In addition we believe the combination will create added value for customers, employees and shareholders through operating efficiencies and synergies.

           This merger means that you will have a stake in what AEP and CSW believe will be the nation's preeminent diversified electric utility company, serving more than 4.6 million customers in 11 states and approximately 4 million customers outside the United States.
           The service area of the combined companies in the United States will link the Midwest and Southwest and reach virtually from Canada to Mexico. To review the reasons for the merger in greater detail, see page 42.

Q:         WHAT WILL CSW STOCKHOLDERS RECEIVE FOR THEIR CSW SHARES?

A:         CSW stockholders will receive 0.60 of a share of AEP common stock in exchange for each of their shares of CSW common stock. This exchange ratio will not change, even if the market price of the AEP common stock or the CSW common stock increases or decreases between now and the date that the merger is completed. Therefore, the value of the shares of AEP common stock received in the merger by a CSW stockholder may be less or more than the market value of his or her shares of CSW common stock before the merger.
           Following the merger, the current CSW stockholders will hold approximately 40.1% of the issued and outstanding AEP common stock.

           AEP will not issue fractional shares in the merger. As a result, if you are a CSW stockholder, the total number of AEP common shares that you will receive in the merger will be rounded down to the nearest whole number, and you will receive a cash payment for the value of the remaining fraction of an AEP common share that you would otherwise receive.

Q:         WILL AEP SHAREHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A:         No. AEP shareholders will continue to hold the same number of AEP shares they currently own.

Q:         WHAT DO I NEED TO DO NOW?

A:         Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the May 27, 1998 AEP shareholder meeting (if you are an
           AEP shareholder) or at the May 28, 1998 CSW stockholder meeting (if you are a CSW stockholder). AEP shareholders may also vote by telephone or internet by following the instructions on the proxy card.

Q:         IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR
           ME?

A:         Your broker will vote your shares only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.

Q:         CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:         Yes. You can change your vote at any time before your proxy is voted at the applicable shareholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the appropriate meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:         SHOULD CSW STOCKHOLDERS OR AEP SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:         No. If you are a CSW stockholder, after the merger is completed you will receive written instructions for exchanging your CSW common shares for AEP common shares (and your cash payment in lieu of any fractional AEP common share). If you are an AEP shareholder, you should retain your certificates, as you will continue to hold the AEP shares you currently own.

Q:         WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A:         AEP and CSW each plan to continue to pay dividends on their common stock until the closing of the merger at approximately the same times and rates per share as were paid by each company during the last year. However, both the AEP Board and the CSW Board will continue to evaluate their respective financial condition and earnings. AEP does not anticipate making any changes to its dividend policy following the merger; however, the
           AEP Board will continue to evaluate the financial condition and earnings of AEP and its dividend policy.

Q:         WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS?

A:         The exchange of shares of CSW common stock for shares of AEP common stock in the merger will be tax-free to CSW stockholders for federal income tax purposes. Holders of CSW common stock will, however, have to pay taxes on any cash received for fractional shares.

           The merger will not have any effect on AEP shareholders for federal income tax purposes.

Q:         WHAT WILL CSW STOCKHOLDERS' TAX BASIS BE IN THE AEP COMMON STOCK THEY RECEIVE IN THE
           MERGER?

A:         Your tax basis in the shares of AEP common stock will equal your current tax basis in your CSW common stock reduced by the amount of basis allocable to fractional shares.

Q:         WHAT REGULATORY APPROVALS ARE NEEDED?

A:         Before we can complete the merger, we must, among other things:

                 -await the expiration or termination of the waiting period under the
                Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

                 -receive approvals from federal regulatory agencies, including:

                   -the Securities and Exchange Commission;

                   -the Nuclear Regulatory Commission; and

                   -the Federal Energy Commission.

                 -receive approvals from state regulatory agencies, including regulators in:

                   -Arkansas;

                   -Louisiana;

                   -Oklahoma; and

                   -Texas.

Q:         WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:         We hope to complete the merger in the first half of 1999. We are working toward completing the merger as quickly as possible. The timing and likelihood of obtaining the regulatory approvals described above is uncertain.

Q:         WHO CAN HELP ANSWER MY QUESTIONS?

A:         If you are an AEP shareholder and you have more questions about the merger, you should contact:

                     American Electric Power Company, Inc.
                        Shareholder Relations Department
                               1 Riverside Plaza
                              Columbus, Ohio 43215
                           Telephone: (800) 237-2667
                              Fax: (614) 223-2807

                                       or
                             Morrow & Co, Inc., the
         proxy solicitor, who may be called toll-free at (800) 566-9061

           If you are a CSW stockholder and you have more questions about the merger, you should contact:

                       Central and South West Corporation
                          Investor Services Department
                          1616 Woodall Rodgers Freeway
                              Dallas, Texas 75202
                     Telephone: (888) 279-1100 (toll free)
                              Fax: (214) 777-2829

                    JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS REFERRED TO IN "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 137). THE MERGER AGREEMENT IS ATTACHED AS ANNEX I TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

THE COMPANIES (PAGE 29)

AMERICAN ELECTRIC POWER COMPANY, INC.
1 Riverside Plaza
Columbus, Ohio 43215-2373
(614) 223-1000

    AEP is one of the nation's largest public utility holding companies, providing energy to 2.9 million customers. Through its domestic electric utility subsidiaries, AEP primarily generates, transmits, distributes or sells electric energy in portions of the states of Ohio, Indiana, Kentucky, Michigan, Tennessee, Virginia and West Virginia. Substantially all of the operating revenues of AEP and its subsidiaries are derived from selling electricity to customers. AEP also has holdings in the United Kingdom and China. Wholly owned subsidiaries provide power engineering, consulting, telecommunications and management services around the world.

CENTRAL AND SOUTH WEST CORPORATION
1616 Woodall Rodgers Freeway
Dallas, Texas 75202-1234
(214) 777-1000

    CSW is a global, diversified public utility holding company based in Dallas. CSW owns four domestic electric utility subsidiaries serving 1.7 million customers in portions of the states of Texas, Oklahoma, Louisiana and Arkansas and a regional electricity company in the United Kingdom. CSW owns other international energy operations and non-utility subsidiaries involved in energy-related investments, telecommunications, energy efficiency services (such as engineering design, equipment procurement and performance monitoring) and financial transactions.

THE MEETINGS (PAGES 22 AND 26)

    TIME, PLACE AND DATE OF MEETINGS. The annual meeting of shareholders of AEP will be held at The Ohio State University's Fawcett Center, 2400 Olentangy River Road, Columbus, Ohio, at 9:30 a.m., local time, on Wednesday, May 27, 1998.

    The annual meeting of stockholders of CSW will be held at 10:30 a.m., local time, on Thursday, May 28, 1998, at the Dallas Museum of Art, 1717 North Harwood Street, Dallas, Texas.

    MATTERS TO BE CONSIDERED AT THE MEETINGS. AEP MEETING. At the AEP meeting, we will ask the AEP shareholders (1) to approve an increase in the number of authorized shares of AEP Common Stock from 300,000,000 to 600,000,000, (2) to approve the use of AEP shares to complete the transaction with CSW, (3) to elect directors for AEP and (4) to approve independent auditors for AEP.

    CSW MEETING. At the CSW meeting, holders of shares of common stock of CSW will be asked to (1) approve the merger agreement providing for the merger, (2) elect directors for CSW and (3) approve independent public accountants for CSW.

    VOTES REQUIRED. AEP. The issuance of AEP shares to holders of CSW shares in the merger requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent a majority of the outstanding AEP shares. The Charter Amendment requires the affirmative vote of a majority of the total outstanding AEP shares. AEP directors will be elected by a plurality of the votes cast at the AEP meeting. Approval of the independent auditors of AEP requires the affirmative vote of a majority of the AEP shares present or represented by proxy at the AEP meeting.

    CSW. Approval of the merger agreement requires the affirmative vote of a majority of the total outstanding CSW shares. CSW directors will be elected by a plurality of the votes cast at the CSW meeting. This means that the persons (up to the number of Board seats to be filled) who receive more votes than those cast for other candidates win the election. Approval of the independent public accountants of CSW requires the favorable vote of a majority of the CSW shares present or represented by proxy at the CSW meeting.

VOTING (PAGES 23 AND 26)

    AEP. AEP shareholders will have one vote at the AEP meeting for each AEP share held of record on April 8, 1998:

    - to approve the issuance of AEP shares to holders of CSW shares in the merger;

    - to approve the amendment to the AEP certificate of incorporation; and

    - to approve Deloitte & Touche LLP as independent auditors for AEP for 1998.

    Voting is, however, cumulative for the election of AEP directors. This means you have the right to cast a total number of votes equal to the number of shares you hold multiplied by the number of directors to be elected. You may cast all your votes for one candidate, or you may distribute these votes among the candidates.

    EXAMPLE: If you held 10 AEP shares on April 8, 1998 you will have a total of 110 votes that you may cast all for one candidate or distribute among the 11 candidates as you wish.

    CSW. CSW stockholders will have one vote at the CSW meeting for each CSW share held of record on April 8, 1998:

    - to approve the merger agreement;

    - to approve Arthur Andersen LLP as independent public accountants for CSW for 1998; and

    - to elect directors.

THE RECORD DATES FOR VOTING AT THE MEETINGS (PAGES 23 AND 26)

    AEP.

    The close of business on April 8, 1998 was the record date for determining which holders of AEP capital stock are entitled to vote at the AEP meeting. At the record date, there were 190,378,571 AEP shares entitled to vote at the AEP meeting.

    CSW.

    The close of business on April 8, 1998 was the record date for determining which holders of CSW capital stock are entitled to vote at the CSW meeting. At the record date, there were 212,281,477 CSW shares entitled to vote at the CSW meeting.

SECURITY OWNERSHIP OF MANAGEMENT (PAGES 117 AND 121)

    As of January 1, 1998, directors and executive officers of AEP and their affiliates beneficially owned an aggregate of approximately 146,369 shares (less than 1%) of the outstanding AEP shares. As of December 31, 1997, directors and executive officers of CSW and their affiliates beneficially owned an aggregate of approximately 486,165 shares (less than 1%) of the outstanding CSW shares.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 31)

    AEP SHAREHOLDERS:

    After the merger, each AEP share will remain outstanding and will represent one share of the combined companies, which will continue under the name "American Electric Power Company, Inc."

    CSW STOCKHOLDERS:

    Each CSW share will be converted into the right to receive 0.60 of an AEP share from AEP and CSW will become a wholly-owned subsidiary of AEP.

    Assuming that there are 190,378,571 AEP shares and 212,281,477 CSW shares outstanding immediately before the closing of the merger, the number of AEP shares to be issued to the holders of CSW shares in the merger would be 127,368,886, which would represent approximately 40.1% of the outstanding AEP shares immediately after the closing of the merger.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS (PAGE 44)

    AEP. AEP'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE ISSUANCE OF AEP SHARES TO HOLDERS OF CSW SHARES IN THE MERGER AND THE AMENDMENT TO THE AEP CERTIFICATE OF INCORPORATION. THE AEP BOARD OF DIRECTORS RECOMMENDS THAT AEP SHAREHOLDERS VOTE FOR THE SHARE ISSUANCE AND THE CHARTER AMENDMENT.

    CSW. CSW'S BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CSW AND ITS STOCKHOLDERS AND RECOMMENDS THAT CSW STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

BACKGROUND OF THE MERGER

    The chief executive officers of AEP and CSW had informal discussions on several occasions from January 1997 to March 1997 regarding a merger of the companies. With CSW's stock price depressed in late April 1997 as a result, in the opinion of CSW management, of adverse action by the Texas Public Utility Commission, CSW management terminated discussions with AEP.

    From May through September 1997, CSW management continued to explore a variety of strategic alternatives. As part of this analysis, CSW management, in consultation with its advisers, developed a list of screening criteria for use in analyzing potential merger partners. CSW also considered other strategic alternatives which could be pursued without a business combination. At a meeting of the CSW Board of Directors on September 27, 1997, management recommended to the CSW Board of Directors that CSW seek a merger with a partner that could enhance CSW's ability to implement its long-term vision. The CSW Board of Directors unanimously authorized CSW management to pursue its search for an appropriate merger partner while continuing to evaluate CSW's stand-alone options.

    In September 1997, the chief executive officers of AEP and CSW resumed their discussions regarding a stock-for-stock merger. During the ensuing months, CSW's management also held preliminary discussions, and exchanged non-public information, with three other electric utilities regarding a possible business combination and continued to evaluate other stand-alone alternatives. CSW management met with the CSW Board of Directors and a committee of the CSW Board of Directors on many occasions during October-December 1997 to update the directors and receive direction on the course of their discussions.

    On November 24, 1997, CSW management and CSW's advisers met with a committee of the CSW Board to discuss the progress of the strategic alternative evaluation process. The committee authorized CSW management to send to four strategic merger candidates a letter requesting each to advise CSW as to whether, and on what terms, it was interested in pursuing a strategic combination with CSW. On December 11, 1997, CSW received affirmative responses to the request letters from AEP and two of the three other companies.

    On December 12, 1997, CSW management and advisers met with a committee of the CSW Board of Directors to discuss the responses and the status of the strategic merger candidate evaluation process. After analyzing the responses and CSW's other stand-alone alternatives, the committee determined that AEP appeared to be the best strategic merger partner for CSW and that a merger with AEP on the right terms would be more likely to restore and enhance long-term stockholder value than any of the other merger or stand-alone strategic alternatives.

    Following negotiations between Dr. Draper and Mr. Brooks, CSW and AEP agreed to proceed with merger negotiations on the basis of a proposed exchange ratio of
0.60 of an AEP share for each CSW share. The Boards of Directors of both companies approved the merger agreement in meetings on December 21, 1997, and the merger agreement was signed that afternoon.

OPINIONS OF FINANCIAL ADVISORS (PAGES 47 AND 54)

    AEP. In deciding to approve the merger, one of the factors that AEP's Board of Directors considered was the opinion of its financial advisor, Salomon Brothers Inc, now doing business as Salomon Smith Barney, that, as of December 21, 1997 and based upon and subject to the considerations set forth in such opinion, the consideration to be paid by AEP in connection with the merger was fair to AEP from a financial point of view. AEP URGES ITS SHAREHOLDERS TO READ THE ENTIRE SALOMON SMITH BARNEY OPINION ATTACHED AS ANNEX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY.

    CSW. Similarly, in deciding to approve the merger, one of the factors that the CSW Board of Directors considered was the opinion (which opinion has been reissued as of the date of this Joint Proxy Statement/Prospectus) of its financial advisor, Morgan Stanley & Co. Incorporated, that as of December 21, 1997, and the date of this Joint Proxy Statement/Prospectus, the exchange ratio was fair from a financial point of view, to the holders of CSW Shares. CSW URGES ITS STOCKHOLDERS TO READ THE ENTIRE MORGAN STANLEY OPINION ATTACHED AS ANNEX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 61)

    In considering the CSW Board of Directors' recommendation that CSW stockholders vote in favor of the merger, CSW shareholders should be aware that a number of CSW's officers and directors have severance agreements, retention incentives or benefit plans that give them interests in the merger that are different from, or in addition to, other CSW shareholders. The total amount that may be payable to CSW's officers and directors in connection with the merger due to severance and retention arrangements is approximately $48.4 million, plus any additional payments that may be necessary to cover excise tax liabilities in connection with such payments. In order to encourage key executives to stay, and for other business reasons, CSW and AEP are currently evaluating certain modifications to the severance agreements and retention incentives which are not expected to result in an increase in such payments.

CONDITIONS TO THE MERGER (PAGE 95)

    AEP and CSW will not complete the merger unless a number of conditions are satisfied or, if permitted, waived by them. These include:

    - AEP shareholders must approve the issuance of AEP shares in the merger and the amendment to the AEP certificate of incorporation (which condition may not be waived);

    - CSW stockholders must approve and adopt the merger agreement (which condition may not be waived);

    - each party's representations and warranties contained in the merger agreement must continue to be accurate;

    - each party must perform its obligations under the merger agreement;

    - there cannot be any injunction that prohibits the merger (which condition may not be waived);

    - the relevant governmental authorities must approve the merger without the imposition of conditions that could reasonably be expected to have a material adverse effect on the combined company;

    - there cannot be any law or order imposed by a governmental authority that requires the divestiture of a substantial portion of the generating assets of CSW or AEP;

    - AEP and CSW must receive legal opinions as to the tax free nature of the merger;

    - AEP and CSW must receive opinions dated as of the date of this Joint Proxy Statement/ Prospectus of Salomon Smith Barney and Morgan Stanley confirming their original fairness opinions (which opinions have been received);

    - AEP and CSW must receive letters from AEP's and CSW's independent accountants stating that the merger will qualify for pooling of interests accounting treatment;

    - the New York Stock Exchange must authorize listing of the AEP shares to be issued in the merger; and

    - the registration statement on Form S-4 registering the AEP shares to be issued in the merger must be declared effective (which registration statement has been declared effective).

REGULATORY APPROVALS (PAGE 100)

    We must receive the approvals of federal and state regulatory agencies before we can complete the merger. At the federal level, these approvals include approval of the Securities and Exchange Commission, the Nuclear Regulatory Commission and the Federal Energy Regulatory Commission. We must also complete the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. At the state level, we must receive approvals from regulators in Arkansas, Louisiana, Oklahoma and Texas. We also require the approval or non-opposition of certain state regulatory commissions.

TERMINATION OF THE MERGER AGREEMENT (PAGE 96)

    AEP and CSW mutually can agree to terminate the merger agreement at any time, whether before or after the receipt of stockholder approval, without completing the merger. Either one of them can terminate the merger agreement if:

    - the merger is not completed by December 31, 1999, although this deadline will be extended to June 30, 2000 if the completion of the merger is delayed only because certain governmental approvals have not been received;

    - the shareholders of AEP do not approve the issuance of AEP shares in the merger and the amendment of the AEP certificate of incorporation or the stockholders of CSW do not approve and adopt the merger agreement;

    - a governmental authority, such as a court, permanently prohibits the merger;

    - the board of directors of the other company

      - withdraws or modifies in any adverse manner its approval or recommendation of the merger,

      - fails to reaffirm its approval or recommendation of the merger if the terminating company requests it,

      - approves or recommends any acquisition of such other company by a third party (other than pursuant to the merger agreement), or

      - approves or recommends a sale of a material portion of such other company's capital stock or assets to a third party (other than pursuant to the merger agreement);

    - the board of directors of the other company determines, under certain circumstances, that the board's fiduciary obligations require acceptance of an offer from a third party to enter into an alternative acquisition transaction;

    - if a third party acquires greater than 50% of the voting power of the other company or if the individuals who make up the current board of directors of the other party (or nominees whom they have approved) of the other company no longer constitute a majority of the board; or

    - the other company breaches or fails to comply with any of its material representations, warranties or obligations under the merger agreement, unless such breach or failure to comply can be cured and the other company continues to use reasonable efforts to remedy such breach or failure to comply.

TERMINATION FEES AND EXPENSES (PAGE 97)

    Either AEP or CSW will be required to pay the other a fee of $225 million plus expenses of up to a total of $20 million if:

    - the merger is not completed by December 31, 1999, although this deadline will be extended to June 30, 2000 if the completion of the merger is delayed only because certain governmental approvals have not been received, and:

      - at that time, there is an offer from a third party to enter into another transaction with it, and,

      - within 18 months after the termination, it enters into an agreement with the third party for an acquisition;

    - it terminates the merger agreement to accept a superior proposal from a third party:

      - after its board of directors determines in good faith that its fiduciary obligations under applicable law require them to accept the superior proposal, and,

      - within 18 months of the termination, it enters into an agreement with the third party for an acquisition;

    - it fails to obtain the shareholders approval for the merger, and,

      - at that time, there is an offer from a third party to enter into an acquisition with it and,

      - within 18 months of the termination, it enters into an agreement with the third party for an acquisition;

    - its board of directors withdraws its approval of the merger, and

      - at that time, there is an offer from a third party to enter into an acquisition with it and,

      - within 18 months of the termination, it enters into an agreement with the third party for an acquisition;

    - the merger agreement is terminated by the other party due to a breach by it and,

      - at the time of termination, there is an offer from a third party to enter into another transaction with it and,

      - within 18 months of the termination, it enters into an agreement with the third party for an acquisition; or

    - a third party acquires greater than 50% of its voting power or the individuals who make up its current board of directors no longer constitute a majority of the board.

    Either AEP or CSW will be required to pay the other a fee of $20 million if:

    - it terminates the merger agreement to accept a superior proposal from a third party after its board of directors determines in good faith that its fiduciary obligations under applicable law require the board to accept the superior proposal;

    - the merger agreement is terminated by reason of its material breach or failure to comply with any of its representations, warranties or obligations under the merger agreement;

    - its board of directors withdraws its approval of the merger or its favorable recommendation of the merger; or

    - the merger agreement is terminated by the other party because a third party acquires greater than 50% of its voting power or if the individuals who make up its current board of directors no longer constitute a majority of the board.

    In no event will the fees and expenses payable by either party as described above exceed $245 million.

NO APPRAISAL RIGHTS (PAGE 85)

    Neither CSW stockholders nor AEP shareholders are entitled to dissenters' appraisal rights in connection with the merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES (PAGE 59)

    The merger is structured so that none of AEP, its merger subsidiary, CSW, CSW stockholders or AEP shareholders will recognize any gain or loss for federal income tax purposes in connection with the merger (except for taxes payable because of cash received instead of fractional AEP Shares by CSW stockholders). The merger is conditioned on receipt of legal opinions that this is the case.

    AEP has received from its counsel, Simpson Thacher & Bartlett, an opinion to the effect that the merger will be treated for United States federal income tax purposes as a reorganization as defined in the Internal Revenue Code, that AEP, its merger subsidiary and CSW each will be a party to the reorganization as defined in the Internal Revenue Code and that AEP, its merger subsidiary and CSW will not recognize any gain or loss as a result of the merger. CSW has received from its tax counsel,

Christy & Viener, an opinion to the effect that the merger will be treated for United States federal income tax purposes as a reorganization as defined in the Internal Revenue Code, that AEP, its merger subsidiary and CSW each will be a party to the reorganization as defined in the Internal Revenue Code, and that stockholders of CSW will not recognize any gain or loss upon the receipt of AEP shares for their CSW shares, other than with respect to cash received in lieu of fractional shares.

    UNDER THE TERMS OF THE MERGER AGREEMENT AEP AND/OR CSW MAY WAIVE THE REQUIREMENT THAT SUCH PARTIES RECEIVE THE BRING-DOWN OPINIONS OF TAX COUNSEL DESCRIBED ABOVE AT CLOSING. IF THE RECEIPT OF SUCH TAX OPINIONS AT CLOSING IS WAIVED BY EITHER PARTY, AEP AND CSW WILL RECIRCULATE THIS JOINT PROXY STATEMENT/PROSPECTUS TO DISCLOSE ANY SUCH WAIVER AND ALL RELATED MATERIAL DISCLOSURE, INCLUDING RISKS TO INVESTORS, AND RESOLICIT THE VOTES OF THE RESPECTIVE STOCKHOLDERS OF AEP AND CSW.

    TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

COMPARISON OF SHAREHOLDER RIGHTS (PAGE 77)

    In the merger, if you are a CSW stockholder, you will receive AEP shares and become an AEP shareholder. There are numerous differences between the rights of a stockholder in CSW, a Delaware corporation, and the rights of a shareholder in AEP, a New York corporation, including classification of directors, cumulative voting for directors, the ability of stockholders to take action without a meeting and preemptive rights of stockholders in connection with the issuance of shares. If you are an AEP shareholder, there will be no change in your rights as an AEP shareholder after the merger.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 19)

    AEP and CSW have made forward-looking statements in this document that are subject to certain risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of AEP, CSW and the combined company as well as statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," or similar expressions. You should understand that certain important factors, in addition to those discussed elsewhere in this document and in the documents that are incorporated herein by reference, could affect the future results of the combined companies and could cause those results to differ materially from those expressed in our forward-looking statements.

DIRECTORS OF AEP FOLLOWING THE MERGER (PAGE 62)

    In the merger agreement, AEP and CSW have agreed that the Board of Directors of AEP immediately following the merger will consist of 15 members and will be reconstituted to include all then current board members of AEP, Mr. E.R. Brooks (the current Chairman of CSW) and four additional outside directors of CSW to be nominated by AEP.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of AEP and CSW and combined per share data on an unaudited pro forma basis after giving effect to the Merger as if it had occurred on January 1, 1995 on a pooling-of-interests basis assuming that 0.60 of an AEP share was issued in exchange for each CSW share outstanding. This data should be read in conjunction with the selected historical audited and unaudited financial data and the historical audited and unaudited financial statements of AEP and CSW and the notes thereto that are incorporated herein by reference. The pro forma combined per share information of AEP and CSW is derived from the unaudited pro forma combined condensed financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The pro forma comparative per share data does not purport to represent what the financial position or results of operations of AEP would actually have been had the transactions identified above occurred at the beginning of the relevant periods or to project AEP's financial position or results of operations for any future date or period. The data set forth below should be read in conjunction with the pro forma financial statements and the separate historical financial statements and notes thereto of AEP and CSW, included elsewhere in, or incorporated by reference into, this Joint Proxy Statement/Prospectus.

                                                                        CSW                        PRO FORMA
                                                                    HISTORICAL      PRO FORMA     EQUIVALENT
                                                   AEP HISTORICAL       PER       COMBINED PER   COMBINED PER
                                                     PER SHARE         SHARE        AEP SHARE      CSW SHARE
                                                   --------------  -------------  -------------  -------------
BOOK VALUE PER SHARE:
  Year ended December 31, 1997...................    $    24.62     $     16.76     $   25.79      $   15.47

CASH DIVIDENDS DECLARED PER SHARE:
  Year ended December 31, 1995...................    $     2.40     $      1.72     $    2.58(a)   $    1.55(a)
  Year ended December 31, 1996...................          2.40            1.74          2.59(a)        1.55(a)
  Year ended December 31, 1997...................          2.40            1.74          2.60(a)        1.56(a)

INCOME PER SHARE FROM CONTINUING OPERATIONS
 (BASIC AND DILUTED):
  Year ended December 31, 1995...................    $     2.85     $      1.97     $    3.02      $    1.81
  Year ended December 31, 1996...................          3.14            1.43          2.84           1.70
  Year ended December 31, 1997...................          3.28            1.55          3.00           1.80

DIVIDEND PAYOUT RATIO:
  Year ended December 31, 1997...................          88.7%(b)        241.7%(b)       123.9%(b)       123.9%(b)

------------------------

(a) The pro forma combined dividends per share were based on the sum of the historical dividends declared by AEP and CSW divided by the pro forma average number of AEP shares outstanding. The pro forma average number of AEP shares was calculated by multiplying the average number of outstanding CSW shares during the year by the exchange ratio and adding the result to the average number of outstanding AEP shares during the year. The pro forma combined dividends per share are not necessarily indicative of the level of dividends after the consummation of the merger. The current annual dividend rate per AEP share is $2.40. AEP does not currently anticipate making any changes to its dividend. However, the AEP Board of Directors will continue to evaluate the financial condition and earnings of AEP and the continuing appropriateness of the dividend. If the pro forma combined dividends per share were based on AEP's current annual dividend rate of $2.40 per share, the pro forma combined dividends per AEP share would be $2.40 for each of the years ended December 31, 1995, 1996 and 1997 and the pro forma equivalent combined dividend per CSW share would be $1.44 for each of the years ended December 31, 1995, 1996 and 1997.

(b) The dividend payout ratio before an extraordinary loss from UK windfall tax was 73.1% for AEP and 112.3% for CSW and 86.6% for pro forma combined per AEP share and pro forma equivalent combined per CSW share.

See "Notes to Selected Historical and Unaudited Pro Forma Combined Condensed Financial Data" on page 18.

                      COMPARATIVE MARKET PRICE INFORMATION

    AEP. The AEP shares are listed for trading on the New York Stock Exchange, Inc. ("NYSE") under the symbol "AEP." The following table sets forth, for the fiscal quarters indicated, the dividends paid and the high and low sales prices of AEP shares as reported on the NYSE Composite Transactions, in each case based on published financial sources.

                                                                                                            AEP
                                                                                              --------------------------------
                                                                                               HIGH        LOW      DIVIDENDS
                                                                                              -------    -------   -----------
1996
  First Quarter............................................................................    44 3/4     40 1/8         0.60
  Second Quarter...........................................................................    42 3/4     38 5/8         0.60
  Third Quarter............................................................................    43 1/8     40             0.60
  Fourth Quarter...........................................................................    42 1/2     39 1/2         0.60
1997
  First Quarter............................................................................    43 3/16    40             0.60
  Second Quarter...........................................................................    42 1/2     39 1/8         0.60
  Third Quarter............................................................................    46 5/8     41 1/2         0.60
  Fourth Quarter...........................................................................    52         45 1/4         0.60
1998
  First Quarter............................................................................    51 11/16   47 13/16       0.60
  Second Quarter (through April 16, 1998)..................................................    50 3/4     48             N.A.

    CSW. The CSW shares are listed for trading on the NYSE and the Chicago Stock Exchange under the symbol "CSR." The following table sets forth, for the fiscal quarters indicated, the dividends paid and the high and low sales prices of CSW shares as reported on the NYSE Composite Transactions, in each case based on published financial sources.

                                                                                                            CSW
                                                                                              --------------------------------
                                                                                               HIGH        LOW      DIVIDENDS
                                                                                              -------    -------   -----------
1996
  First Quarter............................................................................    28 1/2     26 3/8        0.435
  Second Quarter...........................................................................    28 7/8     26 1/2        0.435
  Third Quarter............................................................................    28 1/2     25 3/4        0.435
  Fourth Quarter...........................................................................    28         25 1/2        0.435
1997
  First Quarter............................................................................    26         20 3/4        0.435
  Second Quarter...........................................................................    22 1/4     18            0.435
  Third Quarter............................................................................    22 9/16    19 1/2        0.435
  Fourth Quarter...........................................................................    27 1/2     20            0.435
1998
  First Quarter............................................................................    27 7/8     26 1/4        0.435
  Second Quarter (through April 16, 1998)..................................................    27 1/4     26 9/16        N.A.

    EQUIVALENT PER SHARE DATA. The information presented in the table below represents closing sale prices reported on the NYSE Composite Transactions for both AEP shares and CSW shares, on December 19, 1997, the last trading day immediately preceding the public announcement of the proposed merger, and on April 16, 1998, the last practicable day for which closing sale prices were available at the time of the mailing of this Joint Proxy Statement/Prospectus, as well as the "equivalent per share price" of CSW shares on such dates. AEP and CSW shareholders should obtain current market quotations for the AEP shares and the CSW shares. The "equivalent per share price" of CSW shares represents the closing sale price per share reported on the NYSE Composite Transactions for AEP shares at such specified date, multiplied by the exchange ratio of 0.60.

                                                                                                        CSW
                                                                               AEP         CSW       EQUIVALENT
                                                                              SHARE       SHARE      PER SHARE
                                                                              PRICE       PRICE        PRICE
                                                                            ----------  ---------  --------------
December 19, 1997.........................................................  $       52  $      26    $    31.20
April 16, 1998............................................................  $  48.3125  $  26.875    $  28.9875

    Following the consummation of the merger, CSW shares will cease to be traded on the NYSE and the Chicago Stock Exchange.

                       SELECTED HISTORICAL FINANCIAL DATA

    AEP and CSW are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of AEP and CSW and the related notes contained in the annual reports and other information that AEP and CSW have previously filed with the SEC. See "Where You Can Find More Information" on page 137.

                   SELECTED HISTORICAL FINANCIAL DATA OF AEP
                    (IN MILLIONS--EXCEPT PER SHARE AMOUNTS)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------------------------
                                                                      1993       1994       1995       1996       1997
                                                                    ---------  ---------  ---------  ---------  ---------
INCOME STATEMENTS DATA
Operating Revenues................................................  $   5,269  $   5,505  $   5,670  $   5,849  $   6,161
Operating Expenses................................................      4,340      4,573      4,705      4,841      5,177
                                                                    ---------  ---------  ---------  ---------  ---------
Operating Income..................................................        929        932        965      1,008        984
Income Before Extraordinary Item..................................        354        500        530        587        620
Extraordinary Loss--U.K. Windfall Tax.............................     --         --         --         --           (109)
Net Income........................................................        354        500        530        587        511
Earnings per Common Share:
  Before Extraordinary Item.......................................  $    1.92  $    2.71  $    2.85  $    3.14  $    3.28
  Extraordinary Loss..............................................     --         --         --         --          (0.58)
                                                                    ---------  ---------  ---------  ---------  ---------
  Net Income......................................................  $    1.92  $    2.71  $    2.85  $    3.14  $    2.70
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Dividends Declared per Common Share...............................  $    2.40  $    2.40  $    2.40  $    2.40  $    2.40
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

                                                                                        DECEMBER 31,
                                                                    -----------------------------------------------------
                                                                      1993       1994       1995       1996       1997
                                                                    ---------  ---------  ---------  ---------  ---------
BALANCE SHEETS DATA
Total Assets......................................................  $  15,359  $  15,736  $  15,900  $  15,883  $  16,615
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Capitalization:
  Long-term Debt (a)..............................................  $   4,995  $   4,980  $   5,057  $   4,884  $   5,424
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption...........................        268        233        148         90         47
    Subject to Mandatory Redemption (a)...........................        501        590        523        510        128
  Common Shareholders' Equity.....................................      4,151      4,229      4,340      4,545      4,677
                                                                    ---------  ---------  ---------  ---------  ---------
Total Capitalization..............................................  $   9,915  $  10,032  $  10,068  $  10,029  $  10,276
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Obligations Under Capital Leases (a)..............................  $     284  $     400  $     405  $     414  $     538
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Book Value per Common Share.......................................  $   22.50  $   22.83  $   23.25  $   24.15  $   24.62
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

------------------------

(a) Including portion due within one year.

           See "Notes to Selected Historical and Unaudited Pro Forma
                      Combined Condensed Financial Data".

                   SELECTED HISTORICAL FINANCIAL DATA OF CSW
                    (IN MILLIONS--EXCEPT PER SHARE AMOUNTS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                      -----------------------------------------------------
                                                                        1993       1994       1995       1996       1997
                                                                      ---------  ---------  ---------  ---------  ---------
INCOME STATEMENTS DATA
Operating Revenues..................................................  $   3,084  $   3,105  $   3,143  $   5,155  $   5,268
Operating Expenses..................................................      2,641      2,550      2,522      4,360      4,533
                                                                      ---------  ---------  ---------  ---------  ---------
Operating Income....................................................        443        555        621        795        735
Income From Continuing Operations...................................        249        369        377        297        329
Discontinued Operations.............................................         13         25         25        132     --
Income Before Extraordinary Item....................................        262        394        402        429        329
Extraordinary Loss--U.K. Windfall Tax...............................     --         --         --         --           (176)
Cumulative Effect of Change in Accounting Principles................         46     --         --         --         --
Net Income for Common Stock.........................................        308        394        402        429        153
Earnings per Common Share (basic and diluted):
  Continuing Operations.............................................  $    1.32  $    1.95  $    1.97  $    1.43  $    1.55
  Discontinued Operations...........................................       0.07       0.13       0.13       0.64     --
  Extraordinary Loss................................................     --         --         --         --          (0.83)
  Cumulative Effect of Change in Accounting Principles..............       0.24     --         --         --         --
                                                                      ---------  ---------  ---------  ---------  ---------
  Net Income........................................................  $    1.63  $    2.08  $    2.10  $    2.07  $    0.72
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
Dividends Declared per Common Share.................................  $    1.62  $    1.70  $    1.72  $    1.74  $    1.74
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------

                                                                                        DECEMBER 31,
                                                                    -----------------------------------------------------
                                                                      1993       1994       1995       1996       1997
                                                                    ---------  ---------  ---------  ---------  ---------
BALANCE SHEETS DATA
Total Assets......................................................  $  10,604  $  11,066  $  13,869  $  13,332  $  13,451
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Capitalization:
  Long-term Debt (a)(b)...........................................  $   2,769  $   2,946  $   3,943  $   4,227  $   3,937
  Certain Subsidiary-obligated, Mandatorily Redeemable, Preferred
    Securities of Subsidiary Trusts...............................     --         --         --         --            335
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption...........................        292        292        292        292        176
    Subject to Mandatory Redemption (a)...........................         64         36         35         34         27
  Common Stockholders' Equity.....................................      2,930      3,052      3,178      3,802      3,556
                                                                    ---------  ---------  ---------  ---------  ---------
Total Capitalization..............................................  $   6,055  $   6,326  $   7,448  $   8,355  $   8,031
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Book Value per Common Share.......................................  $   15.55  $   16.01  $   16.48  $   17.98  $   16.76
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

------------------------

(a) Including portion due within one year.

(b) Including capital lease obligations.

           See "Notes to Selected Historical and Unaudited Pro Forma
                      Combined Condensed Financial Data".

                          SELECTED UNAUDITED PRO FORMA
                       COMBINED CONDENSED FINANCIAL DATA

    The following selected unaudited pro forma combined condensed financial data combines the historical consolidated balance sheets and statements of income of AEP and CSW, including their respective subsidiaries, after giving effect to the merger, assuming the merger had been effective for all periods presented. This information should be read in conjunction with the historical financial statements. These statements were prepared on the basis of accounting for the merger as a pooling of interests and are based on the assumptions set forth in the notes hereto. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the merger been consummated on the dates as of which, or at the beginning of the periods for which, the merger is being given effect, nor is it necessarily indicative of future operating results or financial position. See "Unaudited Pro Forma Combined Condensed Financial Statements."

                                                                                           (IN MILLIONS--EXCEPT
                                                                                            PER SHARE AMOUNTS)
                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1995       1996       1997
                                                                                      ---------  ---------  ---------
INCOME STATEMENTS DATA
Operating Revenues..................................................................  $   8,761  $  10,945  $  11,352
Operating Expenses..................................................................      7,211      9,196      9,671
                                                                                      ---------  ---------  ---------
Operating Income....................................................................      1,550      1,749      1,681
Income From Continuing Operations...................................................        907        884        949
Discontinued Operations.............................................................         25        132         --
Income Before Extraordinary Item....................................................        932      1,016        949
Extraordinary Loss--U.K. Windfall Tax...............................................         --         --       (285)
Net Income..........................................................................        932      1,016        664
Earnings per Common Share (basic and diluted):
  Continuing Operations.............................................................  $    3.02  $    2.84  $    3.00
  Discontinued Operations...........................................................       0.08       0.42         --
  Extraordinary Loss................................................................         --         --      (0.90)
                                                                                      ---------  ---------  ---------
  Net Income........................................................................  $    3.10  $    3.26  $    2.10
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Dividends Declared per Common Share.................................................  $    2.58  $    2.59  $    2.60
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                                                                                               DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1995       1996       1997
                                                                                      ---------  ---------  ---------
BALANCE SHEETS DATA
Total Assets........................................................................  $  29,769  $  29,215  $  30,066
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Capitalization:
  Long-term Debt (a)(b).............................................................  $   9,405  $   9,525  $   9,899
  Certain Subsidiary--obligated, Mandatorily Redeemable, Preferred Securities of
    Subsidiary Trusts...............................................................         --         --        335
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption.............................................        440        382        223
    Subject to Mandatory Redemption (a).............................................        558        544        155
  Common Shareholders' Equity.......................................................      7,518      8,347      8,183
                                                                                      ---------  ---------  ---------
Total Capitalization................................................................  $  17,921  $  18,798  $  18,795
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Book Value per Common Share.........................................................       N.A.       N.A.  $   25.79
                                                                                                            ---------
                                                                                                            ---------

------------------------

(a) Including portion due within one year.

(b) Including capital lease obligations.

N.A. = Not Applicable.

           See "Notes to Selected Historical and Unaudited Pro Forma
                      Combined Condensed Financial Data."

              NOTES TO SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                       COMBINED CONDENSED FINANCIAL DATA

1. Pro forma common share amounts give effect to the conversion of each outstanding CSW share into 0.60 of an AEP share as provided in the merger agreement.

2. Certain revenues, expenses, assets and liabilities of CSW have been reclassified to conform with AEP's presentation. The effects of accounting policy differences are immaterial and have not been adjusted in the selected unaudited pro forma combined condensed financial data.

3. In November 1995, CSW announced its intention to commence a tender offer for SEEBOARD plc, a regional electricity company in the United Kingdom. By April 1996 CSW acquired control of 100% of SEEBOARD plc for an aggregate adjusted purchase price of approximately $2.1 billion. The acquisition was accounted for as a purchase and SEEBOARD plc is included in CSW financial information on a consolidated basis beginning in December 1995.

4. In June 1996, CSW sold Transok, an intrastate natural gas gathering, transmission, marketing and processing company for approximately $890 million. Transok's results of operations are shown as discontinued operations in all applicable statements of income through 1996.

5. AEP and New Century Energies, Inc. acquired a regional electricity company in the United Kingdom, Yorkshire Electricity Group plc, through an equally-owned joint venture in April 1997. Total consideration paid by the joint venture was approximately $2.4 billion which was financed by a combination of equity and non-recourse debt. AEP uses the equity method of accounting for its investment in Yorkshire Electricity Group plc which is included in other property and investments. The earnings from the investment in Yorkshire Electricity Group plc excluding extraordinary items (see Note
    6) are included in nonoperating income.

6. In July 1997 the British government enacted a law that imposed on certain privatized businesses a one-time windfall tax on a revised privatization value which originally had been computed in 1990. The windfall tax is actually an adjustment of the original privatization price by the U.K. government. The pro forma windfall tax liability attributable to AEP's interest in Yorkshire Electricity Group plc and CSW's interest in SEEBOARD plc of $285 million is reported as an extraordinary loss.

7. The data assumes the business combination was accounted for as a pooling of interests and was completed prior to the periods presented. Pro forma equivalent and pro forma per share amounts give effect to the conversion of each outstanding CSW share into 0.60 of an AEP share. The pro forma combined dividends per share were based on the sum of the historical dividends declared by AEP and CSW divided by the pro forma average number of AEP shares outstanding. The pro forma average number of AEP shares was calculated by multiplying the average number of outstanding CSW shares during the year by the exchange ratio and adding the result to the average number of outstanding AEP shares during the year. The pro forma combined dividends per share are not necessarily indicative of the level of dividends after the consummation of the merger. The current annual dividend rate per AEP share is $2.40. AEP does not currently anticipate making any changes to its dividend. However, the AEP Board of Directors will continue to evaluate the financial condition and earnings of AEP and the continuing appropriateness of the dividend. If the pro forma combined dividends per share were based on AEP's current annual dividend rate of $2.40 per share, the pro forma combined dividends per AEP share would be $2.40 for each of the years ended December 31, 1995, 1996 and 1997 and the pro forma equivalent combined dividend per CSW share would be $1.44 for each of the years ended December 31, 1995, 1996 and 1997.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

        (i) Certain statements, including possible or assumed future results of operations of AEP and CSW contained in "The Merger--Background of the Merger," "The Merger--Reasons for the Merger", "The Merger--Recommendations of the Board of Directors," "The Merger--Opinion of Financial Advisor to AEP" and "The Merger--Opinion of Financial Advisor to CSW," including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to therein, and certain statements incorporated by reference from documents filed with the Securities and Exchange Commission (the "SEC") by AEP and CSW including any statements contained herein or therein regarding the development or possible or assumed future results of operations of AEP's and CSW's businesses, the markets for AEP's and CSW's services and products, anticipated capital expenditures, regulatory developments, competition or the effects of the merger of a wholly-owned subsidiary of AEP ("Sub") with and into CSW (the "Merger"),

        (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions, and

        (iii) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

    Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. AEP and CSW stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

    Among the factors that could cause actual results to differ materially are: electric load and customer growth; abnormal weather conditions; available sources and cost of fuel and generating capacity; the speed and degree to which competition enters the power generation, wholesale and retail sectors of the electric utility industry; state and federal regulatory and/or legislative initiatives that increase competition, threaten cost and investment recovery and impact rate structures; the ability of the combined company to successfully reduce its cost structure; conditions imposed by regulators in connection with the regulatory approval process related to the Merger; the degree to which the combined company is able to retain and develop additional nonregulated business ventures and the results of such ventures; the economic climate and growth in the service territories of AEP and CSW following the Merger; economies generated by the Merger; inflationary trends and interest rates; and other risks detailed from time to time in the reports filed with the SEC by AEP and CSW.

    The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by AEP or CSW or persons acting on its or their behalf. Except for their ongoing obligations to disclose material information as required by the federal securities laws, neither AEP nor CSW undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

    SHAREHOLDERS OF AEP AND STOCKHOLDERS OF CSW SHOULD CONSIDER CAREFULLY ALL THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE FOLLOWING FACTORS:

RISKS RELATED TO THE MERGER

    UNCERTAINTIES IN INTEGRATING THE COMPANIES AND ACHIEVING COST SAVINGS

    CSW and AEP have entered into the Agreement and Plan of Merger dated as of December 21, 1997 (the "Merger Agreement") with the expectation that the Merger will result in certain benefits, including, without limitation, cost savings, operating efficiencies, revenue enhancements and other synergies. See "The Merger -- Reasons for the Merger", "-- Recommendations of the Boards of Directors." Achieving the benefits of the Merger will depend in part upon the integration of the businesses of AEP and CSW in an efficient manner, and there can be no assurance that this will occur. The consolidation of operations will require substantial attention from management. Any diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, levels of expenses and operating results of the combined company. There can be no assurance that the combined company will realize any of the anticipated benefits of the Merger. For a discussion of other factors and assumptions related to the synergy estimates, see "The Merger -- Reasons for the Merger", "-- Recommendations of the Boards of Directors."

    NECESSITY OF RECEIVING GOVERNMENTAL APPROVALS PRIOR TO THE MERGER

    The consummation of the Merger is conditioned upon receipt of approvals of the SEC under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), the Nuclear Regulatory Commission (the "NRC") under the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act"), the Federal Energy Regulatory Commission (the "FERC") under the Federal Power Act, as amended (the "Federal Power Act"), the Federal Communications Commission (the "FCC") under the Communications Act of 1934, as amended (the "Communication Act"), and approvals of the Arkansas Public Service Commission (the "Arkansas Commission"), the Louisiana Public Service Commission (the "Louisiana Commission") and the Oklahoma Corporation Commission (the "Oklahoma Commission"), a determination by the Public Utility Commission of Texas (the "Texas Commission") that the Merger is consistent with the public interest under applicable state laws, and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). In addition, the approval or non-opposition of certain state regulatory commissions and the SEC is also required with respect to various inter-affiliate agreements to be entered into or amended in connection with the Merger. In addition, regulatory commissions of states where AEP's and CSW's utility subsidiaries operate as well as other parties have the ability to intervene in federal and state regulatory proceedings.

    There can be no assurance as to the timing of the required regulatory approvals, the ability to obtain such approvals or that such approvals will contain satisfactory terms and conditions. It is a condition to the consummation of the Merger that final orders from various federal and state commissions described above have been obtained and do not impose terms, conditions, or qualifications that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the combined company. There can be no assurance that any such approvals will be obtained, or if obtained, will not contain terms, conditions or qualifications that cause such approvals to fail to satisfy such condition to the consummation of the Merger or that such orders will not be appealed by intervenors to the appropriate courts. See "Regulatory Approvals."

    SUBSTANTIAL DILUTION OF VOTING INTEREST OF AEP SHAREHOLDERS

    Based on the capitalization of AEP and CSW as of April 8, 1998 and that, in the merger, CSW stockholders will receive .60 (the "Exchange Ratio") of a share of common stock, par value $6.50 per share of AEP ("AEP Shares"), holders of AEP Shares immediately before the Merger will own securities representing approximately 59.9% of the voting power of AEP Shares immediately following consummation of Merger, without regard to shares issuable upon the exercise of options, rights or warrants. This will constitute substantial dilution of the voting interest in AEP of the AEP shareholders.

    THE EFFECT OF STOCK PRICE FLUCTUATIONS ON THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF CSW SHARES IN THE MERGER

    The relative prices of shares of common stock, par value $3.50 per share of CSW (the "CSW Shares") and AEP Shares at the effective time of the Merger may vary significantly from the prices as of the date of execution of the Merger Agreement, the date hereof or the date of the shareholder meetings. These variances may be due to changes in the businesses, operations, results and prospects of AEP or CSW, market assessments of the likelihood that the Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to the combined company by regulatory agencies in connection with or following consummation of the Merger, general market and economic conditions, and other factors. For example, between April 16, 1997 and April 16, 1998, the closing sales price of the AEP Share has ranged from a high of $52 to a low of $39 5/8; the closing sales price of the CSW Shares during the same period has ranged from a high of $27 13/16 to a low of $18 1/4. In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have a material adverse effect on the market or liquidity of the AEP Shares. The Exchange Ratio fixes the consideration to be received by the stockholders of CSW at .60 of an AEP Share for each CSW Share, without any minimum or maximum value per share restrictions. There can be no assurance as to the market price of the AEP Shares as of the effective time of the Merger (the "Effective Time"), and therefore there is no assurance as to the value of the consideration to be received by the CSW stockholders in the Merger.

    REDUCTION OF DIVIDENDS TO BE RECEIVED BY CSW STOCKHOLDERS

    Based on the AEP current dividend of $2.40 per share and the Exchange Ratio, CSW's stockholders would receive $1.44 per share in dividends upon consummation of the Merger, which represents a reduction in the CSW stockholders' dividend payout ratio. On April 17, 1997, CSW announced its regular quarterly dividend on the CSW Shares of $0.435 per share, which represents an implied annual dividend rate of $1.74 per CSW Share and a dividend payout ratio of 91% of earnings per common share. The current CSW dividend payout ratio is significantly higher than the AEP dividend payment ratio. The historical dividend payout ratio per CSW Share for the year ended December 31, 1997 was 241.7%, compared to 88.7% per AEP Share. AEP does not anticipate making any changes to its dividend policy following the Merger; however, the AEP Board will continue to evaluate the financial condition and earnings of AEP and the appropriateness of its dividend policy. See "COMPARATIVE PER SHARE DATA".

RISKS RELATED TO THE BUSINESS AND OPERATIONS OF AEP AND CSW

    COMPETITIVE AND REGULATORY CONDITIONS

    The Merger will combine two companies that share a common regulatory and competitive environment as well as a number of factors currently affecting certain electric utilities, including relatively high levels of debt and competition from municipal and other alternative providers of electric service. The electric utility industry has been undergoing dramatic structural change for several years, becoming increasingly competitive. This evolution is due to, among other things, the Energy Policy Act of 1992 and the issuance by FERC in 1996 of certain orders which have further opened the transmission systems of electric utilities to use by third parties. As a result of the Merger, these factors may affect the combined company to a greater degree than would be the case for either AEP or CSW on a stand-alone basis.

ENVIRONMENTAL RISK FACTORS

    AEP's and CSW's electric utility subsidiaries are subject to regulation by federal, state and local authorities with regard to air and water-quality control and other environmental matters. It is expected that costs related to environmental requirements (including any changes in environmental statutes and regulations) will eventually be reflected in the rates of such subsidiaries. However, there can be no assurance that all environmental costs will be recovered. Certain proposed changes to federal air-quality control regulations and requirements could have adverse effects on AEP's and CSW's electric utility subsidiaries and on the post-Merger combined company. For example, the United States Environmental Protection Agency (the "USEPA") has recently revised ambient air quality standards for ozone and particulate matter. While those standards do not mandate emission levels for facilities such as electric generating plants, they may result in more areas being designated as non-attainment areas for those two pollutants, and states may be required to develop strategies to reduce such pollutants, including lowering emission levels for electric generating plants. With respect to ozone, the USEPA promulgated a new 8-hour standard of 80 parts per billion ozone in ambient air. The USEPA also issued state implementation plan deficiency notices to various states (including each of the states in which AEP's electric utility subsidiaries operate) calling for implementation of plans to reduce NOx emissions consistent with the new 8-hour ozone standard, based mainly on a proposed reduction of power plant NOx emissions to 0.15 lb./ mmBtu (approximately 85% below 1990 levels). With respect to particulate matter emissions, the USEPA promulgated a new standard for fine particulate matter less than 2.5 microns in size. In addition, the USEPA intends to engage in studies, which may lead to regulation of mercury emissions by electric utilities in the future. Although the costs of meeting revised USEPA ambient air standards for ozone and particulate matter, along with other future environmental laws and regulations, cannot be precisely predicted at this time, such costs could be significant to AEP, and to lesser degree, CSW, as well as to the combined company.

                                THE AEP MEETING

    This Joint Proxy Statement/Prospectus is first being mailed to shareholders of AEP on or about April 20, 1998 in connection with the solicitation of proxies by the AEP Board of Directors for use at the annual meeting of shareholders of AEP (the "AEP Meeting") to be held at The Ohio State University's Fawcett Center, 2400 Olentangy River Road, Columbus, Ohio on May 27, 1998, at 9:30 a.m., local time, and at any adjournment or postponement thereof.

MATTERS TO BE CONSIDERED

    At the AEP Meeting, holders of AEP Shares will consider and vote upon proposals to (i) approve the issuance of AEP Shares in the Merger (the "Share Issuance"); (ii) approve an amendment to the Restated Certificate of Incorporation of AEP (the "AEP Charter") to increase the number of authorized AEP Shares from 300,000,000 to 600,000,000 (the "Charter Amendment"); (iii) elect 11 directors to the AEP Board of Directors (the "AEP Board"); (iv) ratify the appointment of Deloitte & Touche LLP as AEP's independent auditors for 1998 and (v) transact such other business as may properly come before the AEP Meeting or any adjournment(s) or postponement thereof.

    THE BOARD OF DIRECTORS OF AEP HAS BY THE UNANIMOUS VOTE OF THE DIRECTORS PRESENT APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE SHARE ISSUANCE, FOR THE CHARTER AMENDMENT, FOR THE PROPOSED SLATE OF AEP DIRECTORS AND FOR THE RATIFICATION OF AEP'S INDEPENDENT AUDITORS.

    Approval by the holders of AEP Shares of the Share Issuance is required by the NYSE because the number of AEP Shares to be issued in the Merger is expected to exceed 20% of the AEP Shares outstanding immediately prior to the Share Issuance.

    The Charter Amendment increasing the number of authorized AEP Shares from 300,000,000 to 600,000,000 will enable AEP to have a sufficient number of shares for the Share Issuance. If the Merger is consummated, AEP estimates that up to 130,000,000 AEP Shares would be required for issuance in connection with the Merger (including the AEP Shares issuable upon exercise of CSW stock options outstanding at the Effective Time).

    While AEP has no present intention of issuing any of the shares sought to be authorized that are not required to be issued in connection with the Merger, AEP believes that the availability of additional authorized shares would provide it with the ability to respond to future business needs and opportunities. The additional authorized shares would be available for issuance by AEP from time to time after the Effective Time without further action or authorization by shareholders (except as required by law or by a national securities exchange) in connection with possible investment opportunities, acquisitions of assets and other companies or for other corporate purposes as determined by the AEP Board. Such other corporate purposes might include raising additional capital funds through offerings of AEP Shares or of equity or debt securities convertible into or exchangeable for AEP Shares and the issuance of AEP Shares in connection with the employee benefit plans and executive compensation plans of AEP and its subsidiaries. If such additional authorized shares are issued to other than existing holders of AEP Shares, the percentage interest of such holders in AEP would be reduced. Although the existence or issuance of authorized but unissued shares of AEP capital stock could, under certain circumstances, have an anti-takeover effect, AEP has no present intention to issue such shares for anti-takeover purposes.

    The Share Issuance will not be effected unless the Merger is consummated. The Charter Amendment will be effected, if approved by AEP shareholders, regardless of whether the Merger is consummated. Approval of both the Share Issuance and the Charter Amendment by the holders of AEP Shares are conditions to the consummation of the Merger.

    At the AEP Meeting, holders of AEP Shares will also be asked to vote upon proposals for the election of the directors to the AEP Board, ratification of the appointment of Deloitte & Touche LLP as AEP's independent auditors for 1998 and such other business as may properly come before the AEP Meeting.

RECORD DATE; VOTING RIGHTS; REQUIRED VOTE; CONFIDENTIAL VOTING

    The holders of a majority in interest of the outstanding AEP Shares entitled to vote must be present in person or by proxy at the AEP Meeting in order for a quorum to be present. Only holders of record of AEP Shares at the close of business on April 8, 1998 (the "AEP Record Date"), will be entitled to receive notice of and to vote at the AEP Meeting. On the AEP Record Date, AEP had issued and outstanding 190,378,571 AEP Shares. As of the AEP Record Date, the AEP Shares were held by approximately 142,049 shareholders of record. Each AEP Share entitled to vote at the AEP Meeting entitles its holder to one vote, except with respect to the election of directors, for which voting is cumulative. Abstentions and broker non-votes (i.e shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular matter) will be counted as shares present for purposes of determining the presence or absence of a quorum at the AEP Meeting.

    Approval of the Charter Amendment requires the affirmative vote of a majority of the outstanding AEP Shares. In determining whether this proposal has received the requisite number of affirmative votes, abstentions and shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes") will not be counted as votes cast and will have the same effect as a vote against the proposal. Abstentions may be specified with respect to approval of the Charter Amendment by properly marking the "ABSTAIN" box on the proxy for such proposal.

    Approval of the Share Issuance requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent a majority of the outstanding AEP Shares entitled to vote thereon. Abstentions may be specified with respect to approval of the Share Issuance by properly marking the "ABSTAIN" box on the proxy for such proposal. For purposes of the

NYSE requirements, in determining (i) the total number of votes cast on such proposal and (ii) whether such proposal has been approved by a majority of the votes cast, abstentions will be counted and have the same effect as votes cast against the Share Issuance while broker non-votes will not be counted as votes cast.

    In the election of directors, voting is cumulative. This means each AEP shareholder has the right to cast as many votes in the aggregate as equals the number of votes to which that shareholder is entitled (one vote for each AEP Share held) multiplied by eleven, the number of directors to be elected. Each AEP shareholder may cast the whole number of votes so computed for one candidate, or may distribute votes among the candidates, as the shareholder chooses. The proxies designated by the Board of Directors will not cumulate the votes of shares they represent. Directors will be elected by a plurality of votes cast by the holders of AEP Shares entitled to vote at the AEP Meeting. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. An abstention may be specified with respect to voting for directors, by properly marking the "WITHHOLD" box on the proxy. Votes withheld with respect to one or more of the nominees and broker non-votes will not be counted as votes cast for such individuals and, accordingly, will have no effect on the outcome of the vote.

    Ratification of the appointment of AEP's independent auditors requires the affirmative vote of a majority of the shares present in person or by proxy at the AEP Meeting and entitled to be voted. An abstention may be specified with respect to voting on such proposal, by properly marking the "ABSTAIN" box on the proxy for such proposal. In determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

    This year, record holders of AEP Shares can also vote their shares by using a toll-free telephone number or the internet. Instructions for using these convenient new services are set forth on the enclosed proxy card.

    CONFIDENTIAL VOTING. It is the policy of AEP that shareholders be provided privacy in voting. All proxy (voting instruction) cards and ballots, which identify shareholders, are held confidential, except as may be necessary to meet any applicable legal requirements. Proxy cards are returned in envelopes addressed to an independent third-party tabulator, who receives, inspects, and tabulates the proxies. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted, (ii) in cases where shareholders write comments on their proxy cards, or (iii) in a contested proxy solicitation.

    As of January 1, 1998, directors and executive officers of AEP and their affiliates were beneficial owners of an aggregate of 146,369 (less than 1%) of the outstanding AEP Shares.

VOTING OF PROXIES

    AEP Shares represented by all properly executed proxies received in time for the AEP Meeting will be voted at such meetings in the manner specified by the holders thereof. If no voting direction is indicated on the proxy card, the shares will be considered votes FOR the Charter Amendment, FOR the Share Issuance, FOR the election of the nominees for director (without cumulation) and FOR the appointment of Deloitte & Touche LLP as independent auditors for AEP for 1998. Proxy cards that are not signed or that are not returned are treated as not voted for any purpose. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the AEP Meeting as to any proposal as to which authority to vote is withheld by the broker or with respect to which such broker or nominee is not empowered to vote.

    It is not expected that any matter other than those referred to herein will be brought before the AEP Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed AEP form of proxy does not preclude a shareholder from voting in person. An AEP shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of AEP a duly executed revocation or proxy bearing a later date or by voting in person at the meeting. Attendance at the AEP Meeting will not of itself constitute a revocation of a proxy.

SOLICITATION OF PROXIES

    Subject to the Merger Agreement, AEP and CSW each will bear the cost of its solicitation of proxies, except that AEP and CSW will share equally the cost of printing and mailing this Joint Proxy Statement/ Prospectus. In addition to solicitation by mail, the directors, officers and employees of AEP and its subsidiaries may solicit proxies from shareholders of AEP by telephone or telegram or in person. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and AEP will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

    Morrow & Co., Inc. will assist in the solicitation of proxies by AEP for a fee of $50,000, plus reasonable out-of-pocket expenses.

    HOLDERS OF AEP SHARES SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, HOLDERS OF AEP SHARES WILL NOT EXCHANGE SUCH SHARES OR RECEIVE ADDITIONAL AEP SHARES.

                                THE CSW MEETING

    This Joint Proxy Statement/Prospectus is first being mailed to stockholders of CSW on or about April 20, 1998 in connection with the solicitation of proxies by the CSW Board of Directors (the "CSW Board") for use at the annual meeting of stockholders of CSW (the "CSW Meeting") to be held at the Dallas Museum of Art, 1717 North Harwood Street, Dallas, Texas, on May 28, 1998, at 10:30 a.m., local time, and at any adjournment or postponement thereof.

MATTERS TO BE CONSIDERED

    At the CSW Meeting, holders of CSW Shares, will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the merger of a wholly-owned subsidiary of AEP with and into CSW as a result of which each outstanding CSW Share will be converted into the right to receive 0.60 of an AEP Share and CSW will become a wholly-owned subsidiary of AEP. CSW'S BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CSW AND ITS STOCKHOLDERS AND RECOMMENDS THAT CSW STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    At the CSW Meeting, holders of CSW Shares will also be asked to (i) elect three members of the CSW Board of Directors to hold office as Class II directors until the CSW annual meeting in 2001, (ii) elect two members of the CSW Board of Directors to hold office as Class III directors until the CSW annual meeting in 1999 and (iii) ratify the appointment of Arthur Andersen, LLP as CSW's independent auditors for 1998. THE CSW BOARD OF DIRECTORS HAS NOMINATED E.R. BROOKS, ROBERT W. LAWLESS AND JAMES L. POWELL FOR ELECTION AS CLASS II DIRECTORS AND WILLIAM R. HOWELL AND RICHARD L. SANDOR FOR ELECTION AS CLASS III DIRECTORS. THE CSW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CSW STOCKHOLDERS VOTE FOR THE ELECTION OF SUCH PERSONS TO THE CSW BOARD OF DIRECTORS AND THE RATIFICATION OF ARTHUR ANDERSEN LLP AS CSW'S INDEPENDENT AUDITORS.

    THE BOARD OF DIRECTORS OF CSW HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, FOR THE PROPOSED SLATE OF DIRECTORS AND FOR THE RATIFICATION OF CSW'S INDEPENDENT AUDITORS.

RECORD DATE; VOTING RIGHTS; REQUIRED VOTE

    The holders of a majority of the outstanding CSW Shares entitled to vote must be present in person or by proxy at the CSW Meeting in order for a quorum to be present. Only holders of record of CSW Shares at the close of business on April 8, 1998 (the "CSW Record Date"), will be entitled to receive notice of and to vote at the CSW Meeting. On the CSW Record Date, CSW had issued and outstanding 212,281,477 CSW Shares. As of the CSW Record Date, the CSW Shares were held by approximately 64,369 stockholders of record. Each CSW Share entitled to vote at the CSW Meeting entitles its holder to one vote. Abstentions and broker non-votes (i.e. shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular matter) will be counted as shares present for purposes of determining the presence or absence of a quorum at the CSW Meeting.

    The affirmative vote of a majority of the outstanding CSW Shares entitled to vote thereon is required for approval and adoption of the Merger Agreement. Abstentions may be specified with respect to approval and adoption of the Merger by properly marking the "ABSTAIN" box on the proxy for such proposal. Abstentions and broker non-votes will have the effect of a vote against the approval and adoption of the Merger Agreement.

    Directors will be elected by a plurality of votes cast by the holders of CSW Shares entitled to vote at the CSW Meeting. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Abstentions from voting for directors, by properly marking the "WITHHOLD" box on the proxy, as well as broker non-votes will be tabulated as votes withheld in the election of directors and will have no influence on the voting results.

    Ratification of the appointment of CSW's independent public accountants or any other issue (other than election of directors and approval and adoption of the Merger) to be voted upon at the CSW Meeting requires the affirmative vote of a majority of the shares present in person or by proxy at the CSW Meeting and entitled to be voted. Abstentions will be counted as shares present and entitled to vote and therefore will have the same effect as a negative vote on whether ratification has been approved. Broker non-votes will have no influence on such voting results.

    As of December 31, 1997, directors and executive officers of CSW and their affiliates were beneficial owners of an aggregate of 486,165 shares (less than 1%) of the outstanding CSW Shares.

VOTING OF PROXIES

    CSW Shares represented by all properly executed proxies received in time for the CSW Meeting will be voted at such meeting in the manner specified by the holders thereof. If no voting direction is indicated on the proxy card, the shares will be considered votes FOR the approval and adoption of the Merger Agreement, FOR the election of the nominees for director and FOR the appointment of Arthur Andersen LLP as independent auditors for CSW for 1998. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the CSW Meeting as to any proposal as to which authority to vote is withheld or with respect to which a broker or nominee is not empowered to vote.

    It is not expected that any matter other than those referred to herein will be brought before the CSW Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed CSW form of proxy does not preclude a stockholder from voting in person. A CSW stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of CSW a duly executed revocation of proxy or a proxy bearing a later date or by voting in person at the meeting. Attendance at the CSW Meeting will not of itself constitute a revocation of a proxy.

APPRAISAL RIGHTS

    No holders of CSW Shares will be entitled to appraisal rights under Delaware law if the Merger is approved. Under certain circumstances, the Delaware General Corporation Law (the "DGCL") entitles a shareholder to exercise its appraisal rights upon a merger or consolidation of the corporation effected pursuant to the DGCL if the holder complies with the requirements of Section 262 thereof. Appraisal rights are available under Section 262 of the DGCL if holders of shares in a constituent company to a merger, which shares are listed on a national securities exchange (as the CSW Shares are), are required by the terms of the merger to accept consideration other than shares of stock of the surviving corporation, shares of stock of any corporation listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders, or cash in lieu of fractional shares. As holders of CSW Shares will receive only AEP Shares, which are listed on the NYSE, and cash in lieu of fractional shares under the terms of the Merger Agreement, they are not entitled to appraisal rights under the DGCL.

SOLICITATION OF PROXIES

    Subject to the Merger Agreement, AEP and CSW each will bear the cost of its solicitation of proxies, except that AEP and CSW will share equally the cost of printing and mailing this Joint Proxy Statement/ Prospectus. In addition to solicitation by mail, the directors, officers and employees of CSW and its subsidiaries may solicit proxies from stockholders of CSW by telephone or telegram or in person. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons, and CSW will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

    Innisfree M&A Incorporated will assist in the solicitation of proxies by CSW for a fee of $50,000, plus reasonable out-of-pocket expenses.

    HOLDERS OF CSW SHARES SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, CSW STOCKHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR CSW STOCK CERTIFICATES FOR AEP STOCK CERTIFICATES AT THAT TIME.

                                 THE COMPANIES

AMERICAN ELECTRIC POWER COMPANY, INC.

    American Electric Power Company, Inc., a New York business corporation and the issuer of the AEP Shares covered by this Joint Proxy Statement/Prospectus, has its principal executive offices at 1 Riverside Plaza, Columbus, Ohio 43215-2373. Its telephone number is (614) 223-1000.

    AEP was incorporated under the laws of the State of New York in 1906 and reorganized in 1925. It is a public utility holding company which owns all of the outstanding shares of common stock of seven domestic electric utility operating subsidiaries: Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company, Kingsport Power Company, Ohio Power Company and Wheeling Power Company. Substantially all of the operating revenues of AEP and its subsidiaries are derived from the furnishing of electric service. In addition, in recent years AEP has been pursuing various unregulated business opportunities in the U.S. and worldwide.

    The service area of AEP's electric utility subsidiaries covers portions of the states of Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. The generating and transmission facilities of AEP's subsidiaries are physically interconnected, and their operations are coordinated, as a single integrated electric utility system. Transmission networks are interconnected with extensive distribution facilities in the territories served. The electric utility subsidiaries of AEP have traditionally provided electric service, consisting of generation, transmission and distribution, on an integrated basis to their retail customers. As a result of the changing nature of the electric business, effective January 1, 1996, AEP's subsidiaries realigned into four functional business units: Power Generation; Nuclear Generation; Energy Delivery; and Corporate Development. In addition, the electric utility subsidiaries began to do business as "American Electric Power." The legal and financial structure of AEP and its subsidiaries, however, did not change.

    In 1997, AEP and New Century Energies, Inc. jointly acquired Yorkshire Electricity Group plc ("Yorkshire Electricity"), through a holding company owned equally by each of AEP Resources, Inc. and New Century Energies, Inc. Yorkshire Electricity is an English independent regional electricity company, principally engaged in the distribution and supply of electricity to 2.1 million customers. In addition, a subsidiary of AEP Resources International, Limited has a 70% interest in Nanyang General Light Electric Co. Ltd., a joint venture in China organized to develop and build two 125 megawatt coal-fired generating units.

CENTRAL AND SOUTH WEST CORPORATION

    CSW, a Delaware corporation, has its principal executive offices at 1616 Woodall Rodgers Freeway, Dallas, Texas 75202-1234. Its telephone number is (214) 777-1000.

    CSW is a Dallas-based public utility holding company registered under the 1935 Act. CSW owns all of the common stock of Central Power and Light Company ("CPL"), Public Service Company of Oklahoma ("PSO"), Southwestern Electric Power Company ("SWEPCO"), and West Texas Utilities Company ("WTU"), collectively, the "CSW U.S. Electric Operating Companies." CSW also owns all of the common stock of CSW Services, Inc., CSW Credit, Inc., CSW Energy, Inc., CSW International, Inc., CSW Communications, Inc., EnerShop Inc. and CSW Energy Services, Inc. and indirectly owns all of the outstanding share capital of SEEBOARD plc ("SEEBOARD"), a regional electric company in the United Kingdom. In addition, CSW owns 80% of the outstanding shares of common stock of CSW Leasing, Inc.

    CSW U.S. ELECTRIC OPERATING COMPANIES

    The CSW U.S. Electric Operating Companies are public utility companies engaged in generating, purchasing, transmitting, distributing and selling electricity. The CSW U.S. Electric Operating Companies serve approximately 1.7 million customers in one of the largest combined service territories in the U.S.

covering approximately 152,000 square miles in portions of Texas, Oklahoma, Louisiana and Arkansas. The customer base of these companies includes a mix of residential, commercial and diversified industrial customers. CPL and WTU operate in portions of south and central west Texas, respectively. PSO operates in portions of eastern and southwestern Oklahoma, and SWEPCO operates in portions of northeastern Texas, northwestern Louisiana and western Arkansas.

    CSW Services, Inc. performs, at cost, various accounting, engineering, tax, legal, financial, electronic data processing, centralized economic dispatching of electric power and other services for the CSW system, primarily for the U.S. Electric Operating Companies. During 1996, CSW functionally reorganized its domestic utility operations into three organizational units, power generation, energy delivery and energy services, which are centrally managed from CSW Services, Inc. The functional unbundling of CSW's vertically integrated structure is expected to provide a more competitive organizational structure. Certain employees were reassigned from the U.S. Electric Operating Companies to CSW Services, Inc. to provide these centrally managed services.

    SEEBOARD

    SEEBOARD is one of the 12 regional electricity companies in the United Kingdom. SEEBOARD's principal regulated businesses are the distribution and supply of electricity. In addition to its distribution and supply businesses, SEEBOARD is also engaged in other activities, including gas supply, electricity generation, electrical contracting and retailing.

    SEEBOARD's service area covers approximately 3,000 square miles in Southeast England, extending from the outlying areas of London to the English Channel. The area has a population of approximately 4.6 million people with significant portions of the area, such as south London, having a high population density.

    OTHER CSW BUSINESS OPERATIONS

    CSW Energy, Inc. develops, owns and operates independent power and cogeneration facilities within the United States. CSW International, Inc. engages in international activities, including developing, acquiring, financing and owning exempt wholesale generators and foreign utility companies, either alone or with local or other partners.

    CSW Communications, Inc. develops and operates telecommunications services primarily consisting of utility automation services and local telephone exchange services. EnerShop Inc. provides energy services to commercial, industrial, institutional and governmental customers.

    CSW Credit, Inc. purchases, without recourse, accounts receivable from the CSW U.S. Electric Operating Companies and accounts receivable from certain non-affiliated parties, subject to limitations imposed under the 1935 Act. CSW Leasing, Inc. has investments in leveraged leases.

                                   THE MERGER

GENERAL

    AEP, Sub and CSW have entered into the Merger Agreement which provides that, subject to the satisfaction or waiver of the conditions set forth therein (see "Conditions to the Consummation of the Merger"), Sub will be merged with and into CSW, CSW will be the surviving corporation in the Merger (the "Surviving Corporation") and each CSW Share will be converted into the right to receive
0.60 of an AEP Share together with cash in lieu of fractional AEP Shares. Contemporaneously with the closing under the Merger Agreement, a Certificate of Merger will be filed with the Secretary of State of the State of Delaware, and the Merger will become effective at the time of such filing unless otherwise provided in the Certificate of Merger.

    THE DESCRIPTION OF THE MERGER AGREEMENT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS INCLUDED AS ANNEX I TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED IN ITS ENTIRETY HEREIN BY THIS REFERENCE.

BACKGROUND OF THE MERGER

    GENERAL. AEP and CSW share a common vision of the future and are seeking to merge in furtherance of their shared strategy to become the nation's preeminent diversified electric utility. AEP and CSW share the view that the electric utility industry is in an era of accelerating change that will have a significant impact on the future competitive position of electric utility companies and their ability to maintain and increase earnings. Recently, the electric utility industry has begun a transformation that is being driven by technological advances, consumer pressures and federal and state legislative and regulatory initiatives aimed at introducing greater competition in the wholesale and retail energy markets. AEP and CSW each believe that efficient, low cost suppliers of energy with a diverse customer base will be best prepared to compete successfully in the rapidly changing electric energy marketplace.

    Historically, competition in the wholesale and retail electric power markets was limited. In the wholesale market, this was due primarily to difficulties in obtaining transmission service over utility systems located between potential buyers and sellers and barriers to entry, including the threat of regulation under the 1935 Act. Pursuant to the Energy Policy Act of 1992 (the "Energy Act"), however, Congress authorized the FERC to exempt certain wholesale power sellers from regulation under the 1935 Act and, in 1996, the FERC issued Orders 888 and 889 under the Energy Act requiring utilities to provide non-discriminatory, open access transmission service upon request. These regulatory developments have resulted in an active competitive wholesale market for electricity. Although the retail market for electricity currently is considerably less competitive than the wholesale market, most states in which the utility subsidiaries of AEP and CSW provide retail service, have adopted or are actively considering legislative or regulatory action that has as its primary objective permitting retail customers to select their electricity supplier and obligating utilities to provide transmission and distribution service to competitors. As a result of these ongoing regulatory activities, the managements of AEP and CSW believe that there will soon be greatly increased competition in the retail sector of the business.

    Both AEP and CSW believe that these changes are leading to a fundamental transformation of the electric utility business. They further believe that electric utility companies face increased business risks and opportunities and, unless they adapt quickly to the changing environment, will be limited in their ability to improve earnings. Many electric utilities are pursuing consolidation to reduce these risks and create new opportunities for earnings growth. Utilities confronting intensified competition have sought and, AEP and CSW believe, will continue to seek opportunities to create efficiencies and control costs through consolidation. AEP and CSW believe that strategic assets, such as a utility's transmission network and low cost generation assets, will be key factors in structuring the successful utility of the future and that customers in a competitive market will be particularly sensitive to an electric utility's efficiency and ability to respond to their needs.

    For the past several years, AEP and CSW have separately been monitoring the changes occurring in the electric utility industry and focusing their strategic planning activities on adapting to an evolving competitive environment. These ongoing changes in the electric utility industry and strategic planning activities of AEP and CSW have led each of them to believe that a strategic merger of the two companies would be the best way to achieve their compatible long-term strategic goals.

    PARTICIPANTS. Set forth below are the principal participants (and their offices and titles then held) in the discussions and negotiations that resulted in the Merger Agreement. At certain of the meetings described below under "Discussions" other employees or financial and legal advisers of AEP or CSW participated; however, the core members of the management and transaction teams involved in the discussions and negotiations are listed below.

AEP Management

    E. Linn Draper, Jr.--Chairman of the Board, President and Chief Executive Officer
    Donald M. Clements, Jr.--Executive Vice President, Corporate Development Henry W. Fayne--Senior Vice President, Corporate Planning, Budgeting Thomas S. Jobes--Managing Director, Corporate Development
    Jeffrey D. Cross--Vice President & General Counsel, Corporate Development

CSW Management

    E. R. Brooks--Chairman & Chief Executive Officer
    Thomas V. Shockley III--President and Chief Operating Officer
    Glenn Files--Executive Vice President
    Ferd. C. Meyer, Jr.--Senior Vice President and General Counsel
    Glenn D. Rosilier--Senior Vice President and Chief Financial Officer Thomas M. Hagan--Senior Vice President, External Affairs
    Venita McCellon-Allen--Senior Vice President, Corporate Development and
      Assistant Corporate Secretary
    Michael D. Smith--President, Southwestern Electric Power Company Stephen J. McDonnell--Vice President, Mergers and Acquisitions

    DISCUSSIONS. As indicated above, for the past several years, the management of CSW has been cognizant of the changing industry environment and engaged in a strategic planning process that was primarily focused on managing the corporation so that it would be poised to benefit from these changes.

    In January 1997, senior management of CSW and AEP, including Mr. Brooks and Dr. Draper, began to discuss informally, as an adjunct to other discussions relating to potential international business opportunities, a potential merger of equals between AEP and CSW (implying a stock for stock exchange at current market prices without premium). On February 17, 1997, Dr. Draper and Mr. Clements met with Mr. Brooks and Mr. Shockley in Dallas to continue the discussions as to whether a merger of equals between AEP and CSW would be feasible. Following this meeting, Mr. Jobes and Mr. McDonnell were directed to explore the feasibility of a merger between the companies from a financial and regulatory point of view. To that end, in March 1997, AEP and CSW engaged joint advisers to consider regulatory issues. AEP and CSW also engaged a third party consultant to assist the senior managements of the two companies in an analysis of the cost savings and other synergies that might result therefrom. The joint advisers were asked to begin to study the feasibility of the potential merger. During March and April, AEP and CSW personnel met independently with the joint advisers to provide information; and Mr. Jobes and Mr. McDonnell spoke by telephone on several occasions to discuss the work of the joint advisers.

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
    In March 1997, actions by the Texas Commission, including public comments in early March by one of the Commissioners and an order in late March by the Commission reducing rates of Central Power & Light Company, the largest utility of CSW, in a rate proceeding initiated in 1995 by CP&L, signaled the Texas electric utility industry that, in the absence of legislative action, the Texas Commission would not favor a full return on stranded investment during the transition to retail competition among Texas electric utilities. Legislation designed to deregulate the Texas electric utility industry, with the concomitant result of retail competition, was proposed in May 1997 but, despite the support of the Texas investor owned utilities, was not passed by the Texas legislature prior to the end of the legislative session in May 1997. In the opinion of CSW management, the indications of the Commission, combined with the uncertainty of such legislation passing, caused a substantial decline in the market price of CSW Shares during March 1997. On March 3, 1997, prior to the Commission actions mentioned above, the closing market price of the CSW Shares on the New York Stock Exchange was $24.00; in contrast, by April 17, 1997, the market price of the CSW Shares had declined to a closing sale price on that date of $18.25.

    On April 17, 1997, CSW announced its regular quarterly dividend on the CSW Shares of $0.435 per share (an implied annual rate of $1.74 per CSW Share). At this level, the dividend payout ratio was 91% of earnings per common share. In announcing the dividend, CSW cautioned its stockholders that the CSW Board was continuing to monitor factors that could affect its dividend, that the recent rate order in the CP&L rate case, if ultimately upheld, would significantly affect CP&L's earnings and that the outcome of that case was one of many factors to be considered by the CSW Board as it reviews CSW's dividend policy.

    Mr. Brooks notified Dr. Draper in late April that the decline in the market price of the CSW Shares rendered a merger of equals between AEP and CSW impracticable and as a result, CSW terminated the exploratory discussions with AEP regarding such a merger. They agreed, notwithstanding the termination of discussions, that AEP and CSW should receive the preliminary results of the work of the joint advisers. On April 25, 1997, teams led by Mr. Clements and Mr. Shockley met with the joint advisers in Columbus, Ohio to discuss the preliminary results of their work. Following consultation with the advisers of AEP and CSW, the representatives of the two companies were led to believe that a business combination of the two companies was feasible from a regulatory point of view.

    The decline in the price of CSW Shares provided additional motivation to CSW management to explore its strategic alternatives, not only to position CSW to compete effectively in a changed industry environment, but also to restore shareholder value. As a consequence, CSW management accelerated its examination of its strategic alternatives.

    In late April 1997, the chief executive officer of a large electric utility company ("Company A") requested Mr. Brooks to resume preliminary conversations about a possible business combination held earlier in the year. During May 1997, representatives of CSW met several times with management representatives of Company A to discuss the feasibility of a combination of the companies. These discussions also contemplated a merger of equals because the common stock of Company A was similarly depressed and therefore the market capitalization of the two companies were comparable. Pursuant to the provisions of a confidentiality agreement between the companies executed in May 1997, the two companies began the process of exchanging information necessary to determine the feasibility of a combination but did not engage in any discussions regarding the terms of any such combination. These discussions were, from CSW's point of view, tentative because CSW's management and Board of Directors had not at this time determined that a business combination was the preferred strategic alternative.

    During May and June 1997, CSW management intensified its studies of certain other electric utility companies that had been identified as potential candidates for a strategic merger or business combination involving a stock for stock exchange. Another strategic alternative that was examined by management during this period was the feasibility of a divestiture of the transmission and distribution assets of CSW in order to concentrate on the domestic generation and power marketing businesses and the international electric power business (the "Asset Divestiture Plan"). In late July 1997, CSW engaged the Dallas office of

McKinsey & Co. ("McKinsey") to assist management in its evaluation of the Asset Divestiture Plan. At a meeting of the CSW Board of Directors on July 17, 1997, CSW management, together with Morgan Stanley & Co. Incorporated ("Morgan Stanley"), outlined for the directors potential strategic alternatives available to CSW to meet the changing industry environment and to restore and enhance long-term shareholder value, including possible business combinations and strategic alliances with other companies, the Asset Divestiture Plan and other options that could be pursued on a stand along basis. No specific companies, other than AEP and Company A, were identified at this meeting as being possible business combination candidates.

    During late July and August 1997, CSW management, with the assistance of its advisers, including McKinsey and Morgan Stanley, continued to evaluate the Asset Divestiture Plan and the process of screening potential business combination candidates.

    As indicated above, CSW management believes that strategic assets, such as a utility's transmission network and low cost generation, will be key factors in structuring the successful utility of the future and that premiums will be placed on efficiency and the ability to respond to the needs of customers. CSW management further believes that efficient, low cost suppliers of energy with a diverse customer base will be best prepared to compete successfully in the rapidly changing electric energy marketplace. Accordingly, the screening criteria for potential business combination candidates required that any candidate be of sufficient size to permit the efficient production of low cost energy and that the candidate have a management strategy focused on reducing or diversifying exposure to regulatory risks, reducing exposure to stranded investment, establishing a significant electric power trading capability, building a national retail and wholesale presence and pursuing growth in selected international investments. In addition, the screening criteria required that a business combination with any candidate be feasible from a regulatory point of view. During this period, CSW management concluded that a stock for stock business combination with a candidate meeting the screening criteria that involved a premium over the market price of the CSW Shares was preferable to a merger of equals with a company whose common stock was similarly depressed.

    In August and early September 1997, Mr. Brooks held three meetings with the chief executive officer of Company A and during those meetings discussed CSW's progress in evaluating its strategic alternatives. McKinsey began to assist CSW in its process of screening potential strategic business combination candidates. During early September 1997, Mr. Brooks, based on a careful examination of the aforementioned strategic alternatives and intensive study of potential business combination candidates and information developed by CSW management from that process, met with Dr. Draper to determine AEP's interest in renewing discussions regarding a potential business combination and with the chief executive officers of two other large electric utility companies ("Company B" and "Company C") to determine their interest, if any, in exploring a possible business combination with CSW. All expressed strong interest in engaging in preliminary discussions with CSW.

    The Board of Directors of CSW met again on September 10, 1997 and discussed the progress of CSW management in its ongoing evaluation of potential strategic alternatives. Subsequently, CSW representatives met with representatives of two other large electric utility companies. Neither of those companies was then in a position to enter into discussions regarding a possible business combination.

    At a meeting of the Board of Directors on September 27, 1997, CSW management and McKinsey discussed with the CSW Board their views on the changing conditions in the electric utility industry generally and, more specifically, in Texas and the impact of such changing conditions on CSW and its business and prospects. They also discussed the challenges facing and opportunities available to CSW under each of the several strategic alternatives that had been under study and previously discussed by CSW's management with the CSW Board, including a possible business combination and strategic alternatives that could be pursued by CSW on a stand-alone basis, and how each of these strategic alternatives might affect CSW and long-term stockholder value. CSW management and the CSW Board discussed extensively the impact of the electric utility industry restructuring, the best means to enhance

CSW's capabilities in fuel contracting, power sales, trading and asset acquisitions and CSW's ability to build a national retail presence. At this point, CSW management advised the directors that management, after extensive study, had determined not to recommend the Asset Divestiture Plan and explained the reasons for this determination, which included risks associated with potential adverse federal income tax consequences, CSW's ability to sell its transmission and distribution assets for a fair price given regulatory uncertainty in Texas, its ability successfully to apply the proceeds of any such sale to the acquisition of additional generation capacity and the barriers to entry and already significant competition in the electric power trading market. Morgan Stanley then presented a financial analysis of CSW's strategic alternatives, including a business combination analysis and an analysis of the stand-alone alternatives. In conclusion, Mr. Brooks informed the CSW Board of CSW management's belief that CSW's strategic vision should include reducing or diversifying exposure to regulatory risks, reducing its exposure to stranded investment, establishing a significant electric power trading capability, building a national retail and wholesale presence and pursuing focused growth in international investments, and that implementation of this strategy would be the best way to restore and enhance long-term stockholder value. CSW management then recommended to the CSW Board that CSW seek a strategic combination with a partner that could enhance CSW's ability to implement its strategic vision. CSW management further recommended that any strategic combination candidate should have a comparable strategic vision with that of CSW in order to maximize the likelihood that the combination would bring the most long-term value to CSW's stockholders. In the view of CSW management, such a merger candidate should own generation capacity that would be competitive in a deregulated environment, have a national presence with a solid reputation in the electric utility industry and not increase CSW's exposure to stranded costs. Mr. Brooks also informed the CSW Board that he had been in contact with the chief executive officers of certain potential strategic combination candidates that, in the view of CSW management, met these criteria and that several of them were interested in discussing a merger. At the conclusion of CSW management's presentation, the CSW
Board unanimously authorized CSW management to pursue discussions with companies that had been identified to the CSW Board as having the potential to contribute to the realization of CSW's long-term strategy while continuing to evaluate CSW's stand-alone options.

    While CSW management had earlier conveyed to AEP, Company B and Company C the notion that CSW would not entertain any business combination proposal that did not, in addition to meeting the screening criteria, include a significant premium to the CSW Shares market price, in late September 1997 Mr. Brooks conveyed the same notion to the chief executive officer of Company A. The latter responded by advising Mr. Brooks that Company A was not in a position to consider such a premium, and the discussions with Company A were, accordingly, suspended.

    In early October 1997, Mr. Brooks met with the chief executive officer of a smaller electric utility company at the request of the latter. During the meeting, the latter expressed strong interest in pursuing a business combination transaction between CSW and his company. Mr. Brooks informed the chief executive officer that, in the views of CSW management, the combination was not an appropriate strategic fit and that his company did not meet CSW's screening criteria.

    On October 8 and 15, 1997, CSW management conferred by telephone with the CSW Board regarding the progress made by CSW management in its discussions with potential business combination candidates. During these calls, CSW management identified for the CSW Board several candidates that had indicated an interest in pursuing exploratory discussions with CSW about a strategic merger.

    Messrs. Brooks, Shockley and Rosilier met with Dr. Draper on October 9, 1997 in Columbus, Ohio. This discussion concerned the parties' interest in a potential strategic combination and the need to expand their exploratory discussions to include a larger group of employees and advisers.

    In mid-October 1997, the Chief Executive Officer of Company A called Mr. Brooks to ask if Company A could resume talks with CSW concerning a potential merger with a significant premium to the CSW Shares market price, if a large component of the consideration to CSW stockholders would be cash. Mr.

Brooks informed him that such a proposal would not be responsive to CSW's interest in a potential stock-for-stock transaction if CSW chose not to remain independent, but that CSW would give due consideration to any such proposal from Company A and evaluate it in light of CSW's other strategic alternatives.

    During October 1997, CSW executed confidentiality agreements with AEP, Company B and Company C and commenced the exchange of nonpublic information. During this period, McKinsey completed its review of the electric utility industry and confirmed management's list of potential business combination candidates. Mr. Brooks also approached the chief executive officer of one other electric utility company on CSW's list of candidates regarding his company's interest in a potential business combination. That chief executive officer indicated interest but determined not to engage in business combination discussions because of perceived regulatory concerns.

    On October 23, 1997, CSW management, consultants and financial and legal advisers met with the CSW Board in the corporate offices of CSW to discuss further the strategic alternatives available to CSW, including a possible strategic merger and strategic alternatives that could be pursued by CSW on a stand-alone basis. CSW management, consultants and advisers discussed with the CSW Board the rationale behind CSW management's recommendation that a strategic combination be considered and reviewed the overall progress of CSW management's efforts to identify the best strategic merger partner, as measured against the criteria previously outlined by Mr. Brooks to the CSW Board. CSW management and McKinsey compared and contrasted the option of remaining independent with a strategic combination, discussing in particular the need to build skills for a deregulated market and the desirability of having sufficient size and a large, diverse customer base to support and expand those skills. CSW management and McKinsey also discussed with the CSW Board the process of identifying the best strategic combination partner, the status of the process at that time and each of the candidates then being evaluated by CSW management. As regards each potential business combination candidate, CSW management reported specifically with respect to its then developed views regarding the likelihood of regulatory approval of such a business combination. Morgan Stanley reviewed for the CSW Board the earnings analysis for CSW on a stand-alone basis presented at the September 27 meeting, discussed the financial condition of several strategic merger candidates and presented an accretion/dilution analysis with respect to a strategic merger with each. CSW management also discussed with the CSW Board the contacts made with potential candidates. At the conclusion of the meeting, the CSW Board authorized management to continue the screening process and ratified the execution of confidentiality agreements with selected candidates.

    On October 29, 1997, in a telephone conference, the initial transaction teams of AEP and CSW organized a mutual evaluation process. Mr. Jobes and Mr. McDonnell initiated the telephone conference which resulted in the decision to renew their efforts to identify and quantify the potential cost savings and synergies resulting from such a business combination with the assistance of a third party consultant.

    On October 30, 1997, Mr. Brooks and other senior executives of AEP and CSW met at a hotel in Columbus, Ohio to make initial presentations about the business, operations, financial condition and prospects of their respective companies.

    On October 31, 1997, Mr. Brooks and other executives met with executives of Company B in Dallas to explore the possibility of a strategic business combination and the issues raised thereby, and Mr. Brooks and other executives met with executives of Company A in Dallas for the same purpose.

    On November 4, 1997, Mr. Shockley and other executives met with executives of Company C in Dallas to discuss the possibility of a strategic business combination and related issues.

    On November 5, 1997, CSW management met with the CSW Board by telephone conference to update the CSW Board on the process of identifying the best strategic partner. Mr. Brooks reviewed for the CSW Board the status of the discussions with AEP and the other potential strategic merger candidates. On November 6 and 7, 1997, members of the transaction teams of CSW and AEP held meetings at the offices of Salomon Brothers Inc., now doing businesss as Salomon Smith Barney ("Salomon Smith

Barney") in Chicago, Illinois to discuss regulatory and financial matters relating to a potential merger. The regulatory discussions included presentations by legal advisers to AEP and CSW with respect to the regulatory filing and approval processes that would be required in order to consummate a merger. Presentations were made with respect to the required filings with and findings or approvals by the FERC, SEC, NRC, U.S. Justice Department and Federal Trade Commission and each of the states in which AEP and CSW operate. The discussions also concerned the potential regulatory issues that might arise, and the potential regulatory filings that might be necessary, in connection with the Merger as a result of the two companies' respective operations in the United Kingdom. The discussion of financial matters consisted primarily of explanations of the financial information previously exchanged by AEP and Salomon Smith Barney with CSW and Morgan Stanley.

    By letter dated November 6, 1997, the chief executive officer of Company A advised Mr. Brooks that, while previous discussions had involved the possibility of a merger of equals, Company A was now willing to discuss a stock and cash transaction involving a 15 to 20 percent premium to the CSW Shares market price on such date. On November 11, 1997, the chief operating officer of Company A forwarded to Mr. Brooks a copy of a report (the "Company A McKinsey Report") rendered by another office of McKinsey & Company that compared a business combination of CSW with AEP, Company A and Company C and concluded that the combination with Company A was the most favorable, based on large part on Company A's assessment of the likelihood of regulatory approval of each such transaction.

    During the first two weeks of November, CSW established transaction teams consisting of officers of CSW and representatives of its financial and legal advisers to meet with their counterparts at AEP and Companies A, B and C to exchange information and to evaluate further the desirability and feasibility of a strategic business combination with each. Each of these companies was informed by CSW that it was engaged in a process of evaluating its strategic alternatives and that it was engaged in discussions with other unidentified companies. During this period, the CSW transaction teams met with their counterparts at each of the four strategic business combination candidates numerous times for the purpose of exchanging information and evaluating the issues relating to a potential business combination.

    On November 13 and 14, 1997, CSW management and CSW's advisers met with the CSW Board in Austin, Texas to discuss further the strategic alternatives available to CSW, including a possible strategic merger as well as various stand-alone alternatives. CSW management reported to the CSW Board the receipt of the Company A McKinsey Report and that CSW management had sought and received assurance from McKinsey that no information regarding CSW was shared by the Dallas office with personnel in the other office of McKinsey & Company. CSW management and CSW's consultants and advisers discussed with the CSW Board the rationale behind CSW management's recommendation that a strategic merger be considered and reviewed the overall progress of CSW management's efforts to identify the optimal strategic merger partner as measured against the criteria previously discussed with the CSW Board. CSW management discussed with the CSW Board the status of the discussions with AEP and the other potential strategic merger candidates and the regulatory filing and approval process that would be required in connection with a strategic combination and how that process would differ as applied to a merger with each candidate. CSW management and Morgan Stanley also discussed with the CSW Board the business, operations, financial condition and prospects of the candidates and their relative strengths and weaknesses, especially the compatibility of each candidate's strategic plan with CSW's plan and the extent to which they satisfied the criteria previously outlined to the CSW Board.

    At this meeting, the CSW Board authorized the formation of the Corporate Strategy Review Committee (the "CSW Committee") to facilitate greater involvement and direction by the CSW Board in the evaluation process. The CSW Committee consisted of Messrs. Donald M. Carlton, Joe H. Foy, William R. Howell, Robert W. Lawless and James L. Powell. Mr. Foy, was appointed Chairman of the CSW Committee. The CSW Board directed the CSW Committee (i) to keep fully informed, on behalf of the CSW Board, regarding the progress of evaluation of the strategic alternatives available to CSW, including the possibility of a strategic combination or of remaining independent, (ii) to participate in the direction of such process, (iii) to evaluate any proposals received by CSW pursuant to such process or otherwise, (iv) to determine which, if any, proposal is in the best long-term interests of CSW and its stockholders, (v) to ensure that it is kept informed of, and to direct, the negotiation of the terms and conditions of any combination contemplated by any proposal and (vi) to recommend to the CSW Board any such combination that the CSW Committee shall determine to be in the best long-term interests of CSW and its stockholders.

    From November 15 through November 24, 1997, CSW management and advisers continued their discussions with all the potential strategic merger candidates. On November 20 and 21, members of the transaction teams of CSW and AEP met at the offices of Salomon Smith Barney in Chicago, Illinois to continue exploratory due diligence and to discuss regulatory issues. At these meetings the two teams answered due diligence questions and continued their earlier discussions of the regulatory approval process.

    On November 24, 1997, CSW management and CSW's advisers met with the CSW Committee in the corporate offices of CSW to inform the CSW Committee on the progress of the strategic alternative evaluation process. The CSW Committee received a thorough briefing on the ongoing discussions that were continuing with AEP and the other potential strategic merger candidates. To bring closure to the evaluation process, the CSW Committee authorized CSW management to send to each of the four strategic merger candidates a letter (the "Request Letters") requesting each of the candidates to advise CSW formally as to whether it was interested in pursuing a strategic combination with CSW. In the Request Letters, CSW asked each recipient to advise CSW as to the principal terms and conditions under which it was prepared to discuss such a business combination. The Request Letters also advised the recipients regarding the minimum essential parameters of a business combination proposal required by CSW in order to receive full consideration by CSW, including the parameter that any combination should be structured as a tax free, stock-for-stock transaction.

    From November 25 through December 11, 1997, CSW management and advisors continued exploratory discussions with each of the strategic merger candidates. On December 2, 1997, members of the transaction teams of AEP and CSW met in Washington, D.C. to review certain regulatory and other issues.

    On December 5, 1997, the CSW Committee met by telephone conference. CSW management and advisers briefed the CSW Committee on the ongoing discussions with the potential strategic merger candidates held since November 24, 1997. CSW management reviewed with the CSW Committee the process that resulted in the discussions with AEP and the other candidates, and discussed its views of the financial and operational strengths of each potential strategic merger candidate and the perceived business prospects of each combination. During these discussions, CSW management emphasized the factors discussed at previous CSW Board and CSW Committee meetings in presenting an analysis of each of the potential strategic merger candidates. Morgan Stanley also informed the CSW Committee of its discussions with the financial advisers to each of the candidates (other than Company C which had not engaged a financial adviser).

    On December 5, 1997, the CSW Board met with CSW management and CSW's financial advisers to receive an update on the status of CSW's efforts to identify a potential strategic combination partner. The CSW Committee reported to the CSW Board on the CSW Committee's meetings held November 14, 1997, November 24, 1997 and December 5, 1997. The report contained a review of the deliberations of the CSW Committee during these meetings, including a briefing with respect to the Request Letters, the rationale therefor and the content thereof. During this meeting, Mr. Brooks outlined and discussed all of the issues being considered by the CSW Committee, CSW management and CSW's financial advisers with respect to each of the candidates. CSW management also updated the CSW Board with respect to the status of discussions with AEP and Company A, Company B and Company C. Morgan Stanley also informed the Board about conversations it had with the financial advisers to each of AEP and Company A and Company B.

    On December 6, 1997, the AEP Board met with AEP management and AEP's legal and financial advisors to consider submitting a preliminary indication of interest with respect to a possible business combination with CSW in response to the Request Letter. At the meeting, AEP management and the financial and legal advisors of AEP advised the AEP Board as to the status of the due diligence review of CSW's business, operations and financial condition conducted to date and feasibility of consummating the proposed business combination.

    On December 11, 1997, CSW received affirmative responses to the Request Letters from AEP, Company A and Company B. Company C declined to respond citing anticipated regulatory and accounting concerns. AEP's response indicated that, based on the information it had received to date and subject to satisfactory completion of due diligence, AEP would be interested in continuing discussions with CSW that could lead to a merger pursuant to which each CSW Share would be exchanged for .58 of one AEP Share (an implied value of $28.60 per CSW Share based on the closing sale price of the AEP Shares on December 10, 1997). The response from Company A indicated that company would be interested in discussing a business combination in which 60% of the CSW Common Stock would be converted into cash at $29 per share and the balance would be converted into common stock of a new entity having a market value of $29 per share of CSW Common Stock based on a trading period prior to closing. The response from Company B indicated that it would, based on and subject to further analysis of several significant assumptions relating to forecasted financial results and other matters, be interested in discussing a business combination in which the CSW Common Stock would be converted into common stock of Company B having a market value of $26 to $28 per share of CSW Common Stock.

    CSW management deemed the proposal from Company A to be nonresponsive to the Request Letter primarily because the large cash component of the merger consideration was inconsistent with the objective of the CSW management and CSW Board that the CSW shareholders be afforded the opportunity to participate in the company resulting from any strategic merger pursued by CSW, and CSW management so advised the Committee at its meeting on December 12, 1997.

    After receipt of the response from Company B, Mr. Brooks called the chief executive officer of Company B to advise him that the implied value of his proposal would need to be higher than $28 per CSW Share in order to be considered seriously by CSW. The response of the latter was that he could only improve his offer if substantial risks were removed from the transaction, some of which were beyond the control of CSW.

    On December 12, 1997, CSW management and advisers met with the CSW Committee at the corporate offices of CSW to discuss affirmative responses and the status of the strategic merger candidate evaluation process. CSW management and legal advisers discussed with the CSW Committee the content of each of the responses received and compared each of them to the terms and conditions requested by CSW in the Request Letters. Each response was also discussed in the context of the discussions being conducted with that strategic merger candidate and the evaluations of the candidates presented at prior CSW Board and CSW Committee meetings. CSW management also reviewed for the CSW Committee the strengths and weaknesses of each responding candidate and how compatible each of their business plans was with CSW's strategic vision. Morgan Stanley reviewed with the CSW Committee the key financial terms of each proposal and noted the valuation of AEP's proposal based on the respective stock prices as of December 11, 1997 was higher than the other two proposals. The CSW Committee then discussed the stand-alone options available to CSW and compared those to the potential strategic mergers under consideration. After further discussion, the CSW Committee determined that AEP appeared to be the best strategic merger partner for CSW and that a merger with AEP on the right terms would be more likely to restore and enhance long-term stockholder value than any of the other merger or stand-alone strategic alternatives. The CSW Committee then requested CSW management to seek a more favorable exchange ratio. The CSW Committee authorized CSW management to proceed to negotiation of a definitive business combination agreement with AEP if CSW management was successful in improving the exchange ratio.

    On December 12, 1997, in accordance with instructions from the CSW Committee, Mr. Brooks called Dr. Draper to inform him that CSW management was prepared to recommend that CSW enter into negotiations with AEP in an effort to reach agreement on a merger if AEP would increase the suggested exchange ratio. Following negotiations between Dr. Draper and Mr. Brooks regarding various exchange ratios throughout the day, Dr. Draper agreed to increase the proposed exchange ratio to .60 of one AEP Share for each CSW Share (an implied value of $29.74 per CSW Share based on the closing sale price of AEP Shares on December 12, 1997). Later in the day, Mr. Brooks informed Dr. Draper that CSW management was authorized by the CSW Committee to proceed with merger negotiations on that basis.

    From December 13 through December 17, 1997, both CSW and AEP accelerated their due diligence efforts, with both companies' teams working primarily in data rooms established at the offices of CSW's legal counsel in Dallas, Texas. On December 16, 1997, CSW delivered a draft merger agreement to AEP. Numerous small group meetings were held to discuss the regulatory approval process, environmental matters, nuclear operations and other matters, with the results of such meetings reported to AEP and CSW managements.

    On December 17, 18 and 19, 1997, the CSW Committee met by telephone conference with CSW management and advisers and the committee's counsel to discuss the status of the negotiations with AEP. CSW management discussed with the CSW Committee the due diligence efforts being conducted by both companies and the progress of the merger negotiations.

    On December 17, 1997, the AEP Board met with AEP management and AEP's legal and financial advisors to review the status of the negotiations with CSW. AEP management advised the AEP Board with respect to the due diligence efforts being conducted by both companies and the progress of the Merger negotiations. Representatives of Salomon Smith Barney made a presentation to the AEP Board with respect to certain analyses preformed by Salomon Smith Barney in evaluating the consideration proposed to be paid by AEP in connection with the Merger.

    From December 18 through December 20, 1997, negotiating teams from AEP and CSW met at the offices of AEP's legal counsel in New York, New York to negotiate the terms of the Merger Agreement.

    On December 20, 1997, the CSW Committee met at the corporate offices of CSW in Dallas, Texas. At this meeting, CSW management updated the CSW Committee on the progress of the negotiations with AEP and discussed with the CSW Committee a number of other issues. CSW management presented a report to the CSW Committee regarding the strategic fit of a merger with AEP as compared with other possible merger candidates or stand-alone options available to CSW and how the various alternatives would affect stockholder value. Legal counsel discussed with the CSW Committee the substantive issues involved in obtaining FERC approval of a merger with AEP and compared those issues and their likely resolution with the issues raised by a combination with the other responding candidates. Legal counsel also discussed the regulatory environment in several of the states in which AEP operates. Mr. Hagan discussed regulatory issues in the States of Arkansas, Louisiana, Oklahoma and Texas as they relate to a merger with AEP and the other potential strategic merger candidates. Mr. Meyer reviewed for the CSW Committee the 1935 Act requirements that would apply to a merger with AEP and the other potential strategic merger candidates and also reviewed the feasibility of the proposed merger under the various applicable regulatory requirements. Mr. Files discussed with the CSW Committee certain environmental issues associated with a merger with AEP. Mr. Files reviewed for the CSW Committee the environmental due diligence undertaken by CSW and its environmental advisers, in particular with respect to AEP's coal mining operations and its coal-fired generation plants. Mr. Files discussed the impact of possible legislation on AEP's operations and the likely costs associated therewith. Mr. Smith reported to the CSW Committee on the expected cost savings and other synergies that would result from a merger with AEP and how these cost savings and other efficiencies might be realized and reflected in the combined company's future operations. Mr. Rosilier discussed the accounting and tax treatment of a merger with AEP. Morgan Stanley presented a detailed financial analysis of the proposed merger, including valuations for each of CSW and

AEP on a stand-alone and combined basis utilizing certain stated assumptions regarding cost efficiencies and enhanced revenues. Morgan Stanley's report included historical and comparative price earnings ratios, historical market prices and the relationships of such prices to general market performance. Morgan Stanley also informed the CSW Committee that Morgan Stanley would issue an opinion to the CSW Board that the exchange ratio in the Merger was fair to CSW's common stockholders from a financial point of view. See "The Merger--Opinion of Financial Adviser to CSW". Mr. Shockley reviewed significant issues in the Merger agreement. He reported on the proposed methods of resolving operational issues between the companies pending consummation of the Merger. He also outlined the terms and conditions of various material adverse events which could result in either party terminating the Merger Agreement. CSW's outside counsel reviewed the substantive provisions of the Merger Agreement, including the termination and termination fee provisions. At the conclusion of the meeting, the CSW Committee voted unanimously to recommend to the CSW Board that it authorize CSW to enter into the Merger on the terms and conditions outlined and discussed thoroughly during the presentations to the CSW Committee.

    On December 21, 1997, at a special meeting of the CSW Board held in the corporate offices of CSW, Mr. Foy presented the CSW Committee's report and recommendation to the CSW Board and Mr. Foy and Mr. Brooks reviewed for the CSW Board those issues discussed at the December 20, 1997 CSW Committee meeting. CSW's outside counsel reviewed with the CSW Board the terms of the final forms of the Merger Agreement and other transaction documents. Counsel also reviewed the approval process to be commenced upon execution of the Merger Agreement, including the process of seeking approval of AEP and CSW stockholders and the various regulatory agencies whose approval would be required. Mr. Meyer discussed with the CSW Board various provisions of the 1935 Act and their applicability to the proposed Merger and to the operations of the combined entity after the effective time of the proposed Merger. He also reviewed with the CSW Board the feasibility of the proposed merger under the various applicable regulatory requirements. Morgan Stanley delivered its oral opinion to the CSW Board to the effect that, as of such date and based upon and subject to various considerations, the proposed exchange ratio of .60 of one of the AEP Shares for each CSW Share was fair, from a financial point of view, to the holders of CSW Shares. The CSW Board then reviewed the presentations they had received at this and previous CSW Board meetings concerning CSW's strategic alternatives and how best to restore and enhance long-term stockholder value, discussing and considering, among other things: current industry, economic and market conditions; the effects of the changing regulatory environment and increased competition on CSW's earning potential as a stand-alone company; the results of due diligence on AEP and its operations and business prospects; the impact of current and anticipated environmental legislation on the combined company; expected cost savings and synergies resulting from the Merger that will enhance opportunities for earnings growth and create value for stockholders; diversification and, hence, reduction of regulatory risks that would result from the Merger; creation of a larger service territory with a more diversified customer base, thereby reducing the adverse impact of regional economic downturns; increased flexibility and leverage in financing; creation of a larger low-cost generating system allowing for a reduction in reserve margins and deferring the need to add generating capacity; enhanced ability to make off-systems sales; the tax and accounting treatment of the Merger; the regulatory feasibility of the Merger; and increased opportunities in wholesale and retail energy marketing. Upon conclusion, the CSW Board unanimously approved an amendment of the Stockholder Rights Plan to exempt the Merger from the application thereof and, by a vote of twelve in favor and one against, approved the Merger Agreement and the transactions contemplated thereby. Mr. Glenn Biggs was the sole director to vote against approval of the Merger Agreement and the transactions contemplated thereby based on his expressed beliefs that the Merger Agreement should contain a collar limiting the effect of any potential decline in the market price of the AEP Shares prior to consummation of the Merger and that, despite legal advice to the contrary, the Merger might not be feasible under the 1935 Act. See "THE CSW MEETING--ADDITIONAL MATTERS--Election of Directors" and "--Meetings and Compensation of the CSW Board."

    On December 21, 1997, the AEP Board met to consider the proposed Merger. Representatives of AEP's senior management, AEP's legal advisors and its financial advisors made presentations and reviewed the matters set forth under "Reasons for the Merger." The terms of the proposed Merger and the provisions contained in the draft of the Merger Agreement were reviewed with the AEP Board. Salomon Smith Barney rendered its oral opinion, confirmed by a subsequent written opinion dated December 21, 1997, that, as of such date, and based upon and subject to the considerations set forth therein, the consideration to be paid by AEP in connection with the Merger was fair to AEP from a financial point of view. After discussion and consideration, the AEP Board approved the Merger, the Merger Agreement and all of the related transactions with the unanimous vote of all directors present (Ms. Kathryn D. Sullivan being absent from the meeting).

    Following the meetings of the AEP Board and the CSW Board, the Merger Agreement was executed.

REASONS FOR THE MERGER

    AEP and CSW share a common vision of the strategic path necessary to succeed in the increasingly competitive utility and energy services marketplace. The electric utility industry has been undergoing dramatic structural change for several years. This evolution has been marked by the Energy Policy Act of 1992 and the issuance by the FERC in 1996 of Orders 888 and 889 which further opened the transmission systems of electric utilities to use by third parties. To compete more effectively in the dynamic and increasingly competitive global energy and related services market, AEP and CSW believe that companies must be able to market and deliver a wide variety of energy services across various energy forms at competitive prices. Both AEP and CSW foresee a convergence of energy-related services, electric utility services and potentially other utility services such as telecommunications.

    AEP and CSW believe that the Merger will position the combined companies to be the nation's preeminent diversified electric utility company, and that the Merger offers significant opportunities to create additional value for shareholders, customers and employees of AEP and CSW. The benefits of the Merger include the following:

    - INCREASED SCALE--The combined company will be a substantially larger enterprise than either AEP or CSW on a stand-alone basis. As competition intensifies within the industry, AEP and CSW believe scale will be one contributor to overall business success. Scale has importance in many areas, including utility operations, product development, advertising and corporate services. The Merger is expected to improve the profitability of the combined company by roughly doubling the customer base and providing synergies in all of these areas.

    - COST SAVINGS--Through the elimination of duplication in corporate and administrative programs, greater efficiencies in operations and business processes, improved purchasing power, and the combination of two workforces, the companies expect to capture Merger-related savings of approximately $2 billion, net of transaction and transition costs, over the next ten years, based on preliminary estimates by the managements of AEP and CSW. These estimated cost savings would be attributable to the Merger and would not include other types of savings that might be achieved without a business combination of AEP and CSW. The estimated cost savings reflect the creation of cost reduction or cost avoidance opportunities through the ability to consolidate separate, stand-alone operations into a single entity.

    - COMPETITIVE PRICES AND SERVICES--Sales to industrial, large commercial and wholesale customers are at greatest near-term risk as a result of increased competition in the electric utility industry. It is expected that the Merger will create a company better able to meet the demands of such customers for reliable, low-cost power in the face of increased competition among suppliers and will create operating efficiencies that will allow the combined companies to be able to produce and deliver low-cost power to customers.

    - FINANCIAL STRENGTH--By significantly increasing the market capitalization of the combined company compared with the individual companies, it is expected that the Merger will result in a combined company with a stronger financial base, improved position in the credit markets and less exposure to regional economic downturns.

    - GREATER DIVERSIFICATION--The combination of the two companies will immediately increase the companies' ability to serve a larger and more diverse base of customers. The combined service territories of AEP and CSW will be more diverse than their individual service territories, reducing exposure to adverse changes in any sector's economic and competitive conditions. After the Merger, the combined company plans to expand relationships with existing customers and to develop relationships with new customers in its service area, using its combined distribution channels to market a portfolio of innovative energy-related products throughout the region at competitive prices. In addition to geographic diversity, the Merger will result in a combined company which has greater diversity in fuel and generation, which its expected to reduce dependence upon any one sector of the energy industry and reduce exposure to fluctuations in certain commodity prices.

    Subject to the qualifications expressed below, AEP and CSW believe that the Merger will generate substantial cost savings to the combined company following the Effective Time, which would not be available absent the Merger. As mentioned above, preliminary estimates by the management of AEP and CSW indicate that the Merger could result in potential net non-fuel cost savings (that is, after taking into account the costs incurred to achieve such savings) of approximately $2.0 billion during the ten-year period following the Merger. Potentially significant cost savings include personnel reductions and reduced corporate and administrative programs. Assuming a March 31, 1999 closing, AEP and CSW estimate available synergies and cost savings resulting from the Merger, net of costs necessary to achieve these reductions, of approximately $17 million (9 months), $102 million, $135 million, $162 million, $181 million, $243 million, $255 million, $259 million, $267 million, $275 million and $69 million (3 months) in the first ten years following the Merger, respectively, for a total of approximately $2 billion. The synergies and the cost savings in the first five years are expected to be lower than the later years due to the costs incurred to achieve certain synergies and cost savings. The categories and estimated amounts of non-production cost synergies and cost savings over the ten year period are anticipated to be as follows: labor savings of approximately $996 million, corporate and administrative savings of approximately $1,044 million, and purchasing economy savings of approximately $367 million. Achievement of these savings will require incurring an estimated cost of $248 million and does not include estimated savings from pre-merger initiatives of approximately $193 million. The companies are required to obtain state regulatory approvals of the Merger in the states of Texas, Oklahoma, Louisiana and Arkansas as well as from the FERC, the NRC, the FCC and the SEC. In addition, the companies must await the expiration or termination of the applicable waiting period under the HSR Act. As part of the filings, the companies plan to propose regulatory plans which suggest an equitable sharing of the net savings from the Merger which will be requested to be amortized over a multi-year period. Although specific estimates of the net savings to the shareholders cannot be determined until all regulatory proceedings have been completed, it is expected that approximately half of the net savings would be realized by the shareholders. In addition, it is anticipated that there will be reduced fuel costs.

    The analyses employed by the managements of AEP and CSW in order to develop estimates of potential savings as a result of the Merger were necessarily based upon various assumptions. The estimated merger cost savings are assumed to be available coincident with closing at or about March 31, 1999 and to extend over a ten-year period concluding March 31, 2009. The material assumptions include savings that are provided in nominal dollars based on escalation rates of approximately 3% for all non-labor areas and 4% for salaries and wages. These escalation rates are also adjusted for other areas where price changes differ from general escalation rates. No assumptions are made with respect to individual company cost reductions; rather, reductions are assumed to occur across both companies using blended cost rates. Reductions in staffing levels are assumed to occur across both companies and reflect the areas where overlap or duplication are expected. Cost reductions in other non-labor areas reflect either duplication in expenditures, for example information technology, or economies of scale in purchasing services, such as insurance. These avoided duplicate expenditures reflect specific projects, where identifiable, or assumed project cost levels based on the plans of the individual companies. Economies of scale are predicated upon perceived opportunities to reduce unit costs based on observed prices paid and the results of expected negotiations. Accordingly, while AEP and CSW believe that such assumptions are reasonable for purposes of the development of estimates of potential savings, there can be no assurance that such assumptions will approximate actual experience or that such savings will be realized. See "Summary of the Joint Proxy Statement/Prospectus--Cautionary Statement Concerning Forward-Looking Statements." The nature of the allocation of the estimated cost savings resulting from the Merger will depend in part upon the results of regulatory proceedings in the various jurisdictions in which AEP and CSW operate their utility businesses. See "Regulatory Approvals."

    In the past, such regulatory commissions have occasionally required a particular allocation of estimated merger-related cost savings as a condition of approval of a merger. If a commission requires that some part of merger-related cost savings be allocated to customers, those savings will necessarily be unavailable to the stockholders of the combined company. However, the Merger Agreement provides that consummation of the Merger is dependent on regulatory approvals that do not impose terms, conditions, or qualifications that, individually, or in the aggregate, could resonably be expected to have a Material Adverse Effect on the combined company.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    AEP. THE AEP BOARD HAS BY THE UNANIMOUS VOTE OF THE DIRECTORS PRESENT AT THE MEETING APPROVED THE MERGER AGREEMENT AND DETERMINED TO RECOMMEND THE CHARTER AMENDMENT AND THE SHARE ISSUANCE. THE AEP BOARD RECOMMENDS THAT THE HOLDERS OF AEP COMMON STOCK VOTE FOR APPROVAL OF THE CHARTER AMENDMENT AND THE SHARE ISSUANCE.

    The determination of the AEP Board to approve the Merger and the transactions contemplated thereby was based upon consideration of a number of factors. The following list includes the material factors considered by the AEP Board in its evaluation of the Merger and the transactions contemplated thereby:
(i) AEP's and CSW's respective businesses, operations, assets, management, geographic locations and prospects; (ii) current industry, economic, market and regulatory conditions and trends which encourage consolidation to create new business strategies and earnings growth; (iii) potential opportunities for enhanced value for customers arising out of the operating efficiencies of the combined company due to the combined company's stronger competitive position;
(iv) AEP's and CSW's strategic fit and compatible corporate cultures and visions of the future of the energy business; (v) the financial resources of the combined company; (vi) the ability to consummate the Merger, including, in particular, the ability to obtain required regulatory approvals on a timely basis without the imposition of conditions that could reasonably be expected to have a material adverse effect on the combined company; (vii) the anticipated positive effects of the Merger on long-term value for shareholders through their ownership of stock in a stronger, more diversified company; (viii) the geographically attractive service territory of CSW expanding the breadth and diversity of markets for the combined company to service; (ix) the diversification of AEP's and CSW's fuel and environmental risks; (x) the terms of the Merger Agreement, which provide for reciprocal representations and warranties, conditions to closing and rights to termination (as discussed under "The Merger Agreement"); (xi) the recent incidence of Merger transactions involving electric utility companies in surrounding markets, which is part of a wider trend in the utility industry towards consolidation and strategic partnerships in order to create larger, stronger companies made to face an increasingly competitive environment; (xii) the impact of regulation under various state and federal laws, in particular the federal and state legislative and regulatory initiatives aimed at introducing greater competition in the wholesale and retail energy markets, and the feasibility of obtaining regulatory approvals required as conditions to the consummation of the merger; and (xiii) the opinion of Salomon Smith Barney that, as of December 21, 1997 and based upon and subject to the considerations set forth therein, the consideration to be paid by AEP in the Merger was fair to AEP from a financial point of view, which opinion was confirmed as of the date of this Joint Proxy Statement/Prospectus. In view of the variety of factors considered in connection with its evaluation of the Merger, the AEP Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In making its determination, the AEP Board of Directors also considered the risks and likelihood of achieving the results discussed above.

    CSW. CSW'S BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CSW AND ITS STOCKHOLDERS AND RECOMMENDS THAT CSW STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

    In considering the recommendation of the CSW Board with respect to the Merger Agreement, stockholders should be aware that certain members of the CSW Board will become directors and/or employees of AEP following consummation of the Merger and/or may become entitled to severance benefits as a result of the Merger. Therefore, such directors have interests in the Merger that are different than, or in addition to, the interests of stockholders of CSW generally. The CSW Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "--Interest of Certain Persons in the Merger."

    The Board of Directors of CSW believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, CSW and its stockholders. Accordingly, the Board of Directors of CSW has approved the Merger upon the terms and conditions contained in the Merger Agreement and recommends approval and adoption thereof by the stockholders of CSW.

    In engaging in the process of screening and evaluating potential strategic merger candidates and in reaching its determination to approve and recommend the Merger Agreement, the CSW Board was motivated in its desire to position CSW to meet the challenges of the changing electric utility industry environment discussed under "--Background of the Merger" and thereby to assist the holders of CSW Shares to realize the benefits of the opportunities, and to avoid the risks, presented by such changing environment. In addition, the CSW Board was motivated to restore stockholder value lost as a result of the events in March and April 1997 as described under "--Background of the Merger."

    In its deliberations with respect to the Merger and the Merger Agreement, the CSW Board consulted with CSW management and the financial and legal advisers to CSW. The factors considered by the CSW Board include those enumerated below. While all of these factors were considered by the CSW Board, the CSW Board did not make determinations with respect to each such factor. RATHER, THE CSW BOARD MADE ITS JUDGMENT WITH RESPECT TO THE MERGER AND THE MERGER AGREEMENT BASED ON THE TOTAL MIX OF INFORMATION AVAILABLE TO IT, AND THE JUDGMENTS OF INDIVIDUAL DIRECTORS MAY HAVE BEEN INFLUENCED TO A GREATER OR LESSER DEGREE BY THEIR INDIVIDUAL VIEWS WITH RESPECT TO DIFFERENT FACTORS.

    The factors considered by the CSW Board in evaluating the Merger and the Merger Agreement included the following:

        (i) its knowledge of the business, operations, assets, properties, operating results and financial condition of CSW;

        (ii) CSW's strategic alternatives, including the prospects of positioning CSW for the future and restoring and enhancing long-term shareholder value by remaining an independent company or by effecting a strategic business combination with another party;

        (iii) information concerning CSW's prospects as an independent company, including financial projections for the year ended December 31, 1999;

        (iv) information concerning the financial position, results of operations, businesses, competitive position and prospects of a business combination with each of AEP, Company A and Company B, including the amount of stranded investment of each;

        (v) the philosophies of the managements of each of AEP, Company A and Company B, especially as they relate to the means of meeting the challenges of industry change, and the compatibility of those with that of CSW management;

        (vi) the prospects of regulatory approval, at each level of regulation, of a combination with each of AEP, Company A and Company B;

        (vii) the opportunities for cost savings as a result of a business combination with each of AEP, Company A and Company B (which, in the case of AEP, were estimated by the managements of AEP and CSW to be approximately $2.0 billion to be realized over the ten years following the consummation of the Merger);

        (viii) the extensive information developed during the period of the screening process discussed under "--Background of the Merger" with respect to AEP, Company A and Company B, as well as the extensive and inclusive nature of the screening process itself;

        (ix) the comparative market capitalization, debt-to-equity ratio and financial strength of each of CSW as an independent company and a combination of CSW with each of AEP, Company A and Company B;

        (x) the effects of the changing regulatory environment and increased competition in the electric power industry as described under "--Background of the Merger";

        (xi) the positive effects of the Merger on CSW's customers through a positioning of CSW to achieve the most reliable and low-cost power production and delivery;

        (xii) the recent trend in the utility industry toward consolidation and strategic partnerships that create larger, stronger companies made to face an increasingly competitive environment;

        (xiii) specifically, with respect to a business combination with AEP:

           (a) the Exchange Ratio and recent trading prices for CSW Shares and AEP Shares;

           (b) the opportunity for the stockholders of CSW to receive a premium over the market price for their CSW Shares immediately prior to announcement of the Merger Agreement (the Exchange Ratio implied a premium of $5.20, or 20%, over the closing market price per CSW Share on December 19, 1997 based on the closing market price ($52.00) for AEP Shares on the same day);

           (c) the anticipated positive effects of the Merger on CSW stockholders through their ownership of stock in a combined company that will likely have greater stability and strength due to its geographically expanded service territory having a more diversified customer base, thereby reducing the adverse impact of regional economic downturns and reducing regulatory risks, its increased economies of scale, its expected cost savings and synergies expected to result from the consolidation of CSW's and AEP's stand-alone operations, its larger low-cost generating system allowing for a reduction in reserve margins and deferring the need to add generating capacity, its enhanced ability to make off-systems sales, its increased opportunities in wholesale and retail energy marketing, and its expected increased flexibility and leverage in financing activities;

           (d) the terms of the Merger Agreement, which provide for reciprocal representations and warranties, conditions to closing and rights to termination, balanced rights and obligations and protection for employees of CSW (as discussed under "The Merger Agreement");

           (e) the tax and accounting treatment of the Merger; and

           (f) the numerous presentations made by Morgan Stanley to the CSW Board during the screening process, including information regarding CSW as an independent entity and CSW in combination with AEP, Company A and Company B (as well as others) and the oral opinion of

       Morgan Stanley rendered to the CSW Board on December 21, 1997 that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of the CSW Shares. See "--Opinion of Financial Adviser to CSW".

    During its deliberations regarding the Merger and the Merger Agreement (and, indeed, during the screening process), the CSW Board also analyzed certain risks associated with the Merger. First, it was drawn to the CSW Board's attention that a business combination with AEP would likely involve a reduction in the dividend enjoyed by holders of CSW Shares. Based on the AEP current dividend rate of $2.40 per share and the Exchange Ratio, CSW's stockholders would receive $1.44 per share in dividend upon consummation of the Merger. Second, the CSW Board was advised with respect to the environmental risks faced by AEP. Specifically, these entail the risk of more restrictive clean air legislation and consequent capital expenditure requirements to meet clean air standards at AEP's coal fired plants. Third, the CSW Board was thoroughly advised regarding the risks of obtaining regulatory approval for the Merger at all levels of regulation. After reviewing these matters thoroughly, including the relatively high CSW dividend payout ratio in comparison with the industry average, the extensive due diligence investigation by CSW representatives of the AEP environmental risks and the legal advice received by CSW with respect to regulatory approvals, the CSW Board determined that the benefits of the Merger outweighed any risks entailed in these matters.

    The CSW Board believes that the Merger will provide strategic and operational opportunities that would be unavailable to CSW as an independent company and will enable CSW and its stockholders to participate in a significantly larger and more diverse company. Through the pooling of common stock equity, management, human resources and technical expertise and coordination in the use of the facilities of CSW and AEP, the CSW Board believes the combined company will be better able to meet the competitive environment for the delivery of energy and services than would CSW as a stand-alone enterprise. The CSW Board believes that the combined entity will be better able, in the long term, to achieve benefits of increased financial stability and strength, improved and unified management, efficiencies of operations, better use of facilities for the benefit of customers and reduced or deferred requirements for future additional generating capacity than would CSW as an independent company or a combination of CSW with Company A or Company B.

    IN VIEW OF THE WIDE VARIETY OF FACTORS CONSIDERED BY IT IN CONNECTION WITH ITS EVALUATION OF THE MERGER AND THE MERGER AGREEMENT, THE CSW BOARD DID NOT FIND IT PRACTICABLE TO QUANTIFY OR OTHERWISE TO ATTEMPT TO ASSIGN RELATIVE WEIGHTS TO THE SPECIFIC FACTORS CONSIDERED IN REACHING ITS DETERMINATION AND DID NOT DO SO. RATHER, THE CSW BOARD MADE ITS JUDGMENT WITH RESPECT TO THE MERGER AND THE MERGER AGREEMENT BASED ON THE TOTAL MIX OF INFORMATION AVAILABLE TO IT, AND THE JUDGMENTS OF INDIVIDUAL DIRECTORS MAY HAVE BEEN INFLUENCED TO A GREATER OR LESSER DEGREE BY THEIR INDIVIDUAL VIEWS WITH RESPECT TO DIFFERENT FACTORS. In making its determination, the CSW Board of Directors also considered the risks and likelihood of achieving the results discussed above.

OPINION OF FINANCIAL ADVISOR TO AEP

    AEP retained Salomon Smith Barney, pursuant to a letter agreement dated September 3, 1997 (the "Salomon Engagement Letter") to act as financial advisor to AEP in connection with a potential merger with CSW. Pursuant to the Salomon Engagement Letter, Salomon Smith Barney rendered an opinion to the AEP Board on December 21, 1997 to the effect that, based upon and subject to the considerations set forth in such opinion, as of such date, the consideration to be paid by AEP in the Merger was fair to AEP from a financial point of view. Salomon Smith Barney has confirmed its opinion dated December 21, 1997 by delivery of a written opinion dated the date of this Joint Proxy Statement/Prospectus. In connection with its opinion dated the date of this Joint Proxy Statement/Prospectus, Salomon Smith Barney updated certain of the analyses performed in connection with its opinion delivered on December 21, 1997 and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

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    The full text of Salomon Smith Barney's opinion dated the date of this Joint
Proxy Statement/ Prospectus (the "Salomon Smith Barney Opinion"), which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex II to this Joint Proxy Statement/Prospectus. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of such opinion. No limitations were imposed by AEP or AEP's Board of Directors with respect to the investigations made or procedures followed by Salomon Smith
Barney in rendering its opinions. SHAREHOLDERS ARE URGED TO READ THE SALOMON SMITH BARNEY OPINION IN ITS ENTIRETY.

    In connection with rendering its opinion, Salomon Smith Barney reviewed and analyzed, among other things, the following: (1) the Merger Agreement; (2) certain publicly available information concerning AEP, including the Annual Reports on Form 10-K of AEP for each of the years in the four year period ended December 31, 1997 and the Quarterly Reports on Form 10-Q of AEP for the quarters ended March 31, June 30, and September 30, 1997; (3) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of AEP furnished to Salomon Smith Barney by AEP for purposes of its analysis; (4) certain publicly available information concerning the trading of, and the trading market for, the AEP Shares; (5) certain publicly available information concerning CSW, including the Annual Reports on Form 10-K of CSW for each of the years in the four year period ended December 31, 1997 and the Quarterly Reports on Form 10-Q of CSW for the quarters ended March 31, June 30, and September 30, 1997; (6) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of CSW furnished to Salomon Smith Barney by CSW for purposes of its analysis; (7) certain publicly available information concerning the trading of, and the trading market for, the CSW Shares; (8) certain internal information concerning the prospects of the combined operations of AEP and CSW furnished to Salomon Smith Barney by AEP for purposes of its analysis; (9) certain publicly available information with respect to certain other companies that Salomon Smith Barney believed to be comparable to CSW or AEP, and the trading markets for certain of such other companies' securities; and (10) certain publicly available information concerning the nature and terms of certain other transactions that Salomon Smith Barney considered relevant to its inquiry. Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. Salomon Smith Barney also met with certain officers and employees of AEP and CSW to discuss the foregoing as well as other matters Salomon Smith Barney believed relevant to its inquiry.

    In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed any responsibility for verifying any of such information. Salomon Smith Barney did not conduct a physical inspection of any of the properties or facilities of AEP or CSW, nor did it make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. With respect to projections, Salomon Smith Barney assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of AEP and CSW as to the future financial performance of AEP and CSW, respectively. Salomon Smith Barney expressed no view with respect to such projections or the assumptions on which they were based. Salomon Smith Barney further assumed that the conditions precedent to the Merger contained in the Merger Agreement will be satisfied and that the Merger will be consummated in accordance with the terms of the Merger Agreement.

    In conducting its analysis and arriving at its opinion, Salomon Smith Barney considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (1) the historical and current financial position and results of operations of CSW and AEP; (2) the business prospects of CSW and AEP; (3) the historical and current market for the AEP Shares, the CSW Shares and the equity securities of certain other companies that Salomon Smith Barney believed to be comparable to AEP or CSW; and (4) the nature and terms of certain other acquisition transactions that

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Salomon Smith Barney believed to be relevant. Salomon Smith Barney also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. Salomon Smith Barney's opinion necessarily was based on conditions as they existed and could be evaluated on the date thereof and Salomon Smith Barney assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after such date. Salomon Smith Barney's opinion does not constitute an opinion or imply any conclusions as to the likely trading range for the AEP Shares following consummation of the Merger. Salomon Smith Barney's opinion was for the benefit of AEP's Board of Directors and management in their consideration of the Merger and was, in any event, limited to the fairness, from a financial point of view, of the consideration to be paid by AEP in the Merger and did not address AEP's underlying business decision to effect the Merger or constitute a recommendation of the Merger to AEP or a recommendation to any holder of AEP Shares or CSW Shares as to how such holder should vote with respect to the Merger.

    In connection with rendering its opinion on December 21, 1997, Salomon Smith Barney made a presentation to the AEP Board on December 17, 1997, with respect to certain analyses performed by Salomon Smith Barney in evaluating the consideration to be paid by AEP in connection with the Merger. The following is a summary of such Salomon Smith Barney presentation. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at December 15, 1997 and is not necessarily indicative of current market conditions.

    DISCOUNTED CASH FLOW ANALYSES--CSW. Salomon Smith Barney performed a discounted cash flow ("DCF") analysis, based on financial projections provided by CSW and adjusted by the management of AEP, to establish a range of equity value per share for the CSW Shares. The DCF was calculated for CSW assuming discount rates ranging from 7.75% to 8.50% and was comprised of the sum of the present value of (i) the projected unlevered free cash flows for fiscal years 1997 to 2006 and (ii) the fiscal year 2006 terminal value based upon a range of multiples from 13.5x to 14.5x projected net income for fiscal year 2006. From this analysis, Salomon Smith Barney derived a range of the implied equity value per CSW Share of approximately $25.00 to $29.00. Salomon Smith Barney also calculated the present value, net after-tax, of the approximately $2.0 billion in pre-tax synergies (estimated in an analysis prepared by management of AEP and CSW with the assistance of a third-party consultant to be achieved over the next approximately 10 years). Salomon Smith Barney derived a present value of those synergies of approximately $5.00 per CSW share. Based on the foregoing, Salomon Smith Barney derived a reference range for the implied value per CSW share, including synergies, of approximately $30.00 to $34.00.

    COMPARABLE COMPANY ANALYSIS--CSW. Salomon Smith Barney reviewed certain publicly available financial, operating and stock market information for CSW, and five other publicly-traded utility companies (Dominion Resources, Inc., GPU, Inc., Houston Industries Incorporated, PP&L Resources, Inc. and Texas Utilities Company (the "CSW Comparable Companies")). Salomon Smith Barney considered the CSW Comparable Companies to be reasonably similar to CSW insofar as they participate in business segments similar to the CSW's business segments, but none of these companies has the same management, makeup, size and combination of businesses as CSW. Accordingly, the analysis described below is not purely mathematical. Rather it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of CSW and the CSW Comparable Companies and other factors that could affect public trading value.

    For CSW and each of the CSW Comparable Companies, Salomon Smith Barney compared the ratio of market equity value as of December 15, 1997 to (1) latest twelve months ("LTM") net income (13.3x for CSW compared with a range of 11.0x to 17.2x for the CSW Comparable Companies); (2) 1997 estimated net income (16.2x for CSW compared with a range of 10.9x to 13.6x for the CSW Comparable Companies); (3) 1998 estimated net income (13.3x for CSW compared with a range of 10.9x to 13.0x for the CSW Comparable Companies); (4) book value (1.54x for CSW compared with a range of 1.35x to 1.52x for the CSW Comparable Companies);
(5) LTM after-tax cash flow (5.8x for CSW compared with a range of 4.6x to 6.0x for the CSW Comparable Companies); (6) 1997 estimated after-tax cash flow (5.6x for CSW compared with a range of 4.6x to 5.7x for the CSW Comparable Companies); and (7) 1998 estimated after-tax cash flow (6.5x for CSW compared with a range of 4.6x to 5.7x for the CSW Comparable Companies). Salomon Smith Barney also compared the ratio of firm value (calculated as the offer value plus total debt, preferred equity and minority interests less cash) as of December 15, 1997 to
(1) LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") (7.9x for CSW compared with a range of 6.0x to 8.5x for the CSW Comparable Companies); (2) 1997 estimated EBITDA (7.5x for CSW compared with a range of 5.6x to 7.3x for the CSW Comparable Companies); and (3) 1998 estimated EBITDA (6.9x for CSW compared with a range of 5.6x to 7.2x for the CSW Comparable Companies). Using the multiples described above, Salomon Smith Barney derived reference ranges for the implied value of the CSW Shares (1) on a stand-alone basis ($21.00 to $25.00 per share); (2) including approximately $5.00 per share for the present value of the net after-tax synergies expected to result from the Merger ($26.00 to $30.00 per share); and (3) including a 30% control premium, but no synergies ($27.50 to $32.50 per share).

    ANALYSIS OF SELECTED UTILITY COMPANY MERGERS AND ACQUISITIONS. Salomon Smith Barney also analyzed certain publicly available financial, operating and stock market information for seven selected merger or acquisition transactions in the utility industry announced since August 1996 (the "Precedent Utility Transactions"). The Precedent Utility Transactions reviewed were LG&E Energy Corp./KU Energy Corporation, Enron Corp./Portland General Corp., Allegheny Power System, Inc./DQE Inc., Western Resources Inc./Kansas City Power & Light Co., Brooklyn Union Gas Co./Long Island Lighting Co., WPL Holdings, Inc./IES Industries, Inc., and WPL Holdings, Inc./Interstate Power Co. Salomon Smith Barney considered the Precedent Utility Transactions to be reasonably similar to the Merger, but none of these precedents is identical to the Merger. For each transaction reviewed, Salomon Smith Barney established, among other things, the premium to market price one month prior to the public announcement of the transaction and the multiples of (1) offer price to trailing twelve months earnings per share (ranging from 13.0x to 17.5x); (2) offer price to forward earnings per share (ranging from 14.0x to 18.0x); (3) offer price to forward plus one year earnings per share (ranging from 14.0x to 17.5x); (4) offer price to book value (ranging from 1.5x to 2.1x); (5) firm value to LTM EBITDA (ranging from 6.8x to 8.5x); and (6) firm value to LTM earnings before interest and taxes ("EBIT")(ranging from 10.0x to 13.0x). The premium of offer price to market price in the Precedent Utility Transactions (excluding WPL Holdings, Inc./Interstate Power Co., based on Salomon Smith Barney's judgment that the process that led to that transaction was not sufficiently comparable to the process resulting in the Merger) ranged from 17.0% to 36.0% with a median of 30.0% and a mean of 29.0%. From this analysis, Salomon Smith Barney derived a reference range for the implied equity value per CSW Share of $27 to $35.

    An analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of CSW and other factors that would affect the acquisition value of the companies to which it is being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

    DISCOUNTED CASH FLOW ANALYSIS--AEP. Salomon Smith Barney performed a DCF analysis, based on financial projections provided by management of AEP, to establish a range of equity value per share for the AEP Shares. The DCF was calculated for AEP assuming discount rates ranging from 7.75% to 8.50% and was comprised of the sum of the present value of (i) the projected unlevered free cash flows for fiscal years 1997 to 2006 and (ii) the fiscal year 2006 terminal value based upon a range of multiples from 13.5x to 14.5x projected net income for fiscal year 2006. From this analysis, Salomon Smith Barney derived a reference range of the implied equity value per AEP Share of approximately $42.00 to $49.00.

    COMPARABLE COMPANY ANALYSIS--AEP. Salomon Smith Barney reviewed certain publicly available financial, operating and stock market information for AEP, and six other publicly-traded utility companies (Allegheny Power System, Inc., CINergy Corp., Dominion Resources, Inc., New Century Energies, Inc., Northern States Power Co., and The Southern Company (the "AEP Comparable Companies")). Salomon

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Smith Barney considered the AEP Comparable Companies to be reasonably similar to
AEP insofar as they participate in business segments similar to AEP's business segments, but none of these companies has the same management, makeup, size and combination of businesses as AEP. Accordingly, the analysis described below is not purely mathematical. Rather it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of AEP and the AEP Comparable Companies and other factors that could affect public trading value.

    For AEP and each of the AEP Comparable Companies, Salomon Smith Barney compared the ratio of market equity value as of December 15, 1997 to (1) to LTM net income (15.2x for AEP compared with a range of 13.6x to 17.7x for the AEP Comparable Companies); (2) 1997 estimated net income (15.1x for AEP compared with a range of 13.1x to 15.9x for the AEP Comparable Companies); (3) 1998 estimated net income (15.1x for AEP compared with a range of 12.6x to 14.6x for the AEP Comparable Companies); (4) book value (2.06x for AEP compared with a range of 1.49x to 2.36x for the AEP Comparable Companies); (5) LTM after-tax cash flow (8.1x for AEP compared with a range of 5.1x to 8.1x for the AEP Comparable Companies); (6) 1997 estimated after-tax cash flow (7.8x for AEP compared with a range of 5.1 x to 8.2x for the AEP Comparable Companies); and
(7) 1998 estimated after-tax cash flow (7.8x for AEP compared with a range of 5.0x to 7.7x for the AEP Comparable Companies). Salomon Smith Barney also compared the ratio of firm value as of December 15, 1997 to (1) LTM EBITDA (8.0x for AEP compared with a range of 7.5x to 9.1x for the AEP Comparable Companies);
(2) 1997 estimated EBITDA (8.0x for AEP compared with a range of 6.7x to 9.5x for the AEP Comparable Companies); and (3) 1998 estimated EBITDA (7.8x for AEP compared with a range of 6.6x to 9.1x for the AEP Comparable Companies). Using the multiples described above, Salomon Smith Barney derived a reference range for the implied value of the AEP Shares of $44.00 to $52.00.

    HISTORICAL TRADING RATIOS ANALYSIS. Salomon Smith Barney also reviewed the daily closing prices of the CSW Shares and the AEP Shares during the period from December 15, 1992 through December 15, 1997 and the implied historical trading ratios determined by dividing the price per CSW Share by the price per AEP Share (the "Historical Trading Ratio") over such period. Salomon Smith Barney calculated that during that period the Historical Trading Ratio ranged from a high of 0.91 to a low of 0.44 with an average of 0.70. Over the one-month period preceding December 15, 1997, the Historical Trading Ratio ranged from a high of
0.52 to a low of 0.45 with an average of 0.49. Over the six-month period preceding December 15, 1997, the Historical Trading Ratio ranged from a high of
0.52 to a low of 0.44 with an average of 0.47. Over the one-year period preceding December 15, 1997, the Historical Trading Ratio ranged from a high of
0.65 to a low of 0.44 with an average of 0.52. Over the three-year period preceding December 15, 1997, the Historical Trading Ratio ranged from a high of
0.79 to a low of 0.44 with an average of 0.63. The ratio on December 15, 1997 was 0.52.

    CONTRIBUTION ANALYSIS. Salomon Smith Barney reviewed the relative contributions of each of AEP and CSW to estimated net income of the combined companies for each of the years from 1997 through 2006, to LTM book value of the combined companies, to 1999 estimated book value for the combined companies and to market equity value of the combined companies as of December 15, 1997. This analysis showed that CSW is expected to contribute a percentage of the combined company's net income ranging from approximately 34% to approximately 40% in fiscal 1997 to 2003 before leveling off at approximately 39% in the years 2004 to 2006. This analysis also showed that CSW's contribution to LTM book value and 1999 estimated book value were approximately 44% and 42%, respectively, and that its contribution to market equity value at December 15, 1997 was approximately 37%. CSW stockholders would own approximately 40% of the outstanding shares of the combined companies based upon the Exchange Ratio.

    PRO FORMA ANALYSIS OF THE MERGER. Salomon Smith Barney analyzed the pro forma impact of the Merger on an earnings per share ("EPS") basis to AEP's shareholders and on an EPS and dividends per share ("DPS") basis to CSW's stockholders for the fiscal years ended December 31, 2000 through 2006. The analysis was performed utilizing stand-alone earnings estimated for the years 2000 through 2006 for

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AEP and CSW based on financial projections prepared by AEP management taking into account the synergies expected to be derived from the Merger as estimated by AEP but excluding one-time costs. Based upon such analysis, the Merger would be somewhat dilutive to AEP shareholders for the years 2000-2002 and somewhat accretive for the remaining years of the forecast. Salomon Smith Barney noted that the transaction would generally produce EPS accretion of 10% or more each year for CSW stockholders, but would result in a lower dividend per original CSW Share of more than 10% through 2003, the reduction continuing to decline thereafter.

    The foregoing summary does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to AEP's Board of Directors. Such summary does constitute a complete summary, in all material respects, of the material financial analyses furnished by Salomon Smith Barney to the AEP Board on December 17, 1997. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Accordingly, Salomon Smith Barney believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Smith Barney, without considering all of such analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable public company analysis and the comparable transaction analysis summarized above, Salomon Smith Barney selected comparable public companies on the basis of various factors, including the size of the public company and similarity of the line of business; however, no public company or transaction utilized as a comparison is identical to CSW or AEP, any business segment of CSW or AEP or the Merger. As a result, the comparable public company analysis and the comparable transaction analysis are not purely mathematical, but also take into account differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the transaction or public trading value of the Comparable Companies and transactions to which CSW and AEP, the business segments of CSW and AEP and the Merger are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to CSW, AEP, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CSW and AEP, including (in addition to those specifically mentioned in the Salomon Smith Barney opinion) that there would be no material changes in AEP's or CSW's assets, financial condition, results of operations or prospects and that U.S. economic conditions, the financial markets and the mergers and acquisitions market, generally, would continue as currently existing with no material changes. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of CSW, AEP, CSW's Board of Directors, AEP's Board of Directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the consideration to be paid by AEP in the Merger and were provided to AEP's Board of Directors in that connection. The opinion of Salomon Smith Barney was one of the factors taken into consideration by AEP's Board of Directors in making its determination to approve the Merger Agreement and the Merger.

    Salomon Smith Barney is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. AEP selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with AEP. Salomon Smith

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
Barney or its affiliates had previously rendered investment banking and financial advisory services to AEP and CSW, for which such entity received customary compensation. In addition, in the ordinary course of its business, Salomon Smith Barney may trade the debt and equity securities of both CSW and AEP for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Pursuant to the Salomon Engagement Letter, AEP will pay Salomon Smith Barney the following fees: (a) a quarterly retainer of $100,000 for each quarter that Salomon Smith Barney is actively providing financial advisory and investment banking services to AEP (pursuant to which $2.0 million has been paid as of the date of this Joint Proxy Statement/Prospectus); plus (b) an additional fee of $2.5 million, which became payable upon execution of the Merger Agreement (which has been paid); plus (c) an additional fee of $2.5 million, which will become payable upon approval of the Merger Agreement by the stockholders of CSW and approval of the Share Issuance and the Charter Amendment by the shareholders of AEP; plus (d) an additional fee of $12.5 million (less any amounts paid pursuant to (a), (b) and (c) above) upon closing of the Merger. AEP has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel) and to indemnify Salomon Smith Barney against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

    As noted under the captions "THE MERGER--Recommendations of the Boards of Directors; Reasons for the Merger" and "--Recommendations of the Boards of Directors," the fairness opinion of Salomon Smith Barney was one of several factors considered by AEP's Board of Directors in determining to approve the Merger Agreement and the Merger. The amount of consideration payable in the Merger was determined by arms'-length negotiations between AEP and CSW, in consultation with their respective financial advisors and other representatives, and was not established by such financial advisors.

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OPINION OF FINANCIAL ADVISOR TO CSW

    Morgan Stanley was retained by CSW to act as its financial advisor in connection with the Merger. Morgan Stanley is an internationally recognized investment banking firm and was selected by CSW based on Morgan Stanley's experience and expertise. On December 21, 1997, Morgan Stanley rendered to CSW's Board of Directors an oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date and based on and subject to certain matters stated therein, the Exchange Ratio provided for under the Merger Agreement was fair from a financial point of view to the holders of CSW Shares.

    THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION, DATED THE DATE OF THIS JOINT PROXY STATEMENT/ PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE AND MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF CSW SHARES ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION ADDRESSES THE FAIRNESS OF THE EXCHANGE RATIO PROVIDED FOR UNDER THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF CSW SHARES. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CSW SHARES AS TO HOW TO VOTE AT THE CSW MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    For purposes of the opinion set forth herein, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of CSW and AEP; (ii) reviewed certain internal financial statements and other financial and operating data concerning CSW and AEP prepared by their respective managements; (iii) analyzed certain financial projections prepared by the managements of CSW and AEP, respectively; (iv) discussed the past and current operations and financial condition and the prospects of CSW and AEP with senior executives of CSW and AEP, respectively; (v) reviewed the reported prices and trading activity for CSW Shares and AEP Shares; (vi) discussed certain regulatory issues relating to the proposed Merger with senior executives of CSW and AEP; (vii) compared the financial performance of CSW and AEP and the prices and trading activity of CSW Shares and AEP Shares with that of certain other comparable publicly-traded companies and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (ix) reviewed the pro forma impact of the Merger on AEP's earnings per share, cash flow, consolidated capitalization and financial ratios; (x) participated in discussions and negotiations among representatives of CSW and AEP and their financial and legal advisors; (xi) reviewed the Merger Agreement and certain related documents; (xii) reviewed and discussed with CSW and AEP an analysis prepared by CSW and AEP with the assistance of a third-party consultant regarding estimates of the amount and timing of synergies and cost savings estimated to be derived from the Merger; and (xiii) performed such other analyses as Morgan Stanley has deemed appropriate.

    Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections and the estimates of the amount and timing of synergies and cost savings estimated to be derived from the Merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of CSW and AEP. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of CSW, nor was Morgan Stanley furnished with any such appraisals. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling of interests" business combination in accordance with U.S. generally accepted accounting principles and the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986 (the "Code"). Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

    The following is a brief summary of the material analyses performed by Morgan Stanley in connection with Morgan Stanley's presentation and opinion to the CSW Board on December 21, 1997:

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    COMPARABLE PUBLIC COMPANY ANALYSIS.  As part of its analysis, Morgan Stanley compared certain financial information of CSW with that of a group of publicly traded electric utility companies, including Dominion Resources, Inc., Entergy Corporation, PP&L Resources, Inc., and Texas Utilities Company (collectively, the "CSW Comparable Companies"), and also compared certain financial information of AEP with that of a group of publicly traded electric utility companies, including CINergy Corp., FPL Group, Inc., LG&E Energy Corporation, Northern States Power Company and PacifiCorp (collectively, the "AEP Comparable Companies"). Such financial information included the ratio of price to LTM ended September 30, 1997, forecasted 1998 and forecasted 1999 earnings multiples, price to book value multiple, price to LTM cash flow from operations multiple and dividend yield. Such analyses indicated that as of December 19, 1997 and based on a compilation of earnings projections by securities research analysts as of December 19, 1997, CSW and AEP traded at 13.0 and 16.6 times historical
LTM earnings, respectively; 13.7 and 15.2 times forecasted earnings for the calendar year 1998, respectively; 13.3 and 14.7 times forecasted earnings for the calendar year 1999, respectively; 1.5 and 2.1 times book value as of the quarter ended September 30, 1997, respectively; 6.2 and 8.0 times historical LTM cash flow from operations, respectively; and dividend yields of 6.7% and 4.6%, respectively. Morgan Stanley noted that, based on a compilation of earnings projections by securities research analysts as of December 19, 1997, the CSW Comparable Companies and the AEP Comparable Companies traded in a range of 12.4 to 17.8 and 14.7 to 23.1 times historical LTM earnings, respectively; 10.8 to
12.9 times and 14.2 and 15.7 times 1998 forecasted earnings, respectively; 10.5 to 12.6 and 13.6 and 15.0 times 1999 forecasted earnings, respectively; 1.0 to
1.5 and 1.8 and 2.4 times book value as of the quarter ended September 30, 1997, respectively; and had dividend yields of 5.4% to 7.4% and 3.3% to 4.9%, respectively.

    No company utilized in the comparable public company analysis is identical to CSW or AEP. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of CSW and AEP and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the CSW Comparable Companies and the AEP Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CSW or AEP, such as the impact of competition on CSW or AEP and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of CSW or AEP or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company data.

    TRADING RATIO ANALYSIS. Morgan Stanley also reviewed the ratio of the trading prices of CSW Shares to AEP Shares over the intervals of three months, six months, one year, two years and three years prior to the announcement of the Merger. Such ratios were in the range of 0.47 to 0.63. Based on the closing price of CSW Shares and AEP Shares on December 19, 1997 (the last trading day prior to December 21, 1997) of $26.00 and $52.00, respectively, the ratio was 0.50.

    DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley performed a discounted cash flow analysis of CSW and AEP based on certain financial projections provided by the respective managements for each company for the period 1997 through 2006 and 1997 through 2007, respectively. Unlevered free cash flow of each company was calculated as net income available to common stockholders plus the aggregate of preferred stock dividends, depreciation and amortization, deferred taxes, and other noncash expenses and after-tax net interest expense less the sum of capital expenditures and investment in noncash working capital. Morgan Stanley calculated terminal values by applying a range of perpetual growth rates to the unlevered free cash flow in fiscal 2006 and 2007, respectively, and the cash-flow streams and terminal values were then discounted to the present using a range of discount rates representing an estimated range of the weighted average cost of capital for CSW and AEP. Based on this analysis, Morgan Stanley calculated per share values for CSW ranging from $18.95 to $24.82 and for AEP ranging from $46.64 to $55.71.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Using publicly available information, Morgan Stanley considered announced or completed transactions in the electric utility industry, which were deemed to be comparable to the Merger including KU Energy Corporation and LG&E Energy Corporation, DQE, Inc. and Allegheny Power System, Inc., Kansas City Power & Light Company and Western Resources, Inc., Potomac Electric Power Company and Baltimore Gas & Electric Company and CIPSCO Incorporated and Union Electric Company (collectively, the "Electric Utility Transactions"). Morgan Stanley compared certain financial and market statistics of the Electric Utility Transactions to the Merger. The premium to unaffected market price (i.e., the unaffected market price one day prior to the announcement of the Transaction) ranged from 21% to 34%, the price to book value multiple ranged from 1.7 to 2.4 times, the LTM price to earnings multiple ranged from 15.4 to 19.8 times and the LTM operating cash flow multiple ranged from 7.5 to 8.4 times. Based on this analysis, Morgan Stanley calculated per share values for CSW ranging from $28.34 to $32.82.

    No transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the Merger in both timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of CSW and other factors that would affect the acquisition value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of CSW, such as the impact of competition on CSW and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of CSW or the industry or the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

    CONTRIBUTION ANALYSIS. Morgan Stanley reviewed the pro forma effect of the Merger and computed the contribution attributable to CSW and AEP to the combined company's pro forma projected financial results for 1997. Such financial results included: sales; operating income; EBITDA; earnings; cash flow from operations; and book value. The computation showed, among other things, that CSW would contribute to the combined company's approximately 46% of sales, 40% of operating income, 43% of EBITDA, 28% of earnings, 39% of cash flow from operations, and 43% of book value. Morgan Stanley calculated that the Exchange Ratio would result in pro forma ownership of the combined company for holders of CSW common stock equal to approximately 40%.

    PRO FORMA ANALYSIS OF THE MERGER. Morgan Stanley reviewed the pro forma impact of the Merger on AEP's EPS for the fiscal years ended 1998 through 2001. The analysis was performed assuming completion of the Merger at the beginning of this period, utilizing stand-alone earnings estimated for the fiscal years ended 1998 through 2001 for CSW and AEP based on certain financial projections prepared by the respective managements of each company taking into account the synergies and cost savings expected to be derived from the Merger as estimated by CSW and AEP. Based on such analysis, the Merger would average less than 1.0% dilution to AEP's stockholders for the period 1998 through 2001 on an EPS basis.

    In connection with its opinion dated the date of this Joint Proxy Statement/Prospectus, Morgan Stanley confirmed the appropriateness of its reliance on the analyses performed in connection with its opinion delivered on December 21, 1997 by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley considered the results of all of its analysis as a whole and did not attribute any particular weight to an analysis or factor considered by it. Morgan Stanley believes that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of CSW and AEP.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CSW and AEP, including (in addition to those specifically mentioned in the Morgan Stanley opinion) that there would be no material changes in AEP's or CSW's assets, financial condition, results of operations or prospectus and that U.S. economic conditions, the financial markets and the mergers and acquisitions market, generally, would continue as currently existing with no material changes. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Stanley's analysis of the fairness of the Exchange Ratio, pursuant to the Merger Agreement, from a financial point of view to the holders of CSW Shares and were provided to the CSW Board in connection with the delivery of Morgan Stanley's written opinion dated December 21, 1997. The analyses do not purport to be appraisals or to reflect the prices at which CSW might actually be sold. In addition, as described above, Morgan Stanley's opinion and presentation to the CSW Board were one of many factors taken into consideration by the CSW Board in making its determination to approve the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the CSW Board or the view of the management of CSW with respect to the value of CSW or of whether the CSW Board would have been willing to agree to a different exchange ratio. The Exchange Ratio pursuant to the Merger Agreement was determined through negotiations between CSW and AEP and approved by the CSW Board and the AEP Board.

    As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of CSW and AEP for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Morgan Stanley has provided financial advisory and financing services to CSW and AEP, and their affiliates, for which services Morgan Stanley has received customary fees.

    Morgan Stanley has been retained by CSW to act as financial advisor to CSW with respect to the Merger. Pursuant to a letter agreement dated December 19, 1997 between CSW and Morgan Stanley, Morgan Stanley is entitled to (i) an advisory fee for its time and efforts expended in connection with the engagement, which is estimated to be between $1,500,000 and $2,000,000 and which is payable in the event the transaction is not consummated and (ii) a transaction fee equal to approximately $18,250,000, which is payable as follows: one-third upon the execution of the definitive transaction agreement, one-third upon approval of the transaction by CSW's shareholders and one-third upon closing of the transaction. Any amounts paid or payable to Morgan Stanley as advisory or announcement fees will be credited against the transaction fee. CSW has also agreed to reimburse Morgan Stanley for its expenses, including expenses of its counsel, and to indemnify Morgan Stanley and its affiliates against certain liabilities and expenses, including liabilities under federal securities laws.

MERGER CONSIDERATION

    Pursuant to the Merger Agreement, subject to certain provisions as described herein with respect to shares owned by CSW, AEP or any subsidiary of CSW or AEP, and with respect to fractional shares, each issued and outstanding CSW Share will be converted into the right to receive from AEP 0.60 of an AEP Share.

    Fractional AEP Shares will not be issued in the Merger. Holders of CSW Shares otherwise entitled to a fractional AEP Share will be paid cash in lieu of such fractional share determined and paid as described in "Fractional Shares" below.

    The Exchange Ratio was determined by and through negotiations between AEP and CSW, each of which was advised with respect to such negotiations by its respective financial advisor. Based on the number of CSW Shares and the number of CSW stock options outstanding on the CSW Record Date, a maximum of 130,000,000 AEP Shares may be issued in respect of CSW Shares in the Merger and 700,000 shares would be reserved for issuance upon exercise of CSW options assumed by AEP pursuant to the Merger Agreement.

    Any CSW Shares owned by CSW or any of its subsidiaries or by AEP, Sub or any other subsidiary of AEP will automatically be cancelled at the Effective Time and will cease to exist. The securities of CSW's subsidiaries will remain outstanding after consummation of the Merger.

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing and acceptance of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate. The filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or, if permissible, waiver of the conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT -- Conditions to the Consummation of the Merger".

    The Merger Agreement provides that, subject to certain limitations, the Merger Agreement may be terminated by one or all parties at any time prior to the filing of the Certificate of Merger with the Delaware Secretary of State if, among other reasons, the Merger has not been consummated on or before December 31, 1999 (or June 30, 2000 if this deadline is extended pursuant to the terms of the Merger Agreement) notwithstanding approval of the Merger Agreement by the stockholders of CSW or the approval of the Charter Amendment or the Share Issuance by the shareholders of AEP. See "THE MERGER AGREEMENT -- Termination".

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    The conversion of CSW Shares into the right to receive AEP Shares will occur at the Effective Time of the Merger.

    As soon as reasonably practicable after the Effective Time, a third party exchange agent selected by AEP and reasonably satisfactory to CSW (the "Exchange Agent") will send a transmittal form (the "Letter of Transmittal") to each record holder of CSW Shares. The Letter of Transmittal will contain instructions with respect to the surrender of certificates which prior thereto represented CSW Shares in exchange for certificates representing the AEP Shares or the amount of cash in lieu of a fractional interest in an AEP Share for which the shares represented by the certificates so surrendered are exchangeable pursuant to the Merger Agreement.

    CSW STOCKHOLDERS SHOULD NOT FORWARD CSW STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS.

    As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented CSW Shares shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole AEP Shares, calculated based on the Exchange Ratio and rounded down to the nearest whole number, and the amount of cash, if any, into which the aggregate number of CSW Shares previously represented by such certificate or certificates surrendered shall have been converted. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of CSW or its transfer agent of certificates representing CSW Shares and if such certificates are presented for transfer, they shall be cancelled against delivery of certificates for AEP Shares (and cash, if any, in lieu of fractional AEP Shares) pursuant to the Merger Agreement. Until surrendered in accordance with the Merger Agreement, each certificate for CSW Shares will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable in lieu of any fractional AEP Shares.

    No dividends or other distributions declared or made after the Effective Time with respect to AEP Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate for CSW Shares with respect to the CSW Shares formerly represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the surrender of such certificate in accordance with the Merger Agreement. Following surrender of any such certificate, there shall be paid without interest to the holder of such certificate (i) a certificate or certificates representing whole AEP Shares issued in exchange therefor (ii) the amount of any cash payable with respect to any fraction of an AEP Share to which such holder is entitled pursuant to the Merger Agreement (iii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole AEP Shares and (iv) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole AEP Shares.

FRACTIONAL SHARES

    No certificates or scrip representing fractional AEP Shares will be issued upon surrender for exchange of certificates formerly representing CSW Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of AEP. In lieu of any such fractional shares, each holder of CSW Shares upon surrender of a certificate for exchange pursuant to the Merger Agreement will be paid an amount in cash (without interest), determined as follows: pursuant to instructions from AEP, the Exchange Agent will determine the number of fractional shares allocable to all holders of CSW Shares pursuant to the Merger Agreement, will aggregate all such fractional shares into whole AEP Shares, will sell such whole AEP Shares in the open market at then prevailing prices on behalf of the holders who would otherwise be entitled thereto and will distribute to each holder, at the time of surrender of such holder's CSW Share certificates, such holder's ratable share of such proceeds, after withholding United States federal income taxes and any applicable transfer taxes. All brokers' fees and commissions and fees of the Exchange Agent incurred in connection with such sale will be paid by AEP. For this purpose, shares of any holder represented by two or more certificates may be aggregated, and in no event will any holder be paid any amount in respect of more than one AEP Share.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Christy & Viener, tax counsel to CSW, the following discussion accurately describes the material United States federal income tax consequences of the Merger to the holders of CSW Shares and is based upon current provisions of the Code, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. In addition, this discussion summarizes the tax opinions being delivered to CSW and AEP by Christy & Viener and Simpson Thacher & Bartlett, respectively, which have been filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. This discussion does not address all of the Merger's United States federal income tax consequences that may be relevant to particular holders, including holders that are subject to special tax rules such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. Holders of CSW Shares are advised and expected to consult their own tax advisors regarding the United States federal income tax consequences of the Merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

    AEP has received from its counsel, Simpson Thacher & Bartlett, an opinion to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that AEP, Sub and CSW each will be a party to the reorganization within the meaning of Section 368(b) of the Code and that AEP, Sub and CSW will not recognize any gain or loss as a result of the Merger. CSW has received from its tax counsel, Christy & Viener, an opinion to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that AEP, Sub and CSW each will be a party to the reorganization within the meaning of Section 368(b) of the Code, and that stockholders of CSW will not recognize any gain or loss upon the receipt of AEP Shares for their CSW Shares, other than with respect to cash received in lieu of fractional shares. Such opinions are subject to certain assumptions and based on certain representations of AEP, Sub and CSW. Stockholders of CSW should be aware that such opinions are not binding on the Internal Revenue Service (the "IRS"), and no assurance can be given that the IRS will not adopt a contrary position or that a contrary IRS position would not be sustained by a court.

    Since, in the opinion of counsel for AEP and CSW, the Merger will qualify as a reorganization under Section 368(a) of the Code, the following United States federal income tax consequences will result:

    (a) no gain or loss will be recognized by AEP, Sub or CSW in connection with the Merger;

    (b) no gain or loss will be recognized by a holder of CSW Shares upon the exchange of all such holder's shares of CSW Shares solely for AEP Shares in the Merger;

    (c) the aggregate basis of the AEP Shares received by a CSW stockholder in the Merger (including any fractional share deemed received) will be the same as the aggregate basis of the CSW Shares surrendered in exchange therefor;

    (d) the holding period of the AEP Shares received by a CSW stockholder in the Merger (including any fractional share deemed received) will include the holding period of the CSW Shares surrendered in exchange therefor; provided that such CSW Shares are held as capital assets at the Effective Time; and

    (e) a stockholder of CSW who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph (c) above) and the amount of cash received. Such gain or loss will be eligible for long-term capital gain or loss treatment if the CSW Shares are held by such stockholder as a capital asset at the Effective Time, and the holding period for a fractional share (as described in paragraph (d) above) is more than one year at the Effective Time. If the holding period for a fractional share is more than 18 months at the Effective Time, a maximum tax rate of 20% will apply to any such capital gain if recognized by a CSW stockholder who is an individual.

    UNDER THE TERMS OF THE MERGER AGREEMENT AEP AND/OR CSW MAY WAIVE THE REQUIREMENT THAT SUCH PARTIES RECEIVE THE BRING-DOWN OPINIONS OF TAX COUNSEL DESCRIBED ABOVE AT CLOSING. IF THE RECEIPT OF SUCH TAX OPINIONS AT CLOSING IS WAIVED BY EITHER PARTY, AEP AND CSW WILL RECIRCULATE THIS JOINT PROXY STATEMENT/PROSPECTUS TO DISCLOSE ANY SUCH WAIVER AND ALL RELATED MATERIAL DISCLOSURE, INCLUDING RISKS TO INVESTORS, AND RESOLICIT THE VOTES OF THE RESPECTIVE STOCKHOLDERS OF AEP AND CSW.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger is expected to be accounted for using the "pooling of interests" method of accounting for business combinations pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. See the "Unaudited Pro Forma Combined Condensed Financial Statements."

    The receipt on the closing date by AEP of a letter from Deloitte & Touche LLP and by CSW of a letter from Arthur Andersen LLP, their respective independent accountants, stating that the transaction will qualify as a pooling is a condition to the consummation of the Merger. In addition, the Merger Agreement provides that each person who may be deemed an affiliate of CSW or AEP will enter into an agreement with AEP not to sell or otherwise transfer any CSW Shares or AEP Shares, as the case may be, within 30 days prior to the Effective Time or any AEP Shares thereafter prior to the publication of financial results that include at least 30 days of post-Merger combined operations of AEP and CSW. Forms of such agreements ("Affiliate's Agreements") are attached as Annexes B and C to the Merger Agreement, a copy of which is itself attached to this Joint Proxy Statement/Prospectus as Annex I. In accordance with the provisions of the Merger Agreement, AEP and CSW will each use commercially reasonable efforts to obtain, not later than 10 days prior to the date of the respective shareholders' meetings, executed Affiliate's Agreements from all persons known to the managements of AEP or CSW to be affiliates of either corporation.

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
INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the CSW Board's recommendation that you vote in favor of the Merger, CSW stockholders should be aware that the officers of CSW, including some officers who are also directors, and nonemployee directors of CSW have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of CSW generally.

    OWNERSHIP OF CSW SHARES; STOCK OPTIONS

    As of December 31, 1997, directors and executive officers of CSW beneficially owned an aggregate of 486,165 CSW Shares. As of December 31, 1997, directors and executive officers of CSW held options to purchase an aggregate of 561,191 CSW Shares, of which options to purchase 239,258 CSW Shares were exercisable. See "The Merger Agreement--Stock Based Compensation and Employee Benefit Plans;" and "Compensation Information of Directors and Executive Officers of CSW."

    CSW LONG-TERM INCENTIVE PLAN AND CHANGE IN CONTROL AGREEMENTS.

    CSW's Amended and Restated 1992 Long-Term Incentive Plan (the "CSW Incentive Plan") provides for awards of stock options, stock appreciation rights, restricted stock, phantom stock, and performance unit awards to employees selected by the CSW compensation committee. See "THE CSW MEETING-- ADDITIONAL MATTERS--Executive Compensation." As of December 31, 1997, the executive officers of CSW had received awards of restricted stock, stock options and performance units, as described elsewhere in this Joint Proxy Statement/Prospectus. Upon a Change in Control (as defined in the CSW Incentive
Plan), the awards previously granted to those employees will become fully exercisable, fully vested, or fully earned. A Change in Control, includes, among other things, a merger, acquisition or consolidation following which the stockholders of CSW own less than 75% of the surviving entity. Consummation of the Merger will constitute a Change in Control under the CSW Incentive Plan.

    Pursuant to CSW Board of Directors approval in October 1996, CSW also has Change in Control Agreements (the "Change in Control Agreements") with 16 key employees, including those individuals named in the CSW Summary Compensation Table. See "The CSW Meeting--Additional Matters--Cash and Other Forms of Compensation." The purpose of the Change in Control Agreements is to assure the objective judgment and to retain the loyalty of these key employees in the event of a Change in Control (as defined) of CSW. A Change in Control includes, among other things, any person gaining ownership or control of 25% or more of the outstanding shares of CSW's voting stock or the closing of any merger, acquisition or consolidation following which the former shareholders of CSW own less than 75% of the surviving entity. The Merger will constitute such a Change in Control.

    The Change in Control Agreements entitle such employees, in certain circumstances, including but not limited to, a termination by CSW within three years after a Change in Control (prior to the expiration of the Change in Control Agreements), to receive (i) a lump sum payment equal to two to four times of their base salary plus target bonus, (ii) enhanced non-qualified retirement benefits, (iii) continued health and other welfare benefits for up to three years and (iv) various other non-qualified benefits. Such employees are also eligible for an additional payment, if required, to make them whole for any excise tax imposed by Section 4999 of the Code.

    The total amount that may be payable to CSW's officers and directors in connection with the Merger pursuant to the Change in Control Agreements is approximately $48.4 million (including, $10.4 million payable under the CSW Incentive Plan), plus any additional payments that may be necessary to cover excise tax liabilities (including any gross-up) under Section 4999 of the Code in connection with such payments. In order to encourage retention of key executives, and for other business reasons, CSW and AEP are currently evaluating certain modifications to the Change in Control Agreements which are not expected to result in an increase in such payments.

    CSW DIRECTORS COMPENSATION PLAN.

    CSW's Directors Compensation Plan (the "CSW Directors Plan") provides cash compensation, phantom stock, deferred compensation and certain other benefits to directors of CSW who are not employees of CSW ("CSW Nonemployee Directors"). The CSW Directors Plan provides that in the event of a Corporate Change (as defined in the CSW Directors Plan), each previously granted phantom stock unit will be converted into one CSW Share. These CSW Shares will be distributed in a lump sum to the CSW Nonemployee Directors. A Corporate Change means the occurrence of (i) a merger or consolidation where CSW is not the surviving corporation (or survives only as subsidiary of an entity other than a previously wholly-owned subsidiary of CSW), (ii) the sale, lease or exchange or agreement to sell, lease or exchange by CSW of 85% or more of its assets to any person or entity (other than a wholly-owned subsidiary of CSW), or (iii) the dissolution or liquidation of CSW. Consummation of the Merger will constitute a Corporate Change under the CSW Directors Plan. As of December 31, 1997, CSW had granted 5,400 phantom stock units to CSW Nonemployee Directors. In the absence of a Corporate Change, phantom stock units granted under the CSW Directors Plan vest at such time as a director ceases to be a member of the CSW Board and are then converted into CSW Shares on a one-for-one basis.

    CSW SEVERANCE PLAN.

    CSW's Severance Benefit Plan (the "CSW Severance Plan") provides severance benefits to certain full time employees who are terminated following a restructuring or reorganization (other than those employees covered by Change in Control Agreements). Upon consummation of the Merger, full time employees whose positions are eliminated will receive, among other things, a cash payment based on years of service and certain company paid welfare benefits. Upon consummation of the Merger if all executives are severed, CSW expects to make payments of up to approximately $2.5 million to executive officers under the CSW Severance Plan.

    CSW RETENTION PLAN

    CSW has entered into retention agreements with a number of executives and managers ("agreement holders") whom it believes are critical to consummating the Merger and are likely to have attractive employment opportunities outside of CSW. There are two types of agreements; one provides for payment of a cash bonus effective on the successful completion of the Merger and the other provides for payment of a cash bonus January 31, 2000. These agreements provide for the payment of a cash bonus within ten days of the successful completion of the Merger, provided in both cases that the agreement holder is still an employee of CSW at the Effective Time, or if the agreement holder has been terminated by the company due to Merger-related staffing decisions. Agreement holders are also entitled to an additional payment, if necessary to make him or her whole for any excise tax, together with interest or penalties, imposed by Section 4999 of the Code on such payments made by CSW. The total cost of these agreements at the time of this Joint Proxy Statement/Prospectus is currently estimated at between $7.5 and $10.0 million, not including any gross-up, if necessary, for excise taxes.

    BOARD OF DIRECTORS

    Pursuant to the Merger Agreement, AEP has agreed to increase the size of the AEP Board of Directors at the Effective Time to 15 directors and take other actions in order to reconstitute the Board to include all then current board members of AEP, Mr. Brooks and four additional outside directors of CSW to be nominated by AEP. The four additional outside directors have not been selected to date.

    DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

    For a period of six years after the Effective Time, AEP has agreed to maintain in effect the current policies of directors' and officers' liability insurance maintained by CSW (or similarly advantageous policies) with respect to claims arising from facts or events which occurred before the Effective Time. AEP will not, however, be obligated to make any annual premium payments for such insurance to the extent such premiums exceed 200% of the greater of the current amount of premiums paid by CSW as of the date of the Merger Agreement or annual premiums for the year in which the Closing occurs paid by CSW.

    Until six years from the Effective Time, the certificate of incorporation and bylaws of CSW shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of CSW. After the Merger, AEP will at all times exercise the powers granted to it to indemnify the present and former directors, officers, employees and agents of CSW against claims made against them arising from their service in such capacities prior to the Effective Time.

STOCK EXCHANGE LISTING

    It is a condition to the parties' obligations under the Merger Agreement that the AEP Shares issuable pursuant to the Merger Agreement be approved for listing on the NYSE, subject to official notice of issuance.

RESTRICTIONS ON RESALES BY AFFILIATES

    The AEP Shares to be received by CSW stockholders in connection with the Merger have been registered under the Securities Act of 1933, and the rules and regulations promulgated thereunder (the "Securities Act") and, except as set forth in this paragraph, may be traded without restriction. The AEP Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of CSW prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in case any such person should become an affiliate of AEP, Rule 144 under the Securities
Act) or as otherwise permitted under the Securities Act. Under guidelines published by the SEC, the sale or other disposition of AEP Shares or CSW Shares by an affiliate of either AEP or CSW, as the case may be, within 30 days prior to the Effective Time, or the sale or other disposition of AEP Shares thereafter, prior to the publication of financial results that include at least 30 days of post-Merger combined operations of AEP and CSW (the "Pooling Period") could preclude pooling of interests accounting treatment of the Merger. Accordingly, the Merger Agreement provides that CSW and AEP will use all reasonable efforts to cause each of its affiliates to execute an Affiliate's Agreement to the effect that such persons will not sell, transfer or otherwise dispose of any CSW Shares or AEP Shares, as the case may be, during the Pooling Period (subject to certain exceptions for transactions that would not have an adverse impact on the availability of pooling of interest accounting treatment) and, with respect to affiliates of CSW, that such persons will not sell, transfer or otherwise dispose of AEP Shares at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145. As indicated under "-- Anticipated Accounting Treatment," AEP and CSW will each use commercially reasonable efforts to obtain, not later than 10 days prior to the date of the respective shareholders' meetings, executed Affiliate's Agreements from all persons known to the managements of AEP or CSW to be affiliates of such corporations, respectively.

                          UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements reflect the historical condensed balance sheets and condensed statements of income of AEP and CSW, including their respective subsidiaries, after giving effect to the Merger as a pooling of interests. The unaudited pro forma combined condensed balance sheet gives effect to the Merger as though it occurred on the balance sheet date, December 31, 1997.

    The unaudited pro forma combined condensed statements of income for the years ended December 31, 1997, 1996 and 1995 give effect to the Merger as if it occurred on January 1, 1995. The statements are based on accounting for the business combination as a pooling of interests and are based on the assumptions in the notes to unaudited pro forma combined condensed financial statements. Certain CSW historical income statement and balance sheet items were reclassified to conform with the presentation expected to be used by AEP after the Merger is completed.

    The unaudited pro forma combined condensed financial statements are not necessarily indicative of the results of operations that might have occurred had the Merger actually taken place on January 1, 1995 or the actual financial position that might have resulted had the Merger been consummated on December 31, 1997 or of the future results of operations or financial position of AEP. The unaudited pro forma combined condensed financial statements have been prepared from, and should be read in conjunction with the historical financial statements and related notes thereto of AEP and CSW, incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION."

         AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997

                    (IN MILLIONS--EXCEPT PER SHARE AMOUNTS)

                                                                              CSW
                                                              AEP             (AS          PRO FORMA     PRO FORMA
                                                         (AS REPORTED)   RECLASSIFIED)    ADJUSTMENTS    COMBINED
                                                         -------------  ---------------  -------------  -----------
OPERATING REVENUES:
  U.S. Electric........................................    $   6,161       $   3,321                     $   9,482
  United Kingdom.......................................       --               1,870                         1,870
                                                              ------          ------                    -----------
    TOTAL OPERATING REVENUES...........................        6,161           5,191                        11,352
                                                              ------          ------                    -----------
OPERATING EXPENSES:
  Fuel.................................................        1,627           1,177                         2,804
  Purchased Power......................................          416              89                           505
  United Kingdom Cost of Sales.........................       --               1,291                         1,291
  Other Operation......................................        1,228             948                         2,176
  Maintenance..........................................          483             152                           635
  Depreciation and Amortization........................          591             491                         1,082
  Taxes Other Than Federal Income Taxes................          491             240                           731
  Federal Income Taxes.................................          341             106                           447
                                                              ------          ------                    -----------
    TOTAL OPERATING EXPENSES...........................        5,177           4,494                         9,671
                                                              ------          ------                    -----------
OPERATING INCOME.......................................          984             697                         1,681
NONOPERATING INCOME....................................           60              70                           130
                                                              ------          ------                    -----------
INCOME BEFORE INTEREST CHARGES AND PREFERRED
  DIVIDENDS............................................        1,044             767                         1,811
INTEREST CHARGES.......................................          406             436                           842
PREFERRED STOCK DIVIDEND REQUIREMENTS OF
  SUBSIDIARIES.........................................           18              12                            30
GAIN ON REACQUIRED PREFERRED STOCK OF SUBSIDIARIES.....       --                  10                            10
                                                              ------          ------                    -----------
INCOME BEFORE EXTRAORDINARY ITEM.......................          620             329                           949
EXTRAORDINARY LOSS--U.K. WINDFALL TAX..................         (109)           (176)                         (285)
                                                              ------          ------                    -----------
NET INCOME.............................................    $     511       $     153                     $     664
                                                              ------          ------                    -----------
                                                              ------          ------                    -----------
Average Number of Shares Outstanding...................        189.0           212.1           (84.8)        316.3
                                                              ------          ------                    -----------
                                                              ------          ------                    -----------
EARNINGS PER SHARE (basic and diluted):
  Before Extraordinary Item............................    $    3.28       $    1.55                     $    3.00
  Extraordinary Loss...................................        (0.58)          (0.83)                        (0.90)
                                                              ------          ------                    -----------
  EARNINGS PER SHARE...................................    $    2.70       $    0.72                     $    2.10
                                                              ------          ------                    -----------
                                                              ------          ------                    -----------

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements".

         AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                    (IN MILLIONS--EXCEPT PER SHARE AMOUNTS)

                                                                              CSW
                                                              AEP             (AS          PRO FORMA     PRO FORMA
                                                         (AS REPORTED)   RECLASSIFIED)    ADJUSTMENTS    COMBINED
                                                         -------------  ---------------  -------------  -----------
OPERATING REVENUES:
  U.S. Electric........................................    $   5,849       $   3,248                     $   9,097
  United Kingdom.......................................       --               1,848                         1,848
                                                              ------          ------                    -----------
    TOTAL OPERATING REVENUES...........................        5,849           5,096                        10,945
                                                              ------          ------                    -----------
OPERATING EXPENSES:
  Fuel.................................................        1,601           1,151                         2,752
  Purchased Power......................................           86              77                           163
  United Kingdom Cost of Sales.........................       --               1,331                         1,331
  Other Operation......................................        1,210             780                         1,990
  Maintenance..........................................          503             150                           653
  Depreciation and Amortization........................          601             459                         1,060
  Taxes Other Than Federal Income Taxes................          498             255                           753
  Federal Income Taxes.................................          342             152                           494
                                                              ------          ------                    -----------
TOTAL OPERATING EXPENSES...............................        4,841           4,355                         9,196
                                                              ------          ------                    -----------
OPERATING INCOME.......................................        1,008             741                         1,749
NONOPERATING INCOME (LOSS).............................            2              (7)                           (5)
                                                              ------          ------                    -----------
INCOME BEFORE INTEREST CHARGES AND PREFERRED
  DIVIDENDS............................................        1,010             734                         1,744
INTEREST CHARGES.......................................          381             419                           800
PREFERRED STOCK DIVIDEND REQUIREMENTS OF
  SUBSIDIARIES.........................................           42              18                            60
                                                              ------          ------                    -----------
INCOME FROM CONTINUING OPERATIONS......................          587             297                           884
DISCONTINUED OPERATIONS................................       --                 132                           132
                                                              ------          ------                    -----------
NET INCOME.............................................    $     587       $     429                     $   1,016
                                                              ------          ------                    -----------
                                                              ------          ------                    -----------
Average Number of Shares Outstanding...................        187.3           207.5           (83.0)        311.8
                                                              ------          ------                    -----------
                                                              ------          ------                    -----------
EARNINGS PER SHARE (basic and diluted):
  Continuing Operations................................    $    3.14       $    1.43                     $    2.84
  Discontinued Operations..............................       --                0.64                          0.42
                                                              ------          ------                    -----------
  EARNINGS PER SHARE...................................    $    3.14       $    2.07                     $    3.26
                                                              ------          ------                    -----------
                                                              ------          ------                    -----------

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements".

         AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

                    (IN MILLIONS--EXCEPT PER SHARE AMOUNTS)

                                                                              CSW
                                                              AEP             (AS          PRO FORMA     PRO FORMA
                                                         (AS REPORTED)   RECLASSIFIED)    ADJUSTMENTS    COMBINED
                                                         -------------  ---------------  -------------  -----------
OPERATING REVENUES:
  U.S. Electric........................................    $   5,670       $   2,883                     $   8,553
  United Kingdom.......................................       --                 208                           208
                                                              ------          ------                    -----------
TOTAL OPERATING REVENUES...............................        5,670           3,091                         8,761
                                                              ------          ------                    -----------
OPERATING EXPENSES:
  Fuel.................................................        1,537           1,004                         2,541
  Purchased Power......................................           88              41                           129
  United Kingdom Cost of Sales.........................       --                 158                           158
  Other Operation......................................        1,184             551                         1,735
  Maintenance..........................................          542             155                           697
  Depreciation and Amortization........................          593             352                           945
  Taxes Other Than Federal Income Taxes................          489             178                           667
  Federal Income Taxes.................................          272              67                           339
                                                              ------          ------                    -----------
TOTAL OPERATING EXPENSES...............................        4,705           2,506                         7,211
                                                              ------          ------                    -----------
OPERATING INCOME.......................................          965             585                         1,550
NONOPERATING INCOME....................................           20             135                           155
                                                              ------          ------                    -----------
INCOME BEFORE INTEREST CHARGES AND PREFERRED
  DIVIDENDS............................................          985             720                         1,705
INTEREST CHARGES.......................................          400             324                           724
PREFERRED STOCK DIVIDEND REQUIREMENTS OF
  SUBSIDIARIES.........................................           55              19                            74
                                                              ------          ------                    -----------
INCOME FROM CONTINUING OPERATIONS......................          530             377                           907
DISCONTINUED OPERATIONS................................       --                  25                            25
                                                              ------          ------                    -----------
NET INCOME.............................................    $     530       $     402                     $     932
                                                              ------          ------                    -----------
                                                              ------          ------                    -----------
Average Number of Shares Outstanding...................        185.8           191.7           (76.7)        300.8
                                                              ------          ------                    -----------
                                                              ------          ------                    -----------
EARNINGS PER SHARE (basic and diluted):
  Continuing Operations................................    $    2.85       $    1.97                     $    3.02
  Discontinued Operations..............................       --                0.13                          0.08
                                                              ------          ------                    -----------
  EARNINGS PER SHARE...................................    $    2.85       $    2.10                     $    3.10
                                                              ------          ------                    -----------
                                                              ------          ------                    -----------

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements".

                       CENTRAL AND SOUTH WEST CORPORATION

       UNAUDITED RECLASSIFYING CONDENSED CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1997

                    (IN MILLIONS--EXCEPT PER SHARE AMOUNTS)

                                                                                    CSW                 CSW
                                                                 CSW          (RECLASSIFYING            (AS
                                                            (AS REPORTED)        ENTRIES)          RECLASSIFIED)
                                                            -------------  ---------------------  ---------------
OPERATING REVENUES:
  U.S. Electric...........................................    $   3,321                              $   3,321
  United Kingdom..........................................        1,870                                  1,870
  Other Diversified.......................................           77          $     (77)(A)          --
                                                                 ------              -----              ------
TOTAL OPERATING REVENUES..................................        5,268                (77)              5,191
                                                                 ------              -----              ------
OPERATING EXPENSES:
  U.S. Electric Fuel......................................        1,177                                  1,177
  U.S. Electric Purchased Power...........................           89                                     89
  United Kingdom Cost of Sales............................        1,291                                  1,291
  Other Operation.........................................          981                (33)(A)             948
  Maintenance.............................................          152                                    152
  Depreciation and Amortization...........................          497                 (6)(A)             491
  Taxes Other Than Federal Income Taxes...................          195                 45(B)              240
  Federal Income Taxes....................................          151                (45)(A,B)           106
                                                                 ------              -----              ------
TOTAL OPERATING EXPENSES..................................        4,533                (39)              4,494
                                                                 ------              -----              ------
OPERATING INCOME..........................................          735                (38)                697
NONOPERATING INCOME.......................................           32                 38(A)               70
                                                                 ------              -----              ------
INCOME BEFORE INTEREST CHARGES............................          767             --                     767
                                                                 ------              -----              ------
INTEREST CHARGES:
  Interest on Long-term Debt..............................          333                                    333
  Distributions on Trust Preferred Securities.............           17                                     17
  Interest on Short-term Debt and Other...................           86                                     86
                                                                 ------                                 ------
TOTAL INTEREST CHARGES....................................          436                                    436
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES.....           12                                     12
GAIN ON REACQUIRED PREFERRED STOCK OF SUBSIDIARIES........          (10)                                   (10)
                                                                 ------                                 ------
INCOME BEFORE EXTRAORDINARY ITEM..........................          329                                    329
EXTRAORDINARY LOSS--U.K. WINDFALL TAX.....................         (176)                                  (176)
                                                                 ------              -----              ------
NET INCOME FOR COMMON STOCK...............................    $     153          $  --               $     153
                                                                 ------              -----              ------
                                                                 ------              -----              ------
Average Number of Shares Outstanding......................        212.1                                  212.1
                                                                 ------                                 ------
                                                                 ------                                 ------
EARNINGS PER SHARE (basic and diluted):
  Before Extraordinary Item...............................    $    1.55                              $    1.55
  Extraordinary Loss......................................        (0.83)                                 (0.83)
                                                                 ------                                 ------
  EARNINGS PER SHARE......................................    $    0.72                              $    0.72
                                                                 ------                                 ------
                                                                 ------                                 ------

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements".

                       CENTRAL AND SOUTH WEST CORPORATION

       UNAUDITED RECLASSIFYING CONDENSED CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                    (IN MILLIONS--EXCEPT PER SHARE AMOUNTS)

                                                                                    CSW                 CSW
                                                                 CSW          (RECLASSIFYING            (AS
                                                            (AS REPORTED)        ENTRIES)          RECLASSIFIED)
                                                            -------------  ---------------------  ---------------
OPERATING REVENUES:
  U.S. Electric...........................................    $   3,248                              $   3,248
  United Kingdom..........................................        1,848                                  1,848
  Other Diversified.......................................           59          $     (59)(A)          --
                                                                 ------              -----              ------
TOTAL OPERATING REVENUES..................................        5,155                (59)              5,096
                                                                 ------              -----              ------
OPERATING EXPENSES:
  U.S. Electric Fuel......................................        1,151                                  1,151
  U.S. Electric Purchased Power...........................           77                                     77
  United Kingdom Cost of Sales............................        1,331                                  1,331
  Other Operation.........................................          785                 (5)(A)             780
  Maintenance.............................................          150                                    150
  Depreciation and Amortization...........................          464                 (5)(A)             459
  Taxes Other Than Federal Income Taxes...................          178                 77 (A,B            255
  Federal Income Taxes....................................          224                (72)(A,B)           152
                                                                 ------              -----              ------
TOTAL OPERATING EXPENSES..................................        4,360                 (5)              4,355
                                                                 ------              -----              ------
OPERATING INCOME..........................................          795                (54)                741
NONOPERATING INCOME (LOSS)................................          (61)                54(A)               (7)
                                                                 ------              -----              ------
INCOME BEFORE INTEREST CHARGES............................          734             --                     734
                                                                 ------              -----              ------
INTEREST CHARGES:
  Interest on Long-term Debt..............................          325                                    325
  Interest on Short-term Debt and Other...................           94                                     94
                                                                 ------                                 ------
TOTAL INTEREST CHARGES....................................          419                                    419
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES.....           18                                     18
                                                                 ------                                 ------
INCOME FROM CONTINUING OPERATIONS.........................          297                                    297
DISCONTINUED OPERATIONS...................................          132                                    132
                                                                 ------              -----              ------
NET INCOME FOR COMMON STOCK...............................    $     429          $  --               $     429
                                                                 ------              -----              ------
                                                                 ------              -----              ------
Average Number of Shares Outstanding......................        207.5                                  207.5
                                                                 ------                                 ------
                                                                 ------                                 ------
EARNINGS PER SHARE (basic and diluted):
  Continuing Operations...................................    $    1.43                              $    1.43
  Discontinued Operations.................................         0.64                                   0.64
                                                                 ------                                 ------
  EARNINGS PER SHARE......................................    $    2.07                              $    2.07
                                                                 ------                                 ------
                                                                 ------                                 ------

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements".

                       CENTRAL AND SOUTH WEST CORPORATION

       UNAUDITED RECLASSIFYING CONDENSED CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

                    (IN MILLIONS--EXCEPT PER SHARE AMOUNTS)

                                                                                    CSW                 CSW
                                                                 CSW          (RECLASSIFYING            (AS
                                                            (AS REPORTED)        ENTRIES)          RECLASSIFIED)
                                                            -------------  ---------------------  ---------------
OPERATING REVENUES:
  U.S. Electric...........................................    $   2,883                              $   2,883
  United Kingdom..........................................          208                                    208
  Other Diversified.......................................           52          $     (52)(A)          --
                                                                 ------              -----              ------
TOTAL OPERATING REVENUES..................................        3,143                (52)              3,091
                                                                 ------              -----              ------
OPERATING EXPENSES:
  U.S. Electric Fuel......................................        1,004                                  1,004
  U.S. Electric Purchased Power...........................           41                                     41
  United Kingdom Cost of Sales............................          158                                    158
  Other Operation.........................................          557                 (6)(A)             551
  Maintenance.............................................          155                                    155
  Depreciation and Amortization...........................          353                 (1)(A)             352
  Taxes Other Than Federal Income Taxes...................          162                 16 (A,B            178
  Federal Income Taxes....................................           92                (25)(A,B)            67
                                                                 ------              -----              ------
TOTAL OPERATING EXPENSES..................................        2,522                (16)              2,506
                                                                 ------              -----              ------
OPERATING INCOME..........................................          621                (36)                585
NONOPERATING INCOME.......................................           99                 36(A)              135
                                                                 ------              -----              ------
INCOME BEFORE INTEREST CHARGES............................          720             --                     720
                                                                 ------              -----              ------
INTEREST CHARGES:
  Interest on Long-term Debt..............................          223                                    223
  Interest on Short-term Debt and Other...................          101                                    101
                                                                 ------                                 ------
TOTAL INTEREST CHARGES....................................          324                                    324
PREFERRED STOCK DIVIDEND REQUIREMENTS OF SUBSIDIARIES.....           19                                     19
                                                                 ------                                 ------
INCOME FROM CONTINUING OPERATIONS.........................          377                                    377
DISCONTINUED OPERATIONS...................................           25                                     25
                                                                 ------              -----              ------
NET INCOME FOR COMMON STOCK...............................    $     402          $  --               $     402
                                                                 ------              -----              ------
                                                                 ------              -----              ------
Average Number of Shares Outstanding......................        191.7                                  191.7
                                                                 ------                                 ------
                                                                 ------                                 ------
EARNINGS PER SHARE (basic and diluted):
  Continuing Operations...................................    $    1.97                              $    1.97
  Discontinued Operations.................................         0.13                                   0.13
                                                                 ------                                 ------
  EARNINGS PER SHARE......................................    $    2.10                              $    2.10
                                                                 ------                                 ------
                                                                 ------                                 ------

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements".

         AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               DECEMBER 31, 1997

                                 (IN MILLIONS)

                                                                              CSW
                                                              AEP             (AS         PRO FORMA     PRO FORMA
                                                         (AS REPORTED)   RECLASSIFIED)   ADJUSTMENTS    COMBINED
                                                         -------------  ---------------  ------------  -----------
ASSETS
ELECTRIC UTILITY PLANT:
  Production...........................................    $   9,493       $   5,824                    $  15,317
  Transmission.........................................        3,502           1,558                        5,060
  Distribution.........................................        4,654           4,453                        9,107
  General (including mining assets and nuclear fuel)...        1,605           1,577                        3,182
  Construction Work in Progress........................          343             184                          527
                                                         -------------       -------                   -----------
      Total Electric Utility Plant.....................       19,597          13,596                       33,193
  Accumulated Depreciation and Amortization............        7,964           5,217                       13,181
                                                         -------------       -------                   -----------
      NET ELECTRIC UTILITY PLANT.......................       11,633           8,379                       20,012
                                                         -------------       -------                   -----------
OTHER PROPERTY AND INVESTMENTS.........................        1,359             800                        2,159
                                                         -------------       -------                   -----------
CURRENT ASSETS:
  Cash and Cash Equivalents............................           91              75                          166
  Accounts Receivable (net)............................          668             840                        1,508
  Fuel.................................................          225              65                          290
  Materials and Supplies...............................          264             172                          436
  Accrued Utility Revenues.............................          189              76                          265
  Prepayments and Other................................           81              78                          159
                                                         -------------       -------                   -----------
      TOTAL CURRENT ASSETS.............................        1,518           1,306                        2,824
                                                         -------------       -------                   -----------
REGULATORY ASSETS......................................        1,817           1,440                        3,257
                                                         -------------       -------                   -----------
GOODWILL...............................................       --               1,428                        1,428
                                                         -------------       -------                   -----------
DEFERRED CHARGES.......................................          288              98                          386
                                                         -------------       -------                   -----------
      TOTAL............................................    $  16,615       $  13,451                    $  30,066
                                                         -------------       -------                   -----------
                                                         -------------       -------                   -----------

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements".

         AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               DECEMBER 31, 1997

                                 (IN MILLIONS)

                                                                              CSW
                                                              AEP             (AS         PRO FORMA     PRO FORMA
                                                         (AS REPORTED)   RECLASSIFIED)   ADJUSTMENTS    COMBINED
                                                         -------------  ---------------  ------------  -----------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common Stock.........................................    $   1,293       $     743     $         85   $   2,121
  Paid-in Capital......................................        1,779           1,039              (85)      2,733
  Retained Earnings....................................        1,605           1,774              (50)      3,329
                                                         -------------       -------     ------------  -----------
      Total Common Shareholders' Equity................        4,677           3,556              (50)      8,183
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption................           47             176                          223
    Subject to Mandatory Redemption....................          128              26                          154
  Certain Subsidiary-obligated, Mandatorily Redeemable,
    Preferred Securities of Subsidiary Trusts..........       --                 335                          335
  Long-term Debt.......................................        5,129           3,898                        9,027
                                                         -------------       -------     ------------  -----------
      TOTAL CAPITALIZATION.............................        9,981           7,991              (50)     17,922
                                                         -------------       -------     ------------  -----------
OTHER NONCURRENT LIABILITIES...........................        1,246              27                        1,273
                                                         -------------       -------                   -----------
CURRENT LIABILITIES:
  Preferred Stock and Long-term Debt Due Within One
    Year...............................................          295              32                          327
  Short-term Debt......................................          555           1,413                        1,968
  Accounts Payable.....................................          353             558                          911
  Taxes Accrued........................................          381             171                          552
  Interest Accrued.....................................           76              87                          163
  Obligations Under Capital Leases.....................          101               2                          103
  Other................................................          323             236               50         609
                                                         -------------       -------     ------------  -----------
      TOTAL CURRENT LIABILITIES........................        2,084           2,499               50       4,633
                                                         -------------       -------     ------------  -----------
DEFERRED INCOME TAXES..................................        2,561           2,432                        4,993
                                                         -------------       -------                   -----------
DEFERRED INVESTMENT TAX CREDITS........................          376             278                          654
                                                         -------------       -------                   -----------
DEFERRED GAIN ON SALE AND LEASEBACK--ROCKPORT PLANT
  UNIT 2...............................................          231          --                              231
                                                         -------------       -------                   -----------
DEFERRED CREDITS.......................................          136             224                          360
                                                         -------------       -------                   -----------
TOTAL..................................................    $  16,615       $  13,451                    $  30,066
                                                         -------------       -------                   -----------
                                                         -------------       -------                   -----------

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements".

                       CENTRAL AND SOUTH WEST CORPORATION

          UNAUDITED RECLASSIFYING CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997

                                 (IN MILLIONS)

                                                                                   CSW             CSW
                                                                    CSW       (RECLASSIFYING       (AS
                                                               (AS REPORTED)    ENTRIES)      RECLASSIFIED)
                                                               -------------  -------------  ---------------
ASSETS
FIXED ASSETS:
Electric
  Production.................................................    $   5,824                      $   5,824
  Transmission...............................................        1,558                          1,558
  Distribution...............................................        4,453                          4,453
  General....................................................        1,381      $     196(C)        1,577
  Construction Work in Progress..............................          184                            184
  Nuclear Fuel...............................................          196           (196)(C)       --
                                                               -------------       ------         -------
      Total Electric.........................................       13,596         --              13,596
  Other Diversified..........................................          250           (250)(D)       --
                                                               -------------       ------         -------
      Total Fixed Assets.....................................       13,846           (250)         13,596
Accumulated Depreciation and Amortization....................        5,218             (1)(D)        5,217
                                                               -------------       ------         -------
    NET FIXED ASSETS.........................................        8,628           (249)          8,379
                                                               -------------       ------         -------
OTHER PROPERTY AND INVESTMENTS...............................       --                800 (  E,F          800
                                                               -------------       ------         -------
CURRENT ASSETS:
  Cash and Cash Equivalents..................................           75                             75
  Accounts Receivable........................................          916            (76)(G)          840
  Fuel.......................................................           65                             65
  Materials and Supplies.....................................          172                            172
  Accrued Utility Revenues...................................       --                 76(G)           76
  Under-Recovered Fuel Costs.................................           84            (84)(H)       --
  Prepayments and Other......................................           78                             78
                                                               -------------       ------         -------
    TOTAL CURRENT ASSETS.....................................        1,390            (84)          1,306
                                                               -------------       ------         -------
DEFERRED CHARGES AND OTHER ASSETS:
  Deferred Plant Costs.......................................          503           (503)(H)       --
  Mirror CWIP Asset..........................................          285           (285)(H)       --
  Other Non-Utility Investments..............................          448           (448)(E)       --
  Securities Available for Sale..............................          103           (103)(F)       --
  Income Tax Related Regulatory Assets, Net..................          329           (329)(H)       --
  Goodwill...................................................        1,428                          1,428
  Regulatory Assets..........................................       --              1,440(H)        1,440
  Other Deferred Charges.....................................          337           (239)(H)           98
                                                               -------------       ------         -------
    TOTAL DEFERRED CHARGES AND OTHER ASSETS..................        3,433           (467)          2,966
                                                               -------------       ------         -------
      TOTAL..................................................    $  13,451      $  --           $  13,451
                                                               -------------       ------         -------
                                                               -------------       ------         -------

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements".

                       CENTRAL AND SOUTH WEST CORPORATION

          UNAUDITED RECLASSIFYING CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997

                                 (IN MILLIONS)

                                                                                        CSW             CSW
                                                                         CSW       (RECLASSIFYING       (AS
                                                                    (AS REPORTED)    ENTRIES)      RECLASSIFIED)
                                                                    -------------  -------------  ---------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common Stock....................................................    $     743                      $     743
  Paid-in Capital.................................................        1,039                          1,039
  Retained Earnings...............................................        1,746      $      28(I)        1,774
  Foreign Currency Translation Adjustment and Other...............           28            (28)(I)       --
                                                                    -------------       ------         -------
      Total Common Shareholders' Equity...........................        3,556         --               3,556
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption...........................          176                            176
    Subject to Mandatory Redemption...............................           26                             26
  Certain Subsidiary-obligated, Mandatorily Redeemable,
    Preferred Securities of Subsidiary Trusts.....................          335                            335
  Long-term Debt..................................................        3,898                          3,898
                                                                    -------------       ------         -------
      TOTAL CAPITALIZATION........................................        7,991         --               7,991
                                                                    -------------       ------         -------
OTHER NONCURRENT LIABILITIES......................................       --                 27 (J,K           27
                                                                    -------------       ------         -------
CURRENT LIABILITIES:
  Preferred Stock and Long-term Debt
    Due Within One Year...........................................           32                             32
  Short-term Debt.................................................          721            692(L)        1,413
  Short-term Debt--CSW Credit, Inc................................          636           (636)(L)       --
  Loan Notes......................................................           56            (56)(L)       --
  Accounts Payable................................................          558                            558
  Taxes Accrued...................................................          171                            171
  Interest Accrued................................................           87                             87
  Obligations Under Capital Leases................................       --                  2(J)            2
  Other...........................................................          238             (2)(J)          236
                                                                    -------------       ------         -------
      TOTAL CURRENT LIABILITIES...................................        2,499             --           2,499
                                                                    -------------       ------         -------
DEFERRED INCOME TAXES.............................................        2,432                          2,432
                                                                    -------------                      -------
DEFERRED INVESTMENT TAX CREDITS...................................          278                            278
                                                                    -------------                      -------
DEFERRED CREDITS..................................................          251            (27)( ,K)          224
                                                                    -------------       ------         -------
TOTAL.............................................................    $  13,451      $  --           $  13,451
                                                                    -------------       ------         -------
                                                                    -------------       ------         -------

  See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements".

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

1. There were no material intercompany transactions between AEP, including its subsidiaries, and CSW, including its subsidiaries, during the periods presented.

2. The unaudited pro forma combined condensed financial statements reflect the conversion of each outstanding CSW Share into 0.60 of an AEP Share, as provided in the Merger Agreement. The unaudited pro forma combined condensed financial statements are presented as if the companies were combined during all periods included therein. The combined authorized shares reflect the number of shares which would be authorized assuming the Share Issuance proposed herein had been approved on December 31, 1997.

3. The principal accounting policies for both companies' regulated operations are to follow the methods used by their respective regulatory commissions in establishing rates. The consummation of the Merger is not expected to result in any changes in the way regulators treat allowable costs for rate-making purposes. The effects of accounting policy differences are immaterial and have not been adjusted in the pro forma combined condensed financial statements.

4. The pro forma average number of outstanding AEP Shares was calculated by multiplying the average number of outstanding CSW Shares during the year by the exchange ratio of 0.60 of an AEP Share and adding the result to the average number of outstanding AEP Shares during the year.

5. The pro forma adjustment to common stock and paid-in capital represents the effects of recording the Merger of AEP and CSW as of the consummation date using the pooling of interests method of accounting whereby the common stock and paid-in capital amounts are adjusted to reflect the difference in par value ($6.50 per AEP Share compared with $3.50 per CSW Share) and the exchange ratio of 0.60 of an AEP Share for each CSW Share.

6. In connection with the Merger, the companies expect to incur charges estimated at approximately $50 million for transaction costs. Such costs include investment banking (financial advisors), legal, accounting, filing, printing and other related fees and costs to consummate the Merger. The combined company intends to seek recovery of the transaction costs through the regulatory process. The pro forma combined condensed financial statements do not reflect any of the costs savings estimated to result from the merger or any cost to achieve the merger. As noted in the "Reasons for the Merger" section, a sharing of the cost savings, net of the costs to achieve the Merger, is expected to be the outcome of the various regulatory proceedings. See "Reasons for the Merger" for further discussion regarding estimated synergies and cost savings (page 42).

7. The CSW unaudited reclassifying condensed financial statements reflect the reclassifying entries necessary to adjust CSW's condensed balance sheet and condensed statement of income presentation to be consistent with the presentation expected to be used by AEP after the Merger is completed. The following describes such reclassifying entries:

    STATEMENTS OF INCOME RECLASSIFYING ENTRIES

    (A) To reclassify other diversified income and expenses to nonoperating income.

    (B) To reclassify state and United Kingdom income taxes.

    BALANCE SHEETS RECLASSIFYING ENTRIES

    (C) To reclassify nuclear fuel.

    (D) To reclassify non-utility plant and related accumulated depreciation.

    (E) To reclassify other non-utility investments.

    (F) To reclassify securities available for sale.

    (G) To reclassify accrued utility revenues.

    (H) To reclassify regulatory assets.

    (I) To reclassify foreign currency translation and other.

    (J) To reclassify obligations under capital leases.

    (K) To reclassify operating reserves.

    (L) To reclassify short-term debt.

                      DESCRIPTION OF CAPITAL STOCK OF AEP

    The following statements are brief summaries of certain provisions relating to AEP's capital stock and are qualified in their entirety by reference to the provisions of the AEP Charter and AEP's By-Laws (the "AEP Bylaws"), which are incorporated by reference as an exhibit to the registration statement on Form S-4 filed with the SEC by AEP (the "Registration Statement") of which this Joint Proxy Statement/ Prospectus is a part.

    AEP's authorized capitalization presently consists of 300,000,000 AEP Shares, of which 190,378,571 shares were issued and outstanding as of April 8, 1998.

DIVIDEND RIGHTS

    Dividends may be declared and paid on the AEP Shares out of legally available surplus.

VOTING RIGHTS

    The holders of AEP Shares have exclusive voting rights of one vote for each share held. The holders of AEP Shares are entitled to cumulative voting in the election of directors.

LIQUIDATION RIGHTS

    In the event of any liquidation of AEP, the holders of AEP Shares are entitled to share ratably in the remaining assets of AEP available for distribution.

PREEMPTIVE RIGHTS

    The holders of AEP Shares, upon the issuance for money or other consideration of any stock or any securities convertible into any stock, shall not have any preemptive right unless the AEP Board of Directors determine to issue and sell AEP Shares solely for money and other than by (i) a public offering, (ii) an offering to or through underwriters or dealers who agree to make a public offering, or (iii) any other offering which is authorized or approved by the affirmative vote of the outstanding AEP Shares.

TRANSFER AGENTS AND REGISTRARS

    The transfer agent and registrar for the AEP Shares is First Chicago Trust Company of New York.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                           CSW SHARES AND AEP SHARES

GENERAL

    As a result of the Merger, holders of CSW Shares will become shareholders of AEP, and the rights of such former CSW stockholders will thereafter be governed by the AEP Charter and the AEP Bylaws and the laws of the State of New York. The rights of the holders of CSW Shares are currently governed by the Second Restated Certificate of Incorporation of CSW (the "CSW Charter") and the Bylaws of CSW, as amended (the "CSW Bylaws") and the laws of the State of Delaware. The following summary sets forth the material differences between the AEP Charter and the CSW Charter, the AEP Bylaws and the CSW Bylaws, and New York and Delaware law. This summary is qualified in its entirety by reference to the full text of each of such documents and the applicable state statutes. For information as to how such documents may be obtained, see "WHERE YOU CAN FIND MORE INFORMATION".

SHAREHOLDER RIGHTS PLANS

    AEP has no shareholder rights plan.

    CSW has a stockholder rights plan (the "CSW Rights Agreement") which provides that after a person or group acquires or announces a tender or exchange offer to acquire 15% or more of the outstanding CSW Shares, the holder of a CSW Share (other than the Acquiring Person) is entitled to purchase, at the exercise price, additional CSW Shares having a current market value of two times the exercise price (a "CSW Right"). In addition, if CSW is acquired in a merger or other business combination, each CSW Right will entitle the holder to purchase, at the exercise price, common stock of the acquiror having a current market value of two times the exercise price.

    The Merger Agreement provides that CSW shall take, and CSW has taken, actions (including amending the CSW Rights Agreement) so that the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and other transactions contemplated thereby, will not result in the grant of any CSW Right or enable or require that any outstanding CSW Rights be exercised, distributed or triggered.

VOTING RIGHTS

    GENERALLY

    Each holder of CSW Shares is entitled to one vote for each share held by such holder upon each matter voted upon. In the election of directors, the principle of cumulative voting does not apply. Votes may, in all cases, be cast by proxy, but no stockholder can designate more than three persons as proxies. The affirmative vote of a majority of the CSW Shares represented at a meeting shall be the act of the stockholders, unless a greater number is required by law.

    Every holder of record of AEP Shares has one vote for each share held for the election of directors and upon all other matters; provided, however, that at all elections of directors, cumulative voting shall apply.

    ELECTION OF DIRECTORS

    The CSW Charter provides that directors shall be divided into three classes as nearly equal in size as is practicable. The directors shall hold office for three years. The CSW Charter provides that the number of directors should be not less than nine nor more than fifteen, as may be fixed from time to time by the resolutions adopted by a majority of the entire CSW Board of Directors. The number of directors at CSW is currently fixed at 12. The CSW Bylaws provide that, except with respect to persons who were serving as directors on October 12, 1987, and who were 60 years old or over at such time, the CSW Board of Directors shall not elect nor propose for election (a) any non-employee who is 70 years old or will be 70 years old on or before the date of the election, or
(b) any employee of CSW or any of its subsidiaries (other than any past or present Chief Executive Officer of CSW) whose service as such employee has terminated or will in normal course terminate on or before the date of election. In addition, the CSW Bylaws provide that the term of any director who is an employee of CSW or any of its subsidiaries, (other than a Chief Executive Officer who retires) shall expire concurrently with the termination of service of that director as an employee.

    The AEP Bylaws provide that the number of directors shall be not less than nine nor more than seventeen. Each director will hold office until the next annual meeting. The number of directors shall be the number fixed by resolution of the AEP Board of Directors. The number of directors of AEP is currently fixed at 13. Upon consummation of the Merger, the number of directors of AEP will be fixed at 15.

    APPROVAL OF CERTAIN TRANSACTIONS

    The DGCL generally requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon for the approval of any merger or consolidation. Unless required by the certificate of incorporation, no stockholder approval is required for certain mergers in which
(i) there is no amendment to the certificate of incorporation of a corporation,
(ii) each share of stock of such corporation is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger and (iii) either no stock or shares, securities or obligations convertible into such stock, will be issued or delivered in connection with the merger or the unissued shares or treasury shares of stock to be issued or delivered in connection with the merger plus those initially issuable upon any conversion of any other shares, securities or obligations to be issued or delivered under such plan are less than 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

    The New York Business Corporation Law (the "NYBCL") requires for corporations in existence on February 23, 1998 the certificate of incorporation of which does not expressly provide for approval of a Merger or consolidation by a majority vote of the outstanding shares entitled to vote thereon, the affirmative vote of two-thirds of all outstanding shares entitled to vote thereon to effect a merger, a consolidation, a share exchange or the sale, lease or disposition of all or substantially all of a corporation's assets. Notwithstanding any provision in the certificate of incorporation, the holders of shares of a class or series are entitled to vote as a class if such shares will remain outstanding after the merger or will be converted into the right to receive shares of stock of the surviving or consolidated corporation or another corporation and the certificate or articles of incorporation of the surviving or consolidated corporation or of such other corporation immediately after the effectiveness of the merger or consolidation would contain any provision which is not contained in the certificate of incorporation of the corporation and which, if contained in an amendment to the certificate of incorporation, would entitle the holders of shares of such class or such one or more series to vote and to vote as a separate class thereon. The NYBCL does not contain a provision for mergers (other than those between a corporation and its 90% or more owned subsidiary) without the approval of shareholders similar to that in the DGCL.

    Since the Merger is to be effected between Sub and CSW, both Delaware corporations, (and AEP is not a constituent corporation in the Merger) the approval procedure described in the preceding paragraph does not apply to AEP with respect to the Merger.

FAIR PRICE PROVISIONS

    The CSW Charter contains a "fair price" provision that applies to certain business combination transactions involving (i) any person that beneficially owns 5% or more of the voting power of all of the outstanding stock of CSW or
(ii) any affiliate (as defined in the CSW Charter) or associate (as defined in the CSW Charter) of CSW that during the previous two year period was the beneficial owner of 5% or more of the voting power of all of the outstanding stock of CSW (a "CSW Interested Stockholder"). The "fair price" provision requires (i) the affirmative vote of the holders of at least 80% of the outstanding voting stock of CSW and (ii) the affirmative vote of a majority of the outstanding voting stock of CSW held by persons other than the CSW Interested Stockholder to approve certain transactions between CSW and the CSW Interested Stockholder. These transactions include any merger or consolidation of CSW or its subsidiaries, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of CSW having a fair market value in excess of $25 million, any adoption of a plan or proposal of termination, liquidation or dissolution of CSW, any reclassification of securities or recapitalizations of CSW, certain issuances or transfers of CSW securities, and certain other transactions involving the CSW Interested Stockholder. The voting requirement does not apply to certain transactions, including those that are approved by CSW's Continuing Directors (as defined in the CSW Charter) or that meet certain "fair price" criteria contained in the CSW Charter. THE CSW BOARD APPROVED THE MERGER AT ITS DECEMBER 21, 1997 MEETING, THUS THE ABOVE DESCRIBED VOTING REQUIREMENT DOES NOT APPLY TO THE VOTE TO APPROVE AND ADOPT THE MERGER.

    The AEP Charter contains a "fair price" provision that applies to certain business combinations or transactions involving (i) any person that beneficially owns more than 5% of the combined voting power of the then outstanding voting stock of AEP, (ii) any affiliate (as defined in the AEP Charter) of AEP that within the five-year period immediately prior to the date in question, beneficially owned more than 5% of the combined voting power of the outstanding voting stock of AEP (each of the shareholders described in clauses (i) and (ii) being referred to as "AEP Interested Stockholders"), or (iii) an assignee of or one who otherwise succeeded to any shares of voting stock which were during the prior five-year period beneficially owned by an AEP Interested Stockholder, provided that the transaction to which such assignment occurred was not a public offering. The "fair price" provision requires the affirmative vote of (i) at least 75% of the combined voting power of the then issued and outstanding voting stock of AEP, and (ii) a majority of the combined voting power of the then issued and outstanding voting stock beneficially owned by persons other than such AEP Interested Stockholder to approve certain transactions between AEP and the AEP Interested Stockholder. These transactions include any merger or consolidation of AEP or any subsidiary with the AEP Interested Stockholder or any other corporation which is or would be an affiliate of an AEP Interested Stockholder, any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of the assets of AEP having a fair market value of more than $100 million to or with any AEP Interested Stockholder, the issuance or transfer by AEP or any subsidiary of any securities of AEP or a subsidiary having a fair market value of more than $100 million to any AEP Interested Stockholder or any affiliate, the adoption of any plan for the liquidation or dissolution of AEP proposed by or on behalf of the AEP Interested Stockholder or any affiliate, or any reclassification of securities, recapitalization or reorganization of AEP, or any merger or consolidation of AEP with any of its subsidiaries, or any self tender offer for or repurchase which has the effect of increasing the proportionate share of outstanding shares owned by any AEP Interested Stockholder or any affiliate. The voting requirement does not apply to certain transactions, including those that are approved by a majority of AEP's Disinterested Directors (as defined in the AEP Charter) or that meet certain "fair price" criteria contained in the AEP Charter.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

    Under both Delaware and New York law, amendments to a certificate of incorporation may be authorized by the vote of the holders of a majority of all outstanding shares entitled to vote thereon. Both states also provide for approval by vote of the holders of a majority of outstanding shares of a particular class of stock in certain circumstances.

SPECIAL MEETINGS

    Under both Delaware and New York law, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or bylaws. In addition, Delaware law provides that, if an annual meeting is not held or an action by written consent to elect directors in lieu of an annual meeting is not taken within 30 days of the date designated for such a meeting, or is not held for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director. Under New York law, if there is a failure to elect a sufficient number of directors to conduct the business of the corporation for a period of one month after the date fixed by or under the bylaws for the annual meeting of stockholders or for a period of 13 months after the last annual meeting, the board of directors may call a special meeting for the election of directors. If the board fails to do so within 2 weeks, holders of 10% of the votes of the shares entitled to vote in an election of directors may demand the call of a special meeting for an election of directors.

    The CSW Bylaws provide that special meetings of the stockholders of CSW may be called by the Chairman, by the CSW Board of Directors, by a majority of the CSW Directors individually or by holders of not less than one-third of the total outstanding shares of stock. Such special meeting shall be held at such place, date and hour as may be fixed by the person or persons calling the meeting. Special meetings of the shareholders of AEP may be called by the AEP Board of Directors or the AEP Executive Committee,

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or of stockholders holding one-fourth of the capital stock, at such time and at such place as may be stated in the call and notice.

SHAREHOLDERS' ACTION WITHOUT A MEETING

    The DGCL provides that unless otherwise provided in the certificate of incorporation, stockholders may take any action without a meeting by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of any action by less than unanimous consent must be given to stockholders who did not consent to such action and who, if the action had taken place at a meeting, would have been entitled to notice.

    The NYBCL provides that shareholders may take any action without a meeting by written consent only if such consent is signed by the holders of all outstanding shares entitled to vote thereon or, if the certificate of incorporation so permits, the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented in writing.

    Neither the AEP Charter nor the CSW Charter contains any provision altering these provisions of the statutes.

PREEMPTIVE RIGHTS

    For corporations incorporated after July 3, 1967, Delaware law does not provide for preemptive rights to the holders of capital stock unless the certificate of incorporation provides for such rights. The CSW Charter provides that any shares of common stock may be issued without first being offered to stockholders.

    The NYBCL provides, for corporations incorporated before February 23, 1998, subject to certain exceptions, preemptive rights to shareholders upon an issuance of securities which would adversely affect certain specified interests of such shareholders, provided that the certificate of incorporation may provide otherwise. The AEP Charter provides that subject to certain exceptions, upon any issuance for money or other consideration of any stock, no holder of stock of any kind shall have any preemptive rights. Under the exceptions to the AEP Charter, preemptive rights are available where AEP issues or sells any shares solely for money and other than by a public offering, an offering to or through underwriters or dealers who agree to make a public offering or any offering which is authorized by the shareholders.

DIVIDENDS

    Subject to any restrictions in a corporation's certificate of incorporation (which restrictions the CSW Charter does not include), the DGCL generally provides that the directors of a corporation may declare and pay dividends only out of surplus (defined as the excess if any, of the net assets over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

    Under the NYBCL, a corporation may declare and pay dividends on its outstanding shares except when currently the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the certificate of incorporation (which restrictions the AEP Charter does not include). In general, dividends may be declared or paid out of surplus only.

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STOCK REPURCHASES

    The DGCL permits a corporation to repurchase or redeem its shares, except that a corporation may not do so when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation. A purchase or redemption out of capital of shares which are entitled upon any distribution of the corporation's assets, whether by dividend or liquidation, to a preference over another class or series of its stock, or, if no shares entitled to such preference are outstanding, any of its own shares, is permitted if such shares will be retired upon their acquisition and the capital of the corporation reduced in accordance with Delaware law.

    Under the NYBCL, notwithstanding any authority contained in the certificate of incorporation, the shares of a corporation may not be purchased, redeemed, converted or exchanged, if the corporation is then insolvent or would thereby be made insolvent. Shares may be purchased or redeemed only out of surplus.

ISSUANCE OF RIGHTS OR OPTIONS TO PURCHASE SHARES TO DIRECTORS, OFFICERS AND
  EMPLOYEES

    The DGCL permits any corporation, subject to any provisions in its certificate of incorporation, to create rights or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes. The terms shall be stated in the certificate of incorporation or in a resolution adopted by the board of directors. The DGCL provides that, in the absence of actual fraud in the transaction, the judgment of the directors as to the consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive. This provision has been interpreted by Delaware case law not to apply to interested director transactions or to issuances that constitute waste. The NYBCL requires that the issuance to officers, directors or employees of rights or options to purchase shares must be authorized by a majority of votes cast at a meeting of shareholders, or authorized by and consistent with a plan adopted by such vote of shareholders. In the absence of preemptive rights, such authorization is not required in New York for the issuance of rights or options in substitution for or upon the assumption of rights or options of a corporation with which the issuing corporation is merging or consolidating.

LOANS TO DIRECTORS

    The DGCL permits any corporation to lend money to, or guarantee an obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation.

    Under the NYBCL, a corporation may not lend money to or guarantee the obligations of a director of the corporation unless either the particular loan or guarantee is approved by the shareholders, or the certificate of incorporation expressly permits such transactions. The AEP Charter does not contain any such provision.

CLASSIFICATION OF THE BOARDS OF DIRECTORS

    Both the DGCL and the NYBCL provide that a corporation's board of directors may be divided into various classes with staggered terms of offices. Neither the AEP Charter nor the AEP Bylaws provide for a classified board. Both the CSW Charter and the CSW Bylaws provide for three classes of directors, as nearly equal in size as practicable. Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, directors of a corporation with a classified board may only be removed by stockholders of the corporation for cause. CSW's Charter does not override the DGCL provision regarding removal of classified directors.

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DUTIES OF DIRECTORS

    The NYBCL specifically permits a board of directors to consider constituencies other than the holders of a corporation's capital stock and to consider both the long-term and short-term interests of the corporation and such constituencies when taking any action, including action taken in connection with a change or potential change in the control of the corporation. The NYBCL permits directors to consider the effect that a corporation's actions may have in the short-term and the long-term upon (i) potential growth, development, productivity and profitability of the corporation; (ii) current employees; (iii) retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from the corporation; (iv) the corporation's customers and creditors; and (v) the ability of the corporation to provide continuously goods, services, employment opportunities and employment benefits and make other contributions to the communities in which it does business. The DGCL contains no similar provision; however, Delaware case law has established that, in connection with a potential change of control of a corporation, its directors may consider, among various other proper factors, the impact of both the bid and the potential acquisition on constituencies other than stockholders, but only to the extent that they are rationally related to the benefits from the change of control that would accrue to the stockholders.

LIMITATIONS ON DIRECTORS' LIABILITY

    The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for damages for breach of the director's fiduciary duties. This limitation is unavailable for (i) breaches of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involved intentional misconduct or knowing violation of the law (iii) unlawful payment of dividends, or unlawful stock purchases; or (iv) any transaction from which the director derived an improper personal benefit. The CSW Charter includes such a provision to the full extent permitted by law.

    The NYBCL permits a corporation to limit or eliminate a director's personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which were (i) in bad faith, (ii) involved intentional misconduct or a knowing violation of law or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The NYBCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain share repurchases or redemptions, certain payments to shareholders after dissolution and particular types of loans.

    The AEP Charter provides for limitations on directors' liability to the fullest extent permitted by the NYBCL.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL also provides that a corporation may advance expenses of defense (upon receipt of an undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL further provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, except only to the extent a court determines that the person is entitled to indemnity for such expenses that such court deems proper.

    The CSW Bylaws provide that each person who is or was or had agreed to become a director or officer, or each such person who is or was serving or had agreed to serve at the request of the CSW Board

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of Directors or an officer as an employee or agent or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified (including, without limitation, the advancement of expenses and payment of all loss, liability and expenses) to the full extent permitted by the law as presently in effect or as may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits broader indemnification rights than said laws permitted prior to such amendment); provided, however, that no person shall be indemnified for amounts paid in settlement unless the terms and conditions of such settlement have been consented to by CSW and provided further, that no indemnification for employees or agents (other than directors and officers) will be made without the express authorization of the CSW Board of Directors.

    Under the NYBCL, a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by any reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

    The NYBCL further provides that no indemnification of directors in shareholder derivative suits may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which the director or officer has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action is brought, any court of competent jurisdiction, determines upon application that, in view of the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The statutory provisions for indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled independently of the applicable statutory provision.

    The AEP Bylaws provide that to the fullest extent permitted by law, AEP shall indemnify any person made, or threatened to be made, a party to any action or proceeding (formal or informal), whether civil, criminal, administrative or investigative and whether by or in the right of AEP or otherwise, by reason of the fact that such person, such person's testator or intestate, is or was a director, officer or employee of AEP, or of any subsidiary or affiliate of AEP, or served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of AEP, against all loss and expense including, without limiting the generality of the foregoing, judgments, fines (including excise taxes), amounts paid in settlement and attorneys' fees and disbursements actually and necessarily incurred as a result of such action or proceeding, or any appeal therefrom, and all legal fees and expenses incurred in successfully asserting a claim for indemnification pursuant to such provision of the AEP Bylaws; provided, however, that no indemnification may be made to or on behalf of any director, officer or employee if a judgment or other final adjudication adverse to the director, officer or employee establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

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    The AEP Bylaws further provide that in any case in which a director, officer or employee (or a representative of the estate of such director, officer or employee) requests indemnification, upon such person's request the AEP Board of Directors shall meet within sixty days thereof to determine whether such person is eligible for indemnification in accordance with the standard set forth above. Such a person claiming indemnification shall be entitled to indemnification upon a determination that no judgment or other final adjudication adverse to such person has established that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

REMOVAL OF DIRECTORS

    Under the DGCL, directors may be removed, with or without cause, by the vote of a majority of the outstanding shares of all classes of stock entitled to vote present at a meeting of stockholders. The DGCL imposes additional restrictions on the removal of directors for corporations with cumulative voting or directors elected by the holders of a specific class or series of shares. Unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause. The CSW Charter provides that a director may be removed only for cause and only by the affirmative vote of the holders of eighty percent of the CSW Shares.

    The NYBCL provides that any or all of the directors of a corporation may be removed for cause by a vote of the shareholders and that the certificate of incorporation or bylaws may provide for removal without cause by vote of the shareholders. Under the statute, subject to certain exceptions, directors may also be removed without cause by action of the board if such is provided for in the certificate of incorporation or the bylaws. The AEP Charter and the AEP Bylaws contain no provision for removal of directors without cause by the shareholders or the board. The NYBCL also imposes additional restrictions on the removal of directors of corporations with cumulative voting or directors elected by the holders of a specific class or series of shares. For corporations having cumulative voting, no director may be removed when the votes cast against his or her removal would be sufficient to elect him or her if voted cumulatively at an election at which the same total number of votes were cast and the entire board, or the entire class of directors of which he or she is a member, were then being elected.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

    Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies, including those due to removal without cause, and newly created directorships may be filled by majority vote of the directors then in office, even if the number of directors then in office is less than a quorum. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board, the Court of Chancery has the authority, upon application of stockholders holding at least 10% of the shares outstanding at the time and entitled to vote, to order an election to be held to fill any such vacancies or new directorships, or to replace the directors chosen by the directors then in office.

    New York law provides that newly created directorships and vacancies occurring for any reason other than removal without cause (which the AEP Charter does not currently permit), may be filled by vote of the board of directors. If the number of directors then in office is less than a quorum, any newly created directorships and vacancies may be filled by vote of a majority of the directors then in office. Under the AEP Bylaws, vacancies in the board may be filled by the board at any meeting.

DISSENTERS' RIGHTS OF APPRAISAL

    In certain circumstances, Section 262 of the DGCL entitles a stockholder to exercise its appraisal rights upon a merger or consolidation of the corporation effected pursuant to the DGCL if the holder

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complies with the requirements of Section 262 thereof. Appraisal rights are available under Section 262 of the DGCL if holders of shares in a constituent company which shares are listed on a national securities exchange are required by the terms of the merger to accept consideration other than shares of stock of the surviving corporation, shares of stock of any corporation listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders or cash in lieu of fractional shares.

    Stockholders of CSW are not entitled to appraisal rights under the DGCL in connection with the Merger because AEP Shares are listed on the NYSE and holders of CSW Shares are not required upon consummation of the Merger to exchange such shares for any consideration other than AEP Shares or cash in lieu of fractional shares.

    The NYBCL grants dissenters' rights to shareholders (i.e., the right to cash payment of the fair value of one's shares determined by judicial appraisal) in the case of a merger or consolidation, a sale, lease, exchange or other disposition of all or substantially all of the corporation's assets, any share exchange in which the corporation is participating as a subject corporation (but only those shareholders whose shares have been acquired), and (in the case of a shareholder whose shares are adversely affected thereby) certain amendments to the certificate of incorporation, as the case may be. The NYBCL provides that dissenters' rights are not available to a shareholder in a merger or consolidation that receives shares that are listed on a national securities exchange or designated as a national market system security. The NYBCL, in determining the "fair value" for payment of shares, mandates that the court consider the nature of the transaction and its effect on the corporation and its shareholders, and the concepts and methods of valuation then customary in the relevant financial and securities markets.

    AEP shareholders are not entitled to appraisal rights under the NYBCL in connection with the Merger, because they are retaining their AEP Shares and the Charter Amendment does not cause the AEP shareholders to be adversely affected.

BUSINESS COMBINATION STATUTES

    In 1988, Delaware enacted a statute designed to provide Delaware corporations with limited protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL ("Section 203"), in general, provides that a person or entity that owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such person or entity became an Interested Stockholder, unless an exemption described below is applicable. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

    The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the time a person became an Interested Stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he or she became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers or by certain employee stock plans, and (iii) any business combination with an Interested Stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder. The CSW Charter does not contain an election, as permitted by Delaware law, to be exempt from the requirements of
Section 203.

    Under Section 912 of the NYBCL ("Section 912"), a corporation is generally prohibited from engaging in certain business combinations (as defined by the statute to include certain mergers and

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consolidations, dispositions of assets and issuances of securities, as well as certain other transactions) with an interested stockholder (as defined by the statute generally to include holders of 20% or more of the outstanding stock of the corporation) for a period of five years following the date that such stockholder became an interested stockholder, unless certain exemptions, including the business combination or the purchase of stock by means of which the interested shareholder became such is approved by the corporation's board of directors in advance of such stock purchase, or unless the interested shareholder was the beneficial owner of 5% or more of the corporation's outstanding voting stock on October 30, 1985, and remains so until becoming an interested shareholder.

    Neither Section 203 nor Section 912 are applicable to the Merger and the transactions contemplated by the Merger Agreement.

"ANTI-GREENMAIL"

    The NYBCL provides that no domestic corporation may purchase or agree to purchase more than 10% of its stock from a shareholder who has held the shares for less than two years at any price which is higher than the market price unless such transaction is approved by both the corporation's board of directors and a majority of the votes of all outstanding shares entitled to vote thereon at a meeting of shareholders unless the certificate of incorporation requires a greater percentage or the corporation offers to purchase shares from all the holders on the same terms. The DGCL contains no similar provision.

STOCK EXCHANGE LISTINGS

    CSW Shares are listed on the NYSE and Chicago Stock Exchange. AEP Shares are listed on the NYSE.

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                              THE MERGER AGREEMENT

    The following is a brief summary of the material provisions of the Merger Agreement, which appears as Annex I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

    The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the holders of CSW Shares and the approval of certain related matters by the holders of AEP Shares and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into CSW, and CSW will continue as the Surviving Corporation and CSW will be a wholly-owned subsidiary of AEP.

    If the conditions to the Merger are satisfied or waived, the parties will file with the Secretary of State of the State of Delaware a duly executed certificate of merger, and the Merger will become effective upon the filing and acceptance thereof or at such date thereafter as is provided in the certificate of merger.

    CSW Shares outstanding at the Effective Time will be converted into AEP Shares, as described under "THE MERGER -- Merger Consideration". With regard to the treatment of fractional share interests, see "THE MERGER -- Fractional Shares".

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of each of CSW and AEP relating to, among other things, (i) its organization and similar corporate matters; (ii) its capitalization; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (iv) the specification of the permits and orders required from governmental authorities for the execution, delivery and performance of the Merger Agreement; (v) the absence of conflicts, violations and defaults under any law, regulations or order, its charter and bylaws and certain other agreements and documents with respect to its execution, delivery and performance of the Merger Agreement; (vi) the documents and reports filed by it with the SEC and other governmental authorities and the accuracy of the information, including the financial statements, contained therein; (vii) the absence of certain changes and events;
(viii) the material permits and orders from governmental authorities required to conduct its business, including its nuclear facilities; (ix) its litigation and compliance with laws; (x) its ownership of common stock of the other party; (xi) employee benefit plans, (xii) its taxes, (xiii) certain environmental matters,
(xiv) its affiliates; (xvii) the opinion of its financial advisor; (xviii) its brokers or investment bankers involved in the transactions; and (xix) the vote required of its stockholders to consummate the Merger. The representations and warranties of CSW and AEP also extend in many respects to their respective subsidiaries and, in the case of AEP, Sub joins in the representations and warranties of AEP. The representations and warranties expire at the Effective Time.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

    BUSINESS MAINTENANCE. Each of CSW and AEP has agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by the other, it will and will cause its subsidiaries (i) to operate its business in the usual and ordinary course consistent with past or then current industry practices; (ii) to use all commercially reasonable efforts to preserve substantially intact its business organization, to maintain its rights and franchises, to retain the services of its respective key employees and to maintain its relationships with its respective customers and suppliers; (iii) to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and to maintain supplies and inventories in quantities consistent with its customary business practice; and (iv) to use all commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained; (v) to use

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all commercially reasonable efforts to maintain in effect all existing orders and permits relating to its operations and timely to apply for any additional orders and permits that are or will be required for its current or currently planned operations; and (vi) to consult with each other on a frequent and reasonable basis in order to ensure compliance with the covenants in the Merger Agreement and otherwise as necessary to consummate the Merger (subject to retention of discretion and control by each over its own affairs). The foregoing covenants exclude any matters that, individually or in the aggregate, could not reasonably be expected to have a change or effect that is material and adverse to the business, condition (financial or otherwise) or results of operations or prospects of such party and its subsidiaries taken as a whole (a "Material Adverse Effect").

    NEGATIVE COVENANTS. CSW has agreed that, prior to the Effective Time, subject to certain exceptions and unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by AEP, it will not do, and will not permit any of its subsidiaries to do, any of the following:

    - except to the extent required by existing agreements and subject to certain other limited exceptions, (a) increase the compensation payable to or to become payable to any director or executive officer; (b) grant any severance or termination pay; (c) amend or otherwise modify the terms of any outstanding options, warrants or rights, the effect of which would be to make such terms more favorable to the holders thereof; (d) take any action to accelerate the vesting of any outstanding stock options; (e) amend or take any other actions to increase the amount or accelerate the payment or vesting of any benefit under any benefit plan; or (f) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing assets for benefits payable pursuant to any termination or severance agreement;

    - subject to certain limited exceptions, (a) enter into any employment or severance agreement with any director, officer or employee or (b) establish, adopt or enter into any new benefit plan;

    - declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock of CSW or certain of its subsidiaries, except for dividends declared and paid on the CSW Shares at approximately the same times and at a rate per share not to exceed the rate per share as declared and paid during the year ended December 31, 1997, intercompany dividends and distributions and dividends paid with respect to outstanding preferred stock of CSW subsidiaries;

    - redeem, purchase or acquire, or offer to purchase or acquire, any outstanding equity securities of CSW or certain of its subsidiaries, except (a) as required by the terms of any outstanding equity securities,
      (b) in connection with the refunding or refinancing of preferred equity securities at a lower cost of funds, (c) in connection with open market purchases of CSW Shares to fund up to $10 million in any fiscal year of acquisitions not prohibited by the Merger Agreement, (d) as required to administer existing employee benefit, direct stock purchase and dividend reinvestment plans and (e) pursuant to certain other limited exceptions;

    - split, combine or reclassify any of the CSW Shares or effect any recapitalization of CSW;

    - offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any Equity Securities, except issuances of CSW Shares issuable upon exercise of outstanding stock options and preferred stock of any CSW subsidiary to finance investments or capital contributions not prohibited by the Merger Agreement or to refinance existing preferred stock or indebtedness obligations of such subsidiary and subject to certain other limited exceptions;

    - grant any lien with respect to any shares of capital stock of, or other equity interest in, any significant subsidiary of CSW owned by CSW or a subsidiary of CSW;

    - acquire or agree to acquire any business or other entity, or otherwise acquire or agree to acquire any assets of any other person, except acquisitions of assets and businesses related to the core

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      domestic and U.K. regulated businesses in which CSW is currently engaged
      (the "Core Business") if the fair market value of the consideration paid therefor does not exceed 105% of the amount currently budgeted for such acquisitions and except for certain specified permitted transactions;

    - except for certain specified permitted transactions and the disposition of assets other than generation assets and inventories in the ordinary course of business and certain legal requirements, sell or otherwise dispose of, or grant any lien with respect to, any of its material assets;

    - adopt any amendments to its charter or bylaws that could reasonably be expected to have a Material Adverse Effect on the ability of CSW to perform its obligations under the Merger Agreement;

    - change any of its significant accounting policies or take certain actions with respect to taxes;

    - except in connection with certain specified permitted transactions or as required by law, incur any material obligation for borrowed money or purchase money indebtedness, other than drawings under existing or renewed credit lines, debt securities issued by subsidiaries to finance investments and capital expenditures permitted by the Merger Agreement and indebtedness incurred in the ordinary course of business;

    - unless required by the terms thereof, release any third party from its obligations under any existing standstill provisions under a confidentiality or other agreement;

    - except in connection with certain specified permitted transactions or as required by law, enter into any material contracts with any person (other than customers and vendors in the ordinary course of business) that provides for an exclusive arrangement or is substantially more restrictive or substantially less advantageous than existing material contracts of CSW;

    - except in connection with certain specified permitted transactions or as required by law, make capital and non-fuel operational and maintenance expenditures relating to the Core Business in excess of 105% of the amount currently budgeted for such expenditures;

    - except pursuant to existing legal obligations, make, or commit to make, any investments in, or loans or capital contributions to, or guarantee any obligations of, any joint venture in excess of 105% of the amount currently budgeted therefor by CSW; or

    - agree in writing or otherwise to do any of the foregoing.

    AEP has agreed that, prior to the Effective Time, subject to certain exceptions and unless expressly contemplated by the Merger Agreement or otherwise consented to in writing by CSW, it will not do, and will not permit any of its subsidiaries to do, any of the following:

    - except to the extent required by existing agreements and subject to certain other limited exceptions, (a) increase the compensation payable to or to become payable to any director or executive officer; (b) grant any severance or termination pay; (c) amend or otherwise modify the terms of any outstanding options, warrants or rights, the effect of which would be to make such terms more favorable to the holders thereof; or (d) amend or take any other actions to increase the amount or accelerate the payment or vesting of any benefit under any benefit plan;

    - subject to certain limited exceptions, (a) enter into any employment or severance agreement with any director, officer or employee or (b) establish, adopt or enter into any new benefit plan;

    - declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock of AEP or certain of its subsidiaries, except for dividends declared and paid on the AEP Shares at approximately the same times and at a rate per share not less than the rate per share as were declared and paid during the year ended December 31, 1997, intercompany dividends and distributions and dividends paid with respect to outstanding preferred stock of AEP subsidiaries;

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    - redeem, purchase or acquire, or offer to purchase or acquire, any outstanding equity securities of AEP or certain of its subsidiaries, except (a) as required by the terms of any outstanding equity securities,
      (b) in connection with the refunding or refinancing of preferred equity securities at a lower cost of funds, (c) in connection with open market purchases of AEP Shares to fund up to $10 million in any fiscal year of acquisitions not prohibited by the Merger Agreement, (d) as required to administer existing employee benefit, direct stock purchase and dividend reinvestment plans and (e) pursuant to certain other limited exceptions;

    - split, combine or reclassify any of the AEP Shares or effect any recapitalization of AEP;

    - offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any equity securities, except issuances of AEP Shares not in excess of 10% of the amount currently outstanding, AEP Shares issuable upon exercise of outstanding stock options and preferred stock of any AEP subsidiary to finance investments or capital contributions not prohibited by the Merger Agreement or to refinance existing preferred stock or indebtedness obligations of such subsidiary and subject to certain other limited exceptions;

    - grant any lien with respect to any shares of capital stock of, or other equity interest in, any significant subsidiary of AEP owned by AEP or a subsidiary of AEP;

    - acquire or agree to acquire any business or other entity, or otherwise acquire or agree to acquire any assets of any other person, except acquisitions of assets and businesses related to the energy sector if the fair market value of the consideration paid therefor does not exceed $2.5 billion in the aggregate (reduced by the amount expended for capital expenditures (other than relating to the core domestic and U.K. regulated businesses in which AEP is currently engaged (the "AEP Core Business")) and with respect to certain joint ventures as permitted by the Merger Agreement);

    - except for the disposition of assets other than generation assets and inventories in the ordinary course of business, divestitures of non-AEP Core Business and, except as required by law, sell or otherwise dispose of, or grant any lien with respect to, any of its material assets;

    - adopt any amendments to its charter or bylaws that could reasonably be expected to have a Material Adverse Effect on the ability of AEP to perform its obligations under the Merger Agreement;

    - change any of its significant accounting policies or take certain actions with respect to taxes;

    - except as required by law, incur any material obligation for borrowed money or purchase money indebtedness, other than drawings under existing or renewed credit lines, debt securities issued by subsidiaries to finance investments and capital expenditures permitted by the Merger Agreement, indebtedness not in excess of $2.0 billion in the aggregate (in addition to the aggregate amount currently budgeted by AEP for indebtedness) and indebtedness incurred in the ordinary course of business;

    - unless required by the terms thereof, release any third party from its obligations under any existing standstill provisions under a confidentiality or other agreement;

    - except as required by law, enter into any material contracts with any person (other than customers and vendors in the ordinary course of business) that provides for an exclusive arrangement or is substantially more restrictive or substantially less advantageous than existing material contracts of AEP;

    - except in connection with AEP Core Business or as required by law, make capital expenditures relating to the Core Business in excess of $2.5 billion less the amounts expended in connection with acquisitions and joint ventures as permitted by the Merger Agreement;

    - except pursuant to existing legal obligations, make, or commit to make, any investments in, or loans or capital contributions to, or guarantee any obligations of, any joint venture in excess of $2.5 billion

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      (reduced by the amounts expended for capital expenditures (other than with respect to the AEP Core Business)) and acquisitions as permitted by the Merger Agreement; or

    - agree in writing or otherwise to do any of the foregoing.

    ACCESS TO BUSINESS OF OTHER PARTY. During the pendency of the Merger Agreements, AEP and CSW each has agreed to afford, and to cause its subsidiaries to afford, to the other party and its representatives reasonable access at reasonable times to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to such party's and such party's subsidiaries' books and records. Each of them also has agreed to furnish, and to cause its subsidiaries to furnish, to the other party and its representatives such information concerning the business, properties, contracts, records and personnel of such party and its subsidiaries as may be reasonably requested. If the Merger Agreement is terminated in accordance with its terms, a party that has received information pursuant to the Merger Agreement is obliged to return or destroy such information within ten days after a request therefor by the other party. All information furnished by either party pursuant to the Merger Agreement is subject to a confidentiality agreement executed and delivered by AEP and CSW prior to negotiation of the Merger Agreement.

ACQUISITION PROPOSALS

    In the Merger Agreement, AEP and CSW each have agreed that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries will, and have agreed to use its best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any Acquisition Proposal (defined below), or to directly or indirectly have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. AEP and CSW have agreed in the Merger Agreement that nothing contained in the Merger Agreement will prevent either AEP or CSW or their respective Boards of Directors from (A) complying with Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), with regard to an Acquisition Proposal; (B) in response to an unsolicited BONA FIDE written Acquisition Proposal by any Person, recommending such an unsolicited bona fide written Acquisition Proposal to its stockholders, or withdrawing or modifying in any adverse manner its approval or recommendation of the Merger Agreement; or (C) engaging in any discussions or negotiations with, or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that, in any such case as is referred to in clause (B) or (C) of this sentence, (i) the AEP shareholders' approval of the Share Issuance and the Charter Amendment or the CSW stockholders' approval of the Merger, as the case may be, shall not have been obtained, (ii) the Board of Directors of AEP or CSW, as the case may be, concludes in good faith that such Acquisition Proposal
(x) in the case of clause (B) of this sentence would, if consummated, constitute a Superior Proposal (defined below) or (y) in the case of clause (C) above could reasonably be expected to constitute a Superior Proposal, (iii) the Board of Directors of AEP or CSW, as the case may be, determines in good faith upon the basis of written advice of outside legal counsel that such action is necessary to act in a manner consistent with its fiduciary duties under applicable law,
(iv) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, such Board of Directors receives from such person an executed confidentiality agreement containing customary terms and provisions and (v) prior to providing any information or data to any person or entering into discussions or negotiations with any person, such Board of Directors notifies the other party immediately of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its

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representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers.

    As used in this Joint Proxy Statement/Prospectus, the term "Acquisition Proposal" includes, with respect to AEP or CSW, the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the equity securities of, such party or any of its subsidiaries that, in any such case, could reasonably be expected to interfere with the completion of the Merger or the other transactions contemplated by the Merger Agreement. As used in this Joint Proxy Statement/Prospectus, the term "Superior Proposal" includes, with respect to AEP or CSW, a BONA FIDE written Acquisition Proposal which the Board of Directors of AEP or the CSW, as the case may be, concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction more favorable to the shareholders of AEP or CSW, as the case may be, from a strategic and financial point of view, than the transactions contemplated by the Merger Agreement and (ii) is reasonably capable of being completed (PROVIDED that for purposes of this definition, the reference to "10%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving AEP or CSW, as the case may be, or with respect to assets (including the shares of any subsidiary of AEP or CSW) of AEP or CSW, as the case may be, and its subsidiaries, taken as a whole, and not any of its subsidiaries alone).

CERTAIN POST-MERGER MATTERS

    Once the Merger is consummated, Sub will cease to exist as a corporation, and CSW, as the Surviving Corporation, will succeed to all of the assets, rights and obligations of Sub.

    Pursuant to the Merger Agreement, the charter and the bylaws of CSW, as in effect immediately prior to the Effective Time, will be the charter and bylaws of the Surviving Corporation until amended as provided therein and pursuant to the DGCL.

BOARD OF DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

    In the Merger Agreement, AEP and CSW have agreed that the Board of Directors of AEP following the Merger will consist of 15 members and will be reconstituted to include all then current board members of AEP, Mr. E.R. Brooks (the Chairman of CSW) and four additional outside directors of CSW to be nominated by AEP.

STOCK BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS

    STOCK OPTIONS. The Merger Agreement provides that at the Effective Time, automatically and without any action on the part of the holder thereof, each CSW stock option will be assumed by AEP and will become an option to purchase AEP Shares. The number of shares of AEP Shares subject thereto will be obtained by multiplying the number of CSW Shares previously subject thereto (without regard to any vesting schedule) by the Exchange Ratio, and the exercise price per share of AEP Shares will be obtained by dividing the exercise price per share of CSW Shares stated therein by the Exchange Ratio. Otherwise, the terms and conditions of such CSW options will remain the same.

    Based on the CSW stock options outstanding at the CSW Record Date and assuming none of such CSW stock options are exercised prior to the Effective Time, AEP will be required at the Effective Time to reserve an aggregate of 700,000 shares of AEP Shares for issuance upon exercise of CSW stock options assumed by AEP pursuant to the Merger.

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
    The assumption by AEP of the CSW stock options pursuant to the Merger Agreement will not affect the vesting schedule of any such Shares. The CSW Incentive Plan provides that upon a Change of Control, as defined therein, including the closing of a Merger following which the stockholders of CSW own less than 75% of the surviving entity, outstanding stock options will be fully exercisable as of the date of the Change of Control. For information as to the holdings of CSW stock options by directors and executive officers of CSW, see "THE MERGER--Interests of Certain Persons in the Merger--Ownership of CSW Shares; Stock Options." In addition, the Change in Control Agreements also provide for the acceleration of CSW Shares granted to parties to such Change in Control Agreements. For information regarding the effect of the Change in Control Agreements on options held by those executive officers of CSW who are parties to the Change in Control Agreements, see "THE MERGER--Interests of Certain Persons in the Merger--CSW Long-Term Incentive Plan and Change in Control Agreements."

    OTHER STOCK-BASED COMPENSATION. Certain types of stock-based compensation other than stock options are outstanding under the CSW Incentive Plan, LTIP and the CSW Director's Plan. AEP has agreed to assume the LTIP and the CSW Director's Plan with respect to any stock-based compensation payable in the form of CSW Shares as a result of the Merger ("Other Compensation") and to substitute AEP Shares under such assumed Other Compensation (the "Assumed Other Compensation"). The number of shares of AEP Shares issuable with respect to assumed Other Compensation will be the number of whole AEP Shares which the holder of the Other Compensation would have received upon consummation of the Merger if the Other Compensation had been paid in full immediately prior to the Merger.

    SEPARATE COMPANY PLANS. AEP will continue the CSW employee benefit plans from the Effective Time through July 1, 2002, without adverse change except that
(a) any CSW Share investment fund maintained under any plan will be replaced by an AEP Share investment fund or traditional investment fund as determined by AEP, (b) premiums under the CSW medical, dental, life, accidental death and dismemberment and disability insurance plans may be increased (other than with respect to participants who had retired from CSW or its subsidiaries prior to 1993 or their survivors), and (c) changes required by law may be made. AEP has agreed that after July 1, 2002, it will provide employees of CSW and its subsidiaries with employee benefits that are in the aggregate as least as favorable as the employee benefits provided to similarly situated employees of AEP and its subsidiaries and, if any AEP employee benefit plan is provided to employees of CSW and its subsidiaries, the AEP employee benefit plan will recognize such employees' service with CSW and its subsidiaries for all purposes, including the accrual of benefits and the eligibility to receive benefits. AEP has also agreed that no earlier than July 1, 2002, AEP will merge the Central and South West Corporation Cash Balance Retirement Plan (the "CSW Cash Balance Plan") with a defined benefit pension plan of AEP or its subsidiaries, and that the retirement benefit for employees of CSW and its subsidiaries who become participants in the merged plan will be determined under the AEP pension plan formula for all years of service, but such benefit will not be less than such employees' benefit accrued under the CSW Cash Balance Plan immediately prior to the plan Merger, plus the benefit determined under the AEP pension plan formula for years of service beginning after the plan Merger. AEP has agreed that if the employees of CSW and its subsidiaries become participants in a health plan of AEP or its subsidiaries, AEP will waive all pre-existing condition limitations with respect to such employees and, if such participation is effective other than on the first day of a calendar year, such employees will receive credit for any co-payments and deductibles incurred by such employees in the same calendar year under the CSW medical plan.

    RETIREE AND DISABILITY BENEFITS. From and after July 1, 2002, AEP will provide access to retiree medical and life insurance coverage to any employee or director of CSW and its subsidiaries who retires or becomes disabled prior to July 1, 2002, and who was eligible for retiree medical and life insurance coverage under the CSW plans in effect on the date of such employee or director's retirement or termination. AEP will also continue the retiree medical and life insurance coverage for employees or directors who retired or became disabled prior to 1993 without adverse change to such employees or directors. Further, AEP will provide medical coverage without adverse change to employees who become disabled before July 1, 2002,

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as long as such employees satisfy the requirements of the Central and South West
Corporation System Employees' Disability Income Plan on the date of such employees' retirement or termination.

    CERTAIN NONQUALIFIED ARRANGEMENTS. AEP will maintain the Central and South West System Special Executive Retirement Plan (the "SERP") and the Central and South West Corporation Executive Deferred Compensation Plan (the "DCP") from and after the Effective Time until July 1, 2002, without adverse change to any employee until all benefits are paid out in accordance with the plans, but no deferrals will be permitted under the DCP after the Effective Time. If the SERP or the Central and South West Corporation Executive Deferred Savings Plan (the "DSP") is terminated or otherwise discontinued after July 1, 2002, AEP will make available to the class of employees of CSW and its subsidiaries that was eligible to participate in the SERP and the DSP any nonqualified deferred compensation plans that AEP maintains to supplement the AEP qualified employee benefit plans and the employees' service with CSW and its subsidiaries will be recognized for all purposes under such plans. Further, AEP's supplemental plans will assume the obligation of the SERP or DSP to pay the accrued benefits thereunder at the time of any termination or discontinuance of the SERP or DSP.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The respective obligations of AEP and CSW to consummate the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in writing by CSW and AEP, in whole or in part, to the extent permitted by applicable law; (i) the Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC;
(ii) the Merger Agreement shall have been approved and adopted by the requisite vote of the shareholders of CSW and the Share Issuance and the Charter Amendment shall have been approved and adopted by the stockholders of AEP; (iii) no court or governmental authority shall have enacted, issued, promulgated, enforced or entered any law, regulation or order (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (iv) all judgments, orders or decrees of any court or governmental authority ("Orders") necessary for the consummation of the Merger shall have been obtained and shall have become Final Orders (as defined below) and no Final Orders shall impose terms or conditions or qualifications that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the combined companies; (v) AEP and CSW shall each have been advised in writing on the closing date by its independent public accountants that the Merger will qualify as a pooling of interests transaction in accordance with generally accepted accounting principles and the applicable SEC regulations; (vi) the AEP Shares to be issued pursuant to the Merger shall have been listed, subject to official notice of issuance, on the NYSE; and (vii) there shall not have occurred and remain in effect a Divestiture Event (as defined below) with respect to AEP or CSW. For the purposes of this Joint Proxy Statement/Prospectus, a "Final Order" is defined as an Order that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the Merger may be consummated has expired (but without the requirement for expiration of any applicable rehearing or appeal period) and as to which all conditions to the consummation of the Merger prescribed by law, regulation or order have been satisfied, and "Divestiture Event" is defined as the adoption of a law or the issuance by a governmental authority of any regulation or order that requires the divestiture of a substantial portion of the generating assets of CSW or AEP.

    The obligation of AEP to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by AEP, in whole or in part, to the extent permitted by applicable law; (i) each of the representations and warranties of CSW contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the closing as though made again as of the closing (except for representations and warranties that expressly speak only as of a specific date or time other than the date of the Merger

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Agreement or the closing date which need only be true and correct as of such date); and (ii) CSW shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date. For purposes of clause (i), no representation or warranty of CSW shall be deemed to be untrue as a result of the occurrence of a Divestiture Event or any change or effect arising out of any foreign, federal or state legislative or regulatory action with respect to (a) the regulation or deregulation of the electric utility industry or (b) health or environment, including the conservation or protection of the environment.

    The obligation of CSW to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in writing by CSW, in whole or in part, to the extent permitted by applicable law: (i) each of the representations and warranties of AEP and Sub contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the closing as though made again as of the closing (except for representations and warranties that expressly speak only as of a specific date or time other than the date of the Merger Agreement or the closing date which need only be true and correct as of such date); and (ii) AEP and Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the closing date. For purposes of clause (i), no representation or warranty of AEP shall be deemed to be untrue as a result of the occurrence of a Divestiture Event or any change or effect arising out of any foreign, federal or state legislative or regulatory action with respect to (a) the regulation or deregulation of the electric utility industry or (b) health or environment, including the conversation or protection of the environment.

    There can be no assurance that all of the conditions to the Merger will be satisfied.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the required vote of the shareholders of AEP or
CSW: (a) by mutual written consent of AEP and CSW; (b) by AEP or CSW (such party, the "Terminating Party"), upon two business days' prior written notice to the other (the "Breaching Party"), upon a breach of any representation, warranty, covenant or agreement on the part of the Breaching Party made in the Merger Agreement or if any representation or warranty of the Breaching Party shall have become untrue, in either case such that the Terminating Party's conditions to effecting the Merger would not be satisfied, subject to a cure period under certain circumstances; (c) by either CSW or AEP, upon two business days' prior written notice to the other, if there shall occur any Divestiture Event except that no such termination shall be permitted so long as the Divestiture Event is capable of being vacated, lifted or reversed prior to the Termination Date (as defined below) through the exercise of commercially reasonable efforts; (d) by either AEP or CSW, upon two business days' prior written notice to the other, if there shall be any law or regulation issued or adopted or any order which is final and non-appealable preventing the consummation of the Merger, subject to a limited exception; (e) by either AEP or CSW, by written notice to the other, if the Merger shall not have been consummated before December 31, 1999 (the "Termination Date"); PROVIDED, HOWEVER, that the Merger Agreement may be extended by written notice to a date not later than June 30, 2000 if the Merger shall not have been consummated as a result of CSW, AEP or Sub's having failed by December 31, 1999 to satisfy the condition of obtaining the required regulatory approvals or the condition requiring the absence of a Divestiture Event described above in clauses (iii) and (iv), respectively, under "Conditions to the Consummation of the Merger" and provided that the right to terminate the Merger Agreement under the provision described in this clause (e) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
(f) by either AEP or CSW, upon two business days' prior written notice, if the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of CSW or the Share Issuance and Charter Amendment shall fail to receive the requisite vote for approval and adoption by the stockholders of AEP; (g) by AEP or CSW, at any time prior to, in the case of AEP

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receipt of shareholders' approval of the Share Issuance and the Charter
Amendment, and in the case of CSW, receipt of CSW stockholders' approval of the Merger Agreement, upon two business days' prior written notice to the other, if the Board of Directors of AEP or CSW, as the case may be, shall approve a Superior Proposal; provided, however, that (1) such party shall have complied with the covenant regarding Acquisition Proposals described above under "The Merger Agreement--Acquisition Proposals", (2) the Board of Directors of AEP or CSW, as the case may be, shall have concluded in good faith, after giving effect to all concessions which may be offered in negotiations entered into pursuant to clause (4) below, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal, (3) the Board of Directors of AEP or CSW, as the case may be, shall have concluded in good faith, after receipt of written advice of outside counsel, that notwithstanding all concessions which may be offered by the other party in negotiations entered into pursuant to clause (4) below, such action is necessary for the Board of Directors to act consistent with its fiduciary duties; and (4) prior to any such termination, AEP or CSW, as the case may be, will, and will cause its respective financial and legal advisors to, negotiate with the other to make such adjustments in the terms and conditions of the Merger Agreement as would enable AEP or CSW, as the case may be, to proceed with the transactions contemplated therein on such adjusted terms; (h) by AEP or CSW, upon two business days' prior written notice to the other, if the Board of Directors of the other party or any committee thereof (1) shall withdraw or modify in any manner adverse to the Terminating Party its approval or recommendation of, in the case of the Board of Directors of CSW, the Merger Agreement and in the case of the Board of Directors of AEP, the Charter Amendment and the Share Issuance, (2) shall fail to reaffirm such approval or recommendation upon the Terminating Party's request, (3) shall approve or recommend any Superior Proposal or (4) shall resolve to take any of the actions specified in clause (1), (2) or (3); and (i) by either AEP or CSW, by written notice to the other, if (1) a third party acquires securities representing greater than 50% of the voting power of the outstanding voting securities of the other party or (2) individuals who as of the date hereof constitute the board of directors of such other party (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of such party was approved by a vote of a majority of the directors of such party then still in office who were either directors as of the date of the Merger Agreement or whose election or nomination for election was approved prior to the Merger Agreement) cease for any reason to constitute a majority of the Board of Directors of such other party then in office.

    Subject to limited exceptions, including the survival of the parties' agreements to pay certain fees and reimburse expenses to the other under certain circumstances, as discussed below, in the event of the termination of the Merger Agreement, the Merger Agreement shall become void, there shall be no liability on the part of AEP, Sub or CSW (or any of their respective officers and directors) to the other, and all rights and obligations of the parties thereto shall cease, except that no party will be relieved from its obligations with respect to any breach of the Merger Agreement.

EXPENSES AND FEES

    All expenses incurred by AEP, Sub and CSW will be borne by the party incurring such expenses; PROVIDED, HOWEVER, that the allocable share of AEP and Sub, as a group, and CSW for all expenses related to printing, mailing and filing this Joint Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement or this Joint Proxy Statement/Prospectus shall be borne one-half each; and PROVIDED, FURTHER, that AEP may, at its option, pay any expenses of CSW that are solely and directly related to the Merger.

    If the Merger Agreement is terminated pursuant to the provision described above in clause (g) under "Termination" ("Clause (g)"), pursuant to the provision described above in clause (b) under "Termination" ("Clause (b)"), pursuant to the provision described above in clause (h) under "Termination" ("Clause (h)") or pursuant to the provision described above in clause (i) under "Termination" ("Clause (i)"), then the breaching party or party whose Board of Directors has exercised its fiduciary out as described under Clause (g) or changed its recommendation or the party whose stock has been acquired or whose Board of Directors has changed, as the case may be, shall promptly (but not later than five business days after notice of the amount due is received) pay to the other party, as liquidated damages and expense reimbursement, an amount equal to $20 million (the "Termination Fee").

    If (i) the Merger Agreement is terminated pursuant to (A) the provision described above in clause (e) under "Termination", (B) Clause (g), (C) the provision described above in clause (f) under "Termination", (D) Clause (h) or
(E) Clause (b); and (ii) at the time of such termination (or in the case of clause (i)(C) of this sentence, prior to the meeting of such party's shareholders) there shall have been an Acquisition Proposal involving CSW or AEP (as the case may be, the "Target Party") or any of its affiliates which, at the time of such termination (or such meeting, as the case may be), shall not have been (x) rejected by the Target Party and its Board of Directors and (y) withdrawn by the third party; and (iii) within eighteen months of any such termination described in clause (i) above, the Target Party or any of its affiliates becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer or enters into a written agreement to consummate or consummates an Acquisition Proposal with such offeror or an affiliate thereof, then such Target Party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of such Target Party's becoming such a subsidiary or of such Acquisition Proposal, shall pay CSW or AEP, as the case may be, a termination fee equal to $225 million (the "Topping Fee") plus Expenses (as defined below) of such party not in excess of $20 million ("Out-of-Pocket Expenses"). If the Merger Agreement is terminated by CSW or AEP pursuant to Clause (i), then CSW or AEP, as the case may be, shall pay immediately the terminating party the Topping Fee plus Out-of-Pocket Expenses.

    As used in this Joint Proxy Statement/Prospectus, the term "Expenses" includes all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement, the preparation, printing, filing and mailing of the Registration Statement, this Joint Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated by the Merger Agreement.

    If termination fees are payable pursuant to the termination provisions contained in the Merger Agreement, the aggregate amount payable to either AEP or CSW and each of their respective affiliates will not exceed $245 million (including Expenses).

AMENDMENT AND WAIVER

    The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, PROVIDED, HOWEVER, that after approval of the Merger by the stockholders of CSW, no amendment may be made that would alter or change the type of consideration into which each share of CSW Shares will be converted pursuant to the Merger Agreement upon consummation of the Merger, alter or change any term of the certificate of incorporation of CSW to be affected by the Merger or alter or change any of the terms and conditions that would adversely affect the holders of any class or series of CSW securities. Any such amendment to the Merger Agreement must be set forth in a writing signed by AEP, Sub, and CSW. At any time prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party thereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto and (iii), to the extent permitted by law, waive compliance by the other party with any of the agreements or conditions contained therein. Any such extension or waiver shall be valid only if set forth in a writing signed by the party or parties to be bound by such extension or waiver.

INDEMNIFICATION

    The Merger Agreement provides that, for a period of six years after the Effective Time, (i) the certificate of incorporation and bylaws of the Surviving Corporation (which will contain indemnification provisions substantially equivalent to the current provisions in the CSW Charter and Bylaws) as in effect immediately following the Effective Time shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of CSW thereunder or as to the ability of the Surviving Corporation to indemnify such persons or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify with respect to any claims made against such persons arising from their service in such capacities; and (ii) AEP shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by CSW (or substitute policies under certain circumstances) with respect to claims arising from facts or events that occurred before the Effective Time; PROVIDED, HOWEVER, that in no event shall AEP or the Surviving Corporation be required to expend more than 200% of the current annual premiums paid by CSW for such insurance.

                              REGULATORY APPROVALS

    Set forth below is a summary of the material regulatory requirements affecting the Merger. Additional consents from or notifications to governmental agencies may be necessary or appropriate in connection with the Merger.

    Under the Merger Agreement, AEP and CSW have agreed to use all commercially reasonable efforts to obtain any permits, orders and other governmental authorizations necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement. While AEP, CSW and their subsidiaries believe that they will receive the requisite regulatory approvals of the Merger, including favorable ratemaking treatment, there can be no assurance as to the timing of such approvals, the ability to obtain such approvals or that such approvals will contain satisfactory terms and conditions. It is a condition to the consummation of the Merger that final orders from the various federal and state commissions described above necessary for the consummation of the Merger and other transactions contemplated by the Merger Agreement have been obtained and do not impose terms, conditions or qualifications that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the combined company. There can be no assurance that any such approvals will be obtained or, if obtained, will not contain terms, conditions or qualifications that cause such approvals to fail to satisfy such condition to the consummation of the Merger or that such orders will not be appealed by intervenors to the appropriate courts.

ANTITRUST CONSIDERATIONS

    The HSR Act and the rules and regulations thereunder provide that certain transactions (including the Merger) may not be consummated until certain information has been submitted to the Antitrust Division of the Department of Justice ("Antitrust Division") and the Federal Trade Commission (the "FTC") and the specified HSR Act waiting period requirements have been satisfied. AEP and CSW will provide their respective premerger notifications pursuant to the HSR Act. The expiration or earlier termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. Neither AEP nor CSW believes that the Merger will violate federal antitrust laws. If the Merger is not consummated within 12 months after the expiration or earlier termination of the initial HSR Act waiting period, AEP and CSW must submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period must expire or be earlier terminated before the Merger may be consummated.

1935 ACT

    In connection with the Merger, AEP and CSW are required to obtain SEC approval under various sections of the 1935 Act (including Sections 6(a) and 9(a), which govern certain issuances of securities and certain acquisitions of securities, utility assets or an interest in any other business by any company in a registered holding company system). AEP and CSW will file a joint application to the SEC seeking the necessary approvals under the 1935 Act.

    Under the standards applicable to transactions subject to approval pursuant to Section 9(a) of the 1935 Act, the SEC is directed to approve the Merger unless it finds that (i) the Merger would tend towards detrimental interlocking relations or a detrimental concentration of control, (ii) the consideration to be paid in connection with the Merger is not reasonable, (iii) the Merger would unduly complicate the capital structure of the applicant's holding company system or would be detrimental to the proper functioning of the applicant's holding company system, or (iv) the Merger would violate applicable state law. To approve the proposed Merger, the SEC also must find that the Merger would tend towards the development of an integrated public utility system and would otherwise conform to the 1935 Act's integration and corporate simplification standards.

ATOMIC ENERGY ACT

    CSW, through its wholly-owned subsidiary CPL, owns a 25.2% interest in the South Texas Project, a two-unit nuclear electric generating station. The South Texas Project is operated by the STP Nuclear Operating Company ("STP Operating"), a Texas non-profit corporation, which is jointly-owned by CPL and the other owners of the South Texas Project. CPL holds NRC licenses with respect to its ownership interests in the South Texas Project and STP Operating. Section 184 of the Atomic Energy Act provides that no license may be transferred, assigned or in any manner disposed of, directly or indirectly, through transfer of control of any license to any person, unless the NRC finds that the transfer is in accordance with the provisions of the Atomic Energy Act and gives its consent in writing. CPL will seek approval from the NRC for transfer of control of its NRC licenses as a result of the merger of its parent, CSW, with a subsidiary of AEP. After the Merger, CPL, as an operating utility subsidiary of AEP, will continue to own the identical pre-Merger interests in the South Texas Project and STP Operating.

FEDERAL POWER ACT

    Section 203 of the Federal Power Act provides that no public utility may sell or otherwise dispose of its jurisdictional facilities, directly or indirectly merge or consolidate its facilities with those of any other person, or acquire any security of any other public utility, without first having obtained authorization from the FERC. AEP and CSW will file a joint application with the FERC seeking approval of the Merger. Under Section 203 of the Federal Power Act, the FERC will approve a merger if it finds the merger to be "consistent with the public interest."

    Under the FERC's 1996 Utility Merger Policy Statement, if one or more state commissions with regulatory jurisdiction over a Merger applicant's retail rates lacks the authority to approve a merger, and raises concerns at the FERC regarding the effect of the proposed merger on state regulation, the FERC may hold a hearing to address the issue. AEP has advised that it does not believe that formal approval of the Merger is required by the state commissions with jurisdiction over its utility subsidiaries, i.e., the Indiana, Kentucky, Ohio, Michigan, Tennessee, Virginia and West Virginia commissions.

COMMUNICATIONS ACT

    CSW, itself or through one or more subsidiaries, holds various radio licenses subject to the jurisdiction of the FCC under Title III of the Communications Act. Under Section 310 of the Communications Act, no station license may be assigned or transferred, directly or indirectly, except upon application to and approval by the FCC. AEP and CSW intend to file applications with the FCC seeking approval for the transfer of control of these licenses as a result of the Merger.

ARKANSAS COMMISSION

    CSW's wholly-owned subsidiary, SWEPCO, is subject to the jurisdiction of the Arkansas Commission. Pursuant to Section 23-3-306(b) of the Arkansas Statutes, Arkansas Commission approval is required before any person may merge with or otherwise acquire control of a domestic public utility. AEP, CSW and SWEPCO will seek Arkansas Commission approval of the Merger.

    The Arkansas Commission must approve a merger application unless it finds that one or more of five adverse circumstances would result from the transaction. The circumstances include an adverse effect on the public utility's existing obligations or the quality of service, a reduction in competition for the provision of utility services within the state, and an adverse effect on the financial condition of the public utility.

LOUISIANA COMMISSION

    CSW's wholly-owned subsidiary, SWEPCO, is subject to the jurisdiction of the Louisiana Commission. Pursuant to Louisiana Statutes Section 45:1164, the Louisiana Commission is granted general supervisory authority over public utilities operating in the state and, under this authority, the Louisiana Commission has held that its approval or non-opposition is required prior to the sale, lease, merger, consolidation, stock transfer, or any other change of control or ownership of a public utility subject to its jurisdiction. AEP, CSW and SWEPCO will seek Louisiana Commission approval of, or non-opposition to, the Merger.

    The Louisiana Commission reviews merger applications pursuant to an 18 factor test that generally relates to the impact of the transaction on competition, the financial condition of the utility, quality of service, public health and safety, employment, and other similar "public interest" matters.

OKLAHOMA COMMISSION

    CSW's wholly-owned subsidiary, PSO, is subject to the jurisdiction of the Okalahoma Commission. The Oklahoma statutes concerning mergers and acquisitions of public utilities are substantially identical to the sections of the Arkansas Statutes discussed above. Thus, Oklahoma Commission approval is required before any person may merge with or otherwise acquire control of an Oklahoma public utility; and the Oklahoma Commission is required to approve such merger or acquisition of control unless it finds that the transaction will result in one or more of a list of adverse circumstances, which are substantially identical to the adverse circumstances listed above with respect to Arkansas. AEP, CSW and PSO will seek the approval of the Oklahoma Commission consistent with these requirements.

TEXAS COMMISSION

    Three of CSW's wholly-owned subsidiaries, CPL, SWEPCO and WTU, are subject to the jurisdiction of the Texas Commission. Pursuant to Section 14.101 of the Texas Utilities Code, each transaction involving the sale of at least 50 percent of the stock of a public utility must be reported to the Texas Commission within a reasonable time. AEP, CSW, CPL, SWEPCO and WTU will report the Merger to the Texas Commission for its review.

    In reviewing a transaction involving the sale of at least 50 percent of the stock of a Texas utility, the Texas Commission is required to determine whether the action is consistent with the public interest, taking into consideration factors such as the reasonable value of the property, facilities, or securities to be acquired, disposed of, merged, transferred, or consolidated, and whether the transaction will adversely affect the health or safety of customers or employees, result in the transfer of jobs of Texas citizens to workers domiciled outside of Texas, or result in the decline of service. If the Texas Commission determines that a transaction is not in the public interest, it may take the effect of the transaction into consideration in ratemaking proceedings and disallow the effect of such transaction if such transaction will unreasonably affect rates or service.

AFFILIATE CONTRACTS

    In connection with the Merger, AEP, CSW and their subsidiaries will need to enter into or amend agreements related to the provision by affiliates of the combined companies of various services, including management, supervisory, construction, engineering, accounting, legal, financial or similar services. The approval or non-opposition of certain state regulatory commissions and the SEC is required with respect to the creation or amendment of certain inter-affiliate agreements. AEP, CSW and their subsidiaries will file such agreements with the appropriate state regulatory commissions and the SEC.

OTHER REGULATORY MATTERS

    CSW and its subsidiaries have obtained from various regulatory authorities certain franchises, permits and licenses which may need to be renewed, replaced or transferred as a result of the Merger, and approvals, consents or notifications may be required in connection with such renewals, replacements or transfers.

    AEP's operating utility companies are subject to the jurisdiction of utility regulatory commissions in the states of Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. On January 16, 1998, the Public Utilities Commission of Ohio opened a docket regarding the Merger and the Kentucky Public Service Commission (the "Kentucky Commission"), by letter, requested that AEP file an application for the Kentucky Commission's approval of the Merger. On March 13, 1998, after having received a response from AEP, the Executive Director of the Kentucky Commission sent a letter to AEP indicating, based on its analysis of the information provided to date, that the Merger would require prior Kentucky Commission approval, but stating that if AEP is aware of any controlling case law to the contrary, the issue would be revisited. AEP believes that the approval of the utility regulatory commissions in these states is not required to consummate the Merger.

    Regulatory commissions of states where AEP's and CSW's utility subsidiaries operate may intervene in the federal regulatory proceedings. In addition, such regulatory commissions regulate the rates charged to utility customers within their jurisdictions. In approving rates, each state may take into account savings resulting from, and other effects of, the Merger.

                               CERTAIN LITIGATION

    Two lawsuits have been filed in Delaware state court seeking to enjoin the Merger. CSW and each of its directors have been named as defendants in both cases. The first suit, ROBERT LEWIS V. WILLIAM R. HOWELL, ET AL., alleges that the CSW Rights Plan, approved by the CSW Board on September 27, 1997 and which became effective on December 19, 1997, constitutes a "poison pill" precluding acquisition offers and resulting in a heightened fiduciary duty on the part of the CSW Board to pursue an auction-type sale process to obtain the best value for CSW stockholders. The second suit, ROBERT LEWIS AND MAX GRILL V. GLEN BIGGS, ET AL., alleges that the Merger is unfair to CSW stockholders in that it does not recognize the underlying intrinsic value of CSW's assets and its future profitability. This second suit also seeks an auction-type sale process. CSW believes that both suits are without merit and intends to defend them vigorously.

                      THE AEP MEETING--ADDITIONAL MATTERS

ELECTION OF DIRECTORS

    Eleven directors are to be elected at the AEP Meeting to hold office until the next annual meeting and until their successors have been elected. The By-Laws of AEP provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of AEP's Board of Directors.

    On December 17, 1997, AEP's Board of Directors adopted a resolution increasing the number of directors constituting the entire Board from 12 to 13, and elected Dr. Kathryn D. Sullivan to fill the vacancy thus created. In addition, on January 28, 1998, AEP's Board of Directors adopted a resolution reducing the number of directors from 13 to 11, effective on the date of the AEP Meeting. Messrs. DeMaria and Maloney, each currently a director, will be retiring from the Board and not standing for reelection.

    The 11 nominees named on pages 105-107 were selected by AEP's Board of Directors on the recommendation of the Committee on Directors of the Board. The proxies named on the proxy card or their substitutes will vote for the Board's nominees, unless instructed otherwise. Shareholders may withhold authority to vote for any or all of such nominees on the proxy card. Except for Dr. Sullivan, who is standing for election for the first time, all of the Board's nominees were elected by the shareholders at the 1997 annual meeting. It is not expected that any of the nominees will be unable to stand for election or be unable to serve if elected. In the event that a vacancy in the slate of nominees should occur before the meeting, the proxies may be voted for another person nominated by AEP's Board of Directors or the number of directors may be reduced accordingly.

    The following brief biographies of the nominees include their principal occupations, ages on the date of this Joint Proxy Statement/Prospectus, accounts of their business experience and the names of certain companies of which they are directors. Data with respect to the number of AEP Shares and stock-based units beneficially owned by each of them appears on page 117.

NOMINEES FOR DIRECTOR

                   JOHN P. DESBARRES                        Received an associate degree in electrical
    [LOGO]         INVESTOR/CONSULTANT,                     engineering from Worcester Junior College in 1960
                   RANCHO PALOS VERDES, CALIFORNIA          and completed the Harvard Business School Program
                   Age 58                                   for Management Development in 1975 and the
                   Director since April 1997                Massachusetts Institute of Technology Sloan School
                                                            Senior Executive Program in 1984. Joined Sun
                                                            Company (petroleum and natural gas) in 1963,
                                                            holding various positions until 1979, when he was
                                                            elected president of Sun Pipe Line Company
                                                            (1979-1988) (crude oil products). Chairman,
                                                            president and chief executive officer of Sante Fe
                                                            Pacific Pipelines, Inc. (1988-1991) (petroleum
                                                            products pipeline). President and chief executive
                                                            officer (1991-1995) and chairman (1992-1995) of
                                                            Transco Energy Company (natural gas). A director of
                                                            Texas Eastern Products Pipeline Company, which is
                                                            the general partner of TEPPCO Partners, L.P.
---------------------------------------------------------------------------------------------------------------

                   E. LINN DRAPER, JR.                      Received his B.A. and B.S. (chemical engineering)
    [LOGO]         CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE  degrees from Rice University in 1964 and 1965,
                   OFFICER OF AEP AND AEP SERVICE           respectively, and Ph.D. (nuclear engineering) in
                   CORPORATION; CHAIRMAN AND CHIEF          1970 from Cornell University. Joined Gulf States
                   EXECUTIVE OFFICER OF ALL OTHER MAJOR     Utilities Company, an unaffiliated electric
                   COMPANY SUBSIDIARIES                     utility, in 1979. Chairman of the board, president
                   Age 56                                   and chief executive officer of Gulf States
                   Director since 1992                      (1987-1992). Elected president of AEP and president
                                                            and chief operating officer of AEP Service
                                                            Corporation in March 1992 and chairman of the board
                                                            and chief executive officer of AEP and all of its
                                                            major subsidiaries in April 1993. A director of BCP
                                                            Management, Inc., which is the general partner of
                                                            Borden Chemicals and Plastics L.P., and CellNet
                                                            Data Systems, Inc.
---------------------------------------------------------------------------------------------------------------

                   ROBERT M. DUNCAN                         Received his B.S. and J.D. from The Ohio State
    [LOGO]         DIRECTOR AND TRUSTEE,                    University in 1948 and 1952, respectively. After
                   COLUMBUS, OHIO                           two years in the private practice of law, held a
                   Age 70                                   series of governmental legal positions culminating
                   Director since 1985                      in service as a judge for the U.S. District Court
                                                            for the Southern District of Ohio, a position held
                                                            from 1974 to 1985. Private practice of law
                                                            (1985-1991). Vice president and general counsel,
                                                            The Ohio State University (1992-1994). A trustee of
                                                            Nationwide Investing Foundation, Nationwide
                                                            Investing Foundation II, Nationwide Separate
                                                            Account Trust and Financial Horizons Investment
                                                            Trust.
---------------------------------------------------------------------------------------------------------------

                   ROBERT W. FRI                            Holds a B.A. from Rice University and an M.B.A.
       [LOGO]      DIRECTOR, NATIONAL                       from Harvard Business School. Associated with
                   MUSEUM OF NATURAL HISTORY                McKinsey & Company, Inc., management consulting
                   (SMITHSONIAN INSTITUTION),               firm, from 1963 to 1971 and again from 1973 to
                   WASHINGTON, D.C.                         1975, being elected a principal in the firm in
                   Age 62                                   1968. From 1971 to 1973, served as first Deputy
                   Director since 1995                      Administrator of the Environmental Protection
                                                            Agency, becoming Acting Administrator in 1973. Was
                                                            first Deputy and then Acting Administrator of the
                                                            Energy Research and Development Administration from
                                                            1975 to 1977. From 1978 to 1986 was President of
                                                            Energy Transition Corporation. President and
                                                            director of Resources for the Future (non-profit
                                                            research organization) from 1986 to 1995 and became
                                                            senior fellow emeritus in 1996. Assumed his present
                                                            position with the National Museum of Natural
                                                            History in 1996. A director of Hagler Bailly, Inc.
---------------------------------------------------------------------------------------------------------------

                   LESTER A. HUDSON, JR.                    Received a B.A. from Furman University in 1961, an
       [LOGO]      CHAIRMAN, H&E ASSOCIATES,                M.B.A. from the University of South Carolina in
                   GREENVILLE, SOUTH CAROLINA               1965 and Ph.D. (industrial management) from Clemson
                   Age 58                                   University in 1997. Joined Dan River Inc. (textile
                   Director since 1987                      fabric manufacturer) in 1970 and was elected
                                                            president and chief operating officer in 1981 and
                                                            chief executive officer in 1987. Resigned from Dan
                                                            River in 1990.  Joined WundaWeve Carpets, Inc.
                                                            (carpet manufacturer) as chairman, president and
                                                            chief executive officer in 1990. Chairman of
                                                            WundaWeve in 1991. Vice chairman of WundaWeve
                                                            (1993-1995). Chairman, H&E Associates (investment
                                                            firm) in 1995. A director of American National
                                                            Bankshares Inc. and Greenville Hospital System
                                                            Foundation. Business Strategy Instructor, Clemson
                                                            University.
---------------------------------------------------------------------------------------------------------------

                   LEONARD J. KUJAWA                        Received his B.B.A. in 1954 and M.B.A. in 1955 from
       [LOGO]      INTERNATIONAL                            the University of Michigan. Joined Arthur Andersen
                   ENERGY CONSULTANT,                       LLP (accounting and consulting firm) in 1957 and
                   ATLANTA, GEORGIA                         became a partner in 1968, specializing in the
                   Age 65                                   electric and telecommunications industries.
                   Director since February 1997             Worldwide Director Energy and Telecommunications
                                                            (1985-1995). Retired in 1995. International energy
                                                            consultant to his former firm and other global
                                                            companies. A director of Schweitzer-Mauduit
                                                            International, Inc.
---------------------------------------------------------------------------------------------------------------

                   ANGUS E. PEYTON                          Graduated from Princeton University in 1949 and
       [LOGO]      PARTNER, BROWN & PEYTON,                 received his LL.B. from the University of Virginia
                   ATTORNEYS, CHARLESTON,                   in 1952. Served as an assistant attorney general of
                   WEST VIRGINIA                            West Virginia (1956-1957), as chairman of the West
                   Age 71                                   Virginia Industrial Development Authority, and as
                   Director since 1978                      West Virginia Commerce Commissioner (1965-1969).
                                                            Formed his present law firm in 1969. A director of
                                                            One Valley Bancorp of West Virginia, Inc.
---------------------------------------------------------------------------------------------------------------

                   DONALD G. SMITH                          Joined Roanoke Electric Steel Corporation (steel
       [LOGO]      CHAIRMAN OF THE BOARD, PRESIDENT, CHIEF  manufacturer) in 1957. Held various positions with
                   EXECUTIVE OFFICER AND TREASURER OF       Roanoke Electric Steel before being named president
                   ROANOKE ELECTRIC STEEL CORPORATION,      and treasurer in 1985, chief executive officer in
                   ROANOKE, VIRGINIA                        1986 and chairman of the board in 1989.
                   Age 62
                   Director since 1994
---------------------------------------------------------------------------------------------------------------

                   LINDA GILLESPIE STUNTZ                   Holds an A.B. from Wittenberg University (1976) and
       [LOGO]      PARTNER, STUNTZ & DAVIS, P.C.,           J.D. from Harvard Law School (1979). Private
                   ATTORNEYS, WASHINGTON, D.C.              practice of law (1979-1981). U.S. House of
                   Age 43                                   Representatives, Committee on Energy and Commerce:
                   Director since 1993                      Associate Minority Counsel, Subcommittee on Fossil
                                                            and Synthetic Fuels (1981-1986) and Minority
                                                            Counsel and Staff Director (1986-1987). Private
                                                            practice of law (1987-1989). U.S. Department of
                                                            Energy (1989-1993): Acting Deputy Secretary
                                                            (January 1992-July 1992) and Deputy Secretary (July
                                                            1992-January 1993). Returned to the private
                                                            practice of law in March 1993. A director of
                                                            Schlumberger Limited. Member, Advisory Council,
                                                            Electric Power Research Institute.
---------------------------------------------------------------------------------------------------------------

                   KATHRYN D. SULLIVAN                      Received her B.S. from the University of California
       [LOGO]      PRESIDENT AND CHIEF                      and Ph.D. from Dalhousie University. NASA space
                   EXECUTIVE OFFICER,                       shuttle astronaut (1978-1993). Chief Scientist at
                   COSI COLUMBUS,                           the National Oceanic and Atmospheric Administration
                   COLUMBUS, OHIO                           (1993-1996). Became president and chief executive
                   Age 46                                   officer of COSI Columbus (science museum) in 1996.
                   Director since December 1997             U.S. Naval Reserve Officer.
---------------------------------------------------------------------------------------------------------------

                   MORRIS TANENBAUM                         Graduated from The Johns Hopkins University in 1949
    [LOGO]         VICE PRESIDENT, NATIONAL ACADEMY         with a B.A. in chemistry and received a Ph.D. in
                   OF ENGINEERING,                          physical chemistry in 1952 from Princeton
                   SHORT HILLS, NEW JERSEY                  University. Joined Bell Telephone Laboratories in
                   Age 69                                   1952 and held various positions with AT&T
                   Director since 1989                      companies. Became vice chairman of the board of
                                                            AT&T in 1986 and chief financial officer in 1988.
                                                            Retired in 1991. A director of Cabot Corporation. A
                                                            trustee of Massachusetts Institute of Technology,
                                                            associate trustee of Battelle Memorial Institute,
                                                            trustee emeritus of The Johns Hopkins University
                                                            and honorary trustee of The Brookings Institution.
---------------------------------------------------------------------------------------------------------------

    Dr. Draper and Messrs. Peter J. DeMaria and G.P. Maloney are directors of Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company and Ohio Power Company (all of which are subsidiaries of AEP with one or more classes of publicly held preferred stock or debt securities) and other subsidiaries of AEP. Dr. Draper and Messrs. DeMaria and Maloney are also directors of AEP Generating Company, a subsidiary of AEP.

    FUNCTIONS OF AEP'S BOARD OF DIRECTORS AND COMMITTEES

    Under New York law, AEP is managed under the direction of AEP's Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 1997, the Board held eight regular and two special meetings. The Board has six standing committees, the functions of which are described in the following paragraphs.

    The AUDIT COMMITTEE consists of Messrs. DesBarres, Duncan, Fri, Hudson and Peyton. The Audit Committee oversees, and reports to the Board concerning, the general policies and practices of AEP and its subsidiaries with respect to accounting, financial reporting, and internal auditing and financial controls. It also maintains a direct exchange of information between the Board and AEP's independent accountants and reviews possible conflict of interest situations involving directors. During 1997 the Audit Committee held four meetings.

    The COMMITTEE ON DIRECTORS consists of Messrs. Duncan, Fri, Hudson and Kujawa and Ms. Stuntz. The Committee on Directors is responsible for: (i) recommending the size of the Board within the boundaries imposed by the By-Laws;
(ii) recommending selection criteria for nominees for election or appointment to the Board; (iii) conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others; and (iv) recommending to the Board for its consideration one or more nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting. During 1997 the Committee on Directors held two meetings.

    The Committee on Directors will consider shareholder recommendations of candidates to be nominated as directors of AEP. All such recommendations must be in writing and addressed to the Secretary of AEP. By accepting a shareholder recommendation for consideration, the Committee on Directors does not undertake to adopt or take any other action concerning the recommendation, or to give the proponent its reasons for not doing so.

    The CORPORATE PUBLIC POLICY COMMITTEE consists of Messrs. DesBarres, Duncan, Fri, Hudson, Kujawa, Peyton and Smith, Ms. Stuntz and Drs. Sullivan and Tanenbaum. The Corporate Public Policy Committee is responsible for examining AEP's policies on major public issues affecting the AEP System, as well as established System policies which affect the relationship of AEP and its subsidiaries to their service areas and the general public; for reporting periodically and on request to the Board and providing recommendations to the Board on such policy matters; and for counseling the management of the AEP System on any such policy matters presented to the Committee for consideration and study. During 1997 the Corporate Public Policy Committee held two meetings.

    The EXECUTIVE COMMITTEE consists of Drs. Draper and Tanenbaum and Mr. Peyton. It is empowered to exercise all the authority of AEP's Board of Directors, subject to certain limitations prescribed in the By-Laws, during the intervals between meetings of the Board. Meetings of the Executive Committee are convened only in extraordinary circumstances. The Executive Committee did not meet during 1997.

    The FINANCE COMMITTEE consists of Messrs. Kujawa, Peyton and Smith, Ms. Stuntz and Dr. Tanenbaum. The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries including, among other things, reviewing and making such recommendations as it considers appropriate concerning the short and long-term financing plans and programs of AEP and its subsidiaries and the implementation of the same. During 1997 the Finance Committee held four meetings.

    The HUMAN RESOURCES COMMITTEE consists of Messrs. DesBarres, Hudson and Smith and Dr. Tanenbaum. The Human Resources Committee is responsible for: (i) reviewing the salaries and other compensation and benefits provided to members of the Board who are officers of AEP or employees of any of its subsidiaries, and recommending to the Board for approval the amount of salary, compensation and benefits to be paid to such persons each year; (ii) reviewing management proposals concerning salaries, compensation and benefits to be paid to senior officers of AEP Service Corporation; (iii) reviewing and making recommendations to the Board with respect to the compensation of directors; (iv) evaluating AEP's hiring, development, promotional and succession planning practices for those management positions described in (ii) above; and (v) periodic review of AEP's overall affirmative action performance. During 1997 the Human Resources Committee held four meetings.

    During 1997, except for Dr. Sullivan, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of AEP's Board of Directors and the total number of meetings held by all Committees on which he or she served. Dr. Sullivan missed one of two Board meetings after she was elected a director, an unscheduled special meeting.

    DIRECTORS COMPENSATION AND STOCK OWNERSHIP GUIDELINES

    ANNUAL RETAINERS AND MEETING FEES. Directors who are officers of AEP or employees of any of its subsidiaries do not receive any compensation, other than their regular salaries and the accident insurance coverage described below, for attending meetings of AEP's Board of Directors of AEP. The other members of the Board receive an annual retainer of $23,000 for their services, an additional annual retainer of $3,000 for each Committee that they chair, a fee of $1,000 for each meeting of the Board and of any Committee that they attend (except a meeting of the Executive Committee held on the same day as a Board meeting), and a fee of $1,000 per day for any inspection trip or conference (except a trip or conference on the same day as a Board or Committee meeting).

    DEFERRED COMPENSATION AND STOCK PLAN. The Deferred Compensation and Stock Plan for Non-Employee Directors permits non-employee directors to choose to receive up to 100 percent of their annual Board retainer in AEP Shares and/or units that are equivalent in value to AEP Shares ("Stock Units"), deferring receipt by the non-employee director until termination of service or for a period that results in payment commencing not later than five years thereafter. AEP Shares are distributed and/or Stock Units are credited to directors, as the case may be, when the retainer is payable, and are based on the closing price of the AEP Shares on the payment date. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Payment of Stock Units to a director from deferrals of the retainer and dividend credits is made in cash or AEP Shares, or a combination of both, as elected by the director.

    STOCK UNIT ACCUMULATION PLAN. The Stock Unit Accumulation Plan for Non-Employee Directors awards 300 Stock Units to each non-employee director as of the first day of the month in which the non-employee director becomes a member of the Board, and annually thereafter, up to a maximum of 3,000 Stock Units for each non-employee director. Amounts equivalent to cash dividends on the Stock Units accrue as additional Stock Units. Stock Units credited to a non-employee director's account as a result of the annual awards and dividend credits are forfeitable on a pro rata basis for each full month that service as a director is less than 60 months. Stock Units are paid to the director in cash upon termination of service unless the director has elected to defer payment for a period that results in payment commencing not later than five years thereafter.

    INSURANCE. AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director (three-year premium was $15,750). The current policy will expire on September 1, 2000, and AEP expects to renew the coverage. In addition, AEP pays each director (excluding officers of AEP or employees of any of its subsidiaries) an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage (approximately $350 annually).

    STOCK OWNERSHIP GUIDELINES. AEP's Board of Directors considers stock ownership in AEP by management to be of great importance. Such ownership enhances management's commitment to the future of AEP and further aligns management's interests with those of AEP's shareholders. In keeping with this philosophy, the Board has adopted minimum stock ownership guidelines for non-employee directors. The target for each non-employee director is 2,000 shares of AEP Shares and/or Stock Units, with such ownership to be acquired by December 31, 2000 for directors in office on January 1, 1997, and by the end of the fifth year of service for directors joining the Board after this time. For further information as to the guidelines for AEP's executive officers, see the "Board Human Resources Committee Report on Executive Compensation" below under the caption "Stock Ownership Guidelines."

    OTHER MATTERS

    The directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The American Electric Power System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance is provided by Associated Electric & Gas Insurance Services, CNA, Energy Insurance Mutual, The Federal Insurance Company and Great American Insurance Company, effective January 1, 1998 through December 31, 1998, and pays up to an aggregate amount of $150,000,000 on any one claim and in any one policy year. The total annual premium for the five policies is $1,274,413.

    Fiduciary liability insurance provides coverage for American Electric Power System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974, as amended. This coverage, provided by The Federal Insurance Company, Zurich Insurance Company and Executive Risk Indemnity, Inc., was renewed, effective July 1, 1997 through June 30, 2000, for a premium of $402,658. It provides $100,000,000 of aggregate coverage with a $500,000 deductible for each loss.

APPROVAL OF AUDITORS

    On the recommendation of the Audit Committee, AEP's Board of Directors has appointed the accounting firm of Deloitte & Touche LLP as independent auditors of AEP for the year 1998, subject to approval by the shareholders at the annual meeting. Deloitte & Touche LLP is considered to be the firm best qualified to perform this important function because of its ability and the familiarity of its personnel with AEP's affairs. It and predecessor firms have been AEP's auditors since 1911. Approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or by proxy at the meeting. The AEP Board of Directors has endorsed this appointment and it is recommending approval of this proposal by the AEP shareholders.

    Fees billed by Deloitte & Touche LLP for auditing and other professional services rendered to the Company and its subsidiaries during 1997 were $2,914,000.

    Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to answer appropriate questions.

EXECUTIVE COMPENSATION

    The following table shows for 1997, 1996 and 1995 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by regulations of the SEC) of AEP at December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION       LONG-TERM
                                                                                      COMPENSATION
                                                              --------------------       PAYOUTS         ALL OTHER
                                                               SALARY      BONUS          LTIP         COMPENSATION
NAME AND PRINCIPAL POSITION                          YEAR        ($)      ($)(1)      PAYOUTS($)(1)       ($)(2)
-------------------------------------------------  ---------  ---------  ---------  -----------------  -------------
E. Linn Draper, Jr. -- Chairman of the board,      1997 1996    720,000    327,744  951,132 675,903    31,620 31,990
  president and chief executive officer of AEP          1995    720,000    281,664        334,851           30,790
  and the Service Corporation; chairman and chief               685,000    236,325
  executive officer of other subsidiaries
Peter J. DeMaria -- Controller and director of     1997 1996    385,000    153,345  391,793 290,825    21,570 21,190
  AEP; vice chairman of the board of the Service        1995    360,000    140,832        143,829           20,050
  Corporation; vice president, controller and                   330,000    113,850
  director of other subsidiaries
G. P. Maloney -- Vice president, secretary and     1997 1996    385,000    153,345  391,793 286,288    21,570 21,190
  director of AEP; vice chairman of the board of        1995    360,000    140,832        141,582           20,060
  the Service Corporation; vice president and                   330,000    113,850
  director of other subsidiaries
William J. Lhota -- Executive vice president and   1997 1996    355,000    141,396  364,436 263,114    20,570 19,690
  director of the Service Corporation; president,       1995    320,000    125,184        132,592           19,140
  chief operating officer and director of other                 300,000    103,500
  subsidiaries
James J. Markowsky -- Executive vice president --  1997 1996    325,000    129,447  338,382 254,535    18,020 19,480
  power generation and director of the Service          1995    303,000    118,534        126,599           17,515
  Corporation; vice president and director of                   285,000     98,325
  other subsidiaries

------------------------

(1) Amounts in the "Bonus" column reflect payments under the Senior Officer Annual Incentive Compensation Plan (and predecessor Management Incentive Compensation Plan) for performance measured for each of the years ended December 31, 1995, 1996 and 1997. Payments are made in March of the subsequent year. Amounts for 1997 are estimates but should not change significantly.

   Amounts in the "Long-Term Compensation" column reflect performance share unit targets earned under the Performance Share Incentive Plan (which became effective January 1, 1994) for the two-, three- and three-year performance periods ending December 31, 1995, 1996 and 1997, respectively. The two-year performance period was a transition performance period.

   See below under "Long-Term Incentive Plans -- Awards in 1997" and pages 114 and 115 for additional information.

(2) For 1997, includes (i) employer matching contributions under the AEP System Employees Savings Plan: Dr. Draper, $3,400; Mr. DeMaria, $3,306; Mr. Maloney, $4,800; Mr. Lhota, $4,800; and Dr. Markowsky, $3,250; (ii) employer matching contributions under the AEP System Supplemental Savings Plan, a non-qualified plan designed to supplement the AEP Savings Plan: Dr. Draper, $18,200; Mr. DeMaria, $8,244; Mr. Maloney, $6,750; Mr. Lhota, $5,850; and
    Dr. Markowsky, $6,500;

    and (iii) subsidiary companies director fees: Dr. Draper and Messrs. DeMaria and Maloney, $10,020; Mr. Lhota, $9,920; and Dr. Markowsky, $8,270.

    LONG-TERM INCENTIVE PLANS -- AWARDS IN 1997

    Each of the awards set forth below establishes performance share unit targets, which represent units equivalent to shares of AEP Shares, pursuant to AEP's Performance Share Incentive Plan. Since it is not possible to predict future dividends and the price of AEP Shares, credits of performance share units in amounts equal to the dividends that would have been paid if the performance share unit targets were established in the form of AEP Shares are not included in the table.

    The ability to earn performance share unit targets is tied to achieving specified levels of total shareholder return ("TSR") relative to the S&P Electric Utility Index. Notwithstanding AEP's TSR ranking, no performance share unit targets are earned unless AEP shareholders realize a positive TSR over the relevant three-year performance period. The Human Resources Committee may, at its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 25%, 100% and 200%, respectively, of the performance share unit targets. No payment will be made for performance below the threshold.

    Payments of earned awards are deferred in the form of restricted stock units (equivalent to shares of AEP Shares) until the officer has met the equivalent stock ownership target discussed in the Human Resources Committee Report. Once officers meet and maintain their respective targets, they may elect either to continue to defer or to receive further earned awards in cash and/or AEP Shares.

                                                                                        ESTIMATED FUTURE PAYOUTS OF
                                                                       PERFORMANCE     PERFORMANCE SHARE UNITS UNDER
                                                                         PERIOD         NON-STOCK PRICE-BASED PLAN
                                                          NUMBER OF       UNTIL     -----------------------------------
                                                         PERFORMANCE   MATURATION    THRESHOLD    TARGET      MAXIMUM
NAME                                                     SHARE UNITS    OR PAYOUT       (#)         (#)         (#)
------------------------------------------------------  -------------  -----------  -----------  ---------  -----------
E. L. Draper, Jr......................................        7,111     1997-1999        1,778       7,111      14,222
P. J. DeMaria.........................................        3,327     1997-1999          832       3,327       6,654
G. P. Maloney.........................................        3,327     1997-1999          832       3,327       6,654
W. J. Lhota...........................................        3,068     1997-1999          767       3,068       6,136
J. J. Markowsky.......................................        2,809     1997-1999          702       2,809       5,618

    RETIREMENT BENEFITS

    The American Electric Power System Retirement Plan provides pensions for all employees of AEP System companies (except for employees covered by certain collective bargaining agreements), including the executive officers of AEP. The Retirement Plan is a noncontributory defined benefit plan.

    The following table shows the approximate annual annuities under the Retirement Plan that would be payable to employees in certain higher salary classifications, assuming retirement at age 65 after various periods of service.
                               PENSION PLAN TABLE

                                                               AVERAGE YEARS OF ACCREDITED SERVICE
                                        ----------------------------------------------------------------------------------
HIGHEST ANNUAL EARNINGS                     15          20          25          30          35          40          45
--------------------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
$ 400,000.............................  $   93,660  $  124,880  $  156,100  $  187,320  $  218,500  $  245,140  $  271,740
  500,000.............................     117,660     156,880     196,100     235,320     274,540     307,790     341,040
  600,000.............................     141,660     188,880     236,100     283,320     330,540     370,440     410,340
  700,000.............................     165,660     220,880     276,100     331,320     386,540     433,090     479,640
  900,000.............................     213,660     284,880     356,100     427,320     498,540     558,390     618,240
 1,100,000............................     261,660     348,880     436,100     523,320     610,540     683,390     756,840
 1,300,000............................     309,660     412,880     516,100     619,320     722,540     808,990     895,440

    The amounts shown in the table are the straight life annuities payable under the Retirement Plan without reduction for the joint and survivor annuity. Retirement benefits listed in the table are not subject to any deduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year in the case of retirement between ages 60 and 62 and further reduced 6% per year in the case of retirement between ages 55 and 60. If an employee retires after age 62, there is no reduction in the retirement annuity.

    AEP maintains a supplemental retirement plan which provides for the payment of benefits that are not payable under the Retirement Plan due primarily to limitations imposed by Federal tax law on benefits paid by qualified plans. The table includes supplemental retirement benefits.

    Compensation upon which retirement benefits are based, for the executive officers named in the Summary Compensation Table above, consists of the average of the 36 consecutive months of the officer's highest aggregate salary and Senior Officer Annual Incentive Compensation Plan (and predecessor Management Incentive Compensation Plan) awards, shown in the "Salary" and "Bonus" columns, respectively, of the Summary Compensation Table, out of the officer's most recent 10 years of service. As of December 31, 1997, the number of full years of service applicable for retirement benefit calculation purposes for such officers were as follows: Dr. Draper, five years; Mr. DeMaria, 38 years; Mr. Maloney, 42 years; Mr. Lhota, 33 years; and Dr. Markowsky, 26 years.

    Dr. Draper has a contract with AEP and AEP Service Corporation which provides him with a supplemental retirement annuity that credits him with 24 years of service in addition to his years of service credited under the Retirement Plan less his actual pension entitlement under the Retirement Plan and any pension entitlement from the Gulf States Utilities Company Trusteed Retirement Plan, a plan sponsored by his prior employer.

    Fourteen AEP System employees (including Messrs. DeMaria, Maloney and Lhota and Dr. Markowsky) whose pensions may be adversely affected by amendments to the Retirement Plan made as a result of the Tax Reform Act of 1986 are eligible for certain supplemental retirement benefits. Such payments, if any, will be equal to any reduction occurring because of such amendments. Assuming retirement in 1998 of the executive officers named in the Summary Compensation Table, only Messrs. DeMaria and Maloney would be affected and their annual supplemental benefit would be $491 and $3,847, respectively.

    AEP made available a voluntary deferred-compensation program in 1982 and 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to defer up to 10% or 15% annually (depending on the terms of the program offered), over a four-year period, of his or her salary, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. The following table sets forth, for the executive officers named in the Summary Compensation Table, the amounts of annual deferrals and, assuming payments commencing at age 65, annual supplemental retirement payments under the 1982 and 1986 programs.

                                                                     1982 PROGRAM             1986 PROGRAM
                                                                -----------------------  -----------------------
                                                                              ANNUAL                   ANNUAL
                                                                            AMOUNT OF                AMOUNT OF
                                                                 ANNUAL    SUPPLEMENTAL   ANNUAL    SUPPLEMENTAL
                                                                 AMOUNT     RETIREMENT    AMOUNT     RETIREMENT
                                                                DEFERRED     PAYMENT     DEFERRED     PAYMENT
                                                                 (4-YEAR     (15-YEAR     (4-YEAR     (15-YEAR
NAME                                                             PERIOD)     PERIOD)      PERIOD)     PERIOD)
--------------------------------------------------------------  ---------  ------------  ---------  ------------
P. J. DeMaria.................................................  $  10,000   $   52,000   $  13,000   $   53,300
G. P. Maloney.................................................     15,000       67,500      16,000       56,400

    BOARD HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Human Resources Committee of AEP's Board of Directors regularly reviews executive compensation policies and practices and evaluates the performance of management in the context of AEP's performance. None of the members of the Committee is or has been an officer or employee of any AEP System company or receives remuneration from any AEP System company in any capacity other than as a director. See page 117.

    The Human Resources Committee recognizes that the executive officers are charged with managing a $16 billion multi-state electric utility with international investments during challenging times and with addressing many difficult and complex issues.

    AEP's executive compensation program is designed to maximize shareholder value, to support the implementation of AEP's business strategy and to improve both corporate and personal performance. The Committee's compensation policies supporting this program are:

    - Pay for performance, motivating both short- and long-term performance. Compensation for short-and long-term performance focuses on meeting specified corporate performance goals and the long-term interests of shareholders, respectively.

    - Require a significant amount of compensation for senior executives to be "at risk," variable incentive compensation versus fixed or base pay with much of this risk similar to the risk experienced by other AEP shareholders.

    - Enhance AEP's ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives through compensation opportunities.

    - Target compensation levels at rates that are reflective of current market practices to maintain a stable, successful management team.

    In carrying out its responsibilities, the Committee utilizes independent compensation consultants to obtain information and recommendations relating to changing industry compensation practices and programs.

    The Committee also considers management's responses to the impact of increased competition and other significant changes in the rapidly evolving electric utility industry. It is the Committee's opinion that, in this ever-changing environment, Dr. Draper and the senior management team continue to develop and implement strategies effectively to position AEP for the future. This includes AEP's development of unregulated business activities and proposals and actions taken in connection with the industry's transition to competition. Four specific significant initiatives in 1997 were the acquisition of 50% of Yorkshire Electricity, a proposed joint venture with Conoco, developing a national energy trading organization and the Merger Agreement with CSW. The success of these efforts and their benefits to AEP cannot be precisely measured in advance, but the Committee believes they are vital to AEP's long-term success.

    STOCK OWNERSHIP GUIDELINES. AEP's Board of Directors, upon the Committee's recommendation, underscored the importance of aligning executive and shareholder interests by adopting in December 1994 stock ownership guidelines for senior management participants in the Performance Share Incentive Plan. The Committee and senior management believe that linking a significant portion of an executive's current and potential future net worth to AEP's success, as reflected in the stock price and dividends paid, gives the executive a stake similar to that of AEP's owners and further encourages long-term management for the benefit of those owners.

    Under the guidelines, the target ownership of AEP Shares is directly related to the officer's corporate position with the greatest ownership target for the chief executive officer. The target for the CEO is 45,000 shares, which was equivalent to approximately three times his then annual base salary. The targets for the other four officers named in the Summary Compensation Table are 15,000 shares each, equivalent to approximately 1.5 times their then annual base salary. Each officer is expected to achieve the ownership target within a period of five years commencing on January 1, 1995. AEP Shares equivalents earned through the Management Incentive Compensation Plan, Senior Officer Annual Incentive Compensation Plan and Performance Share Incentive Plan, described below, are included in determining compliance with the ownership targets. As of January 1, 1998, Dr. Draper and the other four officers named in the Summary Compensation Table exceeded their respective ownership requirements (see the table on page 117 for actual ownership amounts).

    COMPONENTS OF EXECUTIVE COMPENSATION

    BASE SALARY. When reviewing salaries, the Committee considers pay practices used by other electric utilities and industry in general. In addition, the Committee considers the respective positions held by the executive officers, their levels of responsibility, performance and experience, and the relationship of their salaries to the salaries of other AEP managers and employees.

    For compensation comparison purposes, the Human Resources Committee uses the electric utility companies in the S&P Electric Utility Index, which is the peer group used in the Comparison of Five Year Cumulative Total Return graph in this proxy statement. In recognition of AEP's relatively large size and operational complexity, executive officer salary levels are targeted to the second highest quartile (between the 50th and 75th percentiles) of the range of compensation paid by the other electric utilities in this compensation peer group. Base salary levels in 1997 for the CEO and next four most highly compensated executive officers of AEP named in the Summary Compensation Table were within this second highest quartile. In establishing salary levels against that range, the Human Resources Committee considers the competitiveness of AEP's entire compensation package.

    Salaries are adjusted, as appropriate, and reviewed annually to reflect individual and corporate performance and consistency with compensation changes within AEP and the compensation peer group of other electric utilities.

    The Committee meets without the presence of Dr. Draper, chairman, president and chief executive officer, to evaluate his performance and compensation and reports on that evaluation to the outside directors of the Board. After full discussion, these directors then act on the Committee's recommendation.

    ANNUAL INCENTIVE. A variable, performance-based portion of the executive officers' total compensation is paid through the Senior Officer Annual Incentive Compensation Plan ("SOIP"), effective January 1, 1997, which is included in the "Bonus" column in the Summary Compensation Table. The SOIP is the successor to the Management Incentive Compensation Plan ("MICP") for senior officers and is similar in operation and philosophy to the MICP.

    The SOIP is intended to motivate and reward senior officers to achieve superior management performance in serving customer needs and creating shareholder value. Each participant is assigned an annual target award expressed as a percentage of annual salary. For 1997, the target awards for Dr. Draper and the other executive officers named in the compensation table were 40% and 35%, respectively. Actual awards can vary from 0-150% of the target award based on performance.

    SOIP awards are based entirely on preestablished AEP corporate performance criteria specified in the SOIP. For 1997, these four criteria included (i) total investor return, which reflects stock price and dividends paid, measured relative to the performance of utilities in the S&P Electric Utility Index, (ii) return on stockholder equity, measured relative to the performance of utilities in the S&P Electric Utility Index and on absolute performance, (iii) the extent to which the average price of power sold to retail customers was lower as compared with other utilities in the states which AEP serves and, (iv) effective with the 1997 plan year, "safety performance". For 1997, the performance merited an award of 113.8%. This percentage is an estimate but should not change significantly.

    To more closely align the financial interests of the executive officers with AEP's shareholders, SOIP participants may elect to defer their awards, with the deferrals treated as if invested in AEP Shares, although no stock is actually purchased. Dividend equivalents are credited during the deferral period.

    LONG-TERM INCENTIVE. The Performance Share Incentive Plan (the "Plan") provides longer-term, performance-driven, equity incentive award opportunities directly related to shareholder value.

    The Plan annually establishes performance share unit targets which are earned based on AEP's subsequent three-year total shareholder returns measured relative to the S&P peer utilities. In 1997, the Committee established targets for Dr. Draper and the other executive officers named in the Summary Compensation Table equivalent to 40% and 35%, respectively, of their then base salaries. The target number of performance share units has been determined after an evaluation of long-term incentive opportunities provided by the S&P peer companies, again targeting the second highest quartile of competitive practice. However, the awards which will ultimately be paid to participants under the Plan for a performance period are not determinable in advance and can range from 0-200% of the target.

    The Plan ended a three-year performance period at year end 1997. AEP's total shareholder return for 1995-1997 ranked fourth relative to the S&P peer utilities and, as a result, 185% of the performance share unit targets originally established (and dividend credits) were earned. The associated awards are listed in the Summary Compensation Table.

    Similar to the SOIP awards which are deferred, payments of earned awards under the Plan are also deferred in the form of restricted stock units (equivalent to shares of AEP Shares). Such Plan deferrals continue until termination of employment or, if so elected by the recipient, with payments commencing not later than five years thereafter. Once the officers meet and maintain their respective equivalent stock ownership targets discussed above, they may then elect either to continue to defer or to receive further earned Plan awards in cash and/or AEP Shares. Dividend equivalents are credited as though reinvested in additional restricted stock units. The Plan is further described on page 111.

    TAX POLICY

    The Committee has considered the impact of Section 162(m) of the Code, which provides a limit on the deductibility of compensation for certain executive officers in excess of $1,000,000 per year. It is the Committee's policy, consistent with sound executive compensation principles and the needs of AEP, to qualify all compensation for deductibility where practicable.

    Award payments under the Performance Share Incentive Plan have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder-approved performance-driven plan. Award payments under the SOIP currently are not eligible for the performance-based exemption under the Code. However, since Dr. Draper has deferred his SOIP award to dates past his retirement from AEP, the Committee has not deemed it necessary at this time to qualify compensation paid pursuant to the SOIP for deductibility under Section 162(m). The Committee may decide to do so in the future.

    No named officer in the Summary Compensation Table had taxable compensation for 1997 in excess of the deduction limit. The Committee intends to continue to evaluate the impact of this Code provision.

                                          HUMAN RESOURCES
                                          COMMITTEE MEMBERS
                                          Morris Tanenbaum, Chairman
                                          John P. DesBarres
                                          Lester A. Hudson, Jr.
                                          Donald G. Smith

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AEP, S&P 500 Index & S&P Electric Utility Index**
Dollars
                                                                                      S&P Electric Utility
                                                                                                     Index    S&P 500 Index
0                                                                                                      100              100
1993                                                                                                112.55           110.08
1994                                                                                                  97.9           111.53
1995                                                                                                128.22           153.45
1996                                                                                                128.18           188.68
1997                                                                                                162.27           251.26
Assumes $100 Invested on January 1, 1993 in AEP Common Stock, S&P 500 Index and
S&P Electric Utility Index
*Total Return Assumes Reinvestment of Dividends
**Fiscal Year Ending December 31

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AEP, S&P 500 Index & S&P Electric Utility Index**
Dollars
                                                                                 American Electric Power
0                                                                                                    100
1993                                                                                              119.74
1994                                                                                              114.23
1995                                                                                              150.75
1996                                                                                              162.03
1997                                                                                              215.04
Assumes $100 Invested on January 1, 1993 in AEP Common Stock, S&P 500 Index and
S&P Electric Utility Index
*Total Return Assumes Reinvestment of Dividends
**Fiscal Year Ending December 31

    The total return performance shown on the graph above is not necessarily indicative of future performance.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the beneficial ownership of AEP Shares and stock-based units as of January 1, 1998 for all directors as of the date of this Joint Proxy Statement/Prospectus, all nominees to AEP's Board of Directors, each of the persons named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of AEP Shares and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

                                                                                                        STOCK
NAME                                                                                  AEP SHARES       UNITS(A)    TOTAL
--------------------------------------------------------------------------------  ------------------   --------   -------
P. J. DeMaria...................................................................     7,754(b)(c)(d)(e)   15,932    23,686
J. P. DesBarres.................................................................     5,000(d)               312     5,312
E. L. Draper, Jr................................................................     7,373(b)(d)         62,857    70,230
R. M. Duncan....................................................................     2,121                3,169     5,290
R. W. Fri.......................................................................     1,000                  937     1,937
L. A. Hudson, Jr................................................................     1,853(e)             3,169     5,022
L. J. Kujawa....................................................................       300                  697       997
W. J. Lhota.....................................................................    15,056(b)(c)(d)      14,827    29,883
G. P. Maloney...................................................................     5,803(b)(c)(d)      12,715    18,518
J. J. Markowsky.................................................................     5,126(b)(e)         12,417    17,543
A. E. Peyton....................................................................     4,819(f)             3,549     8,368
D. G. Smith.....................................................................     2,000                1,258     3,258
L. G. Stuntz....................................................................     1,500(d)             1,774     3,274
K. D. Sullivan..................................................................     --                     304       304
M. Tanenbaum....................................................................     1,433                2,839     4,272
All directors and executive officers as a group (15 persons)....................   146,369(c)(g)        136,756   283,125

------------------------

(a) This column includes amounts deferred in stock units and held under the Stock Unit Accumulation Plan for Non-Employee Directors, Deferred Compensation and Stock Plan for Non-Employee Directors, Management Incentive Compensation Plan, Senior Officer Annual Incentive Compensation Plan and Performance Share Incentive Plan. Certain of these stock units are subject to forfeiture based on service as a director or length of employment.

(b) Includes the following numbers of share equivalents held in the AEP Employees Savings Plan over which such persons have sole voting power, but the investment/disposition power is subject to the terms of the Savings
    Plan: Mr. DeMaria, 3,187; Dr. Draper, 2,716; Mr. Lhota, 12,876; Mr. Maloney, 3,436; Dr. Markowsky, 5,074; and all executive officers, 27,289.

(c) Does not include, for Messrs. DeMaria, Lhota and Maloney, 85,231 shares in the American Electric Power System Educational Trust Fund over which Messrs. DeMaria, Lhota and Maloney share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.

(d) Includes the following numbers of shares held in joint tenancy with a family member: Mr. DeMaria, 462; Mr. DesBarres, 5,000; Dr. Draper, 2,200; Mr. Lhota, 2,180; Mr. Maloney, 2,367; and Ms. Stuntz, 300.

(e) Includes the following numbers of shares held by family members over which beneficial ownership is disclaimed: Mr. DeMaria, 3,192; Mr. Hudson, 750; and Dr. Markowsky, 19.

(f) Includes 1,500 shares over which Mr. Peyton shares voting and investment power which are held by trusts of which he is a trustee, but he disclaims beneficial ownership of 1,000 of such shares.

(g) Represents less than 1% of the total number of shares outstanding.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and Section 17(a) of the 1935 Act require AEP's officers and directors to file initial reports of ownership and reports of changes in ownership of AEP Shares and other securities of AEP and its subsidiaries with the SEC and NYSE. Officers and directors are required by SEC regulations to furnish AEP copies of all reports they file. Based solely on AEP's review of the copies of such reports received and written representations from certain reporting persons, AEP notes that during 1997 Angus E. Peyton, a director, did not timely report the acquisition of 354 AEP Shares occurring in April 1997. He reported it in February 1998.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below are the only persons or groups known to AEP as of December 31, 1997, with beneficial ownership of 5 percent or more of AEP's Shares.

                                                                                              AEP SHARES
                                                                                       -------------------------
                                                                                        AMOUNT OF
NAME, ADDRESS OF                                                                        BENEFICIAL   PERCENT OF
  BENEFICIAL OWNERS                                                                     OWNERSHIP       CLASS
                                                                                       ------------  -----------
Sanford C. Bernstein & Co., Inc......................................................    17,535,763(a)      9.3 %
767 Fifth Avenue
New York, NY 10153

FMR Corp.............................................................................     9,773,663(b)      5.15%
82 Devonshire Street
Boston, MA 02109

------------------------

(a) Based on the Schedule 13G filed with the SEC, Sanford C. Bernstein & Co., Inc. reported that it has sole voting power for 10,291,617 shares, shared voting power for 1,807,665 shares, and sole dispositive power for 17,535,763 shares.

(b) The Schedule 13G filed by FMR Corp. included Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp., as reporting persons. According to the Schedule 13G, FMR Corp. reported that it has sole voting power for 719,263 shares and sole dispositive power for 9,773,663 shares.

                      THE CSW MEETING--ADDITIONAL MATTERS

ELECTION OF DIRECTORS

    At the CSW Meeting, three directors will be elected to Class II of the CSW Board for three-year terms expiring at the 2001 annual meeting or at such time as their respective successors are duly elected and qualified, and two directors will be elected to Class III of the CSW Board to fill the remaining one year of the Class III term expiring at the 1999 annual meeting or at such time as their respective successors are duly elected and qualified. Directors will be elected by a plurality of the votes cast at the CSW Meeting.

    The CSW Board currently consists of 11 members divided into three classes with staggered terms of office. Class I, Class II and Class III directors' terms will expire at CSW's annual meetings in 2000, 1998 and 1999, respectively. The three nominees for election as Class II directors at the CSW Meeting, Messrs. Brooks, Lawless and Powell, currently serve as Class II directors of the CSW Board. The fourth Class II director, Mr. Glenn Biggs was not nominated for reelection to the CSW Board at the CSW Meeting. Accordingly, the size of the CSW Board will be reduced to 10 after the CSW Meeting. During 1997, Mr. William R. Howell and Dr. Richard L. Sandor were elected to Class III of the CSW Board. In accordance with the CSW Charter, these two directors must stand for election at this annual meeting even though the terms of the Class III directors generally do not expire until the annual meeting in 1999.

    Mr. J.C. Templeton retired from the CSW Board in April 1997. Mr. Lloyd D. Ward resigned from the CSW Board on January 1, 1998, Mr. Glenn Files resigned from the CSW Board on January 21, 1998. Each of these three directors were Class III directors prior to their resignation.

    THE CSW BOARD HAS NOMINATED AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF E. R. BROOKS, ROBERT W. LAWLESS AND JAMES L. POWELL, AS CLASS II DIRECTORS, AND WILLIAM R. HOWELL AND RICHARD L. SANDOR, AS CLASS III DIRECTORS.

    Each nominee is presently a director of CSW and has served continuously since the year indicated opposite his/her name below. Each of the nominees has consented to being named as a nominee and to serve as a director of CSW if elected. If, because of events not presently known or anticipated, any nominee is unable to serve or for good cause will not serve, the proxies voted for the election of directors may be voted (at the discretion of the holders of the proxies) for a substitute nominee not named herein.

THE FOLLOWING INFORMATION IS GIVEN WITH RESPECT TO THE NOMINEES FOR ELECTION AS
DIRECTORS:

E. R. BROOKS, 60                                   CLASS II, DIRECTOR SINCE 1988

Mr. Brooks has served as Chairman and Chief Executive Officer of CSW since February 1991. He served as CSW's President from February 1991 to July 1997. He is also a member of the Board of Directors of each of CSW's subsidiaries, as well as a Director of Hubbell, Inc. Mr. Brooks is a Trustee of Baylor Health Care Center, Dallas, Texas, and Hardin Simmons University, Abilene, Texas.

ROBERT W. LAWLESS, 61                              CLASS II, DIRECTOR SINCE 1991

Dr. Lawless served as the President and Chief Executive Officer of Texas Tech University and Texas Tech University Health Sciences Center in Lubbock, Texas from July 1989 through April 1996. He has served as the president of the University of Tulsa since May 1996. He is a member of the Board of Directors of three Salomon Brothers Mutual Funds.

JAMES L. POWELL, 68                                CLASS II, DIRECTOR SINCE 1987

Mr. Powell has been involved in ranching and investments in Ft. McKavett, Texas since prior to 1992. He is a Director of Southwest Bancorp of Sanderson, Texas, a Director and member of the Executive Committee of National Finance Credit Corporation and an Advisory Director of First National Bank, Mertzon, Texas.

WILLIAM R. HOWELL, 62                             CLASS III, DIRECTOR SINCE 1997

Mr. Howell served as Chairman of the Board of J.C. Penney Company from 1983 to January 1997 and also as its Chief Executive Officer from 1983 to January 1995. He is currently Chairman Emeritus of J.C. Penney Company. He has been Chairman of the Board of Trustees of Southern Methodist University since 1996 and serves on the Chairman's Advisory Council of the National Minority Suppliers Development Council. He is a member of the Board of Directors of Exxon Corporation, Warner-Lambert Company, Bankers Trust, Halliburton Company and The Williams Companies, Inc.

RICHARD L. SANDOR, 56                             CLASS III, DIRECTOR SINCE 1997

Dr. Sandor has served as Chairman and Chief Executive Officer of Centre Financial Products Limited since March 1993 and also as Chairman of the Board of Hedge Financial Products, Inc. since May 1997. He is a Board of Director of Center for Sustainable Development in the Americas and is on the board of governors of The School of the Art Institute of Chicago.

THE FOLLOWING INFORMATION IS GIVEN FOR CONTINUING DIRECTORS:

MOLLY SHI BOREN, 54                                 CLASS I, DIRECTOR SINCE 1991

Ms. Boren, of Norman, Oklahoma, has been an attorney since prior to 1992 and is a former Special District Judge in Pontotoc County, Oklahoma. She formerly served as a Director of Liberty Bank Corporation and of Pet Incorporated.

DONALD M. CARLTON, 60                               CLASS I, DIRECTOR SINCE 1994

Mr. Carlton served as the President and Chairman of Radian Corporation, an engineering and technology firm, from 1969 through December 1995. In January 1996 he was named President and Chief Executive Officer of Radian International LLC. He is a member of the Board of Directors of Concert Investment Series Funds and National Instruments.

T. J. ELLIS, 55                                     CLASS I, DIRECTOR SINCE 1996

Mr. Ellis is Chairman and Chief Executive Officer of SEEBOARD and has served in such capacity since January 1996. Previously he served as the Chief Executive Officer of SEEBOARD for more than the past five years. He currently serves as a director of CSW UK Finance Company, CSW Investments, Sussex Chamber of Commerce Training and Enterprise and The Brighton West Pier Trust.

THOMAS V. SHOCKLEY, III, 52                         CLASS I, DIRECTOR SINCE 1991

Mr. Shockley was elected President and Chief Operating Officer of CSW in July 1997. He joined CSW as Senior Vice President in January 1990, and became an Executive Vice President in September of that same year. In addition, he served as Chief Executive Officer of CSW's subsidiary, Central and South West Services, Inc., from October 1992 to December 1993. Mr. Shockley continues to serve as a Director of each of CSW's non-electric subsidiaries.

JOE H. FOY, 71                                    CLASS III, DIRECTOR SINCE 1974

    Mr. Foy served as a partner of the law firm of Bracewell & Patterson, Houston, Texas until his retirement in 1993. He is currently a member of the Board of Directors of Enron Corporation.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows securities beneficially owned as of December 31, 1997 by each director and nominee, certain executive officers and all directors and executive officers as a group. Share amounts shown in this table include options exercisable within 60 days after December 31, 1997, restricted stock, CSW Shares credited to thrift plus accounts and all other CSW Shares beneficially owned by the listed persons.

NAME                                                                                             CSW SHARES(1)(2)
-----------------------------------------------------------------------------------------------  -----------------
Glenn Biggs....................................................................................          19,211
Molly Shi Boren................................................................................           3,119
E.R. Brooks....................................................................................         131,529
Donald M. Carlton..............................................................................           8,230
T. J. Ellis....................................................................................           7,694
Glenn Files....................................................................................          42,269
Joe H. Foy.....................................................................................          10,717
T.M. Hagan.....................................................................................          13,625
William R. Howell..............................................................................           1,000
Robert W. Lawless..............................................................................           3,074
Venita McCellon-Allen..........................................................................           6,528
Ferd. C. Meyer, Jr.............................................................................          46,480
James L. Powell................................................................................           4,211
Glenn D. Rosilier..............................................................................          68,071
Richard L. Sandor..............................................................................         --
Thomas V. Shockley, III........................................................................          68,329
Lloyd D. Ward..................................................................................           2,157
All of the above and other officers as a group (CSW directors and officers)....................         486,165

------------------------

(1) Shares for Ms. McCellon-Allen, Messrs. Brooks, Files, Hagan, Meyer, Rosilier, Shockley, and CSW directors and officers include 1,125, 12,225, 4,500, 1,125, 5,700, 5,700, 7,275, and 42,150 shares of restricted stock, respectively. These individuals currently have voting power, but not investment power, with respect to these shares. The above shares also include 1,934, 65,175, 23,653, 8,484, 32,889, 32,889, 42,231, and 239,258
    CSW Shares underlying immediately exercisable options held by Ms. McCellon-Allen, Messrs. Brooks, Files, Hagan, Meyer, Rosilier, Shockley, and CSW directors and officers, respectively.

(2) All of the share amounts represent less than one percent of the outstanding CSW Shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below are the only persons or groups known to CSW as of December 31, 1997, with beneficial ownership of 5 percent or more of CSW's Shares.

                                                                                                 CSW SHARES
                                                                                       ------------------------------
                                                                                          AMOUNT OF
NAME, ADDRESS OF                                                                         BENEFICIAL      PERCENT OF
  BENEFICIAL OWNERS                                                                       OWNERSHIP         CLASS
-------------------------------------------------------------------------------------  ---------------  -------------
Mellon Bank Corporation and subsidiaries.............................................       12,196,127(1)          6%
  One Mellon Bank Center
  Pittsburgh, PA 15258

------------------------

(1) Mellon Bank Corporation and its subsidiaries, including Mellon Bank, N.A., which acts as trustee of an employee benefit plan of CSW, reported that they exercise sole voting power as to 11,022,435 shares and shared voting power as to 11,022,435 shares.

OTHER INFORMATION REGARDING THE CSW BOARD

    Nominees for directorships are recommended by the Nominating Committee of the CSW Board and are nominated by the CSW Board on the basis of their qualifications, including training, experience, integrity and independence of mind, to render service to CSW. CSW's Bylaws generally provide that CSW shall not elect or propose for election as a director any non-employee who will have attained the age of 70 (72 for persons who served as directors and were at least 60 years of age on October 12, 1987) at the date of such election or proposed election. Federal law restricts the extent to which CSW may have interlocking directorates with other companies.

    The number of directors constituting the entire CSW Board may not be less than nine nor more than fifteen, as may be fixed from time to time by resolution adopted by a majority of the entire CSW Board. The size of the CSW Board is currently fixed at 12. No decrease in the number of directors on the CSW Board may shorten the term of any incumbent director. The majority of the CSW Board may adopt a resolution to increase the number of directors to not more than fifteen and may elect a new director or directors to fill any such newly created directorship. Similarly, vacancies occurring on the CSW Board for any reason may be filled by majority vote of the remaining directors. Any such CSW Board-elected director will hold office until CSW's next annual meeting of stockholders and the election and qualification of a successor.

    Under the CSW Charter, any director may be removed from office by the stockholders of CSW only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of the outstanding CSW Shares.

MEETINGS AND COMPENSATION OF THE CSW BOARD

    The CSW Board held 6 regular meetings and 8 special meetings during 1997. Directors who are not also officers and employees of CSW receive annual cash directors' fees of $12,000 for serving on the CSW Board and a fee of $1,250 per day plus expenses for each meeting of the CSW Board or committee attended. In addition, under the CSW Directors' Plan each non-employee director receives an annual award of 600 phantom stock shares on the fourth Wednesday of January during their term of office. Such phantom stock shares vest at such time as a director ceases to be a member of the CSW Board and are then converted into CSW Shares on a one-for-one basis. The CSW Board has standing Policy, Audit, Executive Compensation, Nominating and Corporate Strategy Review Committees. Chairmen of the Audit, Corporate Strategy Review, Executive Compensation, and Nominating Committees receive annual fees of $6,000, $6,000, $3,500 and $3,500, respectively, to be paid in cash in addition to regular directors' and meeting fees. Committee chairmen and committee members who are also officers and employees of CSW receive no annual director's, chairman's or meeting fees.

    CSW maintains a memorial gift program for all of its current directors, directors who have retired since 1992 and certain executive officers. There are 14 current directors and executive officers and 13 retired directors and officers eligible for the memorial gift program. Under this program, CSW will make donations in a director's or executive officer's name to up to three charitable organizations in an aggregate of $500,000, payable by CSW upon such person's death. CSW maintains corporate-owned life insurance policies to fund the program. The annual premiums paid by CSW are based on pooled risks and averaged $15,803 per participant for 1997, $16,402 per participant for 1996, and $16,367 per participant for 1995.

    Non-employee directors are provided the opportunity to enroll in a medical and dental program offered by CSW. This program is identical to the employee plan and directors who elect coverage pay the same premium as active employee participants in the plan. If a non-employee director terminates his service on the board with ten or more years of service and is over seventy years of age, that director is eligible to receive retiree medical and dental benefits coverage from CSW.

    Non-employee directors are provided the opportunity to participate in the Central and South West Deferred Compensation Plan for Directors. The plan allows participants to defer up to $20,000 of board and committee fees. Participants receive a ten-year annuity, based on the amount deferred, beginning at the participants normal retirement date from the Board.

    During 1997, CSW retained Mr. Glenn Biggs, a current member of the CSW Board, under an agreement to pursue special business development activities in Mexico on behalf of CSW. For the year ended December 31, 1997, CSW paid Mr. Biggs $120,000 pursuant to this agreement. Effective March 18, 1998, Mr. Biggs resigned his position as a director of CSW. Mr. Biggs had not previously been nominated for reelection to the CSW Board. In connection with his resignation, Mr. Biggs' consulting arrangement was terminated. CSW and Mr. Biggs entered into an agreement pursuant to which Mr. Biggs was paid, a lump sum for, among other things, his benefit under certain compensation plans and to pay his director and CSW Board committee fees through May 1998 and his consulting fees through March 1998. Pursuant to that agreement, Mr. Biggs and his spouse are also entitled to continued medical and dental coverage under the CSW Medical Plan for Outside Directors and CSW has agreed to maintain the memorial gift program for Mr. Biggs.

    All current directors attended more than 75 percent of the total number of meetings held by the Board and each committee on which such directors served in 1997, except for Mr. Ward who attended 57 percent of the total meetings.

CSW BOARD COMMITTEES

    POLICY COMMITTEE. The Policy Committee, currently consisting of Messrs. Brooks (Chairman), Foy, Lawless and Powell, held 9 meetings in 1997. The Policy Committee reviews and makes recommendations to the CSW Board concerning major policy issues, considers the composition, structure and functions of the CSW Board and its committees and reviews existing corporate policies and recommends changes when appropriate. The Policy Committee has authority to act as and on behalf of the CSW Board when the full CSW Board is not in session.

    AUDIT COMMITTEE. The Audit Committee, currently consisting of Ms. Boren and Messrs. Carlton, Lawless (Chairman), Powell and Sandor, held 4 meetings in 1997. The Audit Committee recommends to the CSW Board the independent public accountants to be selected; discusses with the internal auditors and independent public accountants the overall scope, plans and results of their audits, and their evaluations of internal controls and the overall quality of CSW's accounting and financial reporting practices; facilitates any private communication with the committee desired by the internal auditors or independent public accountants; discusses with management, internal auditors and the independent public accountants CSW's accounting and financial reporting principles and policies; monitors the program to ensure compliance with CSW's business ethics policy; and may direct and supervise an investigation into any significant matter brought to its attention within the scope of its duties.

    EXECUTIVE COMPENSATION COMMITTEE. The Executive Compensation Committee, currently consisting of Ms. Boren and Messrs. Foy (Chairman), Howell, Lawless, and Sandor, held 6 meetings in 1997. The Executive Compensation Committee determines the executive compensation philosophy of CSW, reviews benefit programs and management succession programs, sets the salaries for the executive officers of CSW and reviews and recommends salaries for the chief executive officers of CSW's principal subsidiaries.

    NOMINATING COMMITTEE. The Nominating Committee, currently consisting of Messrs. Carlton, Foy, Howell and Powell (Chairman), held 5 meetings in 1997. The Nominating Committee reviews candidates for election to the CSW Board and recommends qualified candidates to fill existing vacancies or newly created directorships. The Nominating Committee welcomes stockholder suggestions for CSW Board nominations. Such suggestions should be directed to Mr. Brooks, Chairman, President and Chief Executive Officer, who will forward them to the Nominating Committee.

    CORPORATE STRATEGY REVIEW COMMITTEE. The Corporate Strategy Review Committee currently consisting of Messrs. Carlton, Foy (Chairman), Howell, Lawless and Powell, held 8 meetings in 1997. The primary purposes of the Corporate Strategy Review Committee, which is comprised exclusively of nonemployee directors, are to assist and advise the CSW Board in evaluating various strategic alternatives available to CSW. Specifically, the duties of the Corporate Strategy Review Committee include overseeing the integrity of the evaluation process and keeping the CSW Board informed on a timely basis, as well as recommending to the CSW Board a course of action which the Committee determines is in the best interests of CSW and its stockholders. The committee is also responsible for directing the negotiation by management of specific terms and conditions relating to strategic transactions including the Merger.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act and Section 17(a) of the 1935 Act require CSW's officers and directors, and persons who beneficially own more than ten percent of CSW's Shares to file reports of ownership and changes in ownership with the SEC and NYSE. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish CSW copies of all Section 16(a) reports they file. Based solely on CSW's review of the copies of such forms received and written representations from certain reporting persons, CSW believes that during 1997 all such filing requirements applicable to its officers, directors and greater-than-ten-percent stockholders were met with the exception of Stephen J. McDonnell (who due to a reorganization went out of office as Treasurer effective May 1996 and was not elected Vice President, Mergers and Acquisitions until April 1997) who did not file a Form 5 for the year ending December 31, 1996, reporting his year end ownership in the CSW Retirement Savings Plan and CSW Dividend Reinvestment Plan. Following this inadvertent delinquency, Mr. McDonnell filed the proper Form 5 with the SEC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Executive Compensation Committee of the CSW Board served as an officer or employee of CSW or any of its subsidiaries during or prior to 1997. No executive officer of CSW serves or has served on the Executive Compensation Committee during or prior to 1997. No executive officer of CSW serves or has served as a director of another company, one of whose executive officers serves as a member of the Executive Compensation Committee or as a director of CSW, during or prior to 1997.

APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Audit Committee of the CSW Board, which is composed entirely of non-employee directors, has selected Arthur Andersen LLP as the independent public accountants to audit the consolidated financial statements of CSW and its consolidated subsidiaries for the year ending December 31, 1998. The CSW Board has endorsed this appointment and it is being presented to the CSW stockholders for approval.

    Arthur Andersen LLP has audited the consolidated financial statements of CSW and its subsidiaries for many years. CSW has been advised by Arthur Andersen LLP that neither it nor any member or employee thereof has any direct financial interest or any material indirect financial interest in CSW or any of its subsidiaries in any capacity.

    During the year ended December 31, 1997, Arthur Andersen LLP provided both audit and non-audit services to CSW and its subsidiaries. These audit services included: (1) regular examination of the consolidated financial statements of CSW, including work relating to quarterly reviews, SEC filings and consultation on accounting and financial reporting matters; (2) audit of the financial statements of certain subsidiary companies to meet statutory or regulatory requirements; and (3) examination of the financial statements of various employee benefit plans of CSW and its subsidiaries. Nonaudit services provided by Arthur Andersen LLP included income tax consulting, employee benefit advisory services, economic consulting and other financial consulting services.

    The financial statements of SEEBOARD for calendar year 1997 and prior years have been audited by KPMG Peat Marwick, which firm is expected to be engaged to audit such financial statements for the year ending December 31, 1998. Andersen Consulting, which is an affiliate of Arthur Andersen LLP, provides information technology services to SEEBOARD.

    All significant audit and nonaudit services provided by Arthur Andersen LLP and Andersen Consulting are approved by the Audit Committee which gives due consideration to the potential effect of nonaudit services on auditor independence.

    One or more representatives of Arthur Andersen LLP will be present at the CSW Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

    Ratification of the appointment of Arthur Andersen LLP to audit the consolidated financial statements of CSW for the year ending December 31, 1998 requires the affirmative vote of a majority of the votes cast by the holders of CSW Shares present in person or by proxy at the CSW Meeting. An abstention from voting will have the same effect as votes cast against such proposal. An abstention will be included in computing the number of shares present for purposes of determining the presence of a quorum at the CSW Meeting. If the resolution does not pass, the selection of independent public accountants will be reconsidered by the Audit Committee and the CSW Board.

    THE CSW BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF CSW FOR FISCAL YEAR 1998. PROXIES RECEIVED BY THE CSW BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

TRANSACTION OF OTHER BUSINESS

    At the date hereof, the management of CSW knows of no other business to come before the CSW Meeting. If any other business is properly presented at the CSW Meeting, the proxies will be voted in respect thereof in the discretion of the person or persons voting them.

EXECUTIVE COMPENSATION

    EXECUTIVE COMPENSATION COMMITTEE REPORT

    CSW's executive compensation program has as its foundation the following objectives:

    - Maintaining a total compensation program consisting of base salary, performance incentives and benefits designed to support the corporate goal of providing superior value to CSW stockholders and customers;

    - Providing comprehensive programs which serve to facilitate the recruitment, retention and motivation of qualified executives; and

    - Rewarding key executives for achieving financial, operating and individual objectives that produce a corresponding and direct return to CSW's stockholders in both the long-term and the short-term.

    The Executive Compensation Committee which consists of six independent outside directors, has designed CSW's executive compensation programs around a strong pay-for-performance philosophy. The Executive Compensation Committee strives to maintain competitive levels of total compensation as compared to peers in the utility industry.

    Each year, the Executive Compensation Committee conducts a comprehensive review of CSW's executive compensation programs. The Executive Compensation Committee is assisted in these efforts by an independent consultant and by CSW's internal staff, who provide the Executive Compensation Committee with relevant information and recommendations regarding the compensation policies, programs and specific compensation practices. This review is designated to ensure that the programs are in place to enable CSW to achieve its strategic and operating objectives and provide superior value to its stockholders and customers, and to document CSW's relative competitive position.

    The Executive Compensation Committee reviews a comparison of CSW's compensation programs with those offered by comparable companies within the utility industry. For each component of compensation, as well as total compensation, the Executive Compensation Committee seeks to ensure that CSW's level of compensation for CSW's expected level of performance approximates the average or mean for executive officers in similar positions at comparable companies. In most years, this means that the level of total compensation for expected performance will be near the average for comparable companies. Performance above or below expected levels is reflected in a corresponding increase or reduction in the incentive portion of the compensation program.

    The amounts of each of the primary components of executive compensation--salary, annual incentive plan awards and long-term incentive plan awards--will fluctuate according to individual, business unit, and/or corporate performance. Corporate performance for these purposes is measured against a peer group of selected companies in the utility industry (the "Utility Peer Group"). The Utility Peer Group consists of the companies listed in the S&P Electric Utility index as well as large regional competitors. The Executive Compensation Committee believes that using the S&P Electric Utility index provides an objective measure to compare performance benchmarks appropriate for compensation purposes.

    CSW's executive compensation program includes several components serving long and short-term objectives. CSW provides its senior executive officers with benefits under the SERP and all executive officers with certain executives perquisites (as noted elsewhere in this Joint Proxy Statement/Prospectus.) In addition, CSW maintains for each of its executive officers a package of benefits under its pension and welfare benefit plans that are generally provided to all employees, including group health, life, disability and accident insurance plans, tax-advantaged reimbursement accounts, a defined benefit pension plan and the 401(k) savings plan.

    The following describes the relationship of compensation to performance for the principal components of executive officer compensation:

    BASE SALARY: Each executive officer's corporate position is matched to a comparable position within the utility Industry and is valued at the 50th percentile market level. In some cases, these positions are common in both the utility industry as well as general industry. In these cases, comparisons are made to both markets. Once these market values are determined, the position is then evaluated based on the position's overall contribution to corporate goals. This internal weighting is combined with the value the market places on the associated job responsibilities and a salary is assigned to that position. Each year the assigned values are reviewed against market conditions, including compensation practices in the Utility Peer Group, inflation, and supply and demand in the labor markets. If these conditions change significantly there may be an adjustment to base salary. Finally, the results of the executive officers' performance over the past year becomes part of the basis of the Executive Compensation Committee's decision to approve, at its discretion, base salaries of executive officers. After a review of the data and other factors influencing corporate results, the salaries of the Chairman and his direct reports were not adjusted during 1997.

    INCENTIVE PROGRAMS--GENERAL: The executive incentive programs are designed to strike an appropriate balance between short-term accomplishments and CSW's need to effectively plan for and perform over the long-term.

    INCENTIVE PROGRAMS--ANNUAL INCENTIVE PLAN: The Central and South West Corporation Annual Incentive Plan (the "AIP") is a short-term bonus plan rewarding annual performance. AIP awards are determined under a formula that directly ties the amount of the award with levels of achievement for specific individual, business unit and corporate performance. The amount of an executive officer's AIP award equals the sum of the corporate and business unit results times their individuals rating times their target award. In addition, the executive's award calculation is weighted 80 percent on corporate results and 20 percent on business unit results. The award can vary from 0 to a maximum of 150 percent of target.

    The corporate performance is currently determined by two equally weighted measures--earnings per share and cash flow. Threshold, target and exceptional levels of performance are set by the Executive Compensation Committee in the first quarter of each year. The Executive Compensation Committee considers both historic performance and budgeted or expected levels of performance in setting these targets.

    Performance for a given business unit represents the weighted average of performance indices that measure the achievement of specific financial and/or operational goals that are set and weighted at the beginning of the year for that business unit.

    The individual performance represents the average of results achieved on several individual goals and a subjective evaluation of overall job performance. Although individual performance goals do not repeat corporate performance measures, these goals are constructed to support departmental, work team or business unit performance which links to corporate performance goals or initiative. If an individual fails to achieve a minimum threshold performance level on individual performance goals, that individual does not earn an AIP award for that year.

    Target awards for executive officers have been fixed at 50 percent of salary for the chief executive officer, 45 percent of salary for senior vice presidents, and business unit presidents and 35 percent of salary for other officers. The corresponding maximum AIP award that can be earned by the executive based on position is 1.5 times the target award. These targets are established by a review of competitive practice among the Utility Peer Group.

    Performance under the AIP is measured or reviewed by each executive officer's superior officer, or in the case of the chief executive officer by the Executive Compensation Committee, with the assistance of internal staff. The results are reviewed and are subject to approval by the Executive Compensation Committee. Under the terms of the AIP, the Executive Compensation Committee in the exercise of its discretion, may vary corporate or company performance measures in the form of payment for AIP awards from year-to-year prior to establishing the awards, including payment in cash or restricted stock, as determined by the Executive Compensation Committee.

    In 1997, AIP awards were determined based on the corporate performance index, the business unit company performance index and the individual performance index. As permitted by the AIP, the Executive Compensation Committee granted a limited number of awards to recognize key individuals who provided vision and strategic leadership.

    INCENTIVE PROGRAMS--LONG-TERM INCENTIVE PLAN: Amounts realized by CSW's executive officers under awards made pursuant to the CSW Incentive Plan depend entirely upon corporate performance. The Executive Compensation Committee selects the form and amount of CSW Incentive Plan awards based upon its evaluation of which vehicles are best positioned to serve as effective incentives for long-term performance.

    Since 1992, the Executive Compensation Committee has established CSW Incentive Plan awards in the form of performance shares. These awards provide incentives both for exceptional corporate performance and retention. Each year, the Compensation Committee has set a target award of a specified dollar amount for each awardee based on a percentage of salary. The dollar amount corresponding to the target award is divided by the per share market price of CSW's common stock on the date the award is established to derive the number of shares of such stock that will be issued if target performance is achieved by CSW.

    The payout of such an CSW Incentive Plan award is based upon a comparison of CSW's total stockholder return over a three-year period, or "cycle," against total stockholder returns of utilities in the Utility Peer Group over the same three-year period. Total stockholder return is calculated by dividing (i) the sum of (A) the cumulative amount of dividends per share for the three-year period, assuming full dividend reinvestment, and (B) the change in share price over the three-year period, by (ii) the share price at the beginning of the three-year period. If CSW's total stockholder return for a cycle falls in one of the top three quartiles of similarly calculated total stockholder returns achieved at companies in the Utility Peer Group, CSW will make a payout to participants for the three-year cycle then ending. First, second and third quartile performance will result in payouts of 150 percent, 100 percent and 50 percent of target, respectively. Performance in the fourth quartile yields no payout under the CSW Incentive Plan.

    Each year since the inception of the CSW Incentive Plan, a new three-year performance cycle has been established. In January 1997, the Executive Compensation Committee evaluated the 1994-1996 cycle performance under the CSW Incentive Plan and because results were below the threshold for a payout, no awards were granted. In January 1998, the Committee reviewed total stockholder return results for the period covering 1995-1997, and because performance was in the third quartile, granted restricted stock awards at 50 percent of target.

    CSW from time to time has also granted stock options and restricted stock under the CSW Incentive Plan. Stock options and restricted stock are granted at the discretion of the Executive Compensation Committee. Stock options, once vested, allow grantees to buy specified numbers of shares of CSW common stock at a specified stock price, which to date has been the market price on the date of grant. In determining grants to date, the Executive Compensation Committee has considered both the number and value of options granted by companies in the Utility Peer Group with respect to both the number and value of options awarded by CSW, and the relative amounts of other long-term incentive awards at CSW and such peers. The executive officers' realization of any value on the options depends upon stock appreciation. In May 1997, a stock option grant was approved at the market price of $20.75 per share to provide the opportunity for more equity ownership and to provide immediate focus to our executives on CSW strategic initiatives. No executive officer owns in excess of one percent of CSW's common stock. Further, the amounts of CSW Incentive Plan awards are measured against similar practices of other companies in the Utility Peer Group.

    TAX CONSIDERATIONS: Section 162(m) of the Code generally limits CSW's federal income tax deduction for compensation paid in any taxable year to any one of the five highest paid executive officers named in CSW's proxy statement to $1 million. The limit does not apply to specified types of payments, including, most significantly, payments that are not includible in the employee's gross income, payments made to or from a tax-qualified plan, and compensation that meets the Code's definition of performance-based compensation. Under the Code, the amount of a performance-based incentive award must be based entirely on an objective formula, without any subjective consideration of individual performance, to be considered performance-based.

    The Executive Compensation Committee has carefully considered the impact of this law. At this time, the Executive Compensation Committee believes it is in CSW's and stockholder's best interests to retain the subjective determination of individual performance under the AIP. Consequently, payments under the AIP, if any, to the named executive officers may be subject to the limitation imposed by section 162(m) of the Code. In 1997, stockholders approved a restatement and requalification of the CSW Incentive Plan for purposes of satisfying Section 162(m).

    RATIONALE FOR CEO COMPENSATION

    In 1997, Mr. Brooks' compensation was determined as described above for all of CSW's executive officers.

    Mr. Brooks' annual salary is currently $700,000. The Executive Compensation Committee reviewed Mr. Brooks' salary as a part of its overall annual review of executive compensation. His salary is based on market information for similar positions as well as salaries of chief executive officers at comparable regional utilities (not limited to the Utility Peer Group).

    Mr. Brooks' target AIP award for 1997 was 50 percent of his salary. As permitted by the AIP, for 1997, the Executive Compensation Committee approved an award in the amount of $450,000 to recognize Mr. Brooks' significant vision and strategic leadership.

    After a review of the results of the 1995-1997 cycle of the CSW Incentive Plan, the Executive Compensation Committee approved an award in the amount of 8,157 shares of restricted stock recognizing total shareholder return performance in the third quartile, or fifty percent of target, which vest fifty percent in January 1999 and fifty percent in January 2000.

    In 1997 the Executive Compensation Committee established Mr. Brooks' target award for the CSW Incentive Plan for the 1997-1999 cycle of $490,000 to be paid in shares of restricted stock in 1999 if performance measures are met. Mr Brooks' target amount was derived by reference to the number and value of grants to chief executive officers at comparable companies.

                                          EXECUTIVE COMPENSATION COMMITTEE

                                          Joe H. Foy, Chairman

                                          Molly Shi Boren

                                          William R. Howell

                                          Robert W. Lawless

                                          Richard L. Sandor

                                          Lloyd D. Ward

    CASH AND OTHER FORMS OF COMPENSATION. The following table sets forth the aggregate cash and other compensation for services rendered for the fiscal years of 1997, 1996, and 1995 paid or awarded by CSW to its chief executive officer and each of the four most highly compensated executive officers ( the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                          LONG TERM COMPENSATION
                                  --------------------------------------------  ---------------------------------------------
                                                                                          AWARDS
                                                                      OTHER     --------------------------       PAYOUTS
                                                                     ANNUAL     RESTRICTED    SECURITIES    -----------------
                                                                     COMPEN-       STOCK      UNDERLYING      CSW INCENTIVE
            NAME AND                          SALARY      BONUS      SATION      AWARD(S)      OPTIONS/       PLAN PAYOUTS
       PRINCIPAL POSITION           YEAR        ($)      ($)(1)        ($)       ($)(1)(2)      SARS(#)            ($)
--------------------------------  ---------  ---------  ---------  -----------  -----------  -------------  -----------------
E.R. Brooks.....................       1997    699,999    375,200      14,723       --            65,000           --
  Chairman and Chief Executive         1996    657,692    374,354      22,267      417,688        --               --
  Officer                              1995    628,847    162,739      25,149       --            --               --
T.V. Shockley, III..............       1997    490,000    215,662       4,325       --            41,000           --
  President and Chief Operating        1996    435,212    242,565      10,746      248,563        --               --
  Officer                              1995    406,870    105,448       8,441       --            --               --
Glenn Files.....................       1997    374,999    143,099       8,534       --            31,000           --
  Senior Vice President,               1996    331,135     44,860      66,415      153,750        --               --
  Electric Operations                  1995    266,223     85,048      19,144       --            --               --
Ferd. C. Meyer, Jr..............       1997    345,051    157,157       3,950       --            29,000           --
  Executive Vice President and         1996    345,051    209,898       8,910      194,750        --               --
  General Counsel                      1995    336,547     86,444      12,354       --            --               --
Glenn D. Rosilier...............       1997    334,751    161,055       3,594       --            28,000           --
  Executive Vice President and         1996    334,751    209,898      10,331      194,750        --               --
  Chief Financial Officer              1995    326,500     86,444       6,706       --            --               --



                                   ALL OTHER
                                    COMPEN-
            NAME AND                SATION
       PRINCIPAL POSITION           ($)(3)
--------------------------------  -----------
E.R. Brooks.....................      23,757
  Chairman and Chief Executive        23,992
  Officer                             23,956
T.V. Shockley, III..............      23,757
  President and Chief Operating       21,742
  Officer                             21,706
Glenn Files.....................      23,757
  Senior Vice President,              23,992
  Electric Operations                 23,117
Ferd. C. Meyer, Jr..............      21,307
  Executive Vice President and        21,742
  General Counsel                     21,706
Glenn D. Rosilier...............      23,757
  Executive Vice President and        23,992
  Chief Financial Officer             23,019

------------------------

(1) Amounts in these columns are paid or awarded in a calendar year for performance in a preceding year.

(2) Grants of restricted stock are administered by the Executive Compensation Committee of the CSW Board of Directors, which has the authority to determine the individuals to whom and the terms upon which restricted stock grants, including the number of underlying shares, shall be made. The awards reflected in this column all have four-year vesting periods with 25% vesting on the first, second, third and fourth anniversary dates of the award. Upon vesting, CSW Shares are re-issued without restrictions. The individual receives dividends and may vote shares of restricted stock, even before they are vested. The amount reported in the table represents the market value of the shares at the date of grant. As of December 31, 1997, the aggregate restricted stock holdings of each of the Named Executive Officers were:

                                                                           RESTRICTED STOCK HELD   MARKET VALUE AT
                                                                           AT DECEMBER 31, 1997   DECEMBER 31, 1997
                                                                           ---------------------  -----------------
    E. R. Brooks.........................................................           12,225           $   330,839
    T. V. Shockley.......................................................            7,275           $   196,880
    Glenn Files..........................................................            4,500           $   121,781
    Ferd. C. Meyer, Jr...................................................            5,700           $   154,256
    Glenn Rosilier.......................................................            5,700           $   154,256

(3) Amounts shown in this column consist of (i) the annual employer matching payments to CSW's Retirement Savings Plan, (ii) premiums paid per participant for personal liability insurance and (iii) average amounts of premiums paid per participant in those years under CSW's memorial gift program. See "--Meetings and Compensation of the CSW Board of Directors" for a description of CSW's memorial gift program.

    OPTION/SAR GRANTS. Shown below is information on grants of stock options made in 1997 pursuant to the CSW Incentive Plan to the Named Executive Officers. No stock appreciation rights were granted in 1997.

                        CSW OPTION/SAR GRANTS IN 1997(1)

                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF CSW
                                                                                                              STOCK PRICE
                                                                                                           APPRECIATION FOR
                                         INDIVIDUAL GRANTS                                                  OPTION TERMS(3)
                                         -----------------                                               ---------------------
                                           NUMBER OF CSW       % OF TOTAL
                                            SECURITIES        OPTIONS/SARS
                                            UNDERLYING         GRANTED TO      EXERCISE OR
                                           OPTIONS/SARS       EMPLOYEES IN     BASE PRICE   EXPIRATION
NAME                                       GRANTED(#)(2)       FISCAL YEAR       ($/SH)        DATE        5%($)      10%($)
---------------------------------------  -----------------  -----------------  -----------  -----------  ---------  ----------
E. R. Brooks...........................         65,000                9.4          20.750     5/23/2007    849,713   2,144,513
T. V. Shockley, III....................         41,000                6.0          20.750     5/23/2007    535,973   1,352,693
Glenn Files............................         31,000                4.5          20.750     5/23/2007    405,248   1,022,768
Ferd. C. Meyer, Jr.....................         29,000                4.2          20.750     5/23/2007    379,103     956,753
Glenn D. Rosilier......................         28,000                4.1          20.750     5/23/2007    366,030     923,790

------------------------

(1) The stock option plans are administered by the Executive Compensation Committee of the CSW Board of Directors, which has the authority to determine the individuals to whom and the terms upon which option and SAR grants shall be made.

(2) All options were granted on May 23, 1997, and are first exercisable 12 months after the grant date, with one-third of the shares becoming exercisable at that time and with an additional one third of the aggregate becoming exercisable on each of the next two anniversary dates.

(3) The annual rates of appreciation of 5% and 10% are specifically required by SEC disclosure rules and in no way guarantee that such annual rates of appreciation will be achieved by CSW nor should this be construed in any way to constitute any representation by CSW that such growth will be achieved.

    OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE. Shown below is information regarding option/SAR exercises during 1997 and unexercised options/SARs at December 31, 1997 for the Named Executive Officers.

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                        NUMBER OF SECURITIES            VALUE OF
                                                                       UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                            VALUE     OPTIONS/SARS AT YEAR-END  OPTIONS/SARS AT YEAR-END
                                      SHARES ACQUIRED     REALIZED          EXERCISABLE/              EXERCISABLE/
NAME                                  ON EXERCISE(#)         ($)           UNEXERCISABLE            UNEXERCISABLE(1)
----------------------------------  -------------------  -----------  ------------------------  ------------------------
E. R. Brooks......................          --               --              65,175/65,000             9,007/410,313
T. V. Shockley, III...............          --               --              42,231/41,000             5,837/258,813
Glenn Files.......................          --               --              23,653/31,000             5,593/195,688
Ferd. C. Meyer, Jr................          --               --              32,889/29,000             4,547/183,063
Glenn D. Rosilier.................          --               --              32,889/28,000             4,547/176,750

------------------------

(1) Calculated based upon the difference between the closing price of CSW's Shares on the NYSE on December 31, 1997 ($27.0625 per share) and the exercise price per share of the outstanding unexercisable and exercisable options ($20.750, $24.813 and $29.625, as applicable).

    LONG-TERM INCENTIVE PLAN AWARDS IN 1997. The following table shows information concerning awards made to the Named Executive Officers during 1997 under the CSW Incentive Plan:

                                                                                        ESTIMATED FUTURE PAYOUTS UNDER
                                                                    PERFORMANCE OR        NON-STOCK PRICE BASED PLANS
                                                   NUMBER OF         OTHER PERIOD    -------------------------------------
                                               SHARES, UNITS OR    UNTIL MATURATION    THRESHOLD     TARGET      MAXIMUM
NAME                                             OTHER RIGHTS         OR PAYOUT           ($)          ($)         ($)
--------------------------------------------  -------------------  ----------------  -------------  ---------  -----------
E. R. Brooks................................          --                 2 years          --          490,000     735,000
T. V. Shockley, III.........................          --                 2 years          --          294,000     441,000
Glenn Files.................................          --                 2 years          --          225,000     337,500
Ferd. C. Meyer, Jr..........................          --                 2 years          --          207,030     310,545
Glenn D. Rosilier...........................          --                 2 years          --          200,850     301,275

    Payouts of the awards are contingent upon CSW's achieving a specified level of total stockholder return, relative to the S&P Electric Index, for a three-year period, or cycle, and exceeding a certain defined minimum threshold. If the Named Executive Officer's employment is terminated during the performance period for any reason other than death, total and permanent disability or retirement, then the award is canceled. The CSW Incentive Plan contains a provision accelerating awards upon a change in control of CSW. Except as provided in the next sentence, if a change in control of CSW occurs, all options become fully exercisable and all restrictions, terms and conditions applicable to all restricted stock are deemed lapsed and satisfied and all performance units are deemed to have been fully earned, as of the date of the change in control. Awards which have been outstanding for less than six months prior to the date the change in control occurs are not subject to acceleration upon the occurrence of a change in control. The CSW Incentive Plan also contains provisions designed to prevent circumvention of the above acceleration provisions through coerced termination of an employee prior to a change in control. See "Executive Compensation Committee Report" for a more thorough discussion of the terms of the CSW Incentive Plan.

    RETIREMENT PLAN. CSW maintains the tax-qualified CSW Cash Balance Plan for eligible employees. In addition, CSW maintains the SERP, a non-qualified ERISA excess plan, that primarily provides benefits that cannot be payable under the CSW Cash Balance Plan because of maximum limitations imposed on such plans by the Code.

    Through June 30, 1997, the CSW Cash Balance Plan was structured as a traditional, defined benefit final average pay plan. Effective July 1, 1997, the present value of accrued benefits under the Retirement Plan was converted to a cash balance.

    Under the cash balance formula, each participant has an account, for recordkeeping purposes only, to which credits are allocated annually based on a percentage of the participant's pay. As of July 1, 1997, the definition of pay for the CSW Cash Balance Plan was expanded to include not only base pay but also bonuses, overtime, and commissions. The applicable percentage is determined by the age and years of vesting service the participant has with CSW and its affiliates as of December 31 of each year (or as of the participant's termination date, if earlier). The following table shows the applicable percentage used to determine credits at the age and years of service indicated:

  SUM OF AGE
     PLUS
   YEARS OF
   SERVICE      APPLICABLE PERCENTAGE
--------------  ---------------------
 less than 30              3.0%
        30-39              3.5%
        40-49              4.5%
        50-59              5.5%
        60-69              7.0%
   70 or more              8.5%

    As of December 31, 1997, the sum of age plus years of service of the Named Executive Officers for the cash balance formula are as follows: Mr. Brooks, 96; Mr. Shockley, 73; Mr. Files, 76; Mr. Meyer, 74; and Mr. Rosilier, 71.

    All balances in the accounts of participants earn a fixed rate of interest which is also credited annually. The interest rate for a particular year is the average rate of return of the 30-year Treasury Rate for November of the prior year. For 1997, the interest rate was 6.48%. For 1998, the interest rate is 6.11%. Interest continues to be credited as long as the participant's balance remains in the plan.

    At retirement or other termination of employment, an amount equal to the vested balance (including qualified and SERP benefit) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or annuity. Benefits (both from the CSW Cash Balance Plan and the SERP) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts. The estimated annual benefit payable to each of the Named Executive Officers as a single life annuity at age 65 under the CSW Cash Balance Plan and the SERP is; Mr. Brooks, $464,599; Mr. Shockley, $230,384; Mr. Meyer, $144,432; Mr. Rosilier, $250,142; Mr. Files, $272,378. These
projections are based on the following assumptions: (1) participant remains employed until age 65; (2) salary used is base pay paid for calendar year 1997 assuming no future increases plus bonus at 1997 target level; (3) interest credit at 6.11% for 1998 and future years; (4) the conversion of the lump-sum cash balance to a single life annuity at normal retirement age, based on an interest rate of 6.11% and the 1983 Group Annuity Mortality Table, which sets forth generally accepted life expectancies.

    In addition, certain employees who were 50 or over and had completed at least 10 years of service as of July 1, 1997, also continue to earn a benefit using the prior pension formula. At commencement of benefits, the following Named Executive Officers have a choice of their accrued benefit using the cash balance formula or their accrued benefit using the prior pension formula: Mr. Brooks, Mr. Shockley, and Mr. Meyer. Once the participant selects either the earned benefit under the cash balance formula or the earned benefit under the prior pension formula, the other earned benefit is no longer available.

    The table below shows the estimated combined benefits payable from both the prior pension formula and the SERP based on retirement age of 65, the average compensation shown, the years of credited service shown, continued existence of the prior pension formula without substantial change and payment in the form of a single life annuity.

                                   ANNUAL BENEFITS AFTER
                            SPECIFIED YEARS OF CREDITED SERVICE
                      -----------------------------------------------
AVERAGE COMPENSATION      15          20          25      30 OR MORE
--------------------  ----------  ----------  ----------  -----------
     $  250,000       $   62,625  $   83,333  $  104,167   $ 125,000
     $  350,000       $   87,675  $  116,667  $  145,833   $ 175,000
     $  450,000       $  112,725  $  150,000  $  187,500   $ 225,000
     $  550,000       $  137,775  $  183,333  $  229,167   $ 275,000
     $  650,000       $  162,825  $  216,667  $  270,833   $ 325,000
     $  750,000       $  187,875  $  250,000  $  312,500   $ 375,000
     $  850,000       $  212,500  $  283,333  $  357,000   $ 425,000

    Benefits payable under the prior pension formula are based upon the participant's years of credited service, age at retirement, and covered compensation earned by the participant. The annual normal retirement benefit payable under the prior pension formula and the SERP are based on 1.67 percent of "Average Compensation" times the number of years of credited service (reduced by no more than 50 percent of a participant's age 62 or later Social Security benefit). "Average compensation" is covered compensation for the prior pension formula and equals the average annual compensation, reported as salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement.

    Respective years of credited service and ages, as of December 31, 1997, for the three Named Executive Officers who continue to earn a benefit under the prior pension formula are: Mr. Brooks, 30 and 60; Mr. Shockley, 14 and 52; and Mr. Meyer, 16 and 58.

    In addition, Mr. Shockley and Mr. Meyer have arrangements with CSW under which they will receive a total of 30 years of credited service using the prior pension formula (paid through the SERP) if they remain employed by CSW through age 60. In 1992, Mr. Meyer completed five consecutive years of employment which entitled him to receive five additional years of credited service (through the SERP) as included in his years of service for the cash balance formula and the prior pension formula as set forth above.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
of Central and South West Corporation, the S&P 500
Index
and the S&P Electric Cos. Index
                                                              CSR   S&P Electric    S&P 500
1992                                                          100            100        100
1993                                                          109            113        110
1994                                                           88             98        112
1995                                                          115            128        153
1996                                                          113            128        189
1997                                                          127            162        251

    The total return performance shown on the graph above is not necessarily indicative of future performance.

                                    EXPERTS

    The financial statements and related financial statement schedule incorporated in this Joint Proxy Statement/Prospectus by reference from AEP's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and schedules of CSW, incorporated by reference in this Joint Proxy Statement/Prospectus from CSW's Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

    Representatives of Deloitte & Touche LLP are expected to be present at the AEP Meeting and representatives of Arthur Andersen LLP are expected to be present at the CSW Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL OPINIONS

    The legality of the AEP Shares being offered hereby is being passed upon for AEP by Simpson Thacher & Bartlett, Counsel for AEP.

    Simpson Thacher & Bartlett, counsel for AEP, and Christy & Viener, counsel for CSW, have delivered opinions concerning certain federal income tax consequences of the Merger. See "THE MERGER-- Certain U.S. Federal Income Tax Consequences".

                          FUTURE SHAREHOLDER PROPOSALS

    Any AEP shareholder proposals for the 1999 Annual Meeting of AEP Shareholders must be received by AEP, at 1 Riverside Plaza, Columbus, Ohio 43215, no later than November 10, 1998 for inclusion in the proxy statement and form of proxy for such meeting.

    Any CSW stockholder proposals for the 1999 Annual Meeting of CSW Stockholders must be received by CSW, at 1616 Woodall Rogers Freeway, Dallas, Texas 75202, no later than November 1, 1998 for inclusion in the proxy statement and form of proxy for such meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

    AEP and CSW each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. AEP's and CSW's public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning AEP and CSW also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Information regarding AEP and CSW, respectively, is also available to the public at the web sites maintained by AEP at "http://www.aep.com." and by CSW at "http://www.csw.com."

    AEP has filed the Registration Statement to register with the SEC the AEP Shares to be issued to CSW stockholders in the Merger. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of AEP, as well as a proxy statement of AEP for the AEP Meeting and a proxy statement of CSW for the CSW Meeting.

    As allowed by SEC rules, this Joint Proxy Statement/ Prospectus does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

    The SEC allows AEP and CSW to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information contained directly in the Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that AEP and CSW have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

AEP SEC FILINGS (FILE NO. 1-3525)                         PERIOD
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K..............................  Year ended December 31, 1997

Quarterly Reports on Form 10-Q..........................  As filed

Current Reports on Form 8-K.............................  December 21, 1997 and as filed

CSW SEC FILINGS (FILE NO. 1-1443)                         PERIOD
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K..............................  Year ended December 31, 1997

Quarterly Reports on Form 10-Q..........................  As filed

Current Reports on Form 8-K.............................  December 22, 1997 and as filed

    AEP and CSW hereby incorporate by reference additional documents that AEP or CSW may file with the SEC between the date of this Joint Proxy
Statement/Prospectus and the dates of the special meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    AEP has supplied all information contained or incorporated by reference in this Joint Proxy Statement/ Prospectus relating to AEP or Sub, and CSW has supplied all such information relating to CSW.

    If you are a shareholder, you may have received some of the documents incorporated by reference. You may also obtain any of such documents through your applicable company or the SEC or the SEC's

Internet web site described above. Documents incorporated by reference are available from your applicable company without charge, excluding all exhibits unless specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

               AMERICAN ELECTRIC POWER COMPANY, INC.
               1 Riverside Plaza
               Columbus, Ohio 43215
               Attention: Shareholder Relations
               Tel: 1-800-237-2667

               CENTRAL AND SOUTH WEST CORPORATION
               1616 Woodall Rodgers Freeway
               Dallas, Texas 75202
               Attention: Secretary
               Tel: (214) 777-1000

    If you would like to request documents, please do so by May 20, 1998 to receive them before the meetings. If you request any incorporated documents, the appropriate company will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

    SEC rules require that an annual report of AEP, with respect to AEP shareholders, and of CSW, with respect to CSW stockholders, precede or accompany proxy material. More than one annual report need not be sent to the same address, if the recipient agrees. If more than one annual report was or is sent to your address, at your request, mailing of the duplicate copy to the account you select will be discontinued. You may so indicate in the space provided on your proxy card. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE MEETINGS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED APRIL 16, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF AEP SHARES IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             LIST OF DEFINED TERMS

                                                                                                        LOCATION
                                                                                                       OF DEFINED
TERMS                                                                                                     TERM
-----------------------------------------------------------------------------------------------------  ----------
Acquisition Proposal.................................................................................  Page 93
AEP..................................................................................................  +Page
AEP Board............................................................................................  Page 22
AEP Bylaws...........................................................................................  Page 77
AEP Charter..........................................................................................  Page 22
AEP Comparable Companies.............................................................................  Page 50
AEP Core Business....................................................................................  Page 91
AEP Interested Stockholders..........................................................................  Page 80
AEP Meeting..........................................................................................  Page 22
AEP Record Date......................................................................................  Page 23
AEP Shares...........................................................................................  Page 21
Affiliate's Agreements...............................................................................  Page 60
agreement holders....................................................................................  Page 62
AIP..................................................................................................  Page 127
Antitrust Division...................................................................................  Page 100
Arkansas Commission..................................................................................  Page 20
Asset Divestiture Plan...............................................................................  Page 33
Assumed Other Compensation...........................................................................  Page 94
Atomic Energy Act....................................................................................  Page 20
Average Compensation.................................................................................  Page 134
Breaching Party......................................................................................  Page 96
broker non-votes.....................................................................................  Page 23
Change in Control Agreements.........................................................................  Page 61
Charter Amendment....................................................................................  Page 22
Clause (b)...........................................................................................  Page 97
Clause (g)...........................................................................................  Page 97
Clause (h)...........................................................................................  Page 97
Clause (i)...........................................................................................  Page 97
Code.................................................................................................  Page 54
Communications Act...................................................................................  Page 20
Company A............................................................................................  Page 33
Company A McKinsey Report............................................................................  Page 37
Company B............................................................................................  Page 34
Company C............................................................................................  Page 34
Core Business........................................................................................  Page 90
CPL..................................................................................................  Page 29
CSW..................................................................................................  +Page
CSW Board............................................................................................  Page 26
CSW Bylaws...........................................................................................  Page 77
CSW Cash Balance Plan................................................................................  Page 94
CSW Charter..........................................................................................  Page 77
CSW Committee........................................................................................  Page 37
CSW Comparable Companies.............................................................................  Page 49
CSW Directors Plan...................................................................................  Page 62
CSW Incentive Plan...................................................................................  Page 61
CSW Interested Stockholder...........................................................................  Page 79
CSW Meeting..........................................................................................  Page 26
CSW Nonemployee Directors............................................................................  Page 62
CSW Record Date......................................................................................  Page 26
CSW Right............................................................................................  Page 78
CSW Rights Agreement.................................................................................  Page 78

                                                                                                        LOCATION
                                                                                                       OF DEFINED
TERMS                                                                                                     TERM
-----------------------------------------------------------------------------------------------------  ----------
CSW Severance Plan...................................................................................  Page 62
CSW Shares...........................................................................................  Page 21
DCF..................................................................................................  Page 49
DCP..................................................................................................  Page 95
DGCL.................................................................................................  Page 27
Divesture Event......................................................................................  Page 95
DPS..................................................................................................  Page 52
DSP..................................................................................................  Page 95
EBIT.................................................................................................  Page 50
EBITDA...............................................................................................  Page 50
Effective Time.......................................................................................  Page 21
Electric Utilities Transactions......................................................................  Page 56
Energy Act...........................................................................................  Page 31
EPS..................................................................................................  Page 51
Exchange Act.........................................................................................  Page 97
Exchange Agent.......................................................................................  Page 58
Exchange Ratio.......................................................................................  Page 20
Expenses.............................................................................................  Page 98
FCC..................................................................................................  Page 20
Federal Power Act....................................................................................  Page 20
FERC.................................................................................................  Page 20
Final Order..........................................................................................  Page 95
FTC..................................................................................................  Page 100
Historical Trading Ratio.............................................................................  Page 51
HSR Act..............................................................................................  Page 20
Interested Stockholder...............................................................................  Page 86
IRS..................................................................................................  Page 59
Kentucky Commission..................................................................................  Page 103
Letter of Transmittal................................................................................  Page 58
Louisiana Commission.................................................................................  Page 20
LTM..................................................................................................  Page 49
Material Adverse Effect..............................................................................  Page 89
McKinsey.............................................................................................  Page 34
Merger...............................................................................................  Page 19
Merger Agreement.....................................................................................  Page 20
MICP.................................................................................................  Page 114
Named Executive Officers.............................................................................  Page 129
Morgan Stanley.......................................................................................  Page 34
NRC..................................................................................................  Page 20
NYBCL................................................................................................  Page 79
NYSE.................................................................................................  Page 13
Oklahoma Commission..................................................................................  Page 20
Orders...............................................................................................  Page 95
Other Compensation...................................................................................  Page 94
Out-of-Pocket Expenses...............................................................................  Page 98
Plan.................................................................................................  Page 114
Plurality............................................................................................  Page 24
Pooling Period.......................................................................................  Page 63
Precedent Utility Transactions.......................................................................  Page 50
PSO..................................................................................................  Page 29
Registration Statement...............................................................................  Page 77
Request Letter.......................................................................................  Page 38
Salomon Engagement Letter............................................................................  Page 47

                                                                                                        LOCATION
                                                                                                       OF DEFINED
TERMS                                                                                                     TERM
-----------------------------------------------------------------------------------------------------  ----------
Salomon Smith Barney.................................................................................  Page 36
Salomon Smith Barney Opinion.........................................................................  Page 48
SEC..................................................................................................  Page 19
Section 203..........................................................................................  Page 86
Section 912..........................................................................................  Page 86
Securities Act.......................................................................................  Page 63
SEEBOARD.............................................................................................  Page 29
SERP.................................................................................................  Page 95
Share Issuance.......................................................................................  Page 22
SOIP.................................................................................................  Page 114
Stock Units..........................................................................................  Page 108
STP Operating........................................................................................  Page 101
Superior Proposal....................................................................................  Page 93
Sub..................................................................................................  Page 19
Surviving Corporation................................................................................  Page 31
SWEPCO...............................................................................................  Page 29
Target Party.........................................................................................  Page 98
Terminating Party....................................................................................  Page 96
Termination Date.....................................................................................  Page 96
Termination Fee......................................................................................  Page 98
Texas Commission.....................................................................................  Page 20
Topping Fee..........................................................................................  Page 98
TSR..................................................................................................  Page 111
USEPA................................................................................................  Page 22
Utility Peer Group...................................................................................  Page 126
WTU..................................................................................................  Page 29
Yorkshire Electricity................................................................................  Page 29
1935 Act.............................................................................................  Page 20

+ These terms are defined in the "Notice of Annual Meetings of Shareholders" page (beginning of document)

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                     AMERICAN ELECTRIC POWER COMPANY, INC.,
                        AUGUSTA ACQUISITION CORPORATION
                                      AND
                       CENTRAL AND SOUTH WEST CORPORATION

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
                                                 ARTICLE I
DEFINITIONS................................................................................................        I-2
SECTION 1.1 Definitions....................................................................................        I-2
SECTION 1.2 Rules of Construction..........................................................................        I-2

                                                ARTICLE II

TERMS OF MERGER............................................................................................        I-2
SECTION 2.1 Statutory Merger...............................................................................        I-2
SECTION 2.2 Effective Time.................................................................................        I-2
SECTION 2.3 Effect of the Merger...........................................................................        I-2
SECTION 2.4 Certificate of Incorporation; Bylaws...........................................................        I-2
SECTION 2.5 Directors and Officers.........................................................................        I-2

                                                ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.........................................................        I-2
SECTION 3.1 Merger Consideration; Conversion and Cancellation of Securities................................        I-2
SECTION 3.2 Exchange of Certificates.......................................................................        I-3
SECTION 3.3 Closing........................................................................................        I-5
SECTION 3.4 Stock Transfer Books...........................................................................        I-5

                                                ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................................................        I-5
SECTION 4.1 Organization and Qualification; Subsidiaries...................................................        I-5
SECTION 4.2 Certificate of Incorporation and Bylaws........................................................        I-5
SECTION 4.3 Capitalization.................................................................................        I-6
SECTION 4.4 Authorization of Agreement.....................................................................        I-7
SECTION 4.5 Regulation and Approvals.......................................................................        I-7
SECTION 4.6 No Violation...................................................................................        I-7
SECTION 4.7 Reports........................................................................................        I-8
SECTION 4.8 No Material Adverse Effect; Conduct............................................................        I-8
SECTION 4.9 Permits; Compliance............................................................................        I-9
SECTION 4.10 Litigation; Compliance with Laws..............................................................        I-9
SECTION 4.11 Ownership of AEP Common Stock.................................................................       I-10
SECTION 4.12 Employee Benefit Plans........................................................................       I-10
SECTION 4.13 Taxes.........................................................................................       I-12
SECTION 4.14 Environmental Matters.........................................................................       I-12
SECTION 4.15 Insurance.....................................................................................       I-13
SECTION 4.16 Pooling; Tax Matters..........................................................................       I-13
SECTION 4.17 Affiliates....................................................................................       I-13
SECTION 4.18 Opinion of Financial Advisor..................................................................       I-13
SECTION 4.19 Brokers.......................................................................................       I-13
SECTION 4.20 Vote Required.................................................................................       I-13

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                                                                                                             ---------
                                                 ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE AEP COMPANIES........................................................       I-13
SECTION 5.1 Organization and Qualification; Subsidiaries...................................................       I-13
SECTION 5.2 Certificate of Incorporation and Bylaws........................................................       I-14
SECTION 5.3 Capitalization.................................................................................       I-14
SECTION 5.4 Authorization of Agreement.....................................................................       I-15
SECTION 5.5 Regulation and Approvals.......................................................................       I-15
SECTION 5.6 No Violation...................................................................................       I-15
SECTION 5.7 Reports........................................................................................       I-16
SECTION 5.8 No Material Adverse Effect; Conduct............................................................       I-16
SECTION 5.9 Permits; Compliance............................................................................       I-17
SECTION 5.10 Litigation; Compliance with Laws..............................................................       I-17
SECTION 5.11 Ownership of Company Common Stock.............................................................       I-18
SECTION 5.12 Employee Benefit Plans........................................................................       I-18
SECTION 5.13 Taxes.........................................................................................       I-19
SECTION 5.14 Environmental Matters.........................................................................       I-20
SECTION 5.15 Insurance.....................................................................................       I-20
SECTION 5.16 Pooling; Tax Matters..........................................................................       I-21
SECTION 5.17 Affiliates....................................................................................       I-21
SECTION 5.18 Opinion of Financial Advisor..................................................................       I-21
SECTION 5.19 Brokers.......................................................................................       I-21
SECTION 5.20 Vote Required.................................................................................       I-21
SECTION 5.21 No Business Activities........................................................................       I-21

                                                ARTICLE VI
COVENANTS..................................................................................................       I-22
SECTION 6.1 Affirmative Covenants..........................................................................       I-22
SECTION 6.2 Negative Covenants.............................................................................       I-22
SECTION 6.3 Access and Information.........................................................................       I-28

                                                ARTICLE VII

ADDITIONAL AGREEMENTS......................................................................................       I-28
SECTION 7.1 Meeting of AEP Stockholders....................................................................       I-28
SECTION 7.2 Meeting of Company Stockholders................................................................       I-28
SECTION 7.3 Registration Statement; Joint Proxy Statement/Prospectus.......................................       I-28
SECTION 7.4 Appropriate Action; Consents; Filings..........................................................       I-29
SECTION 7.5 Affiliates; Pooling; Tax Treatment.............................................................       I-30
SECTION 7.6 Public Announcements...........................................................................       I-31
SECTION 7.7 NYSE Listing...................................................................................       I-31
SECTION 7.8 Company Rights Agreement.......................................................................       I-31
SECTION 7.9 Comfort Letters................................................................................       I-31
SECTION 7.10 Stock Options; Employee Benefit Plans.........................................................       I-31
SECTION 7.11 Indemnification of Directors and Officers.....................................................       I-34
SECTION 7.12 Newco.........................................................................................       I-35
SECTION 7.13 Event Notices.................................................................................       I-35
SECTION 7.14 Board of Directors............................................................................       I-35
SECTION 7.15 Headquarters..................................................................................       I-35
SECTION 7.16 Rate Matters..................................................................................       I-35
SECTION 7.17 Coordination of Dividends.....................................................................       I-35
SECTION 7.18 Transition Management.........................................................................       I-35
SECTION 7.19 Acquisition Proposals.........................................................................       I-35
SECTION 7.20 Workforce Matters.............................................................................       I-36

                                                                                                               PAGE
                                                                                                             ---------
                                               ARTICLE VIII

CLOSING CONDITIONS.........................................................................................       I-37
SECTION 8.1 Conditions to Obligations of Each Party........................................................       I-37
SECTION 8.2 Additional Conditions to Obligations of the AEP Companies......................................       I-38
SECTION 8.3 Additional Conditions to Obligations of the Company............................................       I-38

                                                ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER..........................................................................       I-38
SECTION 9.1 Termination....................................................................................       I-39
SECTION 9.2 Effect of Termination..........................................................................       I-41
SECTION 9.3 Amendment......................................................................................       I-41
SECTION 9.4 Waiver.........................................................................................       I-41
SECTION 9.5 Fees, Expenses and Other Payments..............................................................       I-42
SECTION 9.6 Certain Damages, Payments and Expenses.........................................................       I-42

                                                 ARTICLE X

GENERAL PROVISIONS.........................................................................................       I-43
SECTION 10.1 Effectiveness of Representations, Warranties and Agreements...................................       I-43
SECTION 10.2 Notices.......................................................................................       I-43
SECTION 10.3 Headings......................................................................................       I-44
SECTION 10.4 Severability..................................................................................       I-44
SECTION 10.5 Entire Agreement..............................................................................       I-44
SECTION 10.6 Assignment....................................................................................       I-44
SECTION 10.7 Parties in Interest...........................................................................       I-44
SECTION 10.8 Failure or Indulgence Not Waiver; Remedies Cumulative.........................................       I-44
SECTION 10.9 Governing Law.................................................................................       I-44
SECTION 10.10 Counterparts.................................................................................       I-44

                                    ANNEXES

Annex A    Schedule of Defined Terms
Annex B    Affiliate's Agreement (Company Affiliates)
Annex C    Affiliate's Agreement (AEP Affiliates)

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of December 21, 1997, is by and among American Electric Power Company, Inc., a New York corporation ("AEP"), Augusta Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of AEP ("Newco"), and Central and South West Corporation, a Delaware corporation (the "Company"). AEP and Newco are sometimes collectively referred to herein as the "AEP Companies."

                                   RECITALS:

    The Board of Directors of the Company has determined that the business combination to be effected by means of the Merger is consistent with and in furtherance of the long-term business strategy of the Company and is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and recommended approval and adoption of this Agreement by the stockholders of the Company.

    The Board of Directors of AEP has determined that the business combination to be effected by means of the Merger is consistent with and in furtherance of the long-term business strategy of AEP and is fair to, and in the best interests of, AEP and its stockholders and has approved this Agreement, the Charter Amendment and the Share Issuance and recommended approval and adoption of the Charter Amendment and the Share Issuance by the stockholders of AEP.

    The Board of Directors of Newco has determined that the business combination to be effected by means of the Merger is in the best interests of Newco and its stockholder and has approved and adopted this Agreement and recommended approval and adoption of this Agreement by AEP.

    To give effect to the transactions contemplated hereby, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Law, Newco will merge with and into the Company.

    For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code.

    The Merger is intended to be treated as a "pooling of interests" for accounting purposes.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    SECTION 1.1 DEFINITIONS. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

    SECTION 1.2 RULES OF CONSTRUCTION. Unless the context otherwise requires, as used in this Agreement: (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (c) "or" is not exclusive; (d) "including" shall mean "including, without limitation;" (e) words in the singular include the plural;
(f) words in the plural include the singular; (g) words applicable to one gender shall be construed to apply to each gender; (h) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement; and (i) the terms "Article" or "SECTION" shall refer to the specified Article or SECTION of this Agreement.

                                   ARTICLE II
                                TERMS OF MERGER

    SECTION 2.1 STATUTORY MERGER. Subject to the terms and conditions and in reliance upon the representations, warranties, covenants and agreements contained herein, Newco shall merge (the "Merger") with and into the Company at the Effective Time. The terms and conditions of the Merger and the mode of carrying the same into effect shall be as set forth in this Agreement. As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the Surviving Corporation.

    SECTION 2.2 EFFECTIVE TIME. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the Delaware Law.

    SECTION 2.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Newco and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Newco and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 2.4 CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, the certificate of incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the bylaws of the Surviving Corporation.

    SECTION 2.5 DIRECTORS AND OFFICERS. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 3.1 MERGER CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES. On the date on which the Effective Time occurs, by virtue of the Merger and without any action on the part of the AEP Companies, the Company or any securityholder thereof:

        (a) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any shares to be cancelled pursuant to SECTION 3.1(c)) shall be converted into that number of shares of AEP Common Stock equal to the Common Stock Exchange Ratio. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or AEP Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other transaction, the Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other transaction.

        (b) All shares of Company Common Stock shall, upon conversion into shares of AEP Common Stock at the Effective Time, cease to be outstanding and shall automatically be cancelled and retired, and each certificate previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time (exclusive of any shares to be cancelled pursuant to SECTION 3.1(c)) shall thereafter be deemed, for all purposes other than the payment of dividends or distributions, to represent that number of shares of AEP Common Stock into which such shares of Company Common Stock were converted pursuant to SECTION 3.1(a) and, if applicable, the right to receive cash pursuant to SECTION 3.2(e). The holders of certificates previously evidencing Company Common Stock shall cease to have any rights with respect to such Company Common Stock except as otherwise provided herein or by law.

        (c) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock, if any, owned by AEP or any direct or indirect wholly owned subsidiary of AEP or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without conversion thereof.

        (d) Each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $3.50 per share, of the Surviving Corporation.

    SECTION 3.2 EXCHANGE OF CERTIFICATES. (a) EXCHANGE FUND. On or prior to the day of the Effective Time, AEP shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, certificates evidencing a number of shares of AEP Common Stock into which the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time was converted pursuant to SECTION 3.1(a). The Exchange Agent shall, pursuant to irrevocable instructions from AEP, deliver AEP Common Stock, together with any cash to be paid in lieu of fractional interests in shares of AEP Common Stock pursuant to SECTION 3.2(e) and any dividends or distributions related thereto, in exchange for certificates theretofore evidencing Company Common Stock surrendered to the Exchange Agent pursuant to
SECTION 3.2(c). Except as contemplated by SECTION 3.2(f), the Exchange Fund shall not be used for any other purpose.

    (b) LETTER OF TRANSMITTAL. Promptly after the Effective Time, AEP will cause the Exchange Agent to send to each record holder of Company Common Stock immediately prior to the Effective Time a letter of transmittal and other appropriate materials for use in surrendering to the Exchange Agent certificates that prior to the Effective Time evidenced shares of Company Common Stock.

    (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Exchange Agent shall distribute to each former holder of Company Common Stock, upon surrender to the Exchange Agent for cancellation of one or more certificates that theretofore evidenced shares of Company Common Stock, certificates evidencing the appropriate number of shares of AEP Common Stock into which such shares of Company Common Stock were converted pursuant to the Merger, together with any cash to be paid in lieu of fractional interests in shares of AEP Common Stock pursuant to SECTION 3.2(e) and any dividends or distributions related thereto. If shares of AEP Common Stock are to be issued to a Person other than the Person in whose name the surrendered certificate or certificates are registered, it shall be a condition of issuance of AEP Common Stock that the surrendered certificate or certificates shall be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of AEP Common Stock to a Person other than the registered holder of the surrendered certificate or certificates or such Person shall establish to the satisfaction of AEP that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any AEP Common Stock, cash in lieu of fractional interests or dividends or distributions thereon delivered to a public official pursuant to any applicable escheat Law.

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF COMPANY COMMON STOCK. No dividends or other distributions declared or made with respect to AEP Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that theretofore evidenced shares of Company Common Stock until the holder of such certificate shall surrender such certificate. Subject to the effect of any applicable escheat Laws, following surrender of any such certificate, there shall be paid (i) to the holder of the certificates evidencing whole shares of AEP Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of AEP Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of AEP Common Stock and (ii) to the holder of any certificate that theretofore evidenced shares of Company Common Stock, without interest, promptly the amount of any cash payable with respect to a fractional interest in a share of AEP Common Stock to which such holder is entitled pursuant to SECTION 3.2(e).

    (e) NO FRACTIONAL SHARES. Notwithstanding anything herein to the contrary, no certificates or scrip evidencing fractional interests in shares of AEP Common Stock shall be issued in connection with the Merger, and any such fractional interests to which a holder of record of Company Common Stock at the Effective Time would otherwise be entitled will not entitle such holder to vote or to any rights of a stockholder of AEP. In lieu of any such fractional shares, each holder of record of Company Common Stock at the Effective Time who but for the provisions of this SECTION 3.2(e) would be entitled to receive a fractional interest of a share of AEP Common Stock pursuant to the Merger shall be paid cash, without any interest thereon, as hereinafter provided. AEP shall instruct the Exchange Agent to determine the number of whole shares and fractional shares of AEP Common Stock allocable to each holder of record of Company Common Stock at the Effective Time, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests and to distribute to each such holder such holder's ratable share of the total proceeds of such sale, after making appropriate deductions of the amount, if any, required for Federal income tax withholding purposes and after deducting any applicable transfer taxes. All brokers' fees and commissions and fees of the Exchange Agent incurred in connection with such sales shall be paid by AEP.

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains unclaimed by the former holders of Company Common Stock for twelve months after the Effective Time shall be delivered to AEP, upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to AEP for AEP Common Stock, any cash to be paid in lieu of fractional interests in shares of AEP Common Stock and any dividends or other distributions to which they are entitled.

    (g) WITHHOLDING OF TAX. AEP shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as AEP (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by AEP, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock in respect of which such deduction and withholding was made by AEP.

    (h) LOST CERTIFICATES. If any certificate evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by AEP, the posting by such Person of a bond, in such reasonable amount as AEP may direct, as indemnity against claims that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate a certificate evidencing that number of shares of AEP Common Stock into which the shares of Company Common Stock evidenced by such lost, stolen or destroyed certificate were converted pursuant to SECTION 3.1(a), any cash in lieu of fractional interests in shares of AEP Common Stock to which the holder thereof may be entitled pursuant to SECTION 3.2(e) and any dividends or other distributions to which the holder thereof may be entitled pursuant to SECTION 3.2(d).

    SECTION 3.3 CLOSING. The Closing shall take place at such time and place as the parties shall mutually agree on the second Business Day immediately following the date on which the last of the conditions set forth in Article VIII (other than conditions that by their nature are required to be performed on the Closing Date) is fulfilled or, if permissible, waived, or at such other place, time and date as the parties hereto may agree. At the conclusion of the Closing on the Closing Date, the parties hereto shall cause the Certificate of Merger relating to the Merger to be filed with the Secretary of State of the State of Delaware.

    SECTION 3.4 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to the AEP Companies that:

    SECTION 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company and each Subsidiary of the Company are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary, other than any matters, including the failure to be so duly qualified and in good standing, that could not reasonably be expected to have a Material Adverse Effect on the Company. SECTION 4.1 of the Company's Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned Subsidiaries, together with (A) the jurisdiction of incorporation or formation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary of the Company, and (B) an indication of whether each such Subsidiary is a Significant Subsidiary. Except as set forth in SECTION 4.1 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries owns an equity interest in any other partnership or joint venture arrangement or other business entity that is Material to the Company.

    SECTION 4.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has heretofore marked for identification and furnished to AEP complete and correct copies of the certificate of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its Significant Subsidiaries. Neither the Company nor any of its Significant Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

    SECTION 4.3 CAPITALIZATION. (a) COMPANY COMMON STOCK. The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock of which as of November 7, 1997: (A) 212,235,320 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company's certificate of incorporation or bylaws or any agreement to which the Company is a party or is bound and (B) 10,410,363 shares were reserved for future issuance in the amounts and for the purposes set forth in SECTION 4.3(a) of the Company's Disclosure Letter. Except as set forth in SECTION 4.3(a) of the Company's Disclosure Letter, between November 7, 1997 and the date of this Agreement, no shares of Company Common Stock have been issued by the Company and the Company has not granted any options for, or other rights to purchase, shares of Company Common Stock.

    (b) RESERVED SHARES. Except for shares to which reference is made in SECTION 4.3(a), no shares of Company Common Stock are reserved for issuance, and, except for the Company's Rights Agreement and stock options shares with respect to which are reserved for issuance as set forth in SECTION 4.3(a) of the Company's Disclosure Letter, there are no contracts, agreements, commitments or arrangements obligating the Company to (i) offer, sell, issue or grant any Equity Securities of the Company, (ii) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Securities of the Company or (iii) grant any Lien on any shares of capital stock of the Company.

    (c) SUBSIDIARY STOCK. The authorized, issued and outstanding capital stock of, or other equity interests in, each of the Company's Significant Subsidiaries are set forth in SECTION 4.3(c) of the Company's Disclosure Letter. Except as set forth in SECTION 4.3(c) of the Company's Disclosure Letter, (i) all the issued and outstanding common stock of each of the Company's Significant Subsidiaries is owned, directly or indirectly, by the Company; (ii) all the issued and outstanding shares of each class of capital stock of, or other equity interests in, each of the Significant Subsidiaries of the Company have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any past or present equity holder of such Significant Subsidiary; (iii) all such issued and outstanding shares, or other equity interests, that are indicated as owned by the Company or one of its Subsidiaries in SECTION 4.3(c) of the Company's Disclosure Letter are owned (A) beneficially as set forth therein and (B) free and clear of all Liens; (iv) no shares of capital stock of, or other equity interests in, any Significant Subsidiary of the Company are reserved for issuance; and (v) there are no contracts, agreements, commitments or arrangements obligating the Company or any of its Subsidiaries (A) to offer, sell, issue, grant, pledge, dispose of or encumber any Equity Securities of any of the Significant Subsidiaries of the Company, (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Securities of any of the Significant Subsidiaries of the Company or (C) to grant any Lien on any outstanding shares of capital stock of, or other equity interest in, any of the Significant Subsidiaries of the Company.

    (d) ADVERSE CLAIMS. Except for the Company's Rights Agreement and stock options shares with respect to which are reserved for issuance as set forth in
SECTION 4.3(a) of the Company's Disclosure Letter, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Significant Subsidiaries, with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its Significant Subsidiaries under the Securities Act or otherwise relating to any shares of capital stock of the Company or any of its Significant Subsidiaries.

    SECTION 4.4 AUTHORIZATION OF AGREEMENT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and, subject to obtaining the Required Company Vote, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the Required Company Vote). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

    SECTION 4.5 REGULATION AND APPROVALS. (a) UTILITY REGULATION. The Company is a public utility holding company registered under, and subject to the provisions of, the Holding Company Act, and the Company is the parent, owning all the outstanding common stock, of four Domestic Public Utility Companies: (i) CP&L, which provides regulated retail electric service in the State of Texas; (ii) PSO, which provides regulated retail electric service in the State of Oklahoma;
(iii) SWEPCO, which provides regulated retail electric service in the States of Texas, Louisiana and Arkansas; and (iv) WTU, which provides regulated retail electric service in the State of Texas. In addition, the Company indirectly owns all of the outstanding stock of Seeboard, a regulated regional electricity company in England and Wales. Seeboard is a Foreign Utility Company. Except as aforesaid and as set forth in SECTION 4.5(a) of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to rate regulation as a public utility or public service company (or similar designation) by any state in the United States or any municipality or other political subdivision of any state, by the United States or any Governmental Authority of the United States or by any foreign country.

    (b) APPROVALS. Except for the applicable requirements set forth in SECTION 4.5(b) of the Company's Disclosure Letter, no declaration, filing or registration with, no waiting period imposed by and no Permit or Order of, any Governmental Authority is required under any Law, Regulation or Order applicable to the Company or any of its Subsidiaries to permit the Company to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing, the failure to obtain which could reasonably be expected to have a Material Adverse Effect on the Company.

    SECTION 4.6 NO VIOLATION. Assuming receipt of all Permits and Orders indicated as required in SECTION 4.5(b) and receipt of the Required Company Vote, neither the execution and delivery by the Company of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by the Company of its obligations hereunder or thereunder will
(a) violate or breach the terms of or cause a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon, any of the properties or assets of the Company or any of its Subsidiaries under (i) any Law, Regulation, Permit or Order applicable to the Company or any of its Subsidiaries, (ii) the certificate of incorporation or bylaws or similar organizational documents of the Company or any of its Subsidiaries or (iii) except as set forth in SECTION 4.6 of the Company's Disclosure Letter, any note, bond, mortgage, indenture, deed of trust, license, franchise, concession, lease, contract or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (c) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this SECTION, except in any such case for any matters described in clauses (i) and (iii) of this SECTION that could not reasonably be expected to have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement or a Material Adverse Effect on the Company. Prior to the execution of this Agreement, the Board of Directors of the Company has taken all necessary action to cause this Agreement and the transactions contemplated hereby to be exempt from the provisions of SECTION 203 of the Delaware Law and to ensure that the execution, delivery and performance of this Agreement by the parties hereto will not cause any rights to be distributed or to become exercisable under the Company's Rights Agreement.

    SECTION 4.7 REPORTS. (a) REPORTS. Since January 1, 1993, the Company and its Subsidiaries have filed or caused to be filed (i) all SEC Reports of the Company or any of its Subsidiaries required to be filed with the Commission and (ii) all other Reports of the Company or any of its Subsidiaries required to be filed with any Governmental Authorities, including the FERC, the Commission (under the Holding Company Act), the NRC and State Regulatory Commissions, except where the failure to file any such Reports of the Company or any of its Subsidiaries could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to AEP a true and complete copy of each such SEC Report. The Reports of the Company and its Subsidiaries, including all those filed after the date of this Agreement and prior to the Effective Time, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii), in the case of the SEC Reports of the Company and its Subsidiaries, did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) FINANCIAL STATEMENTS. The Company's Consolidated Financial Statements and any condensed financial statements of the Company (including any related notes thereto) contained in any SEC Reports of the Company or any of its Subsidiaries filed with the Commission after the date of this Agreement (i) have been or will have been prepared in accordance with the published Regulations of the Commission and in accordance with GAAP (except (A) to the extent required by changes in GAAP, (B) with respect to unaudited financial statements as permitted by Form 10-Q and (C), with respect to SEC Reports of the Company or any of its Subsidiaries filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (including, in the case of any unaudited interim financial statements, reasonable estimates of normal and recurring year-end adjustments).

    (c) NO OMISSIONS. Except for matters disclosed in SECTION 4.7(c) of the Company's Disclosure Letter, or matters disclosed in the Company's SEC Reports filed with the Commission prior to the date hereof, there exist no liabilities or obligations of the Company and its Subsidiaries, whether accrued, absolute, contingent or threatened, that would be required to be reflected, reserved for or disclosed under GAAP in condensed financial statements of the Company as of and for the period ended on the dates on which this representation and warranty is made or deemed to be made, other than (i) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Company's Consolidated Financial Statements, (ii) liabilities or obligations incurred in the ordinary course of business of the Company consistent with past practice since September 30, 1997, (iii) liabilities or obligations the incurrence of which would not have been prohibited by SECTIONs 6.1 or 6.2(a) had such sections been in effect since September 30, 1997 and (iv) other liabilities and obligations that could not reasonably be expected to have a Material Adverse Effect on the Company.

    SECTION 4.8 NO MATERIAL ADVERSE EFFECT; CONDUCT. (a) MATERIAL ADVERSE CHANGES. Except as set forth in SECTION 4.8(a) of the Company's Disclosure Letter, since September 30, 1997, no event (other than any event that is of general application to the electric utility industry in the United States or the United Kingdom) has occurred that, individually or together with other similar events, has had, and, to the Knowledge of the Company, no fact or condition (other than any fact or condition that is of general application to the electric utility industry in the United States or the United Kingdom) exists that could reasonably be expected to have, a Material Adverse Effect on the Company.

    (b) PROSCRIBED CONDUCT. Except as set forth in SECTION 4.8(b) of the Company's Disclosure Letter, during the period from September 30, 1997 to the date of this Agreement, neither the Company nor any of its Subsidiaries has failed to conduct its business in the ordinary course consistent with past practice, other than any conduct that would not have been prohibited by SECTION
6.1 or SECTION 6.2(a) had such sections been in effect since September 30, 1997.

    SECTION 4.9 PERMITS; COMPLIANCE. (a) GENERAL. The Company and its Subsidiaries have obtained all Orders and Permits that are necessary to carry on their businesses as currently conducted, except for any such Orders or Permits that the failure to possess, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in SECTION 4.14 of the Company's Disclosure Letter, all such Orders and Permits are in full force and effect, have not been violated in any respect that could reasonably be expected to have a Material Adverse Effect on the Company and no suspension, revocation or cancellation thereof has occurred or, to the Knowledge of the Company, been threatened and there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened regarding suspension, revocation or cancellation of any of such Permits or Orders, except where the suspension, revocation or cancellation of such Permits or Orders could not reasonably be expected to have a Material Adverse Effect on the Company.

    (b) SOUTH TEXAS NUCLEAR FACILITY. CP&L is a co-owner of the South Texas Nuclear Facility, owning an undivided 25.2% interest therein. The operations of the South Texas Nuclear Facility are subject to the control of the STP Nuclear Operating Company (the "Operating Company"), in which the Company owns a like equity interest. Except as set forth in SECTION 4.9(b) of the Company's Disclosure Letter, to the Knowledge of the Company, the operations of the South Texas Nuclear Facility have at all times been conducted in compliance with applicable health, safety, regulatory and other legal requirements, except where the failure to be so in compliance in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in SECTION 4.9(b) of the Company's Disclosure Letter, to the Knowledge of the Company the operations of the South Texas Nuclear Facility are not the subject of any outstanding notices of violation or requests for information from the NRC or any other agency with jurisdiction over such facility. To the Knowledge of the Company, the Operating Company maintains, and is in compliance with, an emergency plan designed to protect the health and safety of the public in the event of an unplanned release of radioactive materials from the South Texas Nuclear Facility, and the NRC has determined that such plan is in compliance with its requirements. To the Knowledge of the Company, liability insurance to the full extent required by Law for operating nuclear facilities remains in full force and effect with respect to the South Texas Nuclear Facility, and the amount of such insurance has been approved by the NRC. To the Knowledge of the Company, plans for the decommissioning of the South Texas Nuclear Facility, and for the storage of spent nuclear fuel, conform with the requirements of applicable Law, and the owners of such facility, including the Company, have funded such plans to the extent required by Law.

    SECTION 4.10 LITIGATION; COMPLIANCE WITH LAWS. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, in any Court or before or by any Governmental Authority, except actions, suits or proceedings that (a) are fully and accurately disclosed in the Company's SEC Reports filed with the Commission prior to the date hereof, (b) are set forth in SECTION 4.10 or SECTION 4.14 of the Company's Disclosure Letter or (c), individually or, with respect to multiple actions, suits or proceedings that allege similar theories of recovery based on similar facts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in SECTION
4.10 of the Company's Disclosure Letter, there are no Material claims pending or, to the Knowledge of the Company, threatened by any Persons against the Company or any of its Subsidiaries for indemnification pursuant to any statute, organizational document, contract or otherwise with respect to any action, suit, investigation or proceeding pending in any Court or before or by any Governmental Authority. Except as set forth in SECTION 4.10 or SECTION 4.14 of the Company's

Disclosure Letter, the Company and its Subsidiaries are in substantial compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

    SECTION 4.11 OWNERSHIP OF AEP COMMON STOCK. Neither the Company nor any of its Affiliates "beneficially own" (as such term is defined for purposes of SECTION 13(d) of the Exchange Act) any shares of AEP Common Stock (in whole or in part).

    SECTION 4.12 EMPLOYEE BENEFIT PLANS. (a) LISTING. Each Company Benefit Plan is listed in SECTION 4.12(a) of the Company's Disclosure Letter, including, with respect to Terminated Company Benefit Plans, the date of termination. True and correct copies of each of the following have been made available to AEP with respect to each Current Company Benefit Plan: (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) the plan document, (iii) the trust agreement, if any, (iv) the most recent summary plan description if required by ERISA, (v) the three most recent actuarial reports or valuations relating to each Current Company Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Current Company Benefit Plan intended to be qualified under SECTION 401 of the Code.

    (b) MATERIAL ADVERSE CHANGES. With respect to each Company Benefit Plan, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Company Benefit Plan, ERISA, the Code or any other applicable Law, other than any condition or set of circumstances that could not reasonably be expected to have a Material Adverse Effect on the Company.

    (c) QUALIFIED STATUS OF CURRENT PLANS. Except as set forth in SECTION 4.12(c) of the Company's Disclosure Letter, each Current Company Benefit Plan intended to be qualified under SECTION 401 of the Code (i) satisfies in form the requirements of such SECTION, (ii) has received a favorable determination letter from the IRS regarding such qualified status, (iii) has not, since receipt of the most recent favorable determination letter, been amended, and, (iv) to the Knowledge of the Company, has not been operated in a way that would adversely affect its qualified status.

    (d) NO TERMINATIONS OF CURRENT PLANS. There has been no termination or partial termination of any Current Company Benefit Plan within the meaning of
SECTION 411(d)(3) of the Code.

    (e) TERMINATED PLANS. Any Terminated Company Benefit Plan intended to have been qualified under SECTION 401 of the Code received a favorable determination letter from the IRS with respect to its termination.

    (f) CLAIMS. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any Company Benefit Plan or its assets that could reasonably be expected to have a Material Adverse Effect on the Company and, to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims.

    (g) PENDING MATTERS. To the Knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any Company Benefit Plan before the IRS, the Department of Labor, the PBGC or other Governmental Authority.

    (h) TIMELY CONTRIBUTIONS. Except as set forth in SECTION 4.12(h) of the Company's Disclosure Letter, all contributions required to be made to Company Benefit Plans pursuant to their terms and the provisions of ERISA, the Code or any other applicable Law have been timely made.

    (i) CURRENT PLANS SUBJECT TO TITLE IV OF ERISA. As to each Current Company Benefit Plan subject to Title IV of ERISA, (i) there has been no event or condition that presents a significant risk of plan termination, (ii) no accumulated funding deficiency, whether or not waived, within the meaning of

SECTION 302 of ERISA or SECTION 412 of the Code has been incurred, (iii) no reportable event within the meaning of SECTION 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1 et seq. promulgated by the PBGC have not been waived) has occurred within six years prior to the date of this Agreement, (iv) no notice of intent to terminate such Benefit Plan has been given under SECTION 4041 of ERISA, (v) no proceeding has been instituted under
SECTION 4042 of ERISA to terminate such Benefit Plan, (vi) no liability to the PBGC has been incurred (other than with respect to required premium payments) and (vii) the assets of such Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of SECTION 4041 of ERISA, under such Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

    (j) EXCESS PARACHUTE PAYMENTS. Except as set forth in SECTION 4.12(j) of the Company's Disclosure Letter and except for any Retention Agreement not prohibited by SECTION 6.2(a), in connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits or provision of other rights have been or will be made under any Current Company Benefit Plan that could reasonably be expected to be nondeductible under SECTION 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

    (k) NO REQUIRED INCREASE IN CONTRIBUTIONS. Except as set forth in SECTION 4.12(k) of the Company's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not
(i) require the Company or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Current Company Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or (ii) create or give rise to any additional vested rights or service credits under any Current Company Benefit Plan whether or not some other subsequent action or event would be required to cause such creation or acceleration to be triggered.

    (l) INTENTIONALLY OMITTED.

    (m) RETIREE BENEFITS. Except as set forth in SECTION 4.12(m) of the Company's Disclosure Letter, no Current Company Benefit Plan (other than a Company Benefit Plan maintained outside the United States that is either fully insured or fully funded through a retirement plan) provides retiree medical or retiree life insurance benefits to any Person and neither the Company nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of SECTIONs 601 through 608 of ERISA and SECTION 4980B of the Code.

    (n) MULTIEMPLOYER PLANS. Except as set forth in SECTION 5.1 of AEP's Disclosure Letter, neither the Company nor any member of its Controlled Group contributes or has an obligation to contribute, and has not within six years prior to the date of this Agreement contributed, had an obligation to contribute, or had any other liability to a multiemployer plan within the meaning of SECTION 3(37) of ERISA.

    (o) COLLECTIVE BARGAINING CONTRACTS. Except as set forth in SECTION 4.12(o) of the Company's Disclosure Schedule, (i) no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries, (ii) there is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company, (iii) to the Knowledge of the Company, neither the Company or any of its Subsidiaries nor any representative or employee of the Company or any of its Subsidiaries has in the United States committed any Material unfair labor practices in connection with the operation of the business of the Company and its Subsidiaries, and (iv) there is no pending or, to the Knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable agency of any state of the United States.

    (p) FUNDING OF CERTAIN BENEFITS. Except as set forth in SECTION 4.12(p) of the Company's Disclosure Letter, the Company has not contributed, transferred or otherwise provided any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement.

    SECTION 4.13 TAXES. (a) TAX RETURNS AND TAXES. Except for such matters as could not reasonably be expected to have a Material Adverse Effect on the Company, (i) all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries on or before the Effective Time have been or will be timely filed, (ii) all Taxes that are due and payable by the Company or any of its Subsidiaries on or before the Effective Time have been or will be timely paid in full or adequate reserves have been established for the payment of such Taxes, (iii) all withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries and that are required to be satisfied at or before the Effective Time have been or will be satisfied in full in all respects and (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any Tax by the Company or any of its Subsidiaries.

    (b) AUDITS. Except as set forth in SECTION 4.13(b) of the Company's Disclosure Letter, all Material Tax Returns required to be filed by the Company or any of its Subsidiaries have been audited (and such audit has become final) by the applicable Governmental Authority or the applicable statute of limitations has expired for the period covered by such Tax Returns.

    (c) EXTENSIONS OF TIME. Except as set forth in SECTION 4.13(c) of the Company's Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any Material Tax Return required to be filed by the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax due with respect to the period covered by any Tax Return filed, or required to be filed, by the Company or any of its Subsidiaries.

    (d) CLAIMS. No Material issues have been raised by any Taxing authority in connection with the audit or examination of any Tax Return filed, or required to be filed, by the Company or any of its Subsidiaries, and there is no claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return, that, in either case, could reasonably be expected to have a Material Adverse Effect on the Company.

    (e) AFFILIATED GROUP. Except as set forth in SECTION 4.13(e) of the Company's Disclosure Letter, none of the Company and its Subsidiaries, during the last ten years, has been a member of an affiliated group filing a consolidated Federal income Tax Return other than an affiliated group of which the Company is the common parent.

    SECTION 4.14 ENVIRONMENTAL MATTERS. Except for matters disclosed in SECTION
4.14 of the Company's Disclosure Letter, or matters disclosed in the Company's SEC Reports filed with the Commission prior to the date hereof, and except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (b) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by or before any Court or Governmental Authority under any Environmental Law; (c) all Permits, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect; (d) to the Knowledge of the Company, there has been no release of any hazardous substance, pollutant or contaminant into the environment by the Company or its Subsidiaries or in connection with their properties or operations; (e) to the Knowledge of the Company, there has been no exposure of any Person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of the Company and its Subsidiaries; and (f) the Company and its Subsidiaries have made available to AEP all internal and external environmental audits and studies and all correspondence on substantial environmental matters (in each case relevant to the Company or any of its Subsidiaries) in the possession of the Company or its Subsidiaries.

    SECTION 4.15 INSURANCE. The Company and its Subsidiaries own and are, and have been continuously since January 1, 1993, beneficiaries under all such insurance policies underwritten by reputable insurers that, as to risks insured, coverages and related limits and deductibles, are customary in the industries in which the Company and its Subsidiaries operate. Except as disclosed in SECTION
4.15 of the Company's Disclosure Letter, neither the Company nor any of it Subsidiaries has received any notice of cancellation or termination of any Material insurance policy as to which it is a named beneficiary. All Material insurance policies of the Company and its Subsidiaries are valid and enforceable against the underwriters thereof in accordance with their terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

    SECTION 4.16 POOLING; TAX MATTERS. Neither the Company nor, to the Knowledge of the Company, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from being treated as a "pooling of interests" in accordance with generally accepted accounting principles and the Regulations of the Commission or from constituting a reorganization within the meaning of section 368(a) of the Code.

    SECTION 4.17 AFFILIATES. SECTION 4.17 of the Company's Disclosure Letter contains a true and complete list of all Persons who, to the Knowledge of the Company, may be deemed to be "affiliates" of the Company as such term is used in Rule 145 under the Securities Act, including all directors and executive officers of the Company.

    SECTION 4.18 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Morgan Stanley & Co. Incorporated on the date of this Agreement to the effect that the consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

    SECTION 4.19 BROKERS. Except as set forth in SECTION 4.19 of the Company's Disclosure Letter, no broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to AEP complete and correct copies of all agreements between the Company and Morgan Stanley & Co. Incorporated pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

    SECTION 4.20 VOTE REQUIRED. The approval by the holders of a majority of the votes entitled to be cast by holders of the Company Common Stock, with each share of Company Common Stock being entitled to one vote per share, is the only vote of the holders of any class or series of capital stock of the Company or any of its Subsidiaries required to approve the Merger, this Agreement or the transactions contemplated hereby (the "Required Company Vote").

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF THE AEP COMPANIES

    The AEP Companies hereby represent and warrant to the Company that:

    SECTION 5.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. AEP and each Subsidiary of AEP are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary, other than any matters, including the failure to be so duly qualified and in good standing, that could not reasonably be expected to have a Material Adverse Effect on AEP. SECTION 5.1 of AEP's Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all of the directly or indirectly owned Subsidiaries of AEP, together with (A) the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding voting securities owned by AEP or another Subsidiary of AEP, and (B) an indication of whether each such Subsidiary is a Significant Subsidiary. Except as set forth in SECTION 5.1 of AEP's Disclosure Letter, neither AEP nor any of its Subsidiaries owns an equity interest in any other partnership or joint venture arrangement or other business entity that is Material to AEP.

    SECTION 5.2 CERTIFICATE OF INCORPORATION AND BYLAWS. AEP has heretofore marked for identification and furnished to the Company complete and correct copies of the certificate of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of AEP, Newco and each of AEP's Significant Subsidiaries. Neither AEP, Newco, nor any of AEP's Significant Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

    SECTION 5.3 CAPITALIZATION. (a) AEP COMMON STOCK. The authorized capital stock of AEP consists of 300,000,000 shares of AEP Common Stock of which as of the date hereof: (A) 189,989,989 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, AEP's certificate of incorporation or bylaws or any agreement to which AEP is a party or is bound and
(B) 51,581,493 shares were reserved for future issuance in the amounts and for the purposes set forth in SECTION 5.3(a) of AEP's Disclosure Letter.

    (b) RESERVED SHARES. Except for shares to which reference is made in SECTION 5.3(a), no shares of AEP Common Stock are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating AEP to (i) offer, sell, issue or grant any Equity Securities of AEP, (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Securities of AEP or (iii) grant any Lien on any shares of capital stock of AEP.

    (c) SUBSIDIARY STOCK. The authorized, issued and outstanding capital stock of, or other equity interests in, each of AEP's Significant Subsidiaries and Newco are set forth in SECTION 5.3(c) of AEP's Disclosure Letter. Except as set forth in SECTION 5.3(c) of AEP's Disclosure Letter, (i) all the issued and outstanding common stock of each of AEP's Significant Subsidiaries and Newco is owned, directly or indirectly, by AEP; (ii) all the issued and outstanding shares of each class of capital stock of, or other equity interests in, each of the Significant Subsidiaries of AEP and Newco have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any past or present equity holder of such Significant Subsidiary;
(iii) all such issued and outstanding shares, or other equity interests, that are indicated as owned by AEP, Newco or one of its Subsidiaries in SECTION 5.3(c) of AEP's Disclosure Letter are owned (A) beneficially as set forth therein and (B) free and clear of all Liens; (iv) no shares of capital stock of, or other equity interests in, any Significant Subsidiary of AEP or Newco are reserved for issuance; and (v) there are no contracts, agreements, commitments or arrangements obligating AEP or any of its Significant Subsidiaries or Newco
(A) to offer, sell, issue, grant, pledge, dispose of or encumber any Equity Securities of any of the Significant Subsidiaries of AEP or Newco or (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Securities of any of the Significant Subsidiaries of AEP or Newco or (C) to grant any Lien on any outstanding shares of capital stock of, or other equity interest in, any of the Significant Subsidiaries of AEP or Newco.

    (d) ADVERSE CLAIMS. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which AEP or any of its Subsidiaries is a party or by which AEP or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of AEP, any of its Significant Subsidiaries or Newco, with respect to the registration of the offering, sale or delivery of any shares of capital stock of AEP or any of its Significant Subsidiaries or Newco under the Securities Act or otherwise relating to any shares of capital stock of AEP, any of its Significant Subsidiaries or Newco.

    SECTION 5.4 AUTHORIZATION OF AGREEMENT. Each of AEP and Newco has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and, subject to obtaining the Required AEP Vote, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of AEP and Newco of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of AEP and Newco (other than the Required AEP Vote). This Agreement has been duly executed and delivered by AEP and Newco and (assuming due authorization, execution and delivery hereof by the Company) constitutes a legal, valid and binding obligation of each of AEP and Newco, enforceable against each of them in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

    SECTION 5.5 REGULATION AND APPROVALS. (a) UTILITY REGULATION. AEP is a public utility holding company registered under, and subject to the provisions of, the Holding Company Act, and AEP is the parent, owning all the outstanding common stock, of seven Domestic Public Utility Companies: (i) APCo, which provides regulated retail electricity service in the States of Virginia and West Virginia and which is also regulated in the State of Tennessee; (ii) CSPCo, which provides regulated retail electricity service in the State of Ohio; (iii) I&M, which provides regulated retail electricity service in the States of Indiana and Michigan; (iv) KEPCo, which provides regulated retail electricity service in the State of Kentucky; (v) KPC, which provides regulated retail electricity service in the State of Tennessee; (vi) OPCo, which provides regulated retail electricity service in the State of Ohio and which is also regulated in the State of West Virginia and (vii) WPC, which provides regulated retail electricity service in the State of West Virginia. In addition, AEP indirectly owns 50% of Yorkshire Electricity Group plc, a regulated regional electricity company in the United Kingdom ("Yorkshire"). Yorkshire is a Foreign Utility Company. Except for regulation of the aforesaid companies by FERC under the Federal Power Act, by the Commission under the Holding Company Act and by said states and as set forth in SECTION 5.5(a) of AEP's Disclosure Letter, neither AEP nor any of its Subsidiaries is subject to regulation as a public utility or a public service company (or similar designation) by any state in the United States or any municipality or other political subdivision of any state, by the United States or by any Governmental Authority of the United States or by any foreign country.

    (b) APPROVALS. Except for the applicable requirements set forth in SECTION 5.5(b) of AEP's Disclosure Letter, no declaration, filing or registration with, no waiting period imposed by and no Permit or Order of, any Governmental Authority is required under any Law, Regulation or Order applicable to AEP or any of its Subsidiaries to permit AEP or Newco to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by either of them at the Closing, the failure to obtain which could reasonably be expected to have a Material Adverse Effect on AEP.

    SECTION 5.6 NO VIOLATION. Assuming receipt of all Permits and Orders indicated as required in SECTION 5.5(b) and receipt of the Required AEP Vote, neither the execution and delivery by AEP or Newco of this Agreement or any instrument required hereby to be executed and delivered by either of them at the Closing nor the performance by AEP or Newco of their respective obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon, any of the properties or assets of AEP or any of its Subsidiaries under (i) any Law, Regulation, Permit or Order applicable to AEP or any of its Subsidiaries, (ii) the certificate of incorporation or bylaws or similar organizational documents of AEP or any of its Subsidiaries or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, concession, lease, contract or agreement to which AEP or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this SECTION, except in any such case for any matters described in clauses (i) and (iii) of this SECTION that could not reasonably be expected to have a material adverse effect upon the ability of AEP or Newco to perform their respective obligations under this Agreement or a Material Adverse Effect on AEP. Prior to the execution of this Agreement, the Board of Directors of AEP has taken all necessary action to cause this Agreement and the transactions contemplated hereby to be exempt from the provisions of SECTION 912 of the New York Law.

    SECTION 5.7 REPORTS. (a) REPORTS. Since January 1, 1993, AEP and its Subsidiaries have filed or caused to be filed (i) all SEC Reports of AEP or any of its Subsidiaries required to be filed with the Commission and (ii) all other Reports of AEP or any of its Subsidiaries required to be filed with any other Governmental Authorities, including the FERC, the Commission (under the Holding Company Act), the NRC and State Regulatory Commissions, except where the failure to file any such Reports of AEP or any of its Subsidiaries could not reasonably be expected to have a Material Adverse Effect on AEP. AEP has made available to the Company a true and complete copy of each such SEC Report. The Reports of AEP and its Subsidiaries, including all those filed after the date of this Agreement and prior to the Effective Time, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii), in the case of the SEC Reports of AEP and its Subsidiaries, did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) FINANCIAL STATEMENTS. The AEP Consolidated Financial Statements and any consolidated financial statements of AEP (including any related notes thereto) contained in any SEC Reports of AEP or any of its Subsidiaries filed with the Commission after the date of this Agreement (i) have been or will have been prepared in accordance with the published Regulations of the Commission and in accordance with GAAP (except (A) to the extent required by changes in GAAP, (B) with respect to unaudited financial statements as permitted by Form 10-Q and
(C), with respect to SEC Reports of AEP filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of AEP and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (including, in the case of any unaudited interim financial statements, reasonable estimates of normal and recurring year-end adjustments).

    (c) NO OMISSIONS. Except for matters disclosed in SECTION 5.7(c) of AEP's Disclosure Letter, or matters disclosed in AEP's SEC Reports filed with the Commission prior to the date hereof, there exist no liabilities or obligations of AEP and its Subsidiaries, whether accrued, absolute, contingent or threatened, that would be required to be reflected, reserved for or disclosed under GAAP in consolidated financial statements of AEP as of and for the period ended on the dates on which this representation and warranty is made or deemed to be made, other than (i) liabilities or obligations that are adequately reflected, reserved for or disclosed in AEP's Consolidated Financial Statements,
(ii) liabilities or obligations incurred in the ordinary course of business of AEP consistent with past practice since September 30, 1997, (iii) liabilities or obligations the incurrence of which would not have been prohibited by SECTION
6.1 or 6.2(b) had such sections been in effect since September 30, 1997 and (iv) other liabilities and obligations that could not reasonably be expected to have a Material Adverse Effect on AEP.

    SECTION 5.8 NO MATERIAL ADVERSE EFFECT; CONDUCT. (a) MATERIAL ADVERSE CHANGES. Except as set forth in SECTION 5.8(a) of AEP's Disclosure Letter, since September 30, 1997, no event (other than any event that is of general application to the electric utility industry in the United States or the United Kingdom) has occurred that, individually or together with other similar events, has had, and to the Knowledge of AEP, no fact or condition (other than any fact or condition that is of general application to the electric utility industry in the United States or the United Kingdom) exists that could reasonably be expected to have, a Material Adverse Effect on AEP.

    (b) PROSCRIBED CONDUCT. Except as set forth in SECTION 5.8(b) of AEP's Disclosure Letter, during the period from September 30, 1997 to the date of this Agreement, neither AEP nor any of its Subsidiaries has failed to conduct its business in the ordinary course consistent with past practice, other than any conduct that would not have been prohibited by SECTION 6.1 or SECTION 6.2(b) had such sections been in effect since September 30, 1997.

    SECTION 5.9 PERMITS; COMPLIANCE. (a) GENERAL. To the Knowledge of AEP, AEP and its Subsidiaries have obtained all Orders and Permits that are necessary to carry on their businesses as currently conducted, except for any such Orders or Permits that the failure to possess, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on AEP. All such Orders and Permits are in full force and effect, have not been violated in any respect that could reasonably be expected to have a Material Adverse Effect on AEP and no suspension, revocation or cancellation thereof has occurred or, to the Knowledge of AEP, been threatened and there is no action, proceeding or investigation pending or, to the Knowledge of AEP, threatened regarding suspension, revocation or cancellation of any of such Permits or Orders, except where the suspension, revocation or cancellation of such Permits or Orders could not reasonably be expected to have a Material Adverse Effect on AEP.

    (b) COOK NUCLEAR PLANT. A Subsidiary of AEP is the owner of the Cook Nuclear Plant. Except as set forth in SECTION 5.9(b) of AEP's Disclosure Letter, to the Knowledge of AEP, the operations of the Cook Nuclear Plant have at all times been conducted in compliance with applicable health, safety, regulatory and other legal requirements, except where the failure to be so in compliance in the aggregate could not reasonably be expected to have a Material Adverse Effect on AEP. Except as set forth in SECTION 5.9(b) of AEP's Disclosure Letter, to the Knowledge of AEP, the operations of the Cook Nuclear Plant are not the subject of any outstanding notices of violation or requests for information from the NRC or any other agency with jurisdiction over such facility. To the Knowledge of AEP, AEP maintains, and is in compliance with, an emergency plan designed to protect the health and safety of the public in the event of an unplanned release of radioactive materials from the Cook Nuclear Plant, and the NRC has determined that such plan is in compliance with its requirements. To the Knowledge of AEP, liability insurance to the full extent required by law for operating nuclear facilities remains in full force and effect with respect to the Cook Nuclear Plant, and the amount of such insurance has been approved by the NRC. To the Knowledge of AEP, plans for the decommissioning of the Cook Nuclear Plant, and for the storage of spent nuclear fuel, conform with the requirements of applicable law, and the owner of such facility has funded such plans to the extent required by Law.

    SECTION 5.10 LITIGATION; COMPLIANCE WITH LAWS. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of AEP, threatened against AEP or any of its Subsidiaries, at law or in equity, in any Court or before or by any Governmental Authority, except actions, suits or proceedings that (a) are fully and accurately disclosed in AEP's SEC Reports filed with the Commission prior to the date hereof, (b) are set forth in SECTION 5.10 or SECTION 5.14 of AEP's Disclosure Letter or (c) individually or, with respect to multiple actions, suits or proceedings that allege similar theories of recovery based on similar facts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on AEP. Except as set forth in SECTION 5.10 of AEP's Disclosure Letter, there are no Material claims pending or, to the Knowledge of AEP, threatened by any Persons against AEP or any of its Subsidiaries for indemnification pursuant to any statute, organizational document, contract or otherwise with respect to any action, suit, investigation or proceeding pending in any Court or before or by any Governmental Authority. Except as set forth in SECTION 5.10 of AEP's Disclosure Letter, AEP and its Subsidiaries are in substantial compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to AEP or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on AEP.

    SECTION 5.11 OWNERSHIP OF COMPANY COMMON STOCK. Neither AEP nor any of its Affiliates "beneficially own" (as such term is defined for purposes of SECTION 13(d) of the Exchange Act) any shares of Company Common Stock.

    SECTION 5.12 EMPLOYEE BENEFIT PLANS. (a) LISTING. Each AEP Benefit Plan is listed in SECTION 5.12(a) of AEP's Disclosure Letter, including, with respect to Terminated AEP Benefit Plans, the date of termination. True and correct copies of each of the following have been made available to the Company with respect to each Current AEP Benefit Plan: (i) the three most recent annual reports (Form
5500) filed with the IRS, (ii) the plan document, (iii) the trust agreement, if any, (iv) the most recent summary plan description if required by ERISA, (v) the three most recent actuarial reports or valuations relating to each Current AEP Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Current AEP Benefit Plan intended to be qualified under SECTION 401 of the Code.

    (b) MATERIAL ADVERSE CHANGES. With respect to each AEP Benefit Plan, no event has occurred and, to the Knowledge of AEP, there exists no condition or set of circumstances in connection with which AEP or any of its Subsidiaries could be subject to any liability under the terms of such AEP Benefit Plan, ERISA, the Code or any other applicable Law, other than any condition or set of circumstances that could not reasonably be expected to have a Material Adverse Effect on AEP.

    (c) QUALIFIED STATUS OF CURRENT PLANS. Except as set forth in SECTION 5.12(c) of AEP's Disclosure Letter, each Current AEP Benefit Plan intended to be qualified under SECTION 401 of the Code (i) satisfies in form the requirements of such SECTION, (ii) has received a favorable determination letter from the IRS regarding such qualified status, (iii) has not, since receipt of the most recent favorable determination letter, been amended, and, (iv) to the Knowledge of AEP, has not been operated in a way that would adversely affect its qualified status.

    (d) NO TERMINATION OF CURRENT PLANS. Except as set forth in SECTION 5.12(d) of AEP's Disclosure Letter, there has been no termination or partial termination of any Current AEP Benefit Plan within the meaning of SECTION 411(d)(3) of the Code.

    (e) TERMINATED PLANS. Any Terminated AEP Benefit Plan intended to have been qualified under SECTION 401 of the Code received a favorable determination letter from the IRS with respect to its termination.

    (f) CLAIMS. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of AEP, threatened against, or with respect to, any AEP Benefit Plan or its assets that could reasonably be expected to have a Material Adverse Effect on AEP and, to the Knowledge of AEP, no facts or circumstances exist that could give rise to any such actions, suits or claims.

    (g) PENDING MATTERS. To the Knowledge of AEP, there is no matter pending (other than routine qualification determination filings) with respect to any AEP Benefit Plan before the IRS, the Department of Labor, the PBGC or other Government Authority.

    (h) TIMELY CONTRIBUTIONS. All contributions required to be made to AEP Benefit Plans pursuant to their terms and the provisions of ERISA, the Code or any applicable Law have been timely made.

    (i) CURRENT PLANS SUBJECT TO TITLE IV OF ERISA. As to each Current AEP Benefit Plan subject to Title IV of ERISA, (i) there has been no event or condition that presents a significant risk of plan termination, (ii) no accumulated funding deficiency, whether or not waived, within the meaning of
SECTION 302 of ERISA or SECTION 412 of the Code has been incurred, (iii) no reportable event within the meaning of SECTION 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1 et seq. promulgated by the PBGC have not been waived) has occurred within six years prior to the date of this Agreement, (iv) no notice of intent to terminate such Benefit Plan has been given under SECTION 4041 of ERISA, (v) no proceeding has been instituted under
SECTION 4042 of ERISA to terminate such

Benefit Plan, (vi) no liability to the PBGC has been incurred (other than with respect to required premium payments) and (vii) the assets of such Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of SECTION 4041 of ERISA, under such Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

    (j) EXCESS PARACHUTE PAYMENTS. Except as set forth in SECTION 5.12(j) of AEP's Disclosure Letter, in connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefit or provision of other rights have been or will be made under any Current AEP Benefit Plan that could be reasonably be expected to be nondeductible under SECTION 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

    (k) NO REQUIRED INCREASE IN CONTRIBUTIONS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require AEP or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Current AEP Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or
(ii) create or give rise to any additional vested rights or service credits under any Current AEP Benefit Plan, whether or not some other subsequent action or event would be required to cause such creation or acceleration to be triggered.

    (l) INTENTIONALLY OMITTED.

    (m) RETIREE BENEFITS. Except as set forth in SECTION 5.12(m) of AEP's Disclosure Letter, no Current AEP Benefit Plan (other than an AEP Benefit Plan maintained outside the United States that is either fully insured or fully funded through a retirement plan) provides retiree medical or retiree life insurance benefits to any Person and neither AEP nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of SECTIONs 601 through 608 of ERISA and SECTION 4980B of the Code.

    (n) MULTIEMPLOYER PLANS. Except as set forth in SECTION 5.12(n) of AEP's Disclosure Letter, neither AEP nor any member of its Controlled Group contributes or has an obligation to contribute, and has not within six years prior to the date of this Agreement contributed, had an obligation to contribute, or had any other liability to a multiemployer plan within the meaning of SECTION 3(37) of ERISA. Neither AEP nor any member of its Controlled Group participate in any multiemployer plan with withdrawal liability on the date hereof which could reasonably be expected to have a Material Adverse Effect on AEP.

    (o) COLLECTIVE BARGAINING CONTRACTS. Except as set forth in SECTION 5.12(o) of AEP's Disclosure Schedule, (i) no collective bargaining agreement is being negotiated by AEP or any of its Subsidiaries, (ii) there is no pending or, to the Knowledge of AEP, threatened labor dispute, strike or work stoppage against AEP or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on AEP, (iii) to the Knowledge of AEP, neither AEP or any of its Subsidiaries nor any representative or employee of AEP or any of its Subsidiaries has in the United States committed any Material unfair labor practices in connection with the operation of the business of AEP and its Subsidiaries, and (i) there is no pending or, to the Knowledge of AEP, threatened charge or complaint against AEP or any of its Subsidiaries by the National Labor Relations Board or any comparable agency of any state of the United States.

    SECTION 5.13 TAXES. (a) TAX RETURNS AND TAXES. Except for such matters as could not reasonably be expected to have a Material Adverse Effect on AEP, (i) all Tax Returns that are required to be filed by or with respect to AEP or any of its Subsidiaries on or before the Effective Time have been or will be timely filed, (ii) all Taxes that are due and payable by AEP or any of its Subsidiaries on or before the Effective Time have been or will be timely paid in full or adequate reserves have been established for the payment of such Taxes, (iii) all withholding Tax requirements imposed on or with respect to AEP or any of its

Subsidiaries and that are required to be satisfied at or before the Effective Time have been or will be satisfied in full in all respects and (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any Tax by AEP or any of its Subsidiaries.

    (b) AUDITS. Except as set forth in SECTION 5.13(b) of AEP's Disclosure Letter, all Material Tax Returns required to be filed by AEP or any of its Subsidiaries have been audited (and such audit has become final) by the applicable Governmental Authority or the applicable statute of limitations has expired for the period covered by such Tax Returns.

    (c) EXTENSION OF TIME. Except as set forth in SECTION 5.13(c) of AEP's Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any Material Tax Return required to be filed by AEP or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax due with respect to the period covered by any Tax Return filed, or required to be filed, by AEP or any of its Subsidiaries.

    (d) CLAIMS. No Material issues have been raised by any Taxing authority in connection with the audit or examination of any Tax Return filed, or required to be filed, by AEP or any of its Subsidiaries, and there is no claim against AEP or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return, that, in either case, could reasonably be expected to have a Material Adverse Effect on AEP.

    (e) AFFILIATED GROUP. Except as set forth in SECTION 5.13(e) of AEP's Disclosure Letter, none of AEP and its Subsidiaries, during the last ten years, has been a member of an affiliated group filing a consolidated Federal income Tax Return other than an affiliated group of which AEP is the common parent.

    SECTION 5.14 ENVIRONMENTAL MATTERS. Except for matters disclosed in SECTION
5.14 of AEP's Disclosure Letter, or matters disclosed in AEP's SEC Reports filed with the Commission prior to the date hereof, and except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on AEP, (a) the properties, operations and activities of AEP and its Subsidiaries are in compliance with all applicable Environmental Laws; (b) AEP and its Subsidiaries and the properties and operations of AEP and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of AEP, threatened action, suit, investigation, inquiry or proceeding by or before any Court or Governmental Authority under any Environmental Law; (c) all Permits, if any, required to be obtained or filed by AEP or any of its Subsidiaries under any Environmental Law in connection with the business of AEP and its Subsidiaries have been obtained or filed and are valid and currently in full force and effect; (d) to the Knowledge of AEP, there has been no release of any hazardous substance, pollutant or contaminant into the environment by AEP or its Subsidiaries or in connection with their properties or operations; (e) to the Knowledge of AEP, there has been no exposure of any Person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of AEP and its Subsidiaries; and (f) AEP and its Subsidiaries have made available to the Company all internal and external environmental audits and studies and all correspondence on substantial environmental matters (in each case relevant to AEP or any of its Subsidiaries) in the possession of AEP or its Subsidiaries.

    SECTION 5.15 INSURANCE. AEP and its Subsidiaries own and are, and have been continuously since January 1, 1993, beneficiaries under all such insurance policies underwritten by reputable insurers that, as to risks insured, coverages and related limits and deductibles, are customary in the industries in which AEP and its Subsidiaries operate. Except as disclosed in SECTION 5.15 of AEP's Disclosure Letter, neither AEP nor any of it Subsidiaries has received any notice of cancellation or termination of any Material insurance policy as to which it is a named beneficiary. All Material insurance policies of AEP and its Subsidiaries are valid and enforceable against the underwriters thereof in accordance with their terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

    SECTION 5.16 POOLING; TAX MATTERS. Neither AEP nor, to the Knowledge of AEP, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from being treated as a "pooling of interests" in accordance with generally accepted accounting principles and the Regulations of the Commission or from constituting a reorganization within the meaning of section 368(a) of the Code.

    SECTION 5.17 AFFILIATES. SECTION 5.17 of AEP's Disclosure Letter contains a true and complete list of all Persons who, to the Knowledge of AEP, may be deemed to be "affiliates" of AEP as such term is used under Rule 145 under the Securities Act, including all directors and executive officers of AEP.

    SECTION 5.18 OPINION OF FINANCIAL ADVISOR. AEP has received the opinion of Salomon Smith Barney on the date of this Agreement to the effect that the consideration to be paid by AEP in the Merger is fair, from a financial point of view, to AEP.

    SECTION 5.19 BROKERS. Except as set forth in SECTION 5.19 of AEP's Disclosure Letter, no broker, finder or investment banker (other than Salomon Smith Barney) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AEP. Prior to the date of this Agreement, AEP has made available to the Company complete and correct copies of all agreements between AEP and Salomon Smith Barney pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

    SECTION 5.20 VOTE REQUIRED. The affirmative vote of holders of a majority of the outstanding shares of AEP Common Stock is the only vote of holders of any class or series of capital stock of AEP necessary to approve the amendment to the restated certificate of incorporation of AEP in order to increase the number of authorized shares of AEP Common Stock to be issued in the Merger (the "Charter Amendment"); and the affirmative vote of holders of shares of AEP Common Stock representing a majority of the total votes cast at a meeting of the holders of outstanding shares of AEP Common Stock is the only vote of the holders of any class or series of AEP capital stock necessary under the rules of the NYSE to approve the issuance of shares of AEP Common Stock to be issued in the Merger (the "Share Issuance"). Such votes of the holders of shares of AEP Common Stock necessary to approve the Charter Amendment and the Share Issuance are hereinafter collectively referred to as the "Required AEP Vote" and are the only votes of the holders of any class or series of capital stock of AEP or its Subsidiaries required to approve the Merger, this Agreement or the transactions contemplated hereby, except for the vote of AEP as the sole stockholder of Newco. AEP, in its capacity as sole stockholder of Newco, has approved this Agreement and the transactions contemplated hereby.

    SECTION 5.21 NO BUSINESS ACTIVITIES. Newco was organized solely for the purpose of the transactions contemplated hereby and has not conducted any activities other than in connection with the organization of Newco, the negotiation and execution of this Agreement and the consummation of the transaction contemplated hereby. Newco has no Subsidiaries.

                                   ARTICLE VI
                                   COVENANTS

    SECTION 6.1 AFFIRMATIVE COVENANTS. Each of the Company and AEP hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the other, it will and will cause its Subsidiaries to:

        (a) operate its business in the ordinary course consistent with past or then current industry practices;

        (b) use all commercially reasonable efforts to preserve substantially intact its business organization and goodwill, maintain its rights and franchises, retain the services of its respective key employees and maintain its goodwill and relationships with its respective customers and suppliers;

        (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

        (d) use all commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

        (e) use all commercially reasonable efforts to maintain in effect all existing Orders and Permits pursuant to which such party or its Subsidiaries operate, and timely to apply for and obtain any additional Orders and Permits that are or will be required for the current or currently planned operations of such party or its Subsidiaries; and

        (f) consult and confer with one another on a frequent and reasonable basis in order to ensure compliance with the covenants contained in this Agreement and otherwise as necessary to consummate and make effective the transactions contemplated by this Agreement, provided, that, except as otherwise expressly set forth herein, AEP and the Company shall each retain discretion and control over its affairs;

except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company or AEP, as the case may be, provided, that, no action by the Company or its Subsidiaries or AEP or its Subsidiaries, as the case may be, with respect to matters specifically addressed by any provision of Section 6.2 shall be deemed a breach of this Section 6.1 unless such action would constitute a breach of one or more of such provisions of Section 6.2.

    SECTION 6.2 NEGATIVE COVENANTS. (a) COMPANY COVENANTS. The Company covenants and agrees that, except as expressly otherwise contemplated by this Agreement or Section 6.2(a) of the Company's Disclosure Letter or otherwise consented to in writing by AEP, which consent shall not be unreasonably withheld, from the date of this Agreement until the Closing, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

        (i) (A) increase the compensation payable to or to become payable to any director or executive officer; (B) grant any severance or termination pay;
    (C) amend or otherwise modify the terms of any outstanding options, warrants or rights, the effect of which shall be to make such terms more favorable to the holders thereof; (D) take any action to accelerate the vesting of any outstanding Company stock options; (E) amend or take any other actions to increase the amount or accelerate the payment or vesting of any benefit under any Benefit Plan (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a change in control of such party or upon a filing under
    Section 13(d) or 14(d) of the Exchange Act with respect to such party), or
    (F) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, or other change in control agreement;

    except (i) pursuant to any contract, agreement or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, (ii) increases in salary payable or to become payable upon promotion to an office having greater operational responsibilities, (iii), in the case of severance or termination payments, pursuant to the severance policy of the Company or its Subsidiaries existing at the date of this Agreement, (iv) in the case of options, warrants, rights or Benefit Plans, amendments required by ERISA or other applicable law and (v) except with respect to the management employees of the Company who are parties to Change of Control Agreements with the Company on the date hereof, any such increase, grant, amendment, modification or action in the ordinary course of business consistent with past practice;

        (ii) (A) enter into any employment or severance agreement with, any director, officer or employee, either individually or as part of a class of similarly situated persons or (B) establish, adopt or enter into any new Benefit Plan; except employment and severance agreements entered into for the benefit of any newly employed or promoted officers or employees, in which case, the terms of such agreements shall be reasonably consistent with those existing at the date of such employment and except for Company Benefit Plans relating to health and life insurance benefits established, adopted or entered into in the ordinary course of business consistent with past practice;

       (iii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock of the Company or any Significant Subsidiary, except (A) dividends declared and paid by the Company with respect to the outstanding Company Common Stock at approximately the same times and at a rate per share of Company Common Stock not to exceed the rate per share of Company Common Stock as were declared and paid during the year ending December 31, 1997 and (B) dividends and distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company and (C) dividends and distributions declared and paid with respect to outstanding shares of preferred stock or similar obligations of the Company's Subsidiaries;

        (iv) (A) redeem, purchase or acquire any outstanding Equity Securities of the Company or any of its Significant Subsidiaries other than redemptions, repurchases and other acquisitions of Equity Securities in the ordinary course of business consistent with past practice and that will not cause a failure of the condition contained in Section 8.1(e) to be satisfied, including purchases, redemptions and other acquisitions (1) in connection with the administration of employee benefit, direct stock purchase and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans, (2) required by the respective terms of any Equity Security, (3) in connection with the refunding of preferred Equity Securities or through the issuance of additional preferred Equity Securities or indebtedness, as the case may be, at a lower cost of funds (calculating such cost on an aggregate after-tax basis) or through the issuance of indebtedness not prohibited by Section 6.2(a)(xi), (4) of Company Common Stock in the open market to fund up to $10,000,000 in any fiscal year of any acquisitions not prohibited by Section 6.2(a)(vii), (5) in intercompany transactions and (6) by the Company or any of its wholly-owned Subsidiaries directly from any wholly-owned Subsidiary of the Company in exchange for capital contributions or loans to such Subsidiary); or (B) split, combine or reclassify the Company Common Stock or effect any recapitalization of the Company;

        (v) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any Equity Securities of the Company or any of its Significant Subsidiaries; except issuances of (A) Company Common Stock (1) upon the exercise of Company stock options outstanding at the date of this Agreement in accordance with the terms thereof, (2) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Agreement of restricted stock or stock bonus pursuant to the terms of any Benefit Plans of the Company or any of its Subsidiaries or (3) periodically pursuant to the terms of any Benefit Plans of the Company or any of its Subsidiaries; and (B) preferred stock or similar securities of any Subsidiary for the purpose of financing investments or capital expenditures not prohibited under this Agreement or refinancing existing indebtedness or preferred stock or similar obligations of such Subsidiary;

        (vi) grant any Lien (other than Permitted Encumbrances) with respect to any shares of capital stock of, or other equity interests in, any Significant Subsidiary of the Company owned beneficially by the Company or any other Subsidiary of the Company;

       (vii) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner acquiring, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of any other Person; except (A) the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past or then standard industry practice, (B) acquisitions of equity interests, assets (excluding the acquisition of assets permitted in clause (A) above) and businesses related to the core domestic and U.K. regulated businesses in which the Company and its Subsidiaries are currently engaged (the "Company Core Businesses") the fair market value of the total consideration (including the value of indebtedness (other than non-recourse indebtedness) or other liability acquired or assumed) for which does not exceed 105% of the amount budgeted by the Company for such acquisitions as set forth in Section 6.2(a)(vii) of the Company's Disclosure Letter and (C) in connection with a Company Permitted Transaction;

      (viii) except in connection with Company Permitted Transactions or as required by Law, sell, lease, exchange or otherwise dispose of, or grant any Lien (other than a Permitted Encumbrance) with respect to, any of the assets of the Company or any of its Subsidiaries that are Material to the Company, except dispositions of assets other than generation assets and inventories in the ordinary course of business and consistent with past practice;

        (ix) adopt any amendments to its charter or bylaws or other organizational documents that could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement;

        (x) (A) change any of its methods of accounting in effect at September 30, 1997, except as may comply with GAAP, (B) make or rescind any election relating to Taxes that are Material to the Company (other than any election that must be made periodically and that is made consistent with past practice) or (C) change any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns for the taxable year ending December 31, 1996, except, in the case of each of clauses (A), (B) and (C), as may be required by Law and, in the case of clause (C), for matters that could not reasonably be expected to have a Material Adverse Effect on the Company;

        (xi) except in connection with a Company Permitted Transaction or as required by Law, incur any obligations for borrowed money or purchase money indebtedness that are Material to the Company, whether or not evidenced by a note, bond, debenture or similar instrument, except (A) drawings under credit lines existing at the date of this Agreement or renewals or replacements thereof, (B) obligations evidenced by debt securities issued by a Subsidiary of the Company for the purpose of financing investments or capital expenditures permitted under this Agreement or refinancing existing indebtedness or preferred stock obligations of such Subsidiary and (C) indebtedness incurred in the ordinary course of business consistent with past or then standard industry practice;

       (xii) unless required by the terms thereof, release any third Person from its obligations under any existing standstill agreement or similar agreement whether included in a confidentiality agreement or otherwise;

      (xiii) except in connection with a Company Permitted Transaction or as required by Law, enter into any Material Contract with any third Person (other than customers and vendors in the ordinary course of business) that provides for an exclusive arrangement with that third Person or is substantially more restrictive on the Company or any of its Subsidiaries or substantially less advantageous to the Company or any of its Subsidiaries than Material Contracts existing on the date hereof;

       (xiv) except in connection with a Company Permitted Transaction or as required by Law, make capital and non-fuel operational and maintenance expenditures relating to the Company Core Businesses in excess of 105% of the amount budgeted by the Company for capital and non-fuel operational and maintenance expenditures as set forth in Section 6.2(a)(vii) of the Company's Disclosure Letter;

       (xv) except pursuant to any contract, agreement or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, make, or commit to make, any investments in, or loans or capital contributions to, or to undertake any guarantees or other obligations with respect to, any joint venture (whether organized as a corporation, partnership or other legal entity) in excess of 105% of the amount budgeted by the Company for such investments relating to the Company Core Businesses as set forth in Section 6.2(a)(vii) of the Company's Disclosure Letter or in connection with a Company Permitted Transaction; or

       (xvi) agree in writing or otherwise to do any of the foregoing.

    (b) AEP COVENANTS. AEP covenants and agrees that, except as expressly contemplated by this Agreement or Section 6.2(b) of AEP's Disclosure Letter or otherwise consented to in writing by the Company, which consent shall not be unreasonably withheld, from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

        (i) (A) increase the compensation payable to or to become payable to any director or executive officer; (B) grant any severance or termination pay;
    (C) amend or otherwise modify the terms of any outstanding options, warrants or rights, the effect of which shall be to make such terms more favorable to the holders thereof; (D) amend or take any other actions to increase the amount or accelerate the payment or vesting of any benefit under any Benefit Plan (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a change in control of such party or upon a filing under Section 13(d) or 14(d) of the Exchange Act with respect to such party); except (i) pursuant to any contract, agreement or other legal obligation of AEP or any of its Subsidiaries existing at the date of this Agreement, (ii) increases in salary payable or to become payable upon promotion to an office having greater operational responsibilities, (iii), in the case of severance or termination payments, pursuant to the severance policy of AEP or its Subsidiaries existing at the date of this Agreement, (iv) in the case of options, warrants, rights or Benefit Plans, amendments required by ERISA or other applicable law and (v) any (including incentive) increase, grant, amendment, modification or action in the ordinary course of business consistent with past practice;

        (ii) (A) enter into any employment or severance agreement with, any director, officer or employee, either individually or as part of a class of similarly situated persons or (B) establish, adopt or enter into any new Benefit Plan; except (1) employment and severance agreements entered into for the benefit of any newly employed or promoted officers or employees, in which case, the terms of such agreements shall be reasonably consistent with those existing at the date of such employment, (2) that AEP may modify or enter into severance arrangements with management employees, which arrangements provide a level of severance benefits to such management employees generally comparable to the level of severance benefits which are, on the date of this Agreement, provided to similarly situated employees of the Company and (3) for AEP Benefit Plans relating to health and life insurance benefits established, adopted or entered into in the ordinary course of business consistent with past practice;

       (iii) declare or pay any dividend on, or to make any other distribution in respect of, outstanding shares of capital stock of AEP or any Significant Subsidiary (other than Yorkshire), except (A) dividends declared and paid by AEP with respect to the outstanding AEP Common Stock at approximately the same times and rates and at a rate per share of AEP Common Stock not less than the rate per share of AEP Common Stock as were declared and paid during the year ended December 31, 1997 and (B) dividends and distributions by a wholly owned Subsidiary of AEP to AEP or another wholly owned Subsidiary of AEP and (C) dividends and distributions declared and paid with respect to outstanding shares of preferred stock or similar obligations of AEP's Subsidiaries.

        (iv) (A) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Securities of AEP or any of its Significant Subsidiaries other than redemptions, repurchases and other acquisitions of Equity Securities in the ordinary course of business consistent with past practice which will not cause a failure of the condition contained in
    Section 8.1(e) to be satisfied, including purchases, redemptions and other acquisitions (1) in connection with the administration of employee benefit; direct stock purchase and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans, (2) required by the respective terms of any Equity Security, (3) in connection with the refunding of preferred Equity Securities or through the issuance of additional preferred Equity Securities or indebtedness, as the case may be, at a lower cost of funds (calculating such cost on an aggregate after-tax basis) or through the issuance of indebtedness not prohibited by Section 6.2(b)(xi), (4) of AEP Common Stock in the open-market to fund up to $10,000,000 in any fiscal year of any acquisitions not prohibited by Section 6.2(b)(vii), (5) in intercompany transactions and (6) by AEP or any of its wholly-owned Subsidiaries directly from any wholly-owned Subsidiary of AEP in exchange for capital contributions or loans to such Subsidiary; or (B) split, combine or reclassify AEP Common Stock or effect any recapitalization of AEP;

        (v) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any Equity Securities of AEP or any of its Significant Subsidiaries; except issuances of (A) AEP Common Stock (1) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Agreement of restricted stock or stock bonus pursuant to the terms of any Benefit Plans of AEP or any of its Subsidiaries or (2) periodically pursuant to the terms of any Benefit Plans of AEP or any of its Subsidiaries; (B) preferred stock or similar securities of any Subsidiary for the purpose of financing investments or capital expenditures not prohibited under this Agreement or refinancing existing indebtedness or preferred stock or similar obligations of such Subsidiary and (C) issuances of a number of shares of AEP Common Stock not in excess of 10% of the number of shares represented to be outstanding in Section 5.3 hereof;

        (vi) grant any Lien (other than Permitted Encumbrances) with respect to any shares of capital stock of, or other equity interests in, any Significant Subsidiary of AEP owned beneficially by AEP or any other Subsidiary of AEP;

       (vii) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner acquiring, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of any other Person; except (A) the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past or then standard industry practice and (B) acquisitions of equity interests, assets (excluding the acquisition of assets permitted in clause (A) above) and businesses related to the energy sector the fair market value of the total consideration (including the value of indebtedness (other than non-recourse indebtedness) or other liability acquired or assumed) for which does not exceed $2.5 billion in the aggregate (which amount shall be reduced by the amount permitted and expended for (x) capital expenditures (other than relating to the core domestic and United Kingdom regulated utility business in which AEP and its Subsidiaries are currently engaged (the "AEP Core Businesses")) pursuant to Section 6.2(b)(xiv) and (y) joint ventures pursuant to Section 6.2(b)(xv);

      (viii) sell, lease, exchange or otherwise dispose of, or grant any Lien (other than a Permitted Encumbrance) with respect to, any of the assets of AEP or any of its Subsidiaries that are Material to AEP, except (A) dispositions of assets other than generation assets and inventories in the ordinary course of business and consistent with past practice, (B) divestitures of non-AEP Core Businesses and (C) except as required by Law;

        (ix) adopt any amendments to its charter or bylaws or other organizational documents that could reasonably be expected to have a material adverse effect on the ability of AEP to perform its obligations under this Agreement;

        (x) (A) change any of its methods of accounting in effect at September 30, 1997, except as may be required to comply with GAAP, (B) make or rescind any election relating to Taxes that are Material to AEP (other than any election that must be made periodically and that is made consistent with past practice) or (C) change any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns for the taxable year ending December 31, 1996, except, in the case of each of clauses (A), (B) and (C), as may be required by Law and, in the case of clause (C), for matters that could not reasonably be expected to have a Material Adverse Effect on AEP;

        (xi) except as required by Law, incur any obligations for borrowed money or purchase money indebtedness that are Material to AEP, whether or not evidenced by a note, bond, debenture or similar instrument, except (A) drawings under credit lines existing at the date of this Agreement or renewals or replacements thereof, (B) obligations evidenced by debt securities issued by a Subsidiary of AEP for the purpose of financing investments or capital expenditures permitted under this Agreement or refinancing existing indebtedness or preferred stock obligations of such Subsidiary, (C) purchase money indebtedness as to which Liens may be granted as permitted by Section 6.2(b)(vi), (D) indebtedness incurred in the ordinary course of business consistent with past practice and (E) indebtedness not in excess of $2.0 billion in the aggregate (in addition to the aggregate amount budgeted for indebtedness by AEP as set forth in
    Section 6.2(b)(xi) of AEP's Disclosure Letter);

       (xii) unless required by the terms thereof, release any third Person from its obligations under any existing standstill agreement or similar agreement whether included in a confidentiality agreement or otherwise;

      (xiii) except as otherwise required by Law, enter into any Material Contract with any third Person (other than customers and vendors in the ordinary course of business) that provides for an exclusive arrangement with that third Person or is substantially more restrictive on AEP or any of its Subsidiaries or substantially less advantageous to AEP or any of its Subsidiaries than Material Contracts existing on the date hereof;

       (xiv) other than with respect to the AEP Core Businesses or except as required by Law, make capital expenditures in excess of $2.5 billion less the amounts permitted and expended in connection with acquisitions and joint ventures pursuant to Section 6.2(b)(vii) and Section 6.2(b)(xv);

       (xv) except pursuant to any contract, agreement or other legal obligation of AEP or its Subsidiaries existing at the date of this Agreement, make or commit to make, any investments in, or loans or capital contributions to, or to undertake any guarantees or other obligations with respect to, any joint venture in excess of $2.5 billion (which amount shall be reduced by any amounts permitted and expended for capital expenditures (other than with respect to the AEP Core Businesses)) and acquisitions as set forth in
    Section 6.2(b)(xiv) and 6.2(b)(vii); or

       (xvi) agree in writing or otherwise to do any of the foregoing.

    SECTION 6.3 ACCESS AND INFORMATION. AEP and the Company shall each, and shall each cause its Subsidiaries to, (i) afford to the other party and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives" of such party) reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books and records and (ii) furnish promptly to the other party and its Representatives such information concerning the business, properties, contracts, records and personnel of the furnishing party and its Subsidiaries (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other party. All documents furnished pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    SECTION 7.1 MEETING OF AEP STOCKHOLDERS. AEP shall, promptly after the date of this Agreement, take all actions necessary in accordance with Law, the rules of the NYSE and its certificate of incorporation and bylaws to convene a special meeting of AEP's stockholders for the purpose of obtaining the Required AEP Vote (together with any adjournments thereof, the "AEP Stockholders' Meeting"), and AEP shall consult with the Company in connection therewith. Subject to Section 7.19, AEP shall take all commercially reasonable action to solicit from stockholders of AEP proxies in favor of the Share Issuance and the Charter Amendment and to secure the Required AEP Vote and the Board of Directors of AEP shall recommend approval of the Share Issuance and the Charter Amendment by the stockholders of AEP.

    SECTION 7.2 MEETING OF COMPANY STOCKHOLDERS. The Company shall, promptly after the date of this Agreement, take all actions necessary in accordance with Law, the rules of the NYSE and its certificate of incorporation and bylaws to convene a special meeting of the Company's stockholders to consider approval and adoption of this Agreement and the Merger (together with any adjournments thereof, the "Company Stockholders' Meeting"), and the Company shall consult with AEP in connection therewith. Subject to Section 7.19, the Company shall take all commercially reasonable action to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the Required Company Vote and the Board of Directors of the Company shall recommend approval of the transactions contemplated by this Agreement by the stockholders of the Company.

    SECTION 7.3 REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS. (a) JOINT PROXY STATEMENT/PROSPECTUS. As promptly as practicable after the execution of this Agreement, the parties shall prepare and file with the Commission the registration statement on form S-4 to be filed with the Commission in connection with the issuance of shares of AEP common stock in the Merger (the "Registration Statement") and the joint proxy statement relating to the meetings of AEP's and the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto effected prior to the effective date of the Registration Statement, the "Joint Proxy Statement/Prospectus"). The Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the Regulations thereunder. Each of the AEP Companies and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation and filing of the Joint Proxy Statement/Prospectus. Each of the AEP Companies and the Company will use all commercially reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken under any applicable Federal or state securities Laws in connection with the issuance of shares of AEP Common Stock in the Merger (other than qualifying to do business in any jurisdiction in which they are currently not so qualified). As promptly as practicable after the Registration Statement shall have become effective, (x) AEP shall mail the Joint Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the AEP

Stockholders' Meeting and (y) the Company shall mail the Joint Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the Company Stockholders' Meeting.

    (b) COMPANY INFORMATION. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus shall not, at the date of the mailing of the Joint Proxy Statement/Prospectus (or any supplement thereto) and at the time of the AEP Stockholders' Meeting or of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform AEP. All documents that the Company is responsible for filing with the Commission in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the Regulations thereunder and the Exchange Act and the Regulations thereunder.

    (c) THE AEP COMPANIES INFORMATION. The information supplied by the AEP Companies for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by AEP for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus shall not, at the date of the mailing of the Joint Proxy Statement/Prospectus (or any supplement thereto), at the time of the AEP Stockholders' Meeting or the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to AEP or any of its Subsidiaries, or to their respective officers or directors, should be discovered by AEP that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, AEP shall promptly inform the Company. All documents that the AEP Companies are responsible for filing with the Commission in connection with the transactions contemplated hereby shall comply as to form in all material respects with the applicable requirements of the Securities Act and the Regulations thereunder and the Exchange Act and the Regulations thereunder.

    SECTION 7.4 APPROPRIATE ACTION; CONSENTS; FILINGS. (a) APPLICATIONS. Each of the Company and AEP shall consult with one another, coordinate with respect to, and use all commercially reasonable efforts (i) subject to Section 7.19, to take, or to cause to be taken, all appropriate action, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Authorities any Permits or Orders required to be obtained by AEP or the Company or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable Federal or state securities Laws, (B) the Holding Company Act, (C) the Federal Power Act, (D) the Atomic Energy Act, (E) the applicable State Regulatory Acts, (F) the HSR Act and (G) any other applicable Law; provided that AEP and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith, and provided further that, except as otherwise expressly provided herein, each party shall retain discretion and control over its affairs. The Company and AEP shall furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable Regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement.

    (b) REGULATORY PLANS. The Company and AEP have jointly retained Vinson & Elkins L.L.P. and Simpson Thacher & Bartlett to assist the parties in developing and implementing a collaborative regulatory plan in connection with the transactions contemplated hereby.

    (c) COOPERATION. AEP and the Company agree to cooperate and use all commercially reasonable efforts to resist or resolve any action including legislative, administrative or judicial action and to have vacated or overturned any Order of any Court or Governmental Authority that is in effect and that prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that in no event shall either party take, or be required to take, any action that could reasonably be expected to have a Material Adverse Effect on AEP, the Company or the Combined Companies. Both parties shall consult on a reasonable and frequent basis regarding matters relating to the operations of AEP and the Company prior to Closing, provided, that, except as otherwise expressly set forth herein, AEP and the Company shall each retain discretion over their own affairs.

    (d) THIRD PARTY CONSENTS. (i) Each of the Company and AEP shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, all commercially reasonable efforts to obtain any consents from third Persons (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Material Adverse Effect on the Company or AEP from occurring prior to the Effective Time or a Material Adverse Effect on the Combined Companies from occurring after the Effective Time (the "Third Party Consents").

    (ii) If any party shall fail to obtain any consent from a third Person described in subsection (d)(i) above, such party shall use all commercially reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and AEP, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

    SECTION 7.5 AFFILIATES; POOLING; TAX TREATMENT. (a) AFFILIATES. Each of the Company and AEP shall use all commercially reasonable efforts to cause Persons (other than Subsidiaries) who are, or who become "affiliates," as such term is used in Rule 145 under the Securities Act, of the Company or AEP, as the case may be, after the date of this Agreement but prior to the date of the Company Stockholders' Meeting or the AEP Stockholders' Meeting, as the case may be, to execute and deliver a letter agreement substantially in the form of Annex B or Annex C hereto, as the case may be, not later than 10 days prior to the date of such meeting.

    (b) EFFECTIVE REGISTRATION STATEMENT. AEP shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of the Company who may be Affiliates of the Company pursuant to Rule 145 under the Securities Act.

    (c) POOLING. Each party hereto shall use all commercially reasonable efforts to cause the Merger to be treated for financial accounting purposes as a Pooling Transaction, and shall not take, and shall use all commercially reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

    (d) TAX REORGANIZATION. Each party hereto shall use all commercially reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all commercially reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

    SECTION 7.6 PUBLIC ANNOUNCEMENTS. AEP and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

    SECTION 7.7 NYSE LISTING. AEP shall use all commercially reasonable efforts to cause the shares of AEP Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the NYSE prior to the Effective Time.

    SECTION 7.8 COMPANY RIGHTS AGREEMENT. The Company shall take all action (including, if necessary, amending such Rights Agreement) so that the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require any outstanding rights to be exercised, distributed or triggered.

    SECTION 7.9 COMFORT LETTERS. (a) AEP LETTER. AEP shall use all commercially reasonable efforts to cause Deloitte & Touche L.L.P. to deliver a letter dated as of the date of mailing of the Joint Proxy Statement/Prospectus, and addressed to AEP and the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed upon procedures letters delivered by independent public accounts in connection with registration statements and proxy statements similar to the Joint Proxy Statement/Prospectus.

    (b) COMPANY LETTER. The Company shall use all commercially reasonable efforts to cause Arthur Andersen LLP to deliver a letter dated as of the date of mailing of the Joint Proxy Statement/Prospectus, and addressed to the Company and AEP, in form and substance reasonably satisfactory to AEP and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy Statement/Prospectus.

    SECTION 7.10 STOCK OPTIONS; EMPLOYEE BENEFIT PLANS. (a) STOCK-BASED COMPENSATION.

        (i) STOCK OPTIONS. AEP agrees to assume, effective as of the Effective Time, each option to purchase shares of Company Common Stock granted under the Company's 1992 Long-term Incentive Plan or Directors' Compensation Plan (an "Outstanding Option") (whether or not vested) which remains as of such time unexercised in whole or in part and to substitute AEP Common Stock as purchasable under such assumed option ("Assumed Option"), with such assumption and substitution to be effected as follows:

           (A) The Assumed Option shall not give the optionee additional benefits which he did not have under the Outstanding Option before such assumption;

           (B) The number of shares of AEP Common Stock purchasable under any Assumed Option shall be equal to the number of whole shares of AEP Common Stock that the holder of the Outstanding Option being assumed would have received upon consummation of the Merger had such Outstanding Option been exercised in full prior to the Merger;

           (C) The per share option price of the Assumed Option shall be equal to the per share option price of the Outstanding Option divided by the Common Stock Exchange Ratio; and

           (D) The Assumed Option shall provide the optionee with the same benefit rights which he had under the Outstanding Option before such assumption.

    Notwithstanding the foregoing, in the case of any Outstanding Option to which section 421 of the Code applies by reason of the qualification under section 422 of the Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with section 424(a) of the Code. As soon as practicable after the Effective Time, AEP shall deliver to the holders of the Outstanding Options appropriate agreements evidencing its assumption of such options.

        (ii) OTHER STOCK-BASED COMPENSATION. Effective as of the Effective Time, AEP agrees to assume the Company's 1992 Long-Term Incentive Plan and Director's Compensation Plan with respect to any stock-based compensation (other than the Outstanding Options) payable in the form of Company Common Stock as a result of the Merger ("Other Compensation"), and to substitute shares of AEP Common Stock with respect to such assumed Other Compensation. The number of shares of AEP Common Stock issuable with respect to such Other Compensation shall be equal to the number of whole shares of AEP Common Stock that the holder of Other Compensation being assumed would have received upon consummation of the Merger had such Other Compensation been paid in full prior to the Merger.

On or prior to the Effective Time, the Company shall take or cause to be taken all such actions, reasonably satisfactory to AEP, as may be necessary or desirable in order to authorize the transactions contemplated by subsections (i) and (ii) above. Further, AEP shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of AEP Common Stock for delivery upon exercise of the Company Outstanding Options or issuance of the Company Other Compensation assumed by AEP pursuant to subsections (i) and (ii) above. Prior to the Effective Time, AEP shall file one or more registration statements on Form S-8 (or any successor or other appropriate forms) with respect to the shares of AEP Common Stock issuable in respect to the Assumed Options or Other Compensation and AEP Common Stock issuable in respect of the Assumed Options or Other Compensation and AEP shall use its commercially reasonable efforts to cause such registration statement to become effective promptly after the Effective Time and to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained herein) for so long as any Assumed Options remain outstanding and to comply with applicable state securities and blue sky laws. So long as any holder of an Assumed Options shall be subject to the reporting requirements under Section 16(a) of the Exchange Act, AEP shall have the Company's 1992 Long-Term Incentive Plan and Directors' Compensation Plan to be administered in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

    (b) SEPARATE COMPANY PLANS. From and after the Effective Time through July 1, 2002, AEP will continue or cause to be continued, without adverse change to any employee or former employee of the Company or any of its Subsidiaries, the Company Benefit Plans listed in Section 7.10(b) of the Company's Disclosure Letter, except that (i) any Company Common Stock investment fund offered under a Company Benefit Plan will be replaced by an AEP Common Stock investment fund or a traditional investment fund as determined by AEP (ii) premiums charged to participants may be increased under medical, dental, life, accidental death and dismemberment, and disability insurance plans (except that premiums charged to participants who retired from the Company or any of its Subsidiaries prior to 1993 (or survivors of such participants) may not be increased), and (iii) changes required by law, including changes required to maintain the qualified status of any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, may be made. After July 1, 2002, AEP will provide the employees of the Company and its Subsidiaries with benefits that in the aggregate are at least as favorable as the benefits provided to similarly situated employees of AEP and its Subsidiaries. If, after July 1, 2002, an AEP Benefit Plan is made available to employees of the Company or any of its Subsidiaries, all periods of service with the Company and its Subsidiaries will be credited to such employees for all purposes of the AEP Benefit Plan, including the accrual of benefits and eligibility to receive benefits for which a specified period of service is required under the AEP Benefit Plan. No earlier than July 1, 2002, the Company's Cash Balance Retirement Plan shall be merged into a defined benefit pension plan maintained by AEP or one of its

Subsidiaries. The retirement benefit for employees of the Company or its Subsidiaries who become participants in such merged plan will be determined under the AEP pension plan formula for all years of service (including years of service with the Company and its Subsidiaries) but such retirement benefit will not be less than the benefit accrued under the Company's Cash Balance Retirement Plan determined immediately prior to such plan merger plus the benefit determined under the AEP pension plan formula for years of service beginning on the date of such plan merger. If employees of the Company or any of its Subsidiaries become participants in a health plan maintained by AEP or any of its Subsidiaries, all preexisting condition limitations under the AEP health plan for such employees will be waived. In addition, if such AEP health plan participation becomes effective as of any date other than the first day of a calendar year, such employees will receive credit under the AEP health plan for any co-payments and deductibles incurred by such employees in the same calendar year under the Company's Medical Plan.

    (c) RETIREE AND DISABILITY BENEFITS. From and after July 1, 2002, AEP will provide access to retiree medical and life insurance coverage for any employee or director of the Company or any of its Subsidiaries who retires or becomes disabled prior to July 1, 2002 and who was eligible for such coverage under plans of the Company and its Subsidiaries in effect on the date of such individual's retirement. Further, for any such employees or directors who retired or became disabled prior to 1993, such coverage shall be continued without adverse change to such retired or disables employees or directors. In addition, with respect to any such employee who becomes disabled before July 1, 2002, so long as such employee continues to satisfy the eligibility requirements for disability benefits under the Company's Disability Income Plan in effect on such date AEP will offer such disabled employee medical coverage without charge to such disabled employee.

    (d) CERTAIN NONQUALIFIED ARRANGEMENTS. From and after the Effective Time through July 1, 2002, AEP will maintain the Company's Supplemental Executive Retirement Plan and Executive Deferred Compensation Plan without adverse change to any employee participating in the Plan until all benefits have been paid in accordance with the terms of the Plan; provided, however, that no deferrals shall be permitted under such plan after the Effective Time. If the Company's Supplemental Executive Retirement Plan or Executive Deferred Savings Plan is terminated or otherwise discontinued after July 1, 2002, AEP will make available to the class of employees of the Company and its Subsidiaries who were eligible to participate in the Company's Supplemental Executive Retirement Plan or Executive Deferred Savings Plan any nonqualified deferred compensation plan or plans it maintains to supplement benefits in the AEP Benefit Plans that are qualified plans. In addition, employees of the Company and its Subsidiaries will be given credit for service with the Company and its Subsidiaries for all purposes of such supplemental plans, and the supplemental plans will assume the obligation of the Supplemental Executive Retirement Plan or the Executive Deferred Savings Plan, as applicable, to pay the benefits that have accrued under the Supplemental Executive Retirement Plan or the Executive Deferred Savings Plan at the time of such termination or discontinuance.

    (e) MEMORIAL GIFTS PROGRAM. The Company will take all action necessary to terminate the Memorial Gifts Program as of the Effective Time; provided, however, that all then-existing commitments under such Program will not be adversely affected by such termination and will be honored in accordance with their terms.

    (f) AGREEMENT BY AEP. AEP agrees to honor without modification or contest, and agrees to cause the Surviving Corporation to honor without modification or contest, and to make required payments when due under all Change of Control Agreements and all Retention Agreements, including any modifications to such Change of Control Agreements or Retention Agreements permitted by Section 6.2(a).

    (g) The provisions of Sections 7.10(d) and (f) are intended to be for the benefit of, and shall be enforceable by, each Person entitled to benefits or payments thereunder and the heirs and representatives of such Person.

    SECTION 7.11 INDEMNIFICATION OF DIRECTORS AND OFFICERS. (a) Until six years from the Effective Time, the certificate of incorporation and bylaws of the Company as the corporation surviving the Merger (in this Section 7.11 called the "Surviving Corporation") as in effect immediately after the Effective Time shall not be amended to reduce or limit the rights of indemnity afforded to the present and former directors and officers of the Company thereunder or as to the ability of the Company to indemnify such persons or to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. The Surviving Corporation will at all times exercise the powers granted to it by its certificate of incorporation, its bylaws and applicable law to indemnify to the fullest extent possible the present and former directors, officers, employees and agents of the Company against claims made against them arising from their service in such capacities prior to the Effective Time.

    (b) If any claim or claims shall, subsequent to the Effective Time and within six years thereafter, be made against any present or former director, officer, employee or agent of the Company based on or arising out of the services of such Person prior to the Effective Time in the capacity of such Person as a director, officer, employee or agent of the Company, the provisions of subsection (a) of this Section respecting the certificate of incorporation and bylaws of the Surviving Corporation shall continue in effect until the final disposition of all such claims.

    (c) AEP hereby agrees after the Effective Time to guarantee the payment of the Surviving Corporation's indemnification obligations described in Section 7.11(a) up to an amount determined as of the Effective Time equal to (i) the fair market value of any assets of the Surviving Corporation or any of its Subsidiaries distributed to AEP or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), minus (ii) any liabilities of the Surviving Corporation or any of its Subsidiaries assumed by AEP or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), minus
(iii) the fair market value of any assets of AEP or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) contributed to the Surviving Corporation or any of its Subsidiaries and (iv) plus any liabilities of AEP or any of its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) assumed by the Surviving Corporation or any of its Subsidiaries.

    (d) Notwithstanding subsection (a), (b) or (c) of this Section 7.11, AEP and the Surviving Corporation shall be released from the obligations imposed by such subsection if AEP shall assume the obligations of the Surviving Corporation thereunder by operation of Law or otherwise. Notwithstanding anything to the contrary in this Section 7.11, neither AEP nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which shall not be unreasonably withheld.

    (e) AEP shall cause to be maintained in effect until six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (or substitute policies providing at least the same coverage and limits and containing terms and conditions that are not materially less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; PROVIDED, HOWEVER, that in no event shall AEP or the Surviving Corporation be required to expend more than 200 percent of the greater of (i) current annual premiums and (ii) annual premiums for the year in which the Closing occurs paid by the Company for such insurance; PROVIDED, FURTHER, that, if AEP or the Surviving Corporation is unable to obtain insurance for any period for 200 percent of the greater of such annual premiums, then the obligation of AEP and the Surviving Corporation pursuant hereto shall be to obtain the best coverage reasonably available under the circumstances subject to the foregoing limitations on premiums.

    (f) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder and the heirs and representatives of such Person.

    (g) AEP shall not permit the Surviving Corporation to merge or consolidate with any other Person unless the Surviving Corporation shall ensure that the surviving or resulting entity assumes the obligations imposed by subsections
(a), (b), (c) and (e) of this Section.

    SECTION 7.12 NEWCO. Prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than the minimum amount of cash required to be paid to Newco for the valid issuance of its stock to AEP).

    SECTION 7.13 EVENT NOTICES. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.13 shall cure any breach of any representation or warranty or any failure to comply with any covenant or agreement of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

    SECTION 7.14 BOARD OF DIRECTORS. At the Effective Time, the Board of Directors of AEP shall be expanded to fifteen members and reconstituted to include all then current board members of AEP, the Chairman of the Company on the date hereof, and four additional outside directors of the Company to be nominated by AEP.

    SECTION 7.15 HEADQUARTERS. At and after the Effective Time, the principal corporate office of the Combined Companies shall be located in Columbus, Ohio; and the Combined Companies shall maintain a significant presence in the states currently served by the Company.

    SECTION 7.16 RATE MATTERS. Each of the Company and AEP shall, and shall cause its Significant Subsidiaries to, discuss with the other any changes in its or its Significant Subsidiaries' rates or charges (other than automatic cost pass-through rate adjustment clauses), standards of service or accounting from those in effect on the date hereof and consult with the other prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators, whether written or oral, formal or informal, with respect thereto (provided that except as otherwise expressly provided herein each party shall retain discretion and control over its affairs), and except as set forth in Section 7.16 of the Company's Disclosure Letter, no party will make any filing to change its rates or charges, standards of service or accounting that could reasonably be expected to have a Material Adverse Effect on the Combined Companies.

    SECTION 7.17 COORDINATION OF DIVIDENDS. Each of the Company and AEP shall coordinate with the other regarding the declaration and payment of any dividends in respect of the Company Common Stock and AEP Common Stock and the record dates and the payment dates relating thereto, it being the intention of the Company and AEP that holders of the Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and/or any shares of AEP Common Stock that any such holder receives in exchange therefor pursuant to the Merger.

    SECTION 7.18 TRANSITION MANAGEMENT. As soon as practicable after the date hereof, the parties shall create a special transition management task force (the "Task Force"). The Task Force shall examine various alternatives regarding the manner in which to best organize and manage the business of the Combined Companies after the Effective Time, subject to applicable Law.

    SECTION 7.19 ACQUISITION PROPOSALS. Each of AEP and the Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the equity securities of, it or any of its Subsidiaries that, in any such case, could reasonably be expected to interfere with the completion of the Merger or the other transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). Each of AEP and the Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of AEP or the Company shall be permitted to (A) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) in response to an unsolicited bona fide written Acquisition Proposal by any Person, recommend such an unsolicited bona fide written Acquisition Proposal to its stockholders, or withdraw or modify in any adverse manner its approval or recommendation of this Agreement or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) the Required AEP Vote or the Required Company Vote, as the case may be, shall not have been obtained, (ii) the Board of Directors of AEP or the Company, as the case may be, concludes in good faith that such Acquisition Proposal (x) in the case of clause (B) above would, if consummated, constitute a Superior Proposal or (y) in the case of clause (C) above could reasonably be expected to constitute a Superior Proposal, (iii) the Board of Directors of AEP or the Company, as the case may be, determines in good faith upon the basis of written advice of outside legal counsel that such action is necessary for such Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, (iv) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the AEP Board of Directors or the Company Board of Directors, as the case may be, receives from such Person an executed confidentiality agreement containing customary terms and provisions and (v) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of AEP or the Board of Directors of the Company, as the case may be, notifies the other party immediately of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. AEP and the Company agree that they will keep the other party informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Each of AEP and the Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of AEP and the Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 7.19 of the obligations undertaken in this Section 7.19. Nothing in this Section 7.19 shall
(x) permit either AEP or the Company to terminate this Agreement (except as specifically provided in Article IX hereof) or (y) affect any other obligation of AEP or the Company under this Agreement.

    SECTION 7.20 WORKFORCE MATTERS. Subject to applicable collective bargaining agreements, for a period of 2 years following the Effective Time, any reductions in workforce in respect of employees of the Combined Company and their Subsidiaries shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, and qualifications, without regard to whether employment prior to the Effective Time was with the Company or its Subsidiaries or AEP or its Subsidiaries, and any employees whose employment is terminated or jobs are eliminated by AEP or any of its Subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by the Combined Companies or any of their prospective Subsidiaries. Any workforce reductions carried out following the Effective Time by the Combined Companies and their Subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law. As provided generally in Section 10.7, nothing in this Section is intended to confer upon any Person (other than the parties hereto), including any current or future employee of AEP or the Company or any subsidiary of either of them, any right, benefit or remedy of any nature whatsoever.

                                  ARTICLE VIII
                               CLOSING CONDITIONS

    SECTION 8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by a party with respect to its obligations, in whole or in part, to the extent permitted by applicable Law:

        (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the Commission under the Securities Act; and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and not withdrawn and no proceedings brought by the Commission for that purpose shall be pending.

        (b) STOCKHOLDER APPROVAL. (i) The Company shall have obtained the Required Company Vote in connection with the adoption of this Agreement by the stockholders of the Company and (ii) AEP shall have obtained the Required AEP Vote in connection with the approval of the Share Issuance and the Charter Amendment by the stockholders of AEP.

        (c) NO PROHIBITING LAW, REGULATION OR ORDER. No Court or Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (d) REQUIRED ORDERS. All Orders necessary for the consummation of the Merger and the other transactions contemplated hereby shall have been obtained at or prior to the Effective Time and such Orders shall have become Final Orders and no Final Orders shall impose terms or conditions or qualifications that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Combined Companies.

        (e) POOLING OF INTERESTS. Each of AEP and the Company shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory, in each case, to AEP and the Company, stating that the transactions effected pursuant to this Agreement will qualify as a pooling of interests transaction under GAAP and applicable Commission Regulations.

        (f) NYSE LISTING. The shares of AEP Common Stock to be issued pursuant to the Merger shall have been listed, subject to official notice of issuance, on the NYSE.

        (g) DIVESTITURE EVENT. There shall not have occurred and remain in effect a Divestiture Event with respect to either AEP or the Company.

    SECTION 8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE AEP COMPANIES. The obligations of the AEP Companies to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the AEP Companies, in whole or in part, to the extent permitted by applicable
Law:

        (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality shall be true and correct in all respects and each of those that is not so qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made again at and as of the Closing (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date), provided, that no representation or warranty of the Company shall be deemed to be untrue or incorrect as a result of the occurrence of a Divestiture Event or any change or effect arising out of or resulting from any foreign, federal or state legislative or regulatory action with respect to (i) the regulation or deregulation of the electric utility industry in such jurisdiction, or (ii) health or the environment, including the conservation or protection of the environment. The AEP Companies shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, to such effect.

        (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. The AEP Companies shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, to such effect.

        (c) TAX OPINION. AEP shall have received the opinion dated the Closing Date of Simpson Thacher & Bartlett to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) the Company, AEP and Newco will each be a party to that reorganization, and
    (iii) no gain or loss will be recognized by the Company, AEP or Newco by reason of the Merger. In rendering their opinion, such counsel may require and rely upon representations, including those contained in certificates of officers of the Company, Newco and AEP.

        (d) INVESTMENT BANKER'S OPINION. AEP shall have received, on or prior to the date of mailing of the Joint Proxy Statement/Prospectus to the holders of AEP Common Stock, a written opinion from Salomon Smith Barney, dated the date of such mailing, confirming the opinion to which reference is made in
    Section 5.18.

        (e) COMPANY REQUIRED CONSENTS. The Company Required Consents shall have been obtained.

    SECTION 8.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

        (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the AEP Companies contained in this Agreement that is qualified as to materiality shall be true and correct in all respects and each of those that is not so qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made again at and as of the Closing (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date), provided, that no representation or warranty of AEP shall be deemed to be untrue or incorrect as a result of the occurrence of a Divestiture Event or any change or effect arising out of or resulting from any foreign, federal or sate legislative or regulatory action with respect to (i) the regulation or deregulation of the electric utility industry in such jurisdiction, or (ii) health or the environment, including the conservation or protection of the environment. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of AEP, dated the Closing Date to such effect.

        (b) AGREEMENTS AND COVENANTS. The AEP Companies shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of AEP, dated the Closing Date, to such effect.

        (c) TAX OPINION. The Company shall have received the opinion dated the Closing Date of Christy & Viener to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) AEP, the Company and Newco will each be a party to that reorganization and (iii) no gain or loss will be recognized by the stockholders of the Company upon the receipt of shares of AEP Common Stock in exchange for shares of Company Common Stock pursuant to the Merger except with respect to any cash received in lieu of fractional interests in shares of AEP Common Stock or cash received pursuant to statutory dissenters rights. In rendering their opinion, such counsel may require and rely upon representations, including those contained in certificates of officers of the Company, Newco and AEP.

        (d) INVESTMENT BANKER'S OPINION. The Company shall have received, on or prior to the date of mailing of the Joint Proxy Statement/Prospectus to the holders of Company Common Stock, a written opinion from Morgan Stanley & Co. Incorporated, dated the date of such mailing, confirming the opinion to which reference is made in Section 4.18.

        (e) AEP REQUIRED CONSENTS. The AEP Required Consents shall have been obtained.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the AEP Required Vote or before or after receipt of the Company Required Vote:

        (a) MUTUAL CONSENT. By mutual written consent of AEP and the Company;

        (b) TERMINATING COMPANY BREACH. By AEP, upon two Business Days' prior written notice to the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (a "Terminating Company Breach"); PROVIDED THAT, if such Terminating Company Breach is curable by the Company through the exercise of commercially reasonable efforts, for so long as the Company continues to exercise such commercially reasonable efforts AEP may not terminate this Agreement under this Section 9.1(b);

        (c) TERMINATING AEP BREACH. By the Company, upon two Business Days' prior written notice to AEP, upon breach of any representation, warranty, covenant or agreement on the part of the AEP Companies (or either of them) set forth in this Agreement, or if any representation or warranty of the AEP Companies (or either of them) shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied (a "Terminating AEP Breach"); PROVIDED THAT, if such Terminating AEP Breach is curable by the AEP Companies through the exercise of their commercially reasonable efforts, for so long as the AEP Companies continue to exercise such commercially reasonable efforts the Company may not terminate this Agreement under this Section 9.1(c);

        (d) DIVESTITURE EVENT. By either AEP or the Company, upon two Business Days' prior written notice to the other, if there shall be any Divestiture Event; provided that, if such Divestiture Event is capable of being vacated, lifted or reversed on or before the Termination Date (as extended pursuant to Section 9.1(f) hereof) through the exercise of commercially reasonable efforts and for so long as the party whose assets are subject to the Divestiture Event continues to exercise such commercially reasonable efforts, such party seeking to terminate may not terminate this Agreement under this Section 9.1(d).

        (e) LAW, REGULATION OR ORDER. By either AEP or the Company, upon two Business Days' prior written notice to the other, if there shall be any Law or Regulation issued or adopted or any Order which is final and nonappealable preventing the consummation of the Merger, unless the party relying on such Law, Regulation or Order as a basis for termination under this Section 9.1(e) has not complied with its obligations under Section 7.4;

        (f) TERMINATION DATE. By either AEP or the Company, by written notice to the other, if the Merger shall not have been consummated before December 31, 1999 ("Termination Date"); PROVIDED, HOWEVER, that this Agreement may be extended by written notice of either AEP or the Company to a date not later than June 30, 2000, if the Merger shall not have been consummated as a result of the Company or the AEP Companies having failed by December 31, 1999 to satisfy the conditions set forth in Section 8.1(c) or Section 8.1(d) but all other conditions to the Closing shall be fulfilled; provided further, that, the right to terminate the Agreement under this Section 9.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

        (g) STOCKHOLDER VOTE. By either AEP or the Company, upon two Business Days' prior written notice to the other, if the transactions contemplated by this Agreement shall fail to receive the Required AEP Vote at the AEP Stockholders' Meeting or if this Agreement shall fail to receive the Required Company Vote at the Company Stockholders' Meeting;

        (h) AEP FIDUCIARY OUT. By AEP, at any time prior to receipt of the Required AEP Vote, upon two Business Days' prior written notice to the Company, if, the Board of Directors of AEP shall approve a Superior Proposal; provided, however, that (i) AEP shall have complied with Section 7.19, (ii) the Board of Directors of AEP shall have concluded in good faith, after giving effect to all concessions which may be offered by the Company pursuant to clause (iv) below, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal,
    (iii) the Board of Directors of AEP shall have concluded in good faith, after receipt of written advice of outside counsel, that notwithstanding all concessions which may be offered by the Company in negotiations entered into pursuant to clause (iv) below, such action is necessary for the AEP Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; and (iv) prior to any such termination, AEP shall, and shall cause its respective financial and legal advisors to, negotiate with the Company to make such adjustments in the terms and conditions of this Agreement as would enable AEP to proceed with the transactions contemplated herein on such adjusted terms;

        (i) COMPANY FIDUCIARY OUT. By the Company, at any time prior to receipt of the Required Company Vote, upon two Business Days' prior written notice to AEP, if, the Board of Directors of the Company shall approve a Superior Proposal; provided, however, that (i) the Company shall have complied with
    Section 7.19, (ii) the Board of Directors of the Company shall have concluded in good faith, after giving effect to all concessions which may be offered by AEP pursuant to clause (iv) below, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal, (iii) the Board of Directors of the Company shall have concluded in good faith, after receipt of the written advice of outside counsel, that notwithstanding all concessions which may be offered by AEP in negotiations entered into pursuant to clause (iv) below, such action is necessary for the Company Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; and (iv) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate with AEP to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms;

        (j) AEP CHANGE OF RECOMMENDATION. By the Company, upon two Business Days' prior written notice to AEP, if the Board of Directors of AEP or any committee thereof (A) shall withdraw or modify in any manner adverse to the Company its approval or recommendation of the Charter Amendment, the Share Issuance, this Agreement or the Merger, (B) shall fail to reaffirm such approval or recommendation upon the Company's request, (C) shall approve or recommend any Superior Proposal or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C);

        (k) COMPANY CHANGE OF RECOMMENDATION. By AEP, upon two Business Days' prior written notice to the Company, if the Board of Directors of the Company or any committee thereof (A) shall withdraw or modify in any manner adverse to AEP its approval or recommendation of this Agreement or the Merger, (B) shall fail to reaffirm such approval or recommendation upon AEP's request, (C) shall approve or recommend any Superior Proposal or (D) shall resolve to take any of the actions specified in clause (A), (B) or
    (C); or

        (l) THIRD PARTY ACQUISITION. By either AEP or the Company, by written notice to the other party, if (A) a third party acquires securities representing greater than 50% of the voting power of the outstanding voting securities of such other party or (B) individuals who as of the date hereof constitute the board of directors of such other party (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of such party was approved by a vote of a majority of the directors of such party then still in office who are either directors as of the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of such party then in office.

    The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

    SECTION 9.2  EFFECT OF TERMINATION.  Except as provided in Section 9.6 and
Section 10.1 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of the AEP Companies or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any breach of this Agreement.

    SECTION 9.3 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after receipt of either the AEP Required Vote or the Company Required Vote, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 9.4 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or, to the extent legally permissible, conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 9.4, the AEP Companies shall be deemed to be one party.

    SECTION 9.5 FEES, EXPENSES AND OTHER PAYMENTS. Subject to Section 9.6, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses; PROVIDED, HOWEVER, that the share of all Expenses related to printing, filing and mailing the Registration Statement and the Joint Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement/Prospectus allocable to the Company and to the AEP Companies as a group shall be 50% each; AND PROVIDED FURTHER that AEP may, at its option and subject to Section 7.5(d), pay any Expenses of the Company.

    SECTION 9.6 CERTAIN DAMAGES, PAYMENTS AND EXPENSES. (a) DAMAGES PAYABLE UPON TERMINATION FOR BREACH OR WITHDRAWAL OF APPROVAL. If this Agreement is terminated pursuant to Section 9.1(h) or (i) (fiduciary out), Section 9.1(b) or
(c) (breach), Section 9.1(j) or (k) (change of recommendation) or Section 9.1
(l) (acquisition of voting power or change of board), then the breaching party or party whose board has exercised its fiduciary out or changed its recommendation or whose voting stock has been acquired or whose board has changed, as the case may be, shall promptly (but not later than five Business Days after receipt of notice that the amount is due from the other party) pay to the other party, as liquidated damages and expense reimbursement, an amount in cash equal to $20 million (the "Termination Fee").

        (b) OTHER TERMINATION PAYMENTS. If (i) this Agreement is terminated pursuant to (A) Section 9.1(f) (expiration date), (B) Section 9.1(h) or (i) (fiduciary out), (C) Section 9.1(g) (failure to obtain shareholder approval), (D) Section 9.1(j) or (k) (change of recommendation) or (E) pursuant to Section 9.1(b) or (c) (breach); and (ii) at the time of such termination (or in the case of clause (i)(C) above, prior to the meeting of such party's shareholders) there shall have been an Acquisition Proposal involving the Company or AEP (as the case may be, the "Target Party") or any of its Affiliates which, at the time of such termination (or such meeting, as the case may be), shall not have been (x) rejected by the Target Party and its Board of Directors and (y) withdrawn by the third party; and (iii) within eighteen months of any such termination described in clause (i) above, the Target Party or any of its Affiliates becomes a Subsidiary of such offeror or a Subsidiary of an Affiliate of such offeror or accepts a written offer or enters into a written agreement to consummate or consummates an Acquisition Proposal with such offeror or an Affiliate thereof, then such Target Party (jointly and severally with its Affiliates), upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of such Target Party becoming such a subsidiary or of such Acquisition Proposal, shall pay the Company or AEP, as the case may be, a termination fee equal to $225 million (the "Topping Fee") plus Expenses of such party not in excess of $20 million ("Out-of-Pocket Expenses"). If this Agreement is terminated by the Company or AEP pursuant to Section 9.1(l) (third party acquisition of voting power or change of board), then the Company or AEP, as the case may be, shall pay immediately the terminating party the Topping Fee plus Out-of-Pocket Expenses.

        (c) EXPENSES. The Parties agree that the agreements contained in this
    Section 9.6 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

        (d) LIMITATION OF FEES. Notwithstanding anything herein to the contrary, the aggregate amount payable to AEP and its Affiliates pursuant to Section 9.6(a) and Section 9.6(b) shall not exceed $245 million and the aggregate amount payable to the Company and its Affiliates pursuant to Section 9.6(a) and Section 9.6(b) shall not exceed $245 million.

        (e) EXCLUSIVE REMEDY. Subject to the following sentence, the payments required by Sections 9.6(a) and Section 9.6(b) shall constitute liquidated damages in full and complete satisfaction of, and shall be the sole and exclusive remedy for any loss, liability, damage or claim arising out of or in connection with the transactions contemplated by this Agreement, including any termination of this Agreement pursuant to Section 9.1. Notwithstanding the foregoing sentence, in the event of payment of the Termination Fee pursuant to Section 9.6(a), if (i) this Agreement is terminated by a party as a result of a willful breach of representation, warranty, covenant or agreement by the other party, and (ii) the Topping Fee is not paid, the nonbreaching party may pursue any remedies available to it at law or in equity and shall, in addition to the Termination Fee, be entitled to recover such additional amounts as such nonbreaching party may be entitled to receive at law or in equity.

                                   ARTICLE X
                               GENERAL PROVISIONS

    SECTION 10.1  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. (a) EFFECT OF INVESTIGATION. Except as set forth in Section 10.1(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

        (b) TERMINATION. The representations and warranties in this Agreement shall terminate at the Effective Time and the representations, warranties, covenants and agreements shall terminate upon the termination of this Agreement pursuant to Article IX, except that the covenants and agreements set forth in the last sentence of Section 6.3, Sections 9.2, 9.5 and 9.6 and
    Article X hereof shall survive termination of this Agreement.

    SECTION 10.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses ( or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

    (a) AEP. If to any of the AEP Companies, to:

       American Electric Power Service Corporation
       1 Riverside Plaza
       Columbus, Ohio 43215
       Attention: Donald M. Clements, Jr., Executive Vice President Telecopier No.: 614-223-1552

    with a copy to:

       Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, New York 10017
       Attention: James M. Cotter
       Telecopier No.: (212) 455-2502

    (b) COMPANY. If to the Company, to:

       Central and South West Corporation
       1616 Woodall Rodgers Freeway
       Dallas, Texas 75266-0164

       Attention: Thomas V. Shockley, III, President
       Telecopier No.: (214) 777-1528

    with a copy to:

       Vinson & Elkins L.L.P.
       1001 Fannin
       Houston, Texas 77002-6760
       Attention: William E. Joor III
       Telecopier No.: (713) 758-2346

    SECTION 10.3 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 10.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 10.5 ENTIRE AGREEMENT. This Agreement (together with the Annexes, the Company's Disclosure Letter and AEP's Disclosure Letter) constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof, other than the Confidentiality Agreement which shall remain in full force and effect with respect to the subject matter thereof.

    SECTION 10.6 ASSIGNMENT. This Agreement shall not be assigned by operation of Law or otherwise.

    SECTION 10.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for the beneficiaries of the indemnities and covenants contained in Sections 7.11, 7.10(d) and 7.10(f) herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    SECTION 10.8 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

    SECTION 10.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law; PROVIDED, HOWEVER, that any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the state of its incorporation.

    SECTION 10.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          AMERICAN ELECTRIC POWER COMPANY, INC.

                                By   /s/ E. LINN DRAPER, JR.
                                     -----------------------------------------
                                     E. Linn Draper, Jr.
                                     CHAIRMAN OF THE BOARD OF DIRECTORS,
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                AUGUSTA ACQUISITION CORPORATION

                                By:  /s/ DONALD M. CLEMENTS, JR.
                                     -----------------------------------------
                                     Donald M. Clements, Jr.
                                     PRESIDENT

                                CENTRAL AND SOUTH WEST CORPORATION

                                By:  /s/ E.R. BROOKS
                                     -----------------------------------------
                                     E.R. Brooks
                                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                                                         ANNEX A

                           SCHEDULE OF DEFINED TERMS

    The following terms when used in the Agreement shall have the meanings set forth below unless the context shall otherwise require:

    "Acquisition Proposal" shall have the meaning ascribed to such term in
Section 7.19.

    "Affiliate" shall, with respect to any Person, mean any other Person that controls, is controlled by or is under common control with the former.

    "Agreement" shall mean the Agreement and Plan of Merger made and entered into as of December 21, 1997 among AEP, Newco and the Company, including any amendments thereto and each Annex (including this Annex A) and including AEP's Disclosure Letter and the Company's Disclosure Letter.

    "APCo" shall mean Appalachian Power Company, a Virginia corporation.

    "Atomic Energy Act" shall mean shall mean the Atomic Energy Act of 1954, as amended, and the Regulations promulgated thereunder.

    "AEP" shall mean American Electric Power Company, Inc., a New York corporation, and its successors from time to time.

    "AEP Benefit Plans" shall mean Benefit Plans with respect to AEP and its Subsidiaries.

    "AEP Common Stock" shall mean the voting common stock, par value $6.50 per share, of AEP.

    "AEP Companies" shall have the meaning ascribed to such term in the first paragraph of the Agreement.

    "AEP Required Consents" shall mean any Third Party Consents relating to AEP the failure of which to obtain could reasonably be expected to have a Material Adverse Effect on the Combined Companies.

    "AEP Stockholders' Meeting" shall have the meaning ascribed to such term in
Section 7.1.

    "AEP's Audited Consolidated Financial Statements" shall mean the condensed balance sheets of AEP and its Subsidiaries as of December 31, 1996, 1995 and 1994 and the related condensed statements of operations and cash flows for each of the three fiscal years in the three-year period ended December 31, 1996, together with the notes thereto, all as audited by Deloitte & Touche L.L.P., independent accountants, under their report with respect thereto dated February 25, 1997 and included in AEP's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission.

    "AEP's Consolidated Financial Statements" shall mean AEP's Audited Consolidated Financial Statements and AEP's Unaudited Consolidated Financial Statements.

    "AEP's Disclosure Letter" shall mean a letter of even date herewith delivered by AEP to the Company concurrently with the execution of the Agreement, which, among other things, shall identify exceptions to AEP's representations, warranties and covenants contained in this Agreement by specific section and subsection references.

    "AEP's Unaudited Consolidated Financial Statements" shall mean the unaudited condensed balance sheet of AEP and its Subsidiaries as of September 30, 1997 and the related condensed statements of operations and cash flows for the three-month periods and nine-month periods ended September 30, 1996 and September 30, 1997, together with the notes thereto, included in AEP's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed with the Commission.

    "Benefit Plans" shall mean, with respect to a specified Person, any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether

                                     I-A-1
or not insured) as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, severance, employment, change-in-control, deferred compensation and any bonus or incentive compensation plan, agreement, program or policy (whether qualified or nonqualified, written oral), sponsored, maintained or contributed to by the specified Person or any of its Subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants or other similar representatives providing services to or for the specified Person or any of its Subsidiaries in connection with such services or any such plans which have been so sponsored, maintained, or contributed to within six years prior to the date of the Agreement; PROVIDED, HOWEVER, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday and sick or other leave policies, (b) workers compensation insurance and (c) directors and officers liability insurance.

    "Business Day" means any day other than a day on which banks in the State of Texas or the State of New York are authorized or obligated to be closed.

    "Certificate of Merger" shall have the meaning ascribed to such term in
Section 2.2.

    "Charter Amendment" shall have the meaning ascribed to such term in Section 5.20.

    "Change of Control Agreements" shall mean the change in control or severance agreements identified as such in Section 4.12(j) of the Company's Disclosure Letter.

    "Closing" shall mean a meeting, which shall be held in accordance with
Section 3.3, of all Persons interested in the transactions contemplated by the Agreement at which all documents deemed necessary by the parties to the Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by the Agreement are executed and delivered.

    "Closing Date" shall mean the date of the Closing as determined pursuant to
Section 3.3.

    "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    "Combined Companies" shall mean, before the Merger, the AEP Companies (together with all of their Subsidiaries) and the Company (together with all of its Subsidiaries) considered as a single business enterprise as if the Merger had been consummated immediately prior to the time of consideration, and after the Merger shall mean AEP (together with its Subsidiaries).

    "Commission" shall mean the Securities and Exchange Commission, a Governmental Authority of the United States Government, and its successors from time to time.

    "Common Stock Exchange Ratio" shall mean 0.60, as adjusted pursuant to the second sentence of Section 3.1(a) of the Agreement.

    "Company" shall mean Central and South West Corporation, a Delaware corporation, and its successors from time to time.

    "Company Benefit Plans" shall mean Benefit Plans with respect to the Company and its Subsidiaries.

    "Company Common Stock" shall mean the common stock, par value $3.50 per share, of the Company.

    "Company Permitted Transactions" shall mean (i) those transactions described in Section 6.1 of the Company's Disclosure Letter and (ii) individual transactions not otherwise permitted by Section 6.2(a) the total investment (including debt and equity and other liability acquired or assumed) with respect to which does not exceed $50 million per annum or $150 million per annum when aggregated with all other such transactions, provided that no transactions entered into in reliance on this clause (ii) shall involve a total

                                     I-A-2
investment (including debt and equity and other liability acquired or assumed) in excess of $75 million per annum in any one country.

    "Company Required Consents" shall mean any Third Party Consents relating to the Company the failure of which to obtain could reasonably be expected to have a Material Adverse Effect on the Combined Companies.

    "Company Stockholders' Meeting" shall have the meaning ascribed to such term in Section 7.2.

    "Company's Audited Consolidated Financial Statements" shall mean the condensed balance sheets of the Company and its Subsidiaries as of December 31, 1996, 1995 and 1994 and the related condensed and combined statements of operations and cash flows for each of the three fiscal years in the three-year period ended December 31, 1996, together with the notes thereto, all as audited by Arthur Andersen LLP, independent accountants, under their report with respect thereto dated February 28, 1997 and included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission.

    "Company's Consolidated Financial Statements" shall mean the Company's Audited Consolidated Financial Statements and the Company's Unaudited Consolidated Financial Statements.

    "Company's Disclosure Letter" shall mean a letter of even date herewith delivered by the Company to the AEP Companies concurrently with the execution of the Agreement, which, among other things, shall identify exceptions to the Company's representations, warranties and covenants contained in this Agreement by specific section and subsection references.

    "Company's Rights Agreement" shall mean that certain Rights Agreement entered into or to be entered into between the Company and a rights agent, substantially in the form previously filed with the Commission except for any amendments or modifications thereto contemplated in the Agreement.

    "Company's Unaudited Consolidated Financial Statements" shall mean the unaudited condensed balance sheet of the Company and its Subsidiaries as of September 30, 1997 and the related condensed statements of operations and cash flows for the three-month periods and nine-month periods ended September 30, 1996 and September 30, 1997, together with the notes thereto, included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed with the Commission.

    "Confidentiality Agreement" shall mean that certain confidentiality agreement between AEP and the Company dated October 17, 1997, as amended.

    "Control" (including the terms "controlled," "controlled by" and "under common control with") shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

    "Controlled Group" shall mean any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b),
(c), (m) or (o).

    "Cook Nuclear Plant" shall mean the Donald C. Cook nuclear plant located in Bridgman, Michigan.

    "Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

    "CP&L" shall mean Central Power and Light Company, a Texas corporation and a Subsidiary of the Company.

    "CSPCo" shall mean Columbus Southern Power Company, an Ohio corporation.

                                     I-A-3

    "Current AEP Benefit Plans" shall mean Benefit Plans that are sponsored, maintained, or contributed to by AEP or any of its Subsidiaries as of the date of the Agreement.

    "Current Company Benefit Plans" shall mean Benefit Plans that are sponsored, maintained, or contributed to by the Company or any of its Subsidiaries as of the date of the Agreement.

    "Delaware Law" shall mean the General Corporation Law of the State of Delaware.

    "Divestiture Event" shall mean any Law, Regulation or Order adopted or issued by a Governmental Authority that requires the divestiture of a substantial portion of the generating assets of the Company and its Subsidiaries, taken as a whole, or AEP and its Subsidiaries, taken as a whole.

    "Domestic Public Utility Company" shall mean a company that provides electric energy directly to retail customers under rates, terms and conditions determined by a State Regulatory Commission; provided that no company shall be a Domestic Public Utility Company solely by reason of engaging in power marketing or brokering or the wholesale sale of electric energy.

    "Effective Time" shall mean the date and time of the completion of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.2.

    "Environmental Law or Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority pertaining to health or the environment currently in effect and applicable to a specified Person and its Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended ("OPA"), any state or local Laws implementing the foregoing Federal Laws, and all other environmental conservation or protection Laws. For purposes of the Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA; PROVIDED, HOWEVER, that to the extent the Laws of the state or locality in which the property is located establish a meaning for "hazardous substance" or "release" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply, and the term "hazardous substance" shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, and (to the extent in excess of background levels) radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or RCRA or the analogous statutes of any jurisdiction applicable to the specified Person or its Subsidiaries or any of their respective properties or assets.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

    "Equity Securities" shall mean, with respect to a specified Person, any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, such Person.

    "Exchange Act" shall mean the Securities Exchange Act of 1934 and the Regulations promulgated thereunder.

    "Exchange Agent" shall mean a bank or trust company having a net worth in excess of $100 million designated and appointed to act in the capacities required thereof under Section 3.2.

                                     I-A-4

    "Exchange Fund" shall mean the fund of AEP Common Stock and cash in lieu of fractional interests and dividends and distributions, if any, with respect to such shares of AEP Common Stock established at the Exchange Agent pursuant to
Section 3.2.

    "Expenses" shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Agreement, the preparation, printing, filing and mailing of the Registration Statement, Joint Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

    "Federal Power Act" shall mean the Federal Power Act, as amended, and the Regulations promulgated thereunder.

    "FERC" shall mean the Federal Energy Regulatory Commission, a Governmental Authority of the United States Government, and its successors from time to time.

    "Final Order" shall mean an Order that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired (but without the requirement for expiration of any applicable rehearing or appeal period), and as to which all conditions to the consummation of such transactions prescribed by Law, Regulation or Order have been satisfied.

    "Foreign Utility Company" shall mean a foreign utility company as defined in section 33(a)(3) of the Holding Company Act.

    "GAAP" shall mean accounting principles generally accepted in the United States consistently applied by a specified Person.

    "Governmental Authority" shall mean any governmental or regulatory agency or authority (other than a Court but including a stock exchange or other self-regulatory body) of or within the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

    "Holding Company Act" shall mean the Public Utility Holding Company Act of 1935, as amended, and the Regulations promulgated thereunder.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Regulations promulgated thereunder.

    "I&M" shall mean Indiana Michigan Power Company, an Indiana corporation.

    "IRS" shall mean the Internal Revenue Service, a Governmental Authority of the United States Government, and its successors from time to time.

    "Joint Proxy Statement/Prospectus" shall have the meaning ascribed to such term in Section 7.3(a).

    "KEPCo" shall mean Kentucky Power Company, a Kentucky corporation.

    "Knowledge" shall mean, with respect to either the Company or AEP, the actual knowledge of any executive officer of such party after reasonable inquiry.

    "KPC" shall mean Kingsport Power Company, a Virginia corporation.

    "Law" shall mean all laws, statutes, ordinances, rules and regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

                                     I-A-5

    "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

    "Material" shall mean material to the business, condition (financial or otherwise) or results of operations or prospects of a specified Person and its subsidiaries, if any, taken as a whole; PROVIDED, HOWEVER, that, as used in this definition the word "material" shall have the meaning accorded thereto in
Section 11 of the Securities Act.

    "Material Contract" shall mean each contract, lease, indenture, agreement, arrangement or understanding to which a specified Person or any of its Subsidiaries is a party or to which any of the assets or operations of such specified Person or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Paragraph (2), (4) or (10) of Item 601(b) of Regulation S-K under the Securities Act if such a registration statement were to be filed by such Person under the Securities Act on the date of determination.

    "Material Adverse Effect" shall mean any change or effect that is material and adverse to the business, condition (financial or otherwise) or results of operations or prospects of a specified Person and its subsidiaries, if any, taken as a whole; PROVIDED, HOWEVER, that, as used in this definition the word "material" shall have the meaning accorded thereto in Section 11 of the Securities Act.

    "Merger" shall have the meaning ascribed to such term in Section 2.1 of the Agreement.

    "Newco" shall mean Augusta Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of AEP formed for the sole purpose of affecting the Merger.

    "New York Law" shall mean the New York Business Corporation Law.

    "NRC" shall mean the Nuclear Regulatory Commission, a Governmental Authority of the United States Government, and its successors from time to time.

    "NYSE" shall mean the New York Stock Exchange, Inc.

    "OPCo" shall mean Ohio Power Company, an Ohio corporation.

    "Operating Company" shall have the meaning ascribed to such term in Section 4.9(b).

    "Order" shall mean any judgment, order or decree of any Court or Governmental Authority, Federal, foreign, state or local. Any reference in the Agreement to the "receipt" or "obtaining" of any Order shall mean making such declarations, filings or registrations; giving such notices; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law.

    "Out-of-Pocket Expenses" shall have the meaning ascribed to such term in
Section 9.6(b).

    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

    "Permit" shall mean any and all permits, licenses, authorizations, orders, consents, certificates, registrations or other approvals granted by any Governmental Authority. Any reference in the Agreement to the "receipt" or "obtaining" of any Permit shall mean making such declarations, filings or registrations; giving such notices; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law.

    "Permitted Encumbrances" shall mean the following:

        (1) liens for taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; PROVIDED that, in the latter case, the specified Person or one of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto;

                                     I-A-6

        (2) mechanics' and materialmen's liens not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; PROVIDED that, in the latter case, the specified Person or one of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto;

        (3) liens in respect of judgments or awards with respect to which the specified Person or one of its Subsidiaries shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which such Person or such Subsidiary shall have secured a stay of execution pending such appeal or such proceeding for review; PROVIDED that such Person or such Subsidiary shall have set aside on its books adequate reserves with respect thereto;

        (4) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of a specified Person or any of its Subsidiaries; PROVIDED that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held; and

        (5) any lien or privilege vested in any lessor, licensor or permittor for rent or other obligations of a specified Person or any of its Subsidiaries thereunder so long as the payment of such rent or the performance of such obligations is not delinquent.

    "Person" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Authority.

    "Pooling Transaction" shall mean a business combination that qualifies for financial accounting purposes, as a pooling of interests pursuant to Accounting Principles Board Opinion 16 and the interpretations thereof and the Staff Accounting Bulletins of the Commission and the interpretations thereof.

    "PSO" shall mean Public Service Company of Oklahoma, an Oklahoma corporation.

    "Registration Statement" shall have the meaning ascribed to such term in
Section 7.3(a).

    "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law.

    "Representatives" shall have the meaning ascribed to such term in Section
6.3.

    "Reports" shall mean, with respect to a specified Person, all reports, registrations, filings and other documents and instruments required to be filed by the specified Person or any of its Subsidiaries with any Governmental Authority (other than the Commission).

    "Required AEP Vote" shall have the meaning ascribed to such term in Section 5.20.

    "Required Company Vote" shall have the meaning ascribed to such term in
Section 4.20.

    "Retention Agreements" shall mean the retention agreements described in
Section 6.2(a) of the Company's Disclosure Letter.

    "SEC Reports" shall mean (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents required to be filed during a specified period by a Person with the Commission pursuant to the Securities Act or the Exchange Act.

    "Securities Act" shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

    "Seeboard" shall mean SEEBOARD plc, a company incorporated in England and a Subsidiary of the Company.

                                     I-A-7

    "Share Issuance" shall have the meaning ascribed to such term in Section
5.20.

    "Significant Subsidiary" shall mean any subsidiary of the Company or AEP, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Commission.

    "South Texas Nuclear Facility" shall mean the South Texas nuclear project located in Bay City, Texas.

    "State Regulatory Commissions" shall mean: the Public Utility Commission of the State of Texas; the Public Service Commission of the State of Arkansas; the Corporation Commission of the State of Oklahoma; the Public Service Commission of the State of Louisiana; the Indiana Utility Regulatory Commission; the Kentucky Public Service Commission; the Michigan Public Service Commission; the Ohio Public Utility Commission; the Tennessee Regulatory Commission; the Virginia State Corporation Commission; and the West Virginia Public Service Commission.

    "State Regulatory Acts" shall mean the utility Laws regulating Domestic Public Utility Companies in the States of Arkansas, Oklahoma, Texas, Louisiana, Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia; in each case, as amended, and the Regulations promulgated thereunder.

    A "Subsidiary" of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, over 50% of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    "Superior Proposal" a BONA FIDE written Acquisition Proposal which the Board of Directors of AEP or the Board of Directors of the Company, as the case may be, concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to such party's stockholders, from a strategic and financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (PROVIDED that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in Section
7.19 except that the reference to "10%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving AEP or the Company, as the case may be, or with respect to assets (including the shares of any Subsidiary of AEP or the Company) of AEP or the Company, as the case may be, and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone).

    "Surviving Corporation" shall mean the Company as the corporation surviving the Merger.

    "SWEPCO" shall mean Southwestern Electric Power Company, a Delaware corporation and a Subsidiary of the Company.

    "Target Party" shall have the meaning ascribed to such term in Section
9.6(b).

    "Task Force" shall have the meaning ascribed to such term in Section 7.18.

    "Tax Returns" shall mean all returns, reports or other documents (including information returns) required to be filed by or under any Law with any Governmental Authority with respect to Taxes.

    "Taxes" shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

                                     I-A-8

    "Terminated AEP Benefit Plans" shall mean Benefit Plans that were sponsored, maintained, or contributed to by AEP or any of its Subsidiaries within six years prior to the date of this Agreement but which have been terminated prior to the date of the Agreement.

    "Terminated Company Benefit Plans" shall mean Benefit Plans that were sponsored, maintained, or contributed to by the Company or any of its Subsidiaries within six years prior to the date of this Agreement but which have been terminated prior to the date of the Agreement.

    "Terminating AEP Breach" shall have the meaning ascribed to such term in subsection 9.1(c) of the Agreement.

    "Terminating Company Breach" shall have the meaning ascribed to such term in subsection 9.1(b) of the Agreement.

    "Termination Date" shall have the meaning ascribed to such term in Section 9.1(f).

    "Termination Fee" shall have the meaning ascribed to such term in Section 9.6(a).

    "Third Party Consents" shall have the meaning ascribed to such term in
Section 7.4(d)(i).

    "Topping Fee" shall have the meaning ascribed to such term in Section
9.6(b).

    "WPC" shall mean Wheeling Power Company, a West Virginia corporation.

    "WTU" shall mean West Texas Utilities Company, a Texas corporation and a Subsidiary of the Company.

                                     I-A-9

                                                                         ANNEX B

                                 [Central and South West Corporation Affiliates]

                             AFFILIATE'S AGREEMENT

American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio 43215-2373

Central and South West Corporation
1616 Woodall Rodgers Freeway
P.O. Box 660164
Dallas, Texas 75266-0164

Ladies and Gentlemen:

    The undersigned has been advised that, as of the date hereof, the undersigned may be deemed to be an "affiliate" of Central and South West Corporation, a Delaware corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

    Pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger by and among American Electric Power Company, Inc., a New York corporation ("AEP"), Augusta Acquisition Corporation, a newly formed Delaware corporation and a wholly owned Subsidiary of AEP ("Newco"), and the Company dated as of December 21, 1997 (the "Merger Agreement"), providing for, among other things, the merger of Newco with and into the Company (the "Merger"), the undersigned will be entitled to receive shares of common stock, par value $6.50 per share ("AEP Common Stock"), of AEP in exchange for shares of common stock, par value $3.50 per share ("Company Common Stock"), of the Company owned by me at the effective time of the Merger (the "Effective Time") as determined pursuant to the Merger Agreement.

    The undersigned understands that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the SEC has issued certain guidelines that should be followed to ensure the application of pooling of interests accounting to the transaction.

    In consideration of the agreements contained herein, AEP's and the Company's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby represents, warrants and agrees that the undersigned has not made and will not make any sale, transfer or other disposition of (i) Company Common Stock or AEP Common Stock within the 30 day period prior to the date of the consummation of the Merger or (ii) AEP Common Stock received by the undersigned pursuant to the Merger or otherwise owned by the undersigned until after such time as financial statements of AEP that include at least 30 days of combined operations of the Company and AEP after the Merger shall have been publicly reported, unless the undersigned shall have delivered to AEP, prior to any such sale, transfer or other disposition, a written opinion from Deloitte & Touche L.L.P., independent public accountants for AEP, or a written no-action letter from the accounting staff of the SEC, in either case in form and substance reasonably satisfactory to AEP, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC and (iii) AEP Common Stock received by the undersigned pursuant to the Merger in violation of the Securities Act or the Rules and Regulations. The undersigned has been advised that the offering, sale and delivery of the shares of AEP Common Stock pursuant to the Merger will have been registered with

                                     I-B-1
the SEC under the Securities Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that since the undersigned may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the stockholders of the Company, AEP Common Stock received by the undersigned pursuant to the Merger can be sold by the undersigned only (i) pursuant to an effective registration statement under the Securities Act of 1933 (the "Securities Act"), (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act, or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

    The undersigned also understands that instructions will be given to the transfer agent for AEP Common Stock with respect to AEP Common Stock to be received by the undersigned pursuant to the Merger and that there will be placed on the certificates representing such shares of AEP Common Stock, or any substitutions therefor, a legend stating in substance as follows:

        "These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. These shares may only be transferred in accordance with the terms of such Rule and an Affiliate's Agreement between the original holder of such shares and AEP, a copy of which agreement is on file at the principal offices of AEP."

It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if the undersigned shall have delivered to AEP an opinion of counsel, in form and substance reasonably satisfactory to AEP, to the effect that (i) the sale or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act and (ii) the shares to be so transferred may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act.

    By its execution hereof, AEP agrees that it will, as long as the undersigned owns any AEP Common Stock to be received by the undersigned pursuant to the Merger, take all reasonable efforts to make timely filings with the SEC of all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and will promptly furnish upon written request of the undersigned a written statement confirming that such reports have been so timely filed.

                                     I-B-2

    If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                Very truly yours,

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:
                                     Date:
                                     Address:

ACCEPTED this   day
of       , 1998

AMERICAN ELECTRIC POWER COMPANY, INC.

By:
      -----------------------------------------
      Name:
      Title:

CENTRAL AND SOUTH WEST CORPORATION

By:
      -----------------------------------------
      Name:
      Title:

                                     I-B-3

                                                                         ANNEX C

                                                                [AEP Affiliates]

                             AFFILIATE'S AGREEMENT

American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio 43215-2373

Central and South West Corporation
1616 Woodall Rodgers Freeway
P.O. Box 660164
Dallas, Texas 75266-0164

Ladies and Gentlemen:

    The undersigned has been advised that, as of the date hereof, the undersigned may be deemed to be an "affiliate" of American Electric Power Company, Inc., a New York corporation ("AEP"), as that term is defined in the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

    The undertakings contained in this Affiliate's Agreement are being given by the undersigned in connection with that certain Agreement and Plan of Merger by and among AEP, Augusta Acquisition Corporation, a newly formed Delaware corporation and a wholly owned Subsidiary of AEP ("Newco"), and Cypress, a Delaware corporation (the "Company") dated as of December 21, 1997 (the "Merger Agreement"), providing for, among other things, the merger of Newco with and into the Company (the "Merger").

    The undersigned understands that the Merger will be treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and that the staff of the SEC has issued certain guidelines that should be followed to ensure the application of pooling of interests accounting to the transaction.

    In consideration of the agreements contained herein, AEP's and the Company's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby represents, warrants and agrees that the undersigned has not made and will not make any sale, transfer or other disposition of (i) AEP Common Stock or Company Common Stock within the thirty day period prior to the date of the consummation of the Merger or (ii) AEP Common Stock owned by the undersigned until such time as financial statements that include at least 30 days of combined operations of the Company and AEP after the Merger shall have been publicly reported, unless the undersigned shall have delivered to AEP prior to any such sale, transfer or other disposition, a written opinion from Deloitte & Touche L.L.P., independent public accountants for AEP, or a written no-action letter from the accounting staff of the SEC, in either case in form and substance reasonably satisfactory to AEP, to the effect that such sale, transfer or other disposition will not cause the Merger not to be treated as a "pooling of interests" for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

                                     I-C-1

    If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

                                Very truly yours,

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:
                                     Date:
                                     Address:

ACCEPTED this   day
of       , 1998

CENTRAL AND SOUTH WEST CORPORATION

By:
      -----------------------------------------
      Name:
      Title:

AMERICAN ELECTRIC POWER COMPANY, INC.

By:
      -----------------------------------------
      Name:
      Title:

                                     I-C-2

                                                                        ANNEX II
                       [SALOMON SMITH BARNEY LETTERHEAD]

April 16, 1998

Board of Directors
American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, OH 43215-2373
Ladies and Gentlemen:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to American Electric Power Company, Inc. (the "Company") of the consideration to be paid by the Company in connection with the proposed merger (the "Proposed Merger") of Augusta Acquisition Corporation ("Mergeco"), a wholly owned subsidiary of the Company, with Central and South West Corporation (the "Subject Company"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of December 21, 1997, by and among the Company, Mergeco and the Subject Company.

    As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, Mergeco will merge with and into the Subject Company, and each issued and outstanding share of common stock, par value $3.50 per share, of the Subject Company ("Subject Company Common Stock") (other than shares held in treasury of the Subject Company) will be converted in the Proposed Merger into the right to receive 0.60 of a share of common stock, par value $6.50 per share, of the Company ("Company Common Stock"), subject to adjustment.

    As you are aware, Salomon Smith Barney has acted as financial advisor to the Company in connection with the Proposed Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Proposed Merger. Additionally, Salomon Smith Barney or its affiliates have previously rendered certain investment banking and financial advisory services to the Company and the Subject Company, for which we have received customary compensation. In addition, in the ordinary course of business, we may actively trade the debt and equity securities of the Company and the Subject Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    In connection with rendering our opinion we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the four year period ended December 31, 1997 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, June 30 and September 30, 1997, respectively; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (v) certain publicly available information concerning the Subject Company, including the Annual Reports on Form 10-K of the Subject Company for each of the years in the four year period ended December 31, 1997 and the Quarterly Reports on Form 10-Q of the Subject Company for the quarters ended March 31, June 30 and September 30, 1997, respectively; (vi) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Subject Company furnished to us by the Subject Company and the Company for purposes of our analysis; (vii) certain publicly available information concerning the trading of, and the trading market for, the Subject Company Common Stock; (viii) certain internal information concerning the prospects of the combined operations of the Company and the Subject Company furnished to us by the Company for purposes of our analysis;
(ix) certain publicly available information with respect to certain other companies that we believe to be comparable to the Subject Company or the Company and the trading markets for certain of such other companies' securities; and (x) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of the Subject Company and Company, to discuss the foregoing, as well as other matters we believe relevant to our inquiry.

                    [LOGO]

    In our review and analysis and in arriving at our opinion we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not conducted a physical inspection of any of the properties or facilities of the Subject Company or the Company, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Subject Company and the Company as to the future financial performance of the Subject Company and the Company and we express no view with respect to such projections or the assumptions on which they were based. We have also assumed that the conditions precedent to the Proposed Merger in the Agreement will be satisfied and the Proposed Merger will be consummated in accordance with the terms of the Agreement.

    In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Subject Company and the Company; (ii) the business prospects of the Subject Company and the Company; (iii) the historical and current market for the Company Common Stock, the Subject Company Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Subject Company or the Company; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion as expressed below does not constitute an opinion or imply any conclusion as to the likely trading range for the Company Common Stock following consummation of the Proposed Merger. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Proposed Merger and does not address the Company's underlying business decision to effect the Proposed Merger or constitute a recommendation of the Proposed Merger to the Company or a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Proposed Merger.

    This opinion is intended for the benefit and use of the Company (including its management and directors) in considering the transaction to which it relates and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney, except that this opinion may be reproduced in full in, and references to the opinion and to Salomon Smith Barney and its relationship with the Company (in each case in such form as Salomon Smith Barney shall approve) may be included in, the proxy statement the Company distributes to holders of Company Common Stock in connection with the Proposed Merger and in the registration statement on Form S-4 filed by the Company of which such proxy statement forms a part.

    Based upon and subject to the foregoing, we are of the opinion as investment bankers that the consideration to be paid by the Company in the Proposed Merger is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          SALOMON SMITH BARNEY

                                                                       ANNEX III

          [LOGO]

                                                                 [LOGO]

                                                                  April 16, 1998

Board of Directors
Central and South West Corporation
1616 Woodall Rodgers Freeway
Dallas, TX 75266-0164

Members of the Board:

    We understand that Central and South West Corporation ("CSW" or the "Company"), American Electric Power Company, Inc. ("AEP") and Newco, a wholly owned subsidiary of AEP, ("Newco"), have entered into an Agreement and Plan of Merger dated as of December 21, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Newco with and into CSW. Pursuant to the Merger, CSW will become a wholly owned subsidiary of AEP and each outstanding share of common stock, par value $3.50 per share (the "Company Common Stock") of CSW, other than shares held in treasury or held by AEP or any affiliate of AEP or as to which dissenters' rights have been perfected, will be converted into the right to receive 0.60 shares (the "Exchange Ratio") of common stock par value $6.50 per share of AEP (the "AEP Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of the Company Common Stock.

    For purposes of the opinion set forth herein, we have;

        (i) reviewed certain publicly available financial statements and other information of the Company and AEP;

        (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and AEP prepared by their respective managements;

       (iii) analyzed certain financial projections prepared by the managements of the Company and AEP, respectively;

        (iv) discussed the past and current operations and financial condition and the prospects of the Company and AEP with senior executives of the Company and AEP, respectively;

        (v) reviewed the reported prices and trading activity for the Company Common Stock and AEP Common Stock;

        (vi) discussed certain regulatory issues relating to the proposed Merger with senior executives of the Company and AEP;

       (vii) compared the financial performance of the Company an AEP and the prices and trading activity of the Company Common Stock and AEP Common Stock with that of certain other comparable publicly-traded companies and their securities;

      (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

        (ix) reviewed the pro forma impact of the Merger on AEP's earnings per share, cash flow, consolidated capitalization and financial ratios;

                                     III-1

                                                                     [LOGO]

        (x) participated in discussions and negotiations among representatives of the Company and AEP and their financial and legal advisors;

        (xi) reviewed the Merger Agreement and certain related documents;

       (xii) reviewed and discussed with the Company and AEP an analysis prepared by the Company and AEP with the assistance of a third party consultant regarding estimates of the amount and timing of synergies and cost savings estimated to be derived from the Merger; and

      (xiii) performed such other analyses as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections and the estimates of the amount and timing of synergies and cost savings estimated to be derived from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and AEP. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling of interests" business combination in accordance with U.S. Generally Accepted Accounting Principals and the Merger will be treated as a tax-free reorganization and/ or exchange, each pursuant to the Internal Revenue Code of 1986. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and AEP and their affiliates, and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger and the transactions related thereto. In addition, we express no recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with this Merger.

    Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio, pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of the Company Common Stock.

                                Very truly yours

                                MORGAN STANLEY & CO. INCORPORATED

                                               [LOGO]
                                By:
                                     -----------------------------------------
                                     Jeffrey R. Holzschuh
                                     Managing Director

                                     III-2